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SYNOVUS®

NOTICE OF THE 2010 ANNUAL MEETING OF SHAREHOLDERS

TIME	10:00 a.m. Thursday, April 22, 2010
PLACE	Columbus Georgia Convention and Trade Center 801 Front Avenue Columbus, Georgia 31901
ITEMS OF BUSINESS	(1) To elect as directors the 18 nominees named in the attached Proxy Statement.
(2) To amend Article 4 of Synovus’ Articles of Incorporation, as amended, to increase the number of authorized shares of common stock.
(3) To approve the compensation of Synovus’ named executive officers as determined by the Compensation Committee.
(4) To ratify the appointment of KPMG LLP as Synovus’ independent auditor for the year 2010.
(5) To transact such other business as may properly come before the meeting and any adjournment thereof.
WHO MAY VOTE	You can vote if you were a shareholder of record on February 12, 2010.
ANNUAL REPORT	A copy of the 2009 Annual Report accompanies this Proxy Statement.
PROXY VOTING	Your vote is important. Please vote in one of these ways:
(1) Use the toll-free telephone number shown on your proxy card;
(2) Visit the Internet website listed on your proxy card;
(3) Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope provided; or
(4) Submit a ballot at the Annual Meeting.

This Notice of the 2010 Annual Meeting of Shareholders and the accompanying Proxy Statement are sent by order of the Board of Directors.

Samuel F. Hatcher
Secretary

Columbus, Georgia
March 12, 2010

YOUR VOTE IS IMPORTANT. WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE VOTE YOUR SHARES PROMPTLY.

PROXY STATEMENT

VOTING INFORMATION

Purpose

You received this Proxy Statement and the accompanying proxy card because the Board of Directors of Synovus Financial Corp., or Synovus, is soliciting proxies to be used at Synovus’ 2010 Annual Meeting of Shareholders, or Annual Meeting, which will be held on April 22, 2010, at 10:00 a.m., at the Columbus Georgia Convention and Trade Center, 801 Front Avenue, Columbus, Georgia 31901. Proxies are solicited to give all shareholders of record an opportunity to vote on matters to be presented at the Annual Meeting. In the following pages of this Proxy Statement, you will find information on matters to be voted upon at the Annual Meeting or any adjournment of that meeting.

Internet Availability of Proxy Materials

As permitted by the federal securities laws, Synovus is making this Proxy Statement and its 2009 Annual Report available to its shareholders via the Internet instead of mailing printed copies of these materials to each shareholder. On March 12, 2010, we mailed to our shareholders (other than those who previously requested electronic or paper delivery and other than those holding a certain number of shares) a Notice of Internet Availability, or Notice, containing instructions on how to access our proxy materials, including this Proxy Statement and the accompanying 2009 Annual Report. These proxy materials are being made available to our shareholders on or about March 12, 2010. The Notice also provides instructions regarding how to access your proxy card to vote through the Internet or by telephone. The Proxy Statement and Annual Report are also available on our website at www.synovus.com/2010annualmeeting.

If you received a Notice by mail, you will not receive a printed copy of the proxy materials by mail unless you request printed materials. If you wish to receive printed proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

If you receive more than one Notice, it means that your shares are registered differently and are held in more than one account. To ensure that all shares are voted, please either vote each account over the Internet or by telephone or sign and return by mail all proxy cards.

Who Can Vote

You are entitled to vote if you were a shareholder of record of Synovus common stock as of the close of business on February 12, 2010. Your shares can be voted at the meeting only if you are present or represented by a valid proxy.

If your shares are held in the name of a bank, broker or other holder of record, you will receive voting instructions from such holder of record. You must follow the voting instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting will also be offered to shareholders owning shares through certain banks, brokers and other holders of record. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.

Quorum and Shares Outstanding

A majority of the votes entitled to be cast by the holders of the outstanding shares of Synovus common stock must be present, either in person or represented by proxy, in order to conduct the Annual Meeting. On February 12, 2010, 489,832,889 shares of Synovus common stock were outstanding.

Proxies

The Board has designated two individuals to serve as proxies to vote the shares represented by proxies at the Annual Meeting. If you properly submit a proxy but do not specify how you want your shares to be voted, your shares will be voted by the designated proxies in accordance with the Board’s recommendations as follows:

(1) FOR the election of the 18 director nominees named in this Proxy Statement;

(2) FOR the amendment of Article 4 of the Articles of Incorporation to increase the number of authorized shares of common stock;

(3) FOR the approval of the compensation of Synovus’ named executive officers as determined by the Compensation Committee; and

(4) FOR the ratification of the appointment of KPMG LLP as Synovus’ independent auditor for the year 2010.

The designated proxies will vote in their discretion on any other matter that may properly come before the Annual Meeting. At this time, we are unaware of any matters, other than as set forth above, that may properly come before the Annual Meeting.

Description of Voting Rights

Under our Articles of Incorporation, holders of our common stock are entitled to one vote per share unless the holder can demonstrate that the shares meet the criteria for being entitled to ten votes per share. Holders of Synovus common stock are entitled to ten votes on each matter submitted to a vote of shareholders for each share of Synovus common stock owned on February 12, 2010 which: (1) has had the same owner since April 24, 1986; (2) has been owned continuously by the same shareholder since February 12, 2006; (3) is held by the same owner to whom it was issued as a result of an acquisition of a company or business by Synovus where the resolutions adopted by Synovus’ Board of Directors approving the acquisition specifically grant ten votes per share; (4) is held by the same owner to whom it was issued by Synovus, or to whom it transferred by Synovus from treasury shares, and the resolutions adopted by Synovus’ Board of Directors approving such issuance and/or transfer specifically grant ten votes per share; (5) was acquired under any employee, officer and/or director benefit plan maintained for one or more employees, officers and/or directors of Synovus and/or its subsidiaries, and is held by the same owner for whom it was acquired under any such plan; (6) was acquired by reason of participation in a dividend reinvestment plan offered by Synovus and is held by the same owner who acquired it under such plan; or (7) is owned by a holder who, in addition to shares which are owned under the provisions of (1)-(6) above, is the owner of less than 1,139,063 shares of Synovus common stock (which amount is equal to 100,000 shares, as appropriately adjusted to reflect any change in shares of Synovus common stock by means of stock splits, stock dividends, any recapitalization or otherwise occurring after April 24, 1986). For purposes of determining voting power under these provisions, any share of Synovus common stock acquired pursuant to stock options shall be deemed to have been acquired on the date the option was granted, and any shares of common stock acquired as a direct result of a stock split, stock dividend or other type of share distribution will be deemed to have been acquired and held continuously from the date on which shares with regard to such dividend shares were issued were acquired. The actual voting power of each holder of shares of Synovus common stock will be based on information possessed by Synovus at the time of the Annual Meeting.

Shares of Synovus common stock are presumed to be entitled to only one vote per share unless this presumption is rebutted by providing evidence to the contrary to Synovus. Shareholders seeking to rebut this presumption should complete and execute the certification appearing on their proxy card. Synovus reserves the right to require evidence to support the certification. SHAREHOLDERS WHO DO NOT CERTIFY ON THEIR PROXIES SUBMITTED BY MAIL, INTERNET OR PHONE THAT THEY ARE ENTITLED TO TEN VOTES PER SHARE OR WHO DO NOT PRESENT SUCH A CERTIFICATION IF THEY ARE VOTING IN

PERSON AT THE ANNUAL MEETING WILL BE ENTITLED TO ONLY ONE VOTE PER SHARE.

Synovus common stock is registered with the Securities and Exchange Commission, or SEC, and is traded on the New York Stock Exchange, or NYSE. Accordingly, Synovus’ common stock is subject to the provisions of a NYSE rule which, in general, prohibits a company’s common stock and equity securities from being authorized or remaining authorized for trading on the NYSE if the company issues securities or takes other corporate action that would have the effect of nullifying, restricting or disparately reducing the voting rights of existing shareholders of the company. However, the rule contains a “grandfather” provision, under which Synovus’ ten vote provision falls, which, in general, permits grandfathered disparate voting rights plans to continue to operate as adopted. The number of votes that each shareholder will be entitled to exercise at the Annual Meeting will depend upon whether each share held by the shareholder meets the requirements which entitle one share of Synovus common stock to ten votes on each matter submitted to a vote of shareholders.

Synovus Stock Plans.  If you participate in the Synovus Dividend Reinvestment and Direct Stock Purchase Plan, the Synovus Employee Stock Purchase Plan and/or the Synovus Director Stock Purchase Plan, your proxy card represents shares held in the respective plan, as well as shares you hold directly in certificate form registered in the same name.

Required Votes

The number of affirmative votes required to approve each of the proposals to be considered at the Annual Meeting is described below:

Election of 18 Directors.  To be elected, each of the 18 director nominees named in this Proxy Statement must receive more votes cast “for” such nominee’s election than votes cast “against” such nominee’s election. If a nominee who currently is serving as a director does not receive the required vote for re-election, Georgia law provides that such director will continue to serve on the Board of Directors as a “holdover” director. However, pursuant to Synovus’ Corporate Governance Guidelines, each holdover director has tendered an irrevocable resignation that would be effective upon the Board’s acceptance of such resignation. In that situation, our Corporate Governance and Nominating Committee would consider the resignation and make a recommendation to the Board of Directors about whether to accept or reject such resignation and publicly disclose its decision within 90 days following certification of the shareholder vote.

Amendment of Articles of Incorporation.  The affirmative vote of shares representing at least 66 2/3% of the votes entitled to be cast by the holders of all of the issued and outstanding Synovus common stock is required to approve the amendment to Article 4 of the Articles of Incorporation.

Approval of Compensation of Named Executive Officers.  The affirmative vote of a majority of the votes cast is needed to approve the advisory proposal on the compensation of Synovus’ named executive officers.

Ratification of Appointment of Independent Auditor.  The affirmative vote of a majority of the votes cast is needed to ratify the appointment of KPMG LLP as Synovus’ independent auditor for 2010.

Abstentions and Broker Non-Votes

Under certain circumstances, including the election of directors, banks and brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions to the broker (a “broker non-vote”). In these cases, and in cases where the shareholder abstains from voting on a matter, those shares will be counted for the purpose of determining if a quorum is present, but will not be included as votes cast with respect to those matters. Whether a bank or broker has authority to vote its shares on uninstructed matters is determined by stock exchange rules. We expect brokers will be allowed to exercise discretionary authority for beneficial owners who have not provided voting instructions with respect to all of the proposals to be voted on at the Annual Meeting other than Proposal 1 — Election of 18 Directors.

For each of the proposals to be considered at the Annual Meeting, abstentions and broker non-votes will have the following effect:

Election of 18 Directors.  Broker non-votes and abstentions will have no effect on this proposal.

Amendment of Articles of Incorporation.  Broker non-votes will have no effect on this proposal, but abstentions will have the effect of a vote “against” this proposal.

Approval of Compensation of Named Executive Officers.  Broker non-votes and abstentions will have no effect on this proposal.

Ratification of Independent Auditor.  Broker non-votes and abstentions will have no effect on this proposal.

How You Can Vote

If you hold shares in your own name, you may vote by proxy or in person at the meeting. To vote by proxy, you may select one of the following options:

Vote By Telephone:

You can vote your shares by telephone by calling the toll-free telephone number (at no cost to you) shown on your proxy card. Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate the shareholder by using individual control numbers. If you vote by telephone, you do NOT need to return your proxy card.

Vote By Internet:

You can also choose to vote on the Internet. The website for Internet voting is shown on your proxy card. Internet voting is available 24 hours a day, seven days a week. You will be given the opportunity to confirm that your instructions have been properly recorded, and you can consent to view future proxy statements and annual reports on the Internet instead of receiving them in the mail. If you vote on the Internet, you do NOT need to return your proxy card.

Vote By Mail:

If you choose to vote by mail, simply mark your proxy card, date and sign it, sign the certification and return it in the postage-paid envelope provided.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from such holder of record that you must follow for your shares to be voted. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must request a legal proxy or broker’s proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting.

Revocation of Proxy

If you are a shareholder of record and vote by proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting. You may do this by (1) signing another proxy card with a later date and returning it to us prior to the Annual Meeting, (2) voting again by telephone or on the Internet prior to the Annual Meeting, or (3) attending the Annual Meeting in person and casting a ballot.

If your Synovus shares are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or other nominee if you wish to change or revoke your vote.

Attending the Annual Meeting

The Annual Meeting will be held on Thursday, April 22, 2010 at 10:00 a.m. at the Columbus Georgia Convention and Trade Center, 801 Front Avenue, Columbus, Georgia. Directions to the Trade Center can be obtained from the Investor Relations page of Synovus’ website at www.synovus.com. If you are unable to attend the meeting, you can listen to it live and view the slide presentation over the Internet at www.synovus.com/2010annualmeeting.

Additionally, we will maintain copies of the slides and audio of the presentation for the Annual Meeting on our website for reference after the meeting. Information included on Synovus’ website, other than the Proxy Statement and form of proxy, is not a part of the proxy soliciting material.

Voting Results

You can find the preliminary voting results of the Annual Meeting in Synovus’ Current Report on Form 8-K, which Synovus will file with the SEC no later than April 28, 2010.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Philosophy

The business affairs of Synovus are managed under the direction of the Board of Directors in accordance with the Georgia Business Corporation Code, as implemented by Synovus’ Articles of Incorporation and bylaws. The role of the Board of Directors is to effectively govern the affairs of Synovus for the benefit of its shareholders and other constituencies. The Board strives to ensure the success and continuity of business through the election of qualified management. It is also responsible for ensuring that Synovus’ activities are conducted in a responsible and ethical manner. Synovus is committed to having sound corporate governance principles.

Independence

The NYSE listing standards provide that a director does not qualify as independent unless the Board of Directors affirmatively determines that the director has no material relationship with Synovus. The Board has established categorical standards of independence to assist it in determining director independence which conform to the independence requirements in the NYSE listing standards. The categorical standards of independence are incorporated within our Corporate Governance Guidelines, are attached to this Proxy Statement as Appendix A and are also available in the Corporate Governance Section of our website at www.synovus.com/governance.

The Board has affirmatively determined that a majority of its members are independent as defined by the listing standards of the NYSE and the categorical standards of independence set by the Board. Synovus’ Board has determined that the following directors are independent: Daniel P. Amos, Richard Y. Bradley, Frank W. Brumley, Elizabeth W. Camp, T. Michael Goodrich, V. Nathaniel Hansford, Mason H. Lampton, Elizabeth C. Ogie, H. Lynn Page, J. Neal Purcell, Melvin T. Stith, William B. Turner, Jr. and James D. Yancey. Please see “Certain Relationships and Related Transactions” on page 48 of this Proxy Statement for a discussion of certain relationships between Synovus and its independent directors. These relationships have been considered by the Board in determining a director’s independence from Synovus under Synovus’ Corporate Governance Guidelines and the NYSE listing standards and were determined to be immaterial.

Attendance at Meetings

The Board of Directors held seven meetings in 2009. All directors attended at least 75% of Board and committee meetings held during their tenure during 2009. The average attendance by directors at the aggregate number of Board and committee meetings they were scheduled to attend was 97%. Although Synovus has no formal policy with respect to Board members’ attendance at its annual meetings, it is customary for all Board members to attend the annual meetings. All of Synovus’ directors who were serving at the time attended Synovus’ 2009 Annual Meeting of Shareholders.

Committees of the Board

Synovus’ Board of Directors has four principal standing committees — an Executive Committee, an Audit Committee, a Corporate Governance and Nominating Committee and a Compensation Committee. Each committee has a written charter adopted by the Board of Directors that complies with the listing standards of the NYSE pertaining to corporate governance. Copies of the committee charters are available in the Corporate Governance section of our website at www.synovus.com/governance. The Board has determined that each member of the Audit, Corporate Governance and Nominating and Compensation Committees is an independent director as defined by the listing standards of the NYSE and our Corporate

Governance Guidelines. The following table shows the membership of the various committees as of the date of this Proxy Statement.

Corporate Governance
Executive	Audit	and Nominating	Compensation

James. H. Blanchard, Chair*	J. Neal Purcell, Chair	Richard Y. Bradley, Chair	T. Michael Goodrich, Chair
Richard E. Anthony	Elizabeth W. Camp	Daniel P. Amos	V. Nathaniel Hansford
Richard Y. Bradley	H. Lynn Page	Frank W. Brumley	Mason H. Lampton
Frank W. Brumley**	Melvin T. Stith	Elizabeth C. Ogie
Gardiner W. Garrard, Jr.
T. Michael Goodrich
V. Nathaniel Hansford
Mason H. Lampton
J. Neal Purcell
William B. Turner, Jr.
James D. Yancey

*	Mr. Blanchard was elected as Chairman of the Executive Committee in June 2009. Prior to that date, Mr. Hansford served as Chairman of the Executive Committee.

**	Mr. Brumley was elected to the Executive Committee in February 2010.

Executive Committee.  Synovus’ Executive Committee held nine meetings in 2009. During the intervals between meetings of Synovus’ Board of Directors, the Executive Committee possesses and may exercise any and all of the powers of Synovus’ Board of Directors in the management and direction of the business and affairs of Synovus with respect to which specific direction has not been previously given by the Board of Directors unless Board action is required by Synovus’ governing documents, law or rule.

Audit Committee.  Synovus’ Audit Committee held ten meetings in 2009. Its report is on page 30 of this Proxy Statement. The Board has determined that all four members of the Committee are independent and financially literate under the rules of the NYSE and that at least one member, J. Neal Purcell, is an “audit committee financial expert” as defined by the rules of the SEC. The primary functions of the Audit Committee include:

•	Monitoring the integrity of Synovus’ financial statements, Synovus’ systems of internal controls and Synovus’ compliance with regulatory and legal requirements;

•	Overseeing Synovus’ enterprise risk management framework;

•	Monitoring the independence, qualifications and performance of Synovus’ independent auditor and internal auditing activities; and

•	Providing an avenue of communication among the independent auditor, management, internal audit and the Board of Directors.

Corporate Governance and Nominating Committee.  Synovus’ Corporate Governance and Nominating Committee held four meetings in 2009. The primary functions of Synovus’ Corporate Governance and Nominating Committee include:

•	Identifying qualified individuals to become Board members;

•	Recommending to the Board the director nominees for each annual meeting of shareholders and director nominees to be elected by the Board to fill interim director vacancies;

•	Overseeing the annual review and evaluation of the performance of the Board and its committees;

•	Developing and recommending to the Board corporate governance guidelines; and

•	Developing and recommending to the Board compensation for non-employee directors.

Compensation Committee.  Synovus’ Compensation Committee held six meetings in 2009. Its report is on page 42 of this Proxy Statement . The primary functions of the Compensation Committee include:

•	Designing and overseeing Synovus’ executive compensation program;

•	Designing and overseeing all compensation and benefit programs in which employees and officers of Synovus are eligible to participate;

•	Reviewing Synovus’ incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk taking and to review and discuss, at least semi-annually, the relationship between risk management and incentive compensation; and

•	Performing an annual evaluation of the Chief Executive Officer.

The Compensation Committee’s charter reflects these responsibilities and allows the Committee to delegate any matters within its authority to individuals or subcommittees it deems appropriate. In addition, the Committee has the authority under its charter to retain outside advisors to assist the Committee in the performance of its duties. In January 2009, the Committee retained the services of Hewitt Associates, or Hewitt, for 2009 to:

•	Provide ongoing recommendations regarding executive compensation consistent with Synovus’ business needs, pay philosophy, market trends and latest legal and regulatory considerations;

•	Provide market data for base salary, short-term incentive and long-term incentive decisions; and

•	Advise the Committee as to best practices.

Hewitt was engaged directly by the Committee, although the Committee also directed that Hewitt continue to work with Synovus’ management. Synovus’ Director of Human Resources and his staff develop executive compensation recommendations for the Committee’s consideration in conjunction with Synovus’ Chief Executive Officer and Chief People Officer and with the advice of Hewitt.

During 2009, Synovus paid Hewitt $108,000 for executive compensation services and $166,000 for other services. The decision to engage Hewitt for the other services was made by management and was not approved by the Committee or the Board, although the Committee was aware Hewitt was providing these other services. The relationships for both the executive compensation and the other services provided by Hewitt have each been in existence for more than a decade. In addition, the Hewitt executive compensation consultant had no involvement or input into the other services, and was paid solely on the basis of executive compensation revenues. Effective January 29, 2010, Hewitt spun off part of its North American executive compensation business into a new and independent consulting firm, Meridian Compensation Partners LLC. As a result, the Committee’s executive compensation consultant was completely independent of Hewitt as of January 29, 2010.

Synovus’ Director of Human Resources works with the Chairman of the Committee to establish the agenda for Committee meetings. Management also prepares background information for each Committee meeting. Synovus’ Chief People Officer and Director of Human Resources attend all Committee meetings by invitation of the Committee, while Synovus’ Chief Executive Officer attends some committee meetings by invitation of the Committee, such as the committee meeting in which his performance is reviewed with the Committee or other meetings upon the request of the Committee. The Chief Executive Officer, Chief People Officer and the Director of Human Resources do not have authority to vote on committee matters. A compensation consultant with Hewitt attended all of the committee meetings held during 2009 upon the request of the Committee.

Compensation Committee Interlocks and Insider Participation.  Messrs. Goodrich, Hansford and Lampton served on the Compensation Committee during 2009. None of these individuals is or has been an officer or employee of Synovus. There are no Compensation Committee interlocks.

Risk Oversight

Under Synovus’ Corporate Governance Guidelines, the Board is charged with providing oversight of Synovus’ risk management processes. In accordance with NYSE requirements, the Audit Committee is primarily responsible for overseeing the risk management function at Synovus on behalf of the Board. In carrying out its responsibilities, the Audit Committee works closely with Synovus’ Chief Risk Officer and other members of Synovus’ enterprise risk management team. The Audit Committee meets at least quarterly with the Chief Risk Officer and other members of management and receives a comprehensive report on enterprise risk management, including management’s assessment of risk exposures (including risks related to liquidity, credit, operations and regulatory compliance, among others), and the processes in place to monitor and control such exposures. The Audit Committee also receives updates between meetings from the Chief Risk Officer, the Chief Executive Officer, the Chief Financial Officer and other members of management relating to risk oversight matters. The Audit Committee provides a report on risk management to the full Board on at least a quarterly basis. In addition, at least annually, the Chief Risk Officer and members of the risk staff make a presentation on enterprise risk management to the full Board.

In addition to the Audit Committee, the other committees of the Board consider the risks within their areas of responsibility. For example, the Compensation Committee considers the risks that may be implicated by our executive compensation programs. For a discussion of the Compensation Committee’s review of Synovus’ senior executive officer compensation plans and employee incentive compensation plans and the risks associated with these plans, see “Executive Compensation — Compensation Discussion and Analysis — TARP Related Actions — Incentive Compensation Plan Risk Assessment” on page 40 of this Proxy Statement.

Consideration of Director Candidates

Director Qualifications.  Synovus’ Corporate Governance Guidelines contain Board membership criteria considered by the Corporate Governance and Nominating Committee in recommending nominees for a position on Synovus’ Board. The Committee believes that, at a minimum, a director candidate must possess personal and professional integrity, sound judgment and forthrightness. A director candidate must also have sufficient time and energy to devote to the affairs of Synovus, be free from conflicts of interest with Synovus, must not have reached the retirement age for Synovus directors and be willing to make, and financially capable of making, the required investment in Synovus’ stock pursuant to Synovus’ Director Stock Ownership Guidelines. The Committee also considers the following criteria when reviewing a director candidate:

•	The extent of the director’s/potential director’s educational, business, non-profit or professional acumen and experience;

•	Whether the director/potential director assists in achieving a mix of Board members that represents a diversity of background, perspective and experience, including with respect to age, gender, race, place of residence and specialized experience;

•	Whether the director/potential director meets the independence requirements of the listing standards of the NYSE;

•	Whether the director/potential director has the financial acumen or other professional, educational or business experience relevant to an understanding of Synovus’ business;

•	Whether the director/potential director would be considered a “financial expert” or “financially literate” as defined in the listing standards of the NYSE or applicable law;

•	Whether the director/potential director, by virtue of particular technical expertise, experience or specialized skill relevant to Synovus’ current or future business, will add specific value as a Board member; and

•	Whether the director/potential director possesses a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.

The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. In addition to the criteria set forth above, the Committee considers how the skills and attributes of each individual candidate or incumbent director work together to create a board that is collegial, engaged and effective in performing its duties. Moreover, the Committee believes that the background and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. For a discussion of the specific backgrounds and qualifications of our current directors, each of whom is one of the nominees for re-election named in this Proxy Statement, see “Proposals to be Voted on: Proposal 1 — Election of 18 Directors — Nominees for Election as Director” on page 15 of this Proxy Statement.

Identifying and Evaluating Nominees.  The Corporate Governance and Nominating Committee has two primary methods for identifying director candidates (other than those proposed by Synovus’ shareholders, as discussed below). First, on a periodic basis, the Committee solicits ideas for possible candidates from a number of sources including members of the Board, Synovus executives and individuals personally known to the members of the Board. Second, the Committee is authorized to use its authority under its charter to retain at Synovus’ expense one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms).

The Committee will consider all director candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria. The director candidates are evaluated at regular or special meetings of the Committee and may be considered at any point during the year. If based on the Committee’s initial evaluation a director candidate continues to be of interest to the Committee, the Chair of the Committee will interview the candidate and communicate his evaluation to the other Committee members and executive management. Additional interviews are conducted, if necessary, and ultimately the Committee will meet to finalize its list of recommended candidates for the Board’s consideration.

Shareholder Candidates.  The Corporate Governance and Nominating Committee will consider candidates for nomination as a director submitted by shareholders. Although the Committee does not have a separate policy that addresses the consideration of director candidates recommended by shareholders, the Board does not believe that such a separate policy is necessary as Synovus’ bylaws permit shareholders to nominate candidates and as one of the duties set forth in the Corporate Governance and Nominating Committee charter is to review and consider director candidates submitted by shareholders. The Committee will evaluate individuals recommended by shareholders for nomination as directors according to the criteria discussed above and in accordance with Synovus’ bylaws and the procedures described under “Shareholder Proposals and Nominations” on page 52 of this Proxy Statement.

Leadership Structure of the Board

In accordance with Synovus’ bylaws, our Board of Directors elects our Chief Executive Officer and our Chairman, and each of these positions may be held by the same person or may be held by two persons. Under our Corporate Governance Guidelines, the Board does not have a policy, one way or the other, on whether the role of the Chairman and Chief Executive Officer should be separate and, if it is to be separate, whether the Chairman should be selected from the non-employee directors or be an employee. However, our Corporate Governance Guidelines require that, if the Chairman of the Board is not an independent director, the Corporate

Governance and Nominating Committee shall nominate, and a majority of the independent directors shall elect, a Lead Director. Under its charter, the Corporate Governance and Nominating Committee periodically reviews and recommends to the Board the leadership structure of the Board and, if necessary, nominates the Lead Director candidate. Because our Chief Executive Officer also serves as Chairman of the Board, Synovus has a Lead Director.

The Chairman of the Board is responsible for chairing Board meetings and meetings of shareholders, setting the agendas for Board meetings and providing information to the Board members in advance of meetings and between meetings. Pursuant to Synovus’ Corporate Governance Guidelines, the duties of the Lead Director include the following:

•	Working with the Chairman of the Board, Board and Corporate Secretary to set the agenda for Board meetings;

•	Having the authority to call meetings of the independent and non-management directors, as needed;

•	Ensuring Board leadership in times of crisis;

•	Developing the agenda for and chairing executive sessions of the independent directors and executive sessions of the non-management directors;

•	Acting as liaison between the independent directors and the Chairman of the Board on matters raised in such sessions;

•	Chairing Board meetings when the Chairman of the Board is not in attendance;

•	Attending meetings of the committees of the Board, as necessary or at his/her discretion, and communicating regularly with the Chairs of the principal standing committees of the Board;

•	Working with the Chairman of the Board to ensure the conduct of the Board meeting provides adequate time for serious discussion of appropriate issues and that appropriate information is made available to Board members on a timely basis;

•	Performing such other duties as may be requested from time-to-time by the Board, the independent directors or the Chairman of the Board; and

•	Availability, upon request, for consultation and direct communication with major shareholders.

After careful consideration, the Corporate Governance and Nominating Committee has determined that Synovus’ current Board structure combining the principal executive officer and board chairman positions and utilizing a Lead Director is the most appropriate leadership structure for Synovus and its shareholders.

Meetings of Non-Management and Independent Directors

The non-management directors of Synovus meet separately at least four times a year after regularly scheduled meetings of the Board of Directors and at such other times as may be requested by the Chairman of the Board or any director. Synovus’ independent directors meet at least once a year. Mr. Hansford as the Lead Director presides at the meetings of non-management and independent directors.

Communicating with the Board

Synovus’ Board provides a process for shareholders and other interested parties to communicate with one or more members of the Board, including the Lead Director, or the non-management or independent directors as a group. Shareholders and other interested parties may communicate with the Board by writing the Board of Directors, Synovus Financial Corp., c/o General Counsel’s Office, 1111 Bay Avenue, Suite 500, Columbus, Georgia 31901 or by calling (800) 240-1242. These procedures are also available in the Corporate Governance section of our website at www.synovus.com/governance. Synovus’ process for handling shareholder and other communications to the Board has been approved by Synovus’ independent directors.

Additional Information about Corporate Governance

Synovus has adopted Corporate Governance Guidelines which are regularly reviewed by the Corporate Governance and Nominating Committee. We have also adopted a Code of Business Conduct and Ethics which is applicable to all directors, officers and employees. In addition, we maintain procedures for the confidential, anonymous submission of any complaints or concerns about Synovus, including complaints regarding accounting, internal accounting controls or auditing matters. Shareholders may access Synovus’ Corporate Governance Guidelines, Code of Business Conduct and Ethics, each committee’s current charter, procedures for shareholders and other interested parties to communicate with the Lead Director or with the non-management or independent directors individually or as a group and procedures for reporting complaints and concerns about Synovus, including complaints concerning accounting, internal accounting controls and auditing matters, in the Corporate Governance section of our website at www.synovus.com/governance.

DIRECTOR COMPENSATION

Director Compensation Table

The following table summarizes the compensation paid by Synovus to directors for the year ended December 31, 2009.

	Fees Earned
	or Paid in	Stock	All Other
Name	Cash ($)	Awards ($)(1)	Compensation ($)		Total ($)

Daniel P. Amos	$47,500	—	$10,000	(2)	$57,500
James H. Blanchard	57,500	—	122,039	(3)(4)	179,539
Richard Y. Bradley	65,000	—	13,300	(3)(6)	78,300
Frank W. Brumley	47,500	—	44,700	(2)(3)(5)(6)	92,200
Elizabeth W. Camp	55,000	—	15,400	(2)(3)	70,400
Gardiner W. Garrard, Jr.	50,000	—	21,600	(3)(5)(6)	71,600
T. Michael Goodrich	70,000	—	27,750	(2)(3)(6)	97,750
V. Nathaniel Hansford	65,000	—	11,515	(3)(6)	76,515
Mason H. Lampton	60,000	—	10,000	(2)	70,000
Elizabeth C. Ogie	47,500	—	6,200	(3)	53,700
H. Lynn Page	55,000	—	9,900	(3)	64,900
J. Neal Purcell	80,000	—	10,000	(2)	90,000
Melvin T. Stith	55,000	—	10,000	(2)	65,000
Philip W. Tomlinson	40,000	—	3,750	(2)	43,750
William B. Turner, Jr.	50,000	—	11,800	(3)(6)	61,800
James D. Yancey	50,000	—	43,150	(2)(3)(5)	93,150

**	Compensation for Mr. Anthony for service on the Synovus Board is described under the Summary Compensation Table found on page 43.

(1)	Directors did not receive any stock awards during 2009. At December 31, 2009, each of the directors held 1,500 shares of Synovus restricted stock, 500 of which vested on February 11, 2010 with the remaining shares unvested. Dividends are paid on the restricted stock award shares, whether vested or unvested.

(2)	Includes $10,000 in contributions made by Synovus under Synovus’ Director Stock Purchase Plan for this director, except that $3,750 is included for Mr. Tomlinson. As described more fully below, qualifying directors can elect to contribute up to $5,000 per calendar quarter to make purchases of Synovus stock, and Synovus contributes an additional amount equal to 50% of the directors’ cash contributions under the plan.

(3)	Includes compensation of $4,400 for Mr. Blanchard, $5,300 for Mr. Bradley, $16,700 for Mr. Brumley, $5,400 for Ms. Camp, $3,600 for Mr. Garrard, $10,750 for Mr. Goodrich, $3,515 for Mr. Hansford, $6,200 for Ms. Ogie, $9,900 for Mr. Page, $4,800 for Mr. Turner and $13,150 for Mr. Yancey for service as a director of certain of Synovus’ subsidiaries.

(4)	Includes perquisite of $109,067 for Mr. Blanchard for providing him with administrative assistance. Also includes the incremental costs incurred by Synovus for providing Mr. Blanchard with office space. In calculating the incremental cost to Synovus of providing Mr. Blanchard with administrative assistance, Synovus aggregated the cost of providing salary, benefits and office space (based on lease payments per square foot) to Mr. Blanchard’s administrative assistant. Amounts for office space are not quantified because they do not exceed the greater of $25,000 or 10% of the total amount of perquisite.

(5)	Includes $10,000 for service on the Real Estate Committee, an advisory committee to the Board of Directors, and as to Mr. Yancey, an additional $10,000 for his service as Chairperson of the Real Estate Committee.

(6)	Includes compensation of $8,000 for each of Messrs. Bradley, Brumley, Garrard and Hansford and $7,000 for each of Messrs. Goodrich and Turner for service on the Succession Planning Committee, an advisory committee to the Board of Directors.

Director Compensation Program

The Corporate Governance and Nominating Committee is responsible for the oversight and administration of the Synovus director compensation program. The Committee’s charter reflects these responsibilities and does not allow the Committee to delegate its authority to any person other than the members of the Corporate Governance and Nominating Committee. Under its charter, the Committee has authority to retain outside advisors to assist the Committee in performance of its duties. In November 2006, the Committee retained Mercer Human Resource Consulting, or Mercer, to review the competitiveness of the Synovus director compensation program. Mercer was directed to evaluate existing peer groups of companies against which Synovus’ director compensation would be compared. Mercer was also directed to review and compare director pay practices at Synovus both to these industry peer companies and to general industry companies, analyzing annual compensation, long-term incentive compensation and total compensation. The Committee, with the assistance of Mercer, studied compensation at a peer group of 26 companies in the banking industry and at 350 large industrial, financial and service organizations. The Committee also asked Mercer to review recent director pay trends, including shifts in pay mix, equity compensation trends and changes related to increased responsibilities and liability. Mercer’s recommendations for director compensation were presented to the Committee, who discussed and considered these recommendations and recommended to the Board that the current compensation structure for non-management directors be approved. The decisions made by the Committee and the Board are the responsibility of the Committee and the Board and may reflect factors and considerations other than the information and recommendations provided by Mercer.

Cash Compensation of Directors.  As reflected in the “Fees Earned or Paid in Cash” column of the Director Compensation Table above, for the fiscal year ended December 31, 2009, directors of Synovus received an annual cash retainer of $40,000, with Compensation Committee and Executive Committee members receiving an additional cash retainer of $10,000, Corporate Governance and Nominating Committee members receiving an additional cash retainer of $7,500 and Audit Committee members receiving an additional cash retainer of $15,000. In addition, the Chairperson of the Corporate Governance and Nominating Committee received a $7,500 cash retainer, the Chairperson of the Compensation Committee received a $10,000 cash retainer, the Chairperson of the Audit Committee received a $15,000 cash retainer, the Chairperson of the Executive Committee received a $15,000 cash retainer (pro-rated for 2009) and the Lead Director received a $5,000 cash retainer. Directors who are employees of Synovus do not receive any additional compensation for their service on the Board.

By paying directors an annual retainer, Synovus compensates each director for his or her role and judgment as an advisor to Synovus, rather than for his or her attendance or effort at individual meetings. In so doing, directors with added responsibility are recognized with higher cash compensation. For example, members of the Audit Committee receive a higher cash retainer based upon the enhanced duties, time commitment and responsibilities of service on that committee. The Corporate Governance and Nominating Committee believes that this additional cash compensation is appropriate. In addition, directors may from time to time receive compensation for serving on advisory committees of the Synovus Board.

Directors may elect to defer all or a portion of their cash compensation under the Synovus Directors’ Deferred Compensation Plan. The Directors’ Deferred Compensation Plan does not provide directors with an “above market” rate of return. Instead, the deferred amounts are deposited into one or more investment funds at the election of the director. In so doing, the plan is designed to allow directors to defer the income taxation of a portion of their compensation and to receive an investment return on those deferred amounts. All deferred fees are payable only in cash. None of the directors deferred their cash compensation under this plan during 2009.

Equity Compensation of Directors.  In the past, non-management directors have received an annual award of restricted shares of Synovus stock under the Synovus 2007 Omnibus Plan, 100% of which vests after three years. These restricted stock awards were intended to provide equity ownership and to focus directors on the long-term performance of Synovus. In light of the prevailing economic conditions, the Board determined not to grant any restricted stock awards to non-management directors for 2009 or 2010.

Synovus’ Director Stock Purchase Plan is a non-qualified, contributory stock purchase plan pursuant to which qualifying Synovus directors can purchase, with the assistance of contributions from Synovus, presently issued and outstanding shares of Synovus stock. Under the terms of the Director Stock Purchase Plan, qualifying directors can elect to contribute up to $5,000 per calendar quarter to make purchases of Synovus stock, and Synovus contributes an additional amount equal to 50% of the directors’ cash contributions. Participants in the Director Stock Purchase Plan are fully vested in, and may request the issuance to them of, all shares of Synovus stock purchased for their benefit under the Plan. Synovus’ contributions under this Plan are included in the “All Other Compensation” column of the Director Compensation Table above. Synovus’ contributions under the Director Stock Purchase Plan further provide directors the opportunity to buy and maintain an equity interest in Synovus and to share in the capital appreciation of Synovus.

The restricted stock awards to directors and Synovus’ contributions under the Director Stock Purchase Plan also assist and facilitate directors’ fulfillment of their stock ownership requirements. Synovus’ Corporate Governance Guidelines require all directors to accumulate over time shares of Synovus stock equal in value to at least three times the value of their annual retainer. Directors have five years to attain this level of total stock ownership but must attain a share ownership threshold of one times the amount of the director’s annual retainer within three years. These stock ownership guidelines are designed to align the interests of Synovus’ directors to that of Synovus’ shareholders and the long-term performance of Synovus. Due to market conditions during 2009, the Compensation Committee agreed that each director that complied with these stock ownership guidelines as of January 1, 2009 would be considered to be in compliance for the year.

Certain Other Arrangements

In connection with the appointment of Mr. Blanchard as Chairperson of the Executive Committee in June 2009, the Board of Directors agreed to provide Mr. Blanchard with office space and administrative assistance during his tenure as Chairperson. In 2009, Mr. Blanchard received office space and administrative assistance, resulting in aggregate benefits of $117,639 as set forth under “All Other Compensation” in the Director Compensation Table on page 12 of this Proxy Statement.

PROPOSALS TO BE VOTED ON

PROPOSAL 1: ELECTION OF 18 DIRECTORS

Number

Pursuant to Synovus’ bylaws, the Board shall consist of not less than 8 nor more than 25 directors with such number to be set either by the Board of Directors or shareholders representing at least 66 2/3% of the votes entitled to be cast by the holders of all of Synovus’ issued and outstanding shares. In February 2010, the Board set the size of the Board at 18. Proxies cannot be voted at the 2010 Annual Meeting for a greater number of persons than the 18 nominees named in this Proxy Statement.

Nominees for Election as Director

The 18 nominees for director named in this Proxy Statement were selected by the Corporate Governance and Nominating Committee based upon a review of the nominees and consideration of the director qualifications described under “Corporate Governance and Board Matters — Consideration of Director Candidates — Director Qualifications” on page 9 of this Proxy Statement. In addition to the specific criteria for director election, the Corporate Governance and Nominating Committee assesses whether a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance the Board’s ability to manage and direct the affairs and business of Synovus. With respect to the nomination of continuing directors for re-election, the Corporate Governance and Nominating Committee also considers the individual’s contributions to the Board and its committees. Each of the 18 nominees currently serves as a director. The nominees for director include 9 current and former chief executive officers, at least 12 persons who could be recognized as “audit committee experts,” two current or former deans of national universities, and a past vice-chairman of a global auditing firm. The nominees collectively have over 225 years of experience in banking and financial services as well as significant experience in insurance, investment management, commercial real estate and accounting. The nominees also bring extensive board and committee experience.

In addition to the overall composition of the Board, the Corporate Governance and Nominating Committee also considered the nominees’ individual roles in (1) oversight of our enterprise risk management initiatives, (2) relationships with the numerous regulatory agencies that monitor Synovus’ operations, (3) oversight and support of our asset disposition and expense reduction initiatives, (4) assistance with the strategic plan of the Company, including the recently announced initiative to consolidate our subsidiary bank charters, and (5) managing succession planning. In addition to fulfilling the above criteria, 13 of the 18 nominees for re-election named above are considered independent under the NYSE rules and Synovus’ Director Independence Standards. Each nominee also brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, risk management and oversight, commercial real estate, troubled asset work-out and disposition situations, and ancillary financial services businesses. Each member of the Board has demonstrated leadership through his or her work on the boards of a variety of public, private and non-profit organizations and is familiar with board processes and corporate governance. We believe the atmosphere of our Board is collegial and that all Board members are engaged in their responsibilities. For additional information about our director independence requirements, consideration of director candidates, leadership structure of our Board and other corporate governance matters, see “Corporate Governance and Board Matters” beginning on page 6 of this Proxy Statement.

The following table sets forth information regarding the nominees for election to the Board.

		Year First	Principal
Name	Age	Elected Director	Occupation

Daniel P. Amos	58	2001	Chairman of the Board and Chief Executive Officer, Aflac Incorporated
Richard E. Anthony	63	1993	Chairman of the Board and Chief Executive Officer, Synovus Financial Corp.
James H. Blanchard	68	1972	Chairman of the Board and Chief Executive Officer, Retired, Synovus Financial Corp.
Richard Y. Bradley	71	1991	Partner, Bradley & Hatcher
Frank W. Brumley	69	2004	Chairman of the Board and Chief Executive Officer, Daniel Island Company
Elizabeth W. Camp	58	2003	President and Chief Executive Officer, DF Management, Inc.
Gardiner W. Garrard, Jr.	69	1972	Chairman of the Board, The Jordan Company
T. Michael Goodrich	64	2004	Chairman and Chief Executive Officer, Retired, BE&K, Inc.
V. Nathaniel Hansford	66	1985	President, Retired, North Georgia College and State University
Mason H. Lampton	62	1993	Chairman of the Board, Standard Concrete Products
Elizabeth C. Ogie(1)	59	1993	Private Investor
H. Lynn Page	69	1978	Vice Chairman of the Board, Retired, Synovus Financial Corp.
J. Neal Purcell	68	2003	Vice Chairman, Retired, KPMG LLP
Kessel D. Stelling, Jr.	53	2010	President and Chief Operating Officer, Synovus Financial Corp.
Melvin T. Stith	63	1998	Dean, Martin J. Whitman School of Management, Syracuse University
Philip W. Tomlinson	63	2008	Chairman of the Board and Chief Executive Officer, Total System Services, Inc.
William B. Turner, Jr.(1)	58	2003	Vice Chairman of the Board and President, Retired, W.C. Bradley Co.
James D. Yancey	68	1978	Chairman of the Board, Columbus Bank and Trust Company; Chairman of the Board, Retired, Synovus Financial Corp.

(1)	Elizabeth C. Ogie and William B. Turner, Jr. are first cousins.

The business experience and other specific skills, attributes and qualifications of each of the nominees is as follows:

Daniel P. Amos is Chairman of the Board and Chief Executive Officer of Aflac Incorporated, a publicly held global insurance holding company. He has been Chairman of the Board since 2001 and Chief Executive Officer of Aflac since 1990 and has held various other senior management positions at Aflac since 1973. Mr. Amos holds a bachelor’s degree in risk management from the University of Georgia. Previously, Mr. Amos served as a director of Synovus from 1991 until 1998, and as director of the Southern Company, a publicly held public utility holding company, from 2000 until 2006. Mr. Amos has been recognized three times as one of the top chief executive officers in the United States by Institutional Investor Magazine and as CEO of the Week by CNN. Mr. Amos is a past member of the Consumer Affairs Advisory Committee of the Securities and Exchange Commission. He is recognized as a leader in corporate governance initiatives. Under Mr. Amos’ guidance, Aflac became the first public company to submit voluntarily a “say on pay” advisory vote to its shareholders. Mr. Amos has also been on panels on corporate governance sponsored by Risk Metrics Group and other corporate advisory firms. As chief executive officer of a public insurance company, Mr. Amos brings extensive experience in executive management, corporate governance and risk management to our Board. In addition, his extensive knowledge of the capital markets is a valuable resource as Synovus regularly assesses its capital and liquidity needs.

Richard E. Anthony is Chairman of the Board and Chief Executive Officer of Synovus, positions he has held since 2006 and 2005, respectively. From 1992 until 2006, Mr. Anthony served in various capacities with Synovus, including Vice Chairman, Chief Executive Officer and President and Chief Operating Officer. Prior to that time, Mr. Anthony served as president of First Commercial Bancshares of Birmingham, Alabama and as Executive Vice President of AmSouth Bank, N.A. in Birmingham, Alabama, having started his career in banking in 1971. Mr. Anthony holds a bachelor’s degree in finance from the University of Alabama and a master’s degree in business administration from the University of Virginia. Mr. Anthony has served as a director of Total System Services, Inc., or TSYS, a publicly held global payment processing company and former subsidiary of Synovus, since 2006. Mr. Anthony is a member of numerous civic and professional organizations, including the State of Georgia Economic Development Commission and The Commission for a New Georgia, chairs the Columbus Chamber of Commerce, and holds board seats in such organizations as the American Bankers Association, the Financial Services Roundtable and the Georgia Chamber of Commerce. Mr. Anthony brings extensive experience in banking and executive management to our Board. Mr. Anthony’s experience as a leader in the Southeastern markets where our company operates and as a board member of the American Bankers Association and Financial Services Roundtable provide insight to our Board on the factors that impact both our company and our communities. Moreover, Mr. Anthony’s day to day leadership and intimate knowledge of our business and operations provide the Board with company-specific experience and expertise.

James H. Blanchard was elected Chairman of the Board of Synovus in July 2005 and retired from that position in October 2006. Prior to 2005, Mr. Blanchard served in various capacities with Synovus and Columbus Bank and Trust Company, a banking subsidiary of Synovus (“CB&T”), including Chairman of the Board and Chief Executive Officer of Synovus and Chief Executive Officer of CB&T. Mr. Blanchard served as Chief Executive Officer of Synovus and our predecessor company for over 34 years, during which time he played a key role in rallying support for the multibank holding company legislation passed in Georgia and in forming Synovus as the first bank holding company in Georgia to acquire other banks under the new law. Mr. Blanchard also served as an executive officer of TSYS until 2006, playing an instrumental role in establishing the payment processing company. Mr. Blanchard holds a bachelor’s degree and a law degree from the University of Georgia. Mr. Blanchard currently serves as a director of TSYS, chairing its Executive Committee, and as a director of AT&T Inc., a publicly held global telecommunications company. Mr. Blanchard previously served as a director of BellSouth Corporation from 1998 until 2006. During Mr. Blanchard’s forty year career in banking and financial services, he has served in numerous leadership roles in the financial services industry, including service as Chairman of the Financial Services Roundtable and recognition by US Banker Magazine as one of the “25 Most Influential People in Financial Services” in 2005. Mr. Blanchard brings to our Board an extraordinary understanding of our company’s business, history and organization as well as extensive leadership, community banking expertise and management experience.

Richard Y. Bradley is a partner at Bradley & Hatcher, a law firm, a position he has held since 1995, specializing in business transactions and corporate litigation. Mr. Bradley previously served as President of Bickerstaff Clay Products Company, Inc., a structural clay products manufacturing company. Mr. Bradley is the Chairman of our Corporate Governance and Nominating Committee. Mr. Bradley received a bachelor’s degree and law degree from the University of Georgia. He is a past president of the State Bar of Georgia and a fellow of the American College of Trial Lawyers. Mr. Bradley currently serves as the Lead Director of TSYS and as Chair of its Corporate Governance and Nominating Committee. Mr. Bradley’s extensive legal career and his experience as president of a manufacturing company give him the leadership and consensus-building skills to guide our Board on a variety of matters, including corporate governance, succession planning and litigation oversight.

Frank W. Brumley is the Chairman of the Board and Chief Executive Officer of Daniel Island Company, a private planned community development company, a position he has held since 2006. Prior to 2006, Mr. Brumley served as President of Daniel Island Company. Prior to forming the Daniel Island Company in 1997, Mr. Brumley served in various executive positions with the Sea Pines Company and the Kiawah Island Company, playing a pivotal role in the development of these coastal areas. He also started and managed a commercial real estate company, which managed, brokered and developed numerous commercial real estate projects in the Charleston, South Carolina area for more than 20 years. Mr. Brumley has over forty years of experience in commercial real estate. In addition, Mr. Brumley has seven years in banking, having spent time as a commercial banker prior to the start of his real estate development career. Mr. Brumley holds a bachelor’s degree in business administration from the University of Georgia and graduated from the University of North Carolina Executive Program at Chapel Hill. Mr. Brumley serves as a director of The National Bank of South Carolina, a banking subsidiary of Synovus, and the Terry College of Business, University of Georgia, as well as several other non-profit boards. Mr. Brumley’s extensive experience in banking and commercial real estate, as well as related financing and work-out situations, provide significant insight and expertise to our Board, particularly as we continue to refine and execute our asset disposition and expense reduction strategies in the current environment.

Elizabeth W. Camp is President and Chief Executive Officer of DF Management, Inc., a private investment and commercial real estate management company, a position she has held since 2000. Previously, Ms. Camp served in various capacities, including President and Chief Executive Officer, of Camp Oil Company for 16 years. Before it was sold in 2000, Camp Oil developed and operated convenience stores, truck stops and restaurants and grew to realize annual revenue of $300 million, employing 650 employees and operating 62 units in nine states throughout the United States. Ms. Camp’s background also includes experience as a tax accountant with a major accounting firm and an attorney in law firms in Atlanta and Washington, D.C. Ms. Camp holds a bachelor’s degree in accounting and a law degree from the University of Georgia and a master’s degree in taxation from Georgetown University. Ms. Camp currently serves as a director of Citizens Bank & Trust, a banking subsidiary of Synovus, and is a current or past trustee or director of several non-profit organizations, including the Georgia Department of Industry, Trade & Tourism. Previously, Ms. Camp served as a director of Blue Cross Blue Shield of Georgia from 1992 to 2001. Ms. Camp’s background as an executive officer and her expertise in accounting, tax and legal matters, provides expertise in management and auditing, as well as leadership skills to our Board.

Gardiner W. Garrard, Jr. is the Chairman of the Board of The Jordan Company, a privately held real estate development and private equity investment company. From 1975 until October 2009, Mr. Garrard served as an executive of The Jordan Company, including as President. During that time, The Jordan Company was involved in a wide variety of activities, including real estate development, investment and financing as well as lumber manufacturing, building materials, general contracting and insurance brokerage. As President, he managed the various lines of business and negotiated the sales of several of such businesses with third parties. Mr. Garrard holds a bachelor’s degree from the University of North Carolina and a law degree from the University of Georgia. After graduating from law school, Mr. Garrard served as a law clerk to Judge Griffin B. Bell on the U.S. Court of Appeals for the Fifth Circuit. He is currently a director of TSYS and has served on the boards of a wide array of non-profit and civic organizations. In addition to his management expertise, Mr. Garrard brings to our board extensive knowledge of commercial real estate and related investment and financing activities, having nearly 40 years of experience in such fields.

T. Michael Goodrich is the former Chairman of the Board and Chief Executive Officer of BE&K, Inc., a privately held international engineering and construction company specializing in complex projects. Mr. Goodrich joined BE&K in 1972 as Assistant Secretary and General Counsel, was named President in 1989 and served as Chairman and Chief Executive Officer from 1995 until his retirement in May 2008. Mr. Goodrich received a bachelor’s degree in civil engineering from Tulane University and a law degree from the University of Alabama. Mr. Goodrich serves as a director of Energen Corporation, a publicly held diversified energy company, and First Commercial Bank, a banking subsidiary of Synovus. Mr. Goodrich is the Chairman of Synovus’ Compensation Committee and serves on the governance committee and the officers review committee at Energen. In addition, he serves on the board of Altec, Inc., a privately owned manufacturer of mobile equipment for the utility industry, and is a member of the Alabama Academy of Honor, the National Academy of Construction and the Alabama Engineering Hall of Fame. Through his experience as chief executive officer as well as his service on the board and committees of another NYSE-listed public company, Mr. Goodrich brings extensive leadership, risk assessment skills and public company expertise to our board.

V. Nathanial Hansford is the former President of North Georgia College and State University, a position he held from 1999 through 2005. Prior to his retirement in 2005, Mr. Hansford was a professor and Dean of Law at the University of Alabama and was a visiting professor at the United States Military Academy, the University of Georgia and the University of Fribourg in Switzerland. Mr. Hansford also served for 20 years in the U.S. Army Reserves, CPT, Judge Advocate General’s Corp., retiring as a Colonel. Mr. Hansford holds a bachelor’s degree and a law degree from the University of Georgia and a master’s degree in taxation from the University of Michigan. Mr. Hansford is Synovus’ Lead Director. In addition to chairing the board of our banking subsidiary, Cohutta Banking Company, Mr. Hansford serves on the boards of various civic organizations, including the Georgia Trust for Historic Preservation and the Georgia Non-Public Postsecondary Education Commission. Mr. Hansford’s extensive background in education and administration provide our Board with leadership and consensus-building skills on a variety of matters, including corporate governance and succession planning.

Mason H. Lampton is the Chairman of the Board of Standard Concrete Products, Inc., a privately-held construction materials company, a position he has held since he founded the company in 1996. From 1996 until 2004, Mr. Lampton also served as President and Chief Executive Officer of Standard Concrete. Prior to founding Standard Concrete, Mr. Lampton served as President and Chairman of the Board of The Hardaway Company, having negotiated a leveraged buy-out of that company in 1977. Mr. Lampton spent two years in the United States Army and achieved the rank of First Lieutenant. Mr. Lampton holds a bachelor’s degree from Vanderbilt University. Mr. Lampton also serves as a director of TSYS and chairs its compensation committee. Mr. Lampton’s extensive experience in the various aspects of the construction industry throughout the Southeast, including dispute resolution, employee relations matters and contract negotiations, his focus on the capital needs of a growing company and his extensive skills at managing risk and directing corporate strategy provide our Board with a valuable resource as it manages Synovus through the current environment and looks to its future.

Elizabeth C. Ogie is a private investor. Ms. Ogie holds bachelors’ degrees from Columbus College and Georgia State University, as well having completed graduate studies at Schiller College. She is a director of CB&T and is a current or past trustee or director of several non-profit organizations, including the Bradley-Turner Foundation, the Georgia Health Sciences Foundation, the Pitts Foundation, Wesleyan College, the Historic Columbus Foundation, the Medical College of Georgia Foundation, St. Luke United Methodist Church, Children’s Healthcare of Atlanta Community Board, The Columbus Museum, Andrew College, Girl’s Inc., W.C. Bradley Co., Scottish Rite Children’s Hospital and the United Methodist Higher Education Foundation. Ms. Ogie’s extensive experience and leadership in for-profit and non-profit organizations and integral involvement in some of the communities in which we serve provides the Board with a unique perspective on corporate governance related matters and corporate strategy.

H. Lynn Page is the former Vice Chairman of the Board of Synovus, having retired from that position in 1991 after working for the company for over 25 years. Prior to his retirement, Mr. Page served in various executive management positions with Synovus, including President and Executive Vice President. In addition to his substantial commercial banking experience, Mr. Page is credited with envisioning, creating and developing Synovus’ payment processing line of business, which was eventually formed as TSYS. From 1978 to 1991, he also served as the Vice Chairman of the Board at TSYS and CB&T. Mr. Page has a bachelor’s degree in industrial management from Georgia Institute of Technology. He currently serves as a director of TSYS and as the Chair of its audit committee. Mr. Page’s long-standing history with Synovus and his extensive understanding of the financial services industry provide the Board with a valuable resource for assessing and managing risks and planning for corporate strategy.

J. Neal Purcell is the former Vice Chairman of KPMG LLP. Prior to his retirement in 2002, Mr. Purcell managed the national audit practice operations for three years. Prior to that time, he held various management positions at KPMG, having been elected as a partner in 1972. He holds an accounting degree from Emory University and served in the U.S. Army for six years. In addition, Mr. Purcell currently serves on the board of the Southern Company, a publicly held public utility holding company, where he also chairs its compensation committee. He also serves on the board of Kaiser Permanente, a national health care company, where he chairs its audit committee and serves on its compensation, finance and executive committees. From 2003 to 2007, Mr. Purcell served on the board of Dollar General Corporation, a public company. Mr. Purcell also serves on the board of trustees at Emory University, chairing its compensation committee and serving on its executive and investment committees. In addition, Mr. Purcell currently serves, or has recently served, on the boards at Emory HealthCare, the Georgia Chamber of Commerce, the Salvation Army and the United Way of Atlanta. Mr. Purcell’s nearly forty years of accounting experience and expertise and his integral involvement in other public companies’ auditing practices and risk management programs and policies provide our Board with valuable expertise in these areas. In addition, Mr. Purcell provides an important perspective as we discuss our capital and liquidity needs.

Kessel D. Stelling, Jr. is the President and Chief Operating Officer of Synovus, positions he has held since February 2010. From June 2008 until February 2010, Mr. Stelling served as the Regional Chief Executive Officer of Synovus’ Atlanta area market. Prior to that time, he served as President and Chief Executive Officer of Bank of North Georgia, a banking subsidiary of Synovus (“BNG”), having been appointed to that position in December 2006. Mr. Stelling founded Riverside Bancshares, Inc. and Riverside Bank in 1996 and served as its Chairman of the Board and Chief Executive Officer until 2006 when Riverside Bancshares, Inc. merged with and into Synovus and Riverside Bank merged with and into BNG. Prior to that time, Mr. Stelling worked in various management capacities in banking in the Atlanta region, having begun his career in the industry in 1974. Mr. Stelling holds a bachelor’s degree from the University of Georgia and is a graduate of Louisiana State University School of Banking of the South. He serves as a trustee or director on several civic and non-profit organizations, including Well Star Health Systems, the

University System of Georgia, Kennesaw State University and the Metro Atlanta Chamber of Commerce. Mr. Stelling’s extensive experience in the Georgia markets where our company operates and his knowledge of our day-to-day operations and asset disposition strategy provide our Board with an important resource in understanding our markets and industry.

Melvin T. Stith is the Dean of the Martin J. Whitman School of Management at Syracuse University. Prior to taking this position in 2005, Dr. Stith was the Dean and Jim Moran Professor of Business Administration at Florida State University for thirteen years. He has been a professor of marketing and business since 1977 after having served in the U.S. Army Military Intelligence Command and achieving the rank of Captain. He holds a bachelor’s degree from Norfolk State College and a master’s degree in business administration and a Ph.D. in marketing from Syracuse University. Dr. Stith currently serves on the board of Flower Foods, Inc., a publicly held baked foods company, as well as its audit and compensation committees. He has also served on the boards of Correctional Services Corporation, JM Family Enterprises Youth Automotive Training Center, PHT Services and Tallahassee State Bank, and is a current or past director of Beta Gamma Sigma, the national honorary society for business schools, the Jim Moran Foundation and the Graduate Management Admissions Council. Dr. Stith’s leadership skills in consensus-building, risk management and executive management and his financial acumen add an important dimension to our Board’s composition.

Philip W. Tomlinson is the Chairman of the Board and Chief Executive Officer of TSYS, a publicly held global payments processing company. Mr. Tomlinson was elected to his current position with TSYS in January 2006. From 1982 until 2006, Mr. Tomlinson served in various capacities with TSYS, including Chief Executive Officer and President. Since TSYS’ incorporation in December 1982, Mr. Tomlinson has played a key role in almost every major relationship that has shaped TSYS’ development. Mr. Tomlinson is a member of the Financial Services Roundtable and a graduate of Louisiana State University School of Banking of the South. Mr. Tomlinson is also a member of the Georgia Institute of Technology Advisory Board and the Columbus State University Board of Trustees. As the principal executive officer of a public company, Mr. Tomlinson provides valuable insight and guidance on the issues of corporate strategy and risk management, particularly as to his expertise and understanding of the current trends within the financial services industry and as to his diverse relationships within the financial services community.

William B. Turner, Jr. is the Vice Chairman of the Board and former President of the W.C. Bradley Co., a privately held consumer products and real estate company. After 21 years as President and Chief Operating Officer of the W.C. Bradley Co., Mr. Turner retired from that position in 2008. During his 24 years with the W. C. Bradley Co., Mr. Turner served in various leadership and management positions, overseeing various operating divisions focused on manufacturing and production (including the CharBroil grill) as well as an extensive real estate portfolio which invested in commercial property, industrial property, warehouse space, residential property, investment buildings and development properties. At the time of Mr. Turner’s retirement, the W.C. Bradley Co. had more than $600 million in annual revenues. Mr. Turner’s extensive experience with a diversified business allowed him to provide direction and leadership in corporate strategy; investments, acquisitions and divestitures; talent management and compensation; budgeting; and managing a wide variety of risks. Prior to joining the W.C. Bradley Co., Mr. Turner was a commercial lender for CB&T from 1975 to 1984. Mr. Turner holds a bachelor’s degree from the University of the Georgia. His management skills and extensive experience with corporate strategy and real estate provide valuable insight and guidance to our Board’s oversight function.

James D. Yancey is the Chairman of the Board of CB&T and former Chairman of the Board of Synovus. He retired as an executive employee of Synovus in December 2004 and served as a non-executive Chairman of the Board until July 2005. Mr. Yancey was elected as an executive Chairman of the Board of Synovus in October 2003. Prior to 2003 and for 45 years, Mr. Yancey served in various capacities with Synovus and/or CB&T, including Vice Chairman of the Board and President of both Synovus and CB&T. Mr. Yancey has an associate’s degree from Columbus State University. He serves as a director of TSYS as well as other civic and charitable organizations and brings to our Board a depth of understanding as to our company’s business, history and organization and the various challenges we face in the current economic environment.

Legal Proceedings

As previously disclosed in Synovus’ filings with the SEC, each of the nominees named above, as well as certain of Synovus’ current and former directors and executive officers, is named as a defendant in certain litigation.

On July 7, 2009, the City of Pompano Beach General Employees’ Retirement System filed suit against Synovus, and certain of Synovus’ current and former officers, including Richard E. Anthony, a nominee for director, in the United States District Court, Northern District of Georgia (Civil Action File No. 1 09-CV-1811) (the “Securities Class Action”) alleging, among other things, that Synovus and the named individual defendants misrepresented or failed to disclose material facts that artificially inflated Synovus’ stock price in violation of the federal securities laws, including purported exposure to our Sea Island lending relationship and the impact of real estate values as a threat to our credit, capital position, and business, and failed to adequately and timely record losses for impaired loans. The plaintiffs in the Securities Class Action seek damages in an unspecified amount.

On November 4, 2009, a shareholder filed a putative derivative action purportedly on behalf of Synovus in the United States District Court, Northern District of Georgia (Civil Action File No. 1 09-CV-3069) (the “Federal Shareholder Derivative Lawsuit”), against certain current and/or former directors and executive officers of Synovus. The Federal Shareholder Derivative Lawsuit asserts that the individual defendants violated their fiduciary duties based upon substantially the same facts as alleged in the Securities Class Action described above. The plaintiff is seeking to recover damages in an unspecified amount and equitable and/or injunctive relief. On December 21, 2009, a shareholder filed a putative derivative action purportedly on behalf of Synovus in the Superior Court of Fulton County, Georgia (the “State Shareholder Derivative Lawsuit”), against certain current and/or former directors and executive officers of Synovus. The State Shareholder Derivative Lawsuit asserts that the individual defendants violated their fiduciary duties based upon substantially the same facts as alleged in the Federal Shareholder Derivative Lawsuit described above. The plaintiff is seeking to recover damages in an unspecified amount and equitable and/or injunctive relief. Synovus and the individual named defendants collectively intend to vigorously defend themselves against the Securities Class Action and the Federal and State Shareholder Derivative Lawsuit allegations.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ALL 18 NOMINEES.

PROPOSAL 2: AMENDMENT TO ARTICLE 4 OF THE ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF
AUTHORIZED SHARES OF COMMON STOCK

Background

Synovus’ Articles of Incorporation, as amended, currently authorize 600,000,000 shares of common stock. As of February 12, 2010, 489,832,889 shares of common stock were issued and outstanding, 25,609,875 shares of common stock were subject to awards under Synovus’ stock compensation plans, 21,088,612 shares of common stock were reserved for future issuance under Synovus’ stock compensation plans and 15,510,737 shares of common stock were reserved for issuance in connection with the conversion of outstanding warrants issued in December 2008 to the United States Department of Treasury as part of its $968 million investment in our preferred stock. Accordingly, we only have 47,957,887 shares of common stock available for issuance in other transactions.

Proposed Amendment

On January 28, 2010, the Board of Directors unanimously adopted, subject to shareholder approval, an amendment to Article 4 of Synovus’ Articles of Incorporation, as amended, to increase the number of authorized shares of common stock of the Company from 600,000,000 to 1,200,000,000 (the “Amendment”).

Specifically, we are proposing that the first two sentences of the first paragraph of Article 4 of our Articles of Incorporation be amended as follows (with the deletions marked as strike-throughs and the additions marked by underlining):

“4.

The maximum number of shares of capital stock that the corporation shall be authorized to have outstanding at any time shall be ~~700,000,000~~ 1,300,000,000 shares. The corporation shall have the authority to issue (i) ~~600,000,000~~ 1,200,000,000 shares of common stock, par value $1.00 per share, and (ii) 100,000,000 shares of preferred stock, no par value per share.”

If the Amendment is adopted, it will become effective upon the filing of an amendment to Synovus’ Articles of Incorporation with the Secretary of State of the State of Georgia, which Synovus expects to occur following shareholder approval of the proposal described herein. If the proposal is not approved by our shareholders, no amendment with respect to an increase in the number of authorized shares of common stock will be filed with the Secretary of State of the State of Georgia and the proposal will not be implemented.

We are not proposing to increase the number of authorized shares of preferred stock. We have designated 973,350 shares of preferred stock as Fixed Rate Cumulative Perpetual Preferred Stock, Series A, all of which were issued to the United States Department of Treasury. We believe that the over 99 million shares of remaining preferred stock will be adequate for the foreseeable future.

Vote Required

The affirmative vote by the holders of shares representing at least 66 2/3% of the votes entitled to be cast by the holders of all of the issued and outstanding shares of our common stock is required to approve the Amendment.

Purpose and Effect of the Amendment

The principal purpose of the Amendment is to provide us with additional financial flexibility to issue common stock for purposes which may be identified in the future, including, without limitation, raising equity capital, making acquisitions through the use of common stock, distributing common stock to shareholders pursuant to stock splits and/or stock dividends, adopting additional equity incentive plans or reserving additional shares for issuance under such plans, and effecting other general corporate purposes. As of the date of the filing of this Proxy Statement, with the exception of shares reserved for issuance under Synovus’ stock compensation plans and conversion of outstanding warrants, Synovus has no existing plans, arrangements or understandings to issue shares of common stock that will be available if shareholders approve this Amendment and it becomes effective. However, we may determine to issue additional shares of common stock to, among other things, improve our capital position, replace or restructure some or all of the investment we have received from the United States Department of Treasury or in connection with the modification or restructuring of certain of our outstanding debt securities. The availability of additional shares of common stock is particularly important if the Board of Directors needs to undertake any of the foregoing actions on an expedited basis. An increase in the number of authorized shares of common stock would enable the Board of

Directors to avoid the time (and expense) of seeking shareholder approval in connection with any such contemplated action and would enhance our ability to respond promptly to opportunities for acquisitions, mergers, stock splits or additional financings.

If the Amendment is approved by the shareholders, upon the effective date of the Amendment, Synovus would have approximately 648 million shares of common stock available for future issuance after taking into account the number of shares currently outstanding and reserved for other purposes. If the Amendment is not approved by our shareholders, the number of authorized shares of common stock will remain at 600 million and Synovus would only have approximately 48 million shares of common stock available for future issuance, after taking into account the shares currently outstanding and reserved for other purposes.

If the Amendment is approved by our shareholders, the Board of Directors does not intend to solicit further shareholder approval prior to the issuance of any additional shares of common stock, except as may be required by applicable law or the rules of any stock exchange upon which our securities may be listed.

The Board of Directors believes that the Amendment is in the best interests of Synovus and our shareholders and is consistent with sound corporate governance principles.

Dilution

Adoption of the Amendment and the issuance of any common stock would have no affect on the rights of the holders of currently outstanding common stock. The additional shares of common stock to be authorized by adoption of the Amendment would have rights identical to the currently outstanding common stock.

Under Synovus’ Articles of Incorporation, as amended, our shareholders do not have preemptive rights to subscribe to additional securities which may be issued by Synovus, which means that current shareholders do not have a prior right to purchase any new issue of capital stock of Synovus in order to maintain their proportional ownership of such shares. In addition, to the extent that additional shares are actually issued, any such issuance could have the effect of diluting the earnings per share and book value per share of outstanding shares of common stock.

Anti-Takeover Effects

The proposed Amendment to increase the number of authorized shares of common stock could, under certain circumstances, have an anti-takeover effect, although this is not the intent of our Board of Directors. The increase in the authorized number of shares of common stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of Synovus without further action by the shareholders. This proposal is not being submitted as a result of or in response to any threatened takeover or attempt to obtain control of Synovus by means of a business combination, tender offer, solicitation in opposition to management or otherwise by any person, and the Board of Directors has no knowledge of any current effort to obtain control of Synovus or to accumulate large amounts of common shares. The Board of Directors represents that it will not, without prior shareholder approval, issue common stock for any defensive or anti-takeover purpose or for the purpose of implementing any shareholder rights plan (other than a “tax preservation” shareholder rights plan to protect the use of Synovus’ net operating losses).

Potential Impact If Amendment is Not Adopted

If the Amendment is not adopted by our shareholders and we are unable to increase our number of authorized shares of common stock, we will only have 47,957,887 shares of common stock available for future issuance, after taking into account the shares currently outstanding and reserved for other purposes. This limited number of available shares could restrict our ability to raise capital if we are instructed to do so by our regulators, including taking advantage of financing techniques that receive favorable treatment from regulatory agencies and credit rating agencies, or we otherwise determine that additional capital is in the best interests of Synovus and our shareholders. In addition, our ability to participate in acquisitions, including FDIC-assisted acquisitions of troubled institutions, could be impaired as we would be restricted in our ability to issue additional shares of common stock or securities convertible into shares of common stock as consideration in these transactions. Without sufficient shares of common stock to issue in financing transactions and acquisitions with little or no delay, we may be unable to take full advantage of changing market conditions that will best position Synovus to remain strong through these challenging economic conditions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO AMEND ARTICLE 4 OF THE ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

PROPOSAL 3: ADVISORY VOTE ON COMPENSATION OF
NAMED EXECUTIVE OFFICERS

Synovus believes that our compensation policies and procedures for our named executive officers are competitive, are focused on pay for performance principles and are strongly aligned with the long-term interests of our shareholders. Synovus also believes that both we and our shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue. The proposal described below, commonly known as a “Say on Pay” proposal, gives you, as a shareholder, the opportunity to endorse or not endorse the compensation for our named executive officers by voting to approve or not approve such compensation as described in this Proxy Statement.

As discussed under “Executive Compensation — Compensation Discussion and Analysis” beginning on page 32 of this Proxy Statement, Synovus’ compensation program for its executive officers is competitive, performance-oriented and designed to support our strategic goals. Compensation of our named executive officers for 2009 reflected Synovus’ financial performance for 2009. In particular,

•	There have been no base salary increases for our executives in more than two years, and the Compensation Committee does not anticipate base salary increases for our executives until Synovus returns to profitability;

•	For the third year in a row, we paid no bonuses to named executive officers;

•	No long-term incentive awards were granted to our executive officers in 2009;

•	Because our long-term incentive program is denominated entirely in equity vehicles, it has reflected the decline in our stock price:

○	Outstanding stock options are “underwater,” meaning that the exercise price exceeds the value of the shares. This will continue until stock prices return to their former levels;

○	Unvested restricted stock has declined in value along with the declines in our stock price; and

•	Because of our stock ownership guidelines and “hold until retirement” requirements, executives hold a significant amount of Synovus stock which has declined in value the same as shareholders’ stock.

On February 13, 2009, the United States Congress passed the American Recovery and Reinvestment Act of 2009, or ARRA. ARRA requires, among other things, all participants in the Troubled Asset Relief Program to permit a non-binding shareholder vote to approve the compensation of the company’s executives. Accordingly, we are asking you to approve the compensation of Synovus’ named executive officers as described under “Executive Compensation — Compensation Discussion and Analysis” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement (see pages 32 to 47 of this Proxy Statement). Under the ARRA, your vote is advisory and will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS DETERMINED BY THE COMPENSATION COMMITTEE, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE TABULAR DISCLOSURE REGARDING NAMED EXECUTIVE OFFICER COMPENSATION (TOGETHER WITH THE ACCOMPANYING NARRATIVE DISCLOSURE) IN THIS PROXY STATEMENT.

PROPOSAL 4: RATIFICATION OF
APPOINTMENT OF THE INDEPENDENT AUDITOR

The Audit Committee has appointed the firm of KPMG LLP as the independent auditor to audit the consolidated financial statements of Synovus and its subsidiaries for the fiscal year ending December 31, 2010 and Synovus’ internal control over financial reporting as of December 31, 2010. Although shareholder ratification of the appointment of Synovus’ independent auditor is not required by our bylaws or otherwise, we are submitting the selection of KPMG to our shareholders for ratification to permit shareholders to participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent auditor for Synovus.

KPMG served as Synovus’ independent auditor for the fiscal year ending December 31, 2009. Representatives of KPMG will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITOR.

EXECUTIVE OFFICERS

The following table sets forth the name, age and position with Synovus of each executive officer of Synovus.

		Position with
Name	Age	Synovus

Richard E. Anthony(1)	63	Chairman of the Board and Chief Executive Officer
Kessel D. Stelling, Jr.(1)	53	President and Chief Operating Officer
Elizabeth R. James(2)	48	Vice Chairman, Chief People Officer and Chief Information Officer
Thomas J. Prescott(3)	55	Executive Vice President and Chief Financial Officer
Mark G. Holladay(4)	54	Executive Vice President and Chief Risk Officer
Leila S. Carr(5)	48	Executive Vice President and Chief Retail Officer
R. Dallis Copeland(6)	41	Executive Vice President and Chief Commercial Officer
Samuel F. Hatcher(7)	64	Executive Vice President, General Counsel and Secretary
Kevin J. Howard(8)	45	Executive Vice President and Chief Credit Officer
Liliana C. McDaniel(9)	45	Chief Accounting Officer
J. Barton Singleton(10)	46	Executive Vice President and President, Financial Management Services

(1)	As Messrs. Anthony and Stelling are directors of Synovus, relevant information pertaining to their positions with Synovus are set forth under the caption “Nominees for Election as Director” beginning on page 15.

(2)	Elizabeth R. James was elected Vice Chairman of Synovus in May 2000. From 1986 until 2000, Ms. James served in various capacities with Synovus and/or its subsidiaries, including Chief Information Officer and Chief People Officer of Synovus.

(3)	Thomas J. Prescott was elected Executive Vice President and Chief Financial Officer of Synovus in December 1996. From 1987 until 1996, Mr. Prescott served in various capacities with Synovus, including Executive Vice President and Treasurer.

(4)	Mark G. Holladay was elected Executive Vice President and Chief Risk Officer of Synovus in October 2008. From 2000 to 2008, Mr. Holladay served as Executive Vice President and Chief Credit Officer of Synovus. From 1974 until 2000, Mr. Holladay served in various capacities with CB&T, including Executive Vice President.

(5)	Leila S. Carr was elected Executive Vice President and Chief Retail Officer of Synovus in August 2005. Ms. Carr joined Synovus in June 2000 as Senior Vice President, Director of Sales, Marketing and Product Development and was named Senior Vice President and Synovus’ Retail Banking Executive in 2004. Prior to joining Synovus, Ms. Carr spent 17 years with First Union National Bank.

(6)	R. Dallis Copeland was elected as Executive Vice President and Chief Commercial Officer in March 2010 and September 2008, respectively. He previously served as President and Chief Executive Officer of Citizens First Bank, one of our banking subsidiaries, and has led various banking departments in retail and commercial banking at CB&T. He began his career with CB&T in 1992.

(7)	Samuel F. Hatcher was elected Executive Vice President, General Counsel and Secretary of Synovus in April 2008. From 2005 until April 2008, Mr. Hatcher was a partner in the law firm of Bradley & Hatcher in Columbus, Georgia and from 2002 until April 2005, he was a partner in the law firm of Hatcher Thomas, LLC in Atlanta, Georgia. Prior to 2002, Mr. Hatcher served as the General Counsel of Equitable Real Estate Investment Management, Inc.

(8)	Kevin J. Howard was elected as Executive Vice President and Chief Credit Officer in March 2010 and September 2008, respectively. Mr. Howard served as Senior Vice President and Credit Manager of Synovus from 2004 until September 2008 and as Senior Vice President of commercial real estate, correspondent and affiliate lending from 2000 until 2004. Mr. Howard joined CB&T as Vice President in 1993.

(9)	Liliana C. McDaniel was elected Chief Accounting Officer in July 2006. From 2001 until 2006, Ms. McDaniel was the Senior Vice President, Director of Financial Reporting at Synovus. From 1998 to 2001, she served as Synovus’ Vice President, Financial Reporting Manager.

(10)	J. Barton Singleton was elected as Executive Vice President and President, Synovus Financial Management Services in December 2007. Mr. Singleton joined Synovus in August 2005 and since that time, he has served in various capacities, including Senior Vice President and Manager of the investment banking and institutional brokerage groups and Chief Operating Officer, Chief Financial Officer and Fixed Income Trader for mortgage-backed securities. He was named President of Synovus Securities in February 2006. Prior to joining Synovus, Mr. Singleton spent 16 years at SouthTrust Securities.

STOCK OWNERSHIP OF DIRECTORS
AND EXECUTIVE OFFICERS

The following table sets forth ownership of shares of Synovus common stock by each director, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group as of December 31, 2009.

		Shares of
	Shares of	Synovus		Shares of
	Synovus	Stock		Synovus
	Stock	Beneficially		Stock
	Beneficially	Owned		Beneficially		Percentage of
	Owned	with		Owned	Total	Outstanding
	with Sole	Shared		with Sole	Shares of	Shares of
	Voting	Voting		Voting	Synovus	Synovus
	And	And		and No	Stock	Stock
	Investment	Investment		Investment	Beneficially	Beneficially
	Power	Power		Power	Owned	Owned
	as of	as of		as of	as of	as of
Name	12/31/09	12/31/09		12/31/09	12/31/09(1)	12/31/09

Daniel P. Amos	307,567	12,947		1,000	321,514	*
Richard E. Anthony	780,530	70,429		50,144	2,433,535	*
James H. Blanchard	489,795	1,334,309		1,000	3,875,647	*
Richard Y. Bradley	62,836	177,255		1,000	241,091	*
Frank W. Brumley	75,872	45,009		1,000	121,881	*
Elizabeth W. Camp	29,118	2,703		1,000	32,821	*
Gardiner W. Garrard, Jr.	155,647	614,257		1,000	770,904	*
T. Michael Goodrich	387,644	19,730	(2)	1,000	408,374	*
Frederick L. Green, III(3)	11	—		—	11	*
V. Nathaniel Hansford	135,363	197,792		1,000	334,155	*
Mark G. Holladay	64,104	—		1,753	841,767	*
Elizabeth R. James	92,963	—		4,084	1,260,053	*
Mason H. Lampton	104,232	1,395		1,000	106,627	*
Elizabeth C. Ogie	473,675	2,215,703		1,000	2,690,378	*
H. Lynn Page	681,637	11,515		1,000	694,152	*
Thomas J. Prescott	97,667	—		4,046	1,249,962	*
J. Neal Purcell	48,464	—		1,000	49,464	*
Kessel D. Stelling, Jr.(4)	276,354	86,382		1,431	364,167	*
Melvin T. Stith	23,405	133		1,000	24,538	*
Philip W. Tomlinson	94,197	—		1,000	95,197	*
William B. Turner, Jr.	377,169	—		1,000	378,169	*
James D. Yancey	788,654	393,500		1,000	2,596,357	*
Directors and Executive Officers as a Group (24 persons)	5,585,688	5,182,729		78,054	19,015,720	3.82%

*	Less than one percent of the outstanding shares of Synovus stock.

(1)	The totals shown in the table above for the directors and executive officers of Synovus listed below include the following shares as of December 31, 2009: (a) under the heading “Stock Options” the number of shares of Synovus stock that each individual had the right to acquire within 60 days through the exercise of stock options, and (b) under the heading “Pledged Shares” the number of shares of Synovus stock that were pledged, including shares held in a margin account.

Name	Stock Options	Pledged Shares

Richard E. Anthony	1,532,432	67,823
James H. Blanchard	2,050,543	1,446,938
Gardiner W. Garrard, Jr.	—	290,427
Mark G. Holladay	775,910	30,927
Elizabeth R. James	1,163,006	—
Mason H. Lampton	—	58,275
H. Lynn Page	—	66,468
Thomas J. Prescott	1,148,249	—
William B. Turner, Jr.	—	50,000
James D. Yancey	1,413,203	241,228

In addition, the other executive officers of Synovus had rights to acquire an aggregate of 85,576 shares of Synovus stock within 60 days through the exercise of stock options.

(2)	Includes 15,280 shares of Synovus stock held in a trust for which Mr. Goodrich is not the trustee. Mr. Goodrich disclaims beneficial ownership of these shares.

(3)	Mr. Green resigned as President and Chief Operating Officer effective May 28, 2009.

(4)	Mr. Stelling was elected as President and Chief Operating Officer effective February 22, 2010.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of four directors, each of whom the Board has determined to be an independent director as defined by the listing standards of the New York Stock Exchange. The duties of the Audit Committee are summarized in this Proxy Statement under “Committees of the Board” beginning on page 6 and are more fully described in the Audit Committee charter adopted by the Board of Directors.

One of the Audit Committee’s primary responsibilities is to assist the Board in its oversight responsibility regarding the integrity of Synovus’ financial statements and systems of internal controls. Management is responsible for Synovus’ accounting and financial reporting processes, the establishment and effectiveness of internal controls and the preparation and integrity of Synovus’ consolidated financial statements. KPMG LLP, Synovus’ independent auditor, is responsible for performing an independent audit of Synovus’ consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing opinions on whether those financial statements are presented fairly in conformity with accounting principles generally accepted in the United States and on the effectiveness of Synovus’ internal control over financial reporting. The Audit Committee is directly responsible for the compensation, appointment and oversight of KPMG LLP. The function of the Audit Committee is not to duplicate the activities of management or the independent auditor, but to monitor and oversee Synovus’ financial reporting process.

In discharging its responsibilities regarding the financial reporting process, the Audit Committee:

•	Reviewed and discussed with management and KPMG LLP Synovus’ audited consolidated financial statements as of and for the year ended December 31, 2009;

•	Discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended and adopted by the Public Company Accounting Oversight Board; and

•	Received from KPMG LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence and has discussed with KPMG LLP their independence.

Based upon the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in Synovus’ Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission.

The Audit Committee
J. Neal Purcell, Chair
Elizabeth W. Camp
H. Lynn Page
Melvin T. Stith

KPMG LLP Fees and Services

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of Synovus’ annual consolidated financial statements for the years ended December 31, 2009 and December 31, 2008 and fees billed for other services rendered by KPMG during those periods.

	2009	2008

Audit Fees(1)	$2,739,260	$2,018,000
Audit Related Fees(2)	121,000	136,000
Tax Fees(3)	24,474	—
All Other Fees(4)	40,565	226,000

Total	$2,925,299	$2,380,000

(1)	Audit fees consisted of fees for professional services provided in connection with the audits of Synovus’ consolidated financial statements and internal control over financial reporting, reviews of quarterly financial statements, issuance of comfort letters and other SEC filing matters, and audit or attestation services provided in connection with other statutory or regulatory filings.

(2)	Audit related fees consisted principally of fees for assurance and related services that are reasonably related to the performance of the audit or review of Synovus’ financial statements and are not reported above under the caption “Audit Fees.”

(3)	Tax fees consisted of fees for tax consulting and compliance, tax advice and tax planning services.

(4)	All other fees for 2009 consisted principally of fees for professional services related to Synovus’ regulatory compliance and for enterprise risk management consulting services. For 2008, all other fees consisted principally of fees for enterprise risk management consulting services.

Policy on Audit Committee Pre-Approval

The Audit Committee has the responsibility for appointing, setting the compensation for and overseeing the work of Synovus’ independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor in order to assure that the provision of these services does not impair the independent auditor’s independence. Synovus’ Audit Committee Pre-Approval Policy addresses services included within the four categories of audit and permissible non-audit services, which include Audit Services, Audit Related Services, Tax Services and All Other Services.

The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. In addition, the Audit Committee must specifically approve permissible non-audit services classified as All Other Services.

Prior to engagement, management submits to the Committee for approval a detailed list of the Audit Services, Audit Related Services and Tax Services that it recommends the Committee engage the independent auditor to provide for the fiscal year. Each specified service is allocated to the appropriate category and accompanied by a budget estimating the cost of that service. The Committee will, if appropriate, approve both the list of Audit Services, Audit Related Services and Tax Services and the budget for such services.

The Committee is informed at each Committee meeting as to the services actually provided by the independent auditor pursuant to the Pre-Approval Policy. Any proposed service that is not separately listed in the Pre-Approval Policy or any service exceeding the pre-approved fee levels must be specifically pre-approved by the Committee. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee. The Chairman must report any pre-approval decisions made by him to the Committee at its next scheduled meeting.

All of the services described in the table above under the captions “Audit Fees,” “Audit Related Fees” and “Tax Fees” were approved by the Committee pursuant to legal requirements and the Committee’s Charter and Pre-Approval Policy.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

2009 was the most challenging year Synovus has ever faced. Due to the continued decline in economic conditions in the U.S., we experienced significant credit-related losses and our stock price continued to decline.

This performance is reflected in our total compensation for executives. For example:

•	There have been no base salary increases for our executives in more than two years, and the Compensation Committee does not anticipate base salary increases for our executives until Synovus returns to profitability.

•	For the third year in a row, we paid no bonuses to named executive officers.

•	No long-term incentive awards were granted to our executive officers in 2009.

•	Because our long-term incentive program is denominated entirely in equity vehicles, it has reflected the decline in our stock price:

○	Outstanding stock options are “underwater,” meaning that the exercise price exceeds the value of the shares. This will continue until stock prices return to their former levels.

○	Unvested restricted stock has declined in value along with the declines in our stock price.

•	Because of our stock ownership guidelines and “hold until retirement” requirements, executives hold a significant amount of Synovus stock, which has declined in value the same as all other shareholders’ stock.

TARP-Related Actions:  In 2008, Synovus issued approximately $968 million of preferred stock and warrants to the United States Treasury Department pursuant to the Capital Purchase Program under the Troubled Asset Relief Program, or TARP. In 2009, Congress enacted ARRA, which contained several executive compensation and corporate governance requirements that apply to TARP recipients, including Synovus. The Compensation Committee has taken a number of actions in order to comply with the provisions of TARP and ARRA:

•	Met with Synovus’ senior risk officer to review senior executive officer compensation plans and employee incentive compensation plans and the risks associated with these plans. The risk assessment is described in more detail beginning on page 40 of this Proxy Statement.

•	Eliminated bonus and other incentive payments to senior executive officers and the next twenty most highly compensated employees during the TARP period. Synovus’ short-term and long-term incentive plans and the Committee’s actions are described in more detail beginning on page 37 of this Proxy Statement.

•	Suspended Synovus’ change of control agreements previously applicable to Synovus’ senior executive officers and the next five most highly compensated employees during the TARP period.

•	Added a recovery or “clawback” provision to Synovus’ incentive compensation plans requiring that any senior executive officer or next twenty most highly compensated employees return any bonus payment or award made during the TARP period based upon materially inaccurate financial statements or performance metrics. As noted above, however, there were no bonus payments to any such officers or employees during 2009.

•	Prohibited all forms of gross-ups to senior executive officers and the next twenty most highly compensated employees. Synovus rarely used “gross ups” for its officers, so the impact of this prohibition was minimal.

•	Adopted a policy regarding luxury or excessive expenditures.

Program Overview

What the CD&A Addresses.  The following Compensation Discussion and Analysis, or CD&A, describes our compensation program for the executive officers named in the Summary Compensation Table on page 43 of this Proxy Statement (“named executive officers”). Specifically, the CD&A addresses:

•	the objectives of our compensation program (found in the section entitled “Compensation Philosophy and Overview”);

•	what our compensation program is designed to reward (also described in the section entitled “Compensation Philosophy and Overview”);

•	each element of compensation (set forth in the section entitled “Primary Elements of Compensation”);

•	why each element was chosen (described with each element of compensation, including base pay, short-term incentives and long-term incentives);

•	how amounts and formulas for pay are determined (also described with each element of compensation, including base pay, short-term incentives and long-term incentives); and

•	how each compensation element and our decisions regarding that element fit into Synovus’ overall compensation objectives and affect decisions regarding other elements (described with each element of compensation, as well as in the section entitled “Benchmarking”).

For information about the Compensation Committee and its charter, its processes and procedures for administering executive compensation, the role of compensation consultants and other governance information, please see “Corporate Governance and Board Matters — Committees of the Board — Compensation Committee” on page 8 of this Proxy Statement.

Elements of Compensation.  Synovus has a performance-oriented executive compensation program that is designed to support our corporate strategic goals, including growth in earnings and growth in shareholder value. The elements of our regular total compensation program (not all elements of which are currently active because of the TARP requirements) and the objectives of each element are identified in the following table:

Compensation Element	Objective	Key Features

Base Pay	To compensate an executive for performing his or her job on a daily basis.	Fixed cash salary targeted at median (50th percentile) of identified list of Peer Companies (companies with similar size and scope of banking operations) for similar positions.
Short-Term Incentives	To provide an incentive for executives to meet our short-term earnings goals and ensure a competitive program given the marketplace prevalence of short-term incentive compensation.	Cash bonuses typically awarded based upon achievement of earnings per share goals for year of performance. This plan is suspended during the TARP period, however, and no bonus will be earned or paid to our senior executive officers and the next twenty most highly compensated employees during that period.
Long-Term Incentives	To (1) provide an incentive for our executives to provide exceptional shareholder return to Synovus’ shareholders by tying a significant portion of their compensation opportunity to growth in shareholder value, (2) align the interests of executives with shareholders by awarding executives equity in Synovus, and (3) ensure a competitive compensation program given the market prevalence of long-term incentive compensation.
Equity typically is awarded based upon a performance matrix that measures Synovus’ absolute total shareholder return performance over the preceding three-year period, as well as its total shareholder return performance relative to other banks.

Awards are generally made 50% in stock options and 50% in restricted stock. The long-term incentive plan has been suspended during the TARP period.

Perquisites	To align our compensation plan with competitive practices.	Small component of pay intended to provide an economic benefit to executives to promote their retention.
Retirement Plans	Defined contribution plans designed to provide income following an executive’s retirement, combined with a deferred compensation plan to replace benefits lost under Synovus’ qualified plans.	Plans offered include a money purchase pension plan, a profit sharing plan, a 401(k) savings plan and a deferred compensation plan.
Change in Control Agreements	To provide orderly transition and continuity of management following a change in control of Synovus.	Change of control agreements for the Company’s senior executive officers and the next five most highly compensated employees have been suspended during the TARP period.
Stock Ownership/Retention Guidelines	To align the interests of our executives with shareholders.	Executive officers must maintain minimum ownership levels of Synovus common stock and must “hold until retirement” 50% of all stock acquired in connection with equity compensation programs, all as described on page 39.

Compensation Philosophy and Overview

Synovus has established a compensation program for our executives that is competitive, performance-oriented and designed to support our strategic goals. The goals and objectives of the compensation program that would apply to our senior executives absent the TARP restrictions are described below.

Synovus’ executive compensation program is designed to compete in the markets in which we seek executive talent. We believe that we must maintain a competitive compensation program that allows us to recruit top level executive talent and that will prevent our executives from being recruited from us. Our compensation program is also designed to be performance-oriented. A guiding principle in developing our compensation program has been “average pay for average performance — above-average pay for above-average performance.” As a result, a significant portion of the total compensation of each executive is at risk based on short and long-term performance of Synovus. This “pay for performance” principle also results in executive compensation that is below average when performance is below average. Because of our emphasis on performance, we also believe that compensation generally should be earned by executives while they are actively employed and can contribute to Synovus’ performance.

Synovus’ compensation program is also designed to support corporate strategic goals, including growth in earnings and growth in shareholder value. As described in more detail below, earnings has been the primary driver of our short-term incentive program and shareholder value has been the primary driver of our long-term incentive program. Synovus believes that the high degree of performance orientation in our incentive plans aligns the interests of our executives with the interests of our shareholders. In addition, Synovus has adopted stock ownership guidelines, which require executives to own a certain amount of Synovus stock based on a multiple of base salary, and a “hold until retirement” provision, which requires executives to retain ownership of 50% of all stock acquired through our equity compensation plans until their retirement or other termination of employment. These requirements are intended to focus executives on long-term shareholder value creation. During the TARP period, Synovus will be required to manage our executive compensation programs within the boundaries dictated by the regulations. We continue to believe in our guiding principles and will strive to meet our stated objectives of competitive pay, executive motivation and retention, and pay for performance while working within the constraints dictated by TARP.

Primary Elements of Compensation

Historically, there have been three primary elements of compensation in Synovus’ executive compensation program:

•	base pay;

•	short-term incentive compensation; and

•	long-term incentive compensation.

In early 2009, the decision was made to suspend these programs in light of business performance and economic conditions. Accordingly, as more fully described below, there were no base salary increases, short-term incentive awards or long-term incentive awards for 2009. As we exit TARP in the future, we anticipate a complete re-evaluation of base salary and short and long-term incentive programs to ensure they align strategically with the needs of the business and the competitive market at that time.

In past years, short-term and long-term incentive compensation has been tied directly to performance. Short-term incentive compensation was based upon Synovus’ fundamental operating performance measured over a one-year period, while long-term incentive compensation was based upon Synovus’ total shareholder return measured over a three-year period. Synovus has not established a specific targeted “mix” of compensation between base pay and short-term and long-term incentives. However, both short-term and long-term incentives were based upon percentages or multiples of base pay. If both short-term and long-term incentives were paid at target, long-term incentives would constitute the largest portion of an executive’s total compensation package. For example, if short-term and long-term incentives were paid at target, long-term incentives would constitute almost fifty percent of an executive’s total compensation package, thereby illustrating our emphasis on performance and growth in shareholder value.

Benchmarking

In the past, Synovus has benchmarked base salaries and “market” short-term and long-term incentive target awards to assess the competitive executive compensation practices of competitor companies. We continued the practice in 2009 although the competitive landscape had been completely disrupted by the economic and regulatory changes. Findings from this benchmarking exercise in 2009 will not be used to determine any current compensation actions, but will serve to provide historical trending information to support future compensation evaluation.

Synovus used current year proxy data for the companies listed below as well as external market surveys to benchmark total compensation. When reviewing the total compensation benchmarking data, Synovus focused on total compensation opportunities, not necessarily the amount of compensation actually paid, which varies depending upon Synovus’ performance results due to the program’s performance orientation.

From a list of competitor banks, Synovus selects the banks immediately above and immediately below Synovus’ assets size as the appropriate companies against which to benchmark base pay (the “Peer Companies”). For 2009, the Peer Companies were:

Associated Banc-Corp.	Huntington Bancshares, Inc.
Bok Financial Group	KeyCorp
City National Corp.	Marshall & Ilsley Corp.
Comerica Inc.	M&T Bank Corp.
Commerce Bancshares, Inc.	Northern Trust Corporation
Fifth Third Bancorp.	People’s United Financial, Inc.
First Bancorp Citizens BancShares, Inc.	Popular, Inc.
First Citizens BancShares, Inc.	TCF Financial Corp.
First Horizon National Corp.	Zions Bancorporation
Fulton Financial Corp.

Base Pay.  Base pay is seen as the amount paid to an executive for consistently performing his or her job on a daily basis. To ensure that base salaries are competitive, Synovus targets base pay at the median (e.g., the 50th percentile) of the Peer Companies for similarly situated positions, based upon each executive’s position and job responsibilities. For certain positions for which there is no clear market match in the benchmarking data, Synovus uses a blend of two or more positions from the benchmarking data. The Committee also reviews changes in the benchmarking data from the previous year. The Committee then uses this data to establish a competitive base salary for each executive. For example, an executive whose base salary is below the benchmarking target for his or her position may receive a larger percentage increase than an executive whose base salary exceeds the benchmarking target for his or her position.

In addition to market comparisons of similar positions at the Peer Companies, subjective evaluation of individual performance may affect base pay. For example, an executive whose performance is not meeting expectations, in the committee’s judgment, may receive no increase in base pay or a smaller base pay increase in a given year. On the other hand, an executive with outstanding performance may receive a larger base pay increase or more frequent base pay increases.

Base pay is not directly related to Synovus’ performance. Comparison of an executive’s base salary to the base salaries of other Synovus executives may also be a factor in establishing base salaries, especially with respect to positions for which there is no clear market match in the base pay benchmarking data. Because of the process we use to initially establish base pay, large increases in base pay generally occur only when an executive is promoted into a new position.

Due to economic conditions, there were no base salary increases for 2009. The Committee does not anticipate any future base salary increases for our executives until the Company returns to profitability.

Short-Term Incentives.  In addition to base salary, our executive compensation program historically included short-term incentive compensation. We previously paid short-term incentive compensation in order to (1) provide an incentive for executives to meet our short-term earnings growth goals, and (2) ensure a competitive compensation program given the marketplace prevalence of short-term incentive compensation.

As required under ARRA, no bonuses can be paid to Synovus’ senior executive officers and the next twenty most highly compensated employees during the TARP period. As a result, the prior short-term incentive compensation plan was suspended for 2009 and for the remainder of the TARP period. For more information regarding our short-term incentive plan as in effect prior to TARP, please refer to the discussion beginning on page 25 under “Executive Compensation — Compensation Discussion and Analysis” of Synovus’ 2009 Proxy Statement.

Long-Term Incentives.  Our executive compensation program also historically included long-term incentive compensation, which was awarded in the form of restricted stock units and stock options that were earned through performance. We elected to provide long-term incentive compensation opportunities in order to: (1) provide an incentive for our executives to provide exceptional shareholder return to Synovus’ shareholders by tying a significant portion of their compensation opportunity to both past and future growth in shareholder value, (2) align the interests of executives with shareholders by awarding executives equity in Synovus, and (3) ensure a competitive compensation program given the market prevalence of long-term incentive compensation.

As required under ARRA, Synovus’ prior long-term incentive plan was suspended for our senior executive officers and the next twenty most highly compensated employees for 2009 and the remainder of the TARP period. For more information regarding our long-term incentive plan as in effect prior to TARP, please refer to the discussion beginning on page 26 under “Executive Compensation — Compensation Discussion and Analysis” of Synovus’ 2009 Proxy Statement.

Other Long-Term Incentive Awards

In addition to the annual long-term incentive awards awarded pursuant to the program described above, the Committee has from time to time granted other long-term incentive awards. For example, the Committee made a restricted stock award grant to Mr. Anthony in 2005 to reflect his promotion and to serve as a vehicle for retaining his services in his new role. Although Mr. Anthony’s 2005 award was primarily for retention, the grant was a performance-based grant to link his award to a threshold level of performance. Mr. Anthony’s 2005 award vests over a five to seven year period. The Committee establishes performance measures each year during the seven year vesting period and, if the performance measure is attained for a particular year, 20% of the award vests. The performance measures established for 2009 were: (1) Synovus’ earnings per share results in light of the economic and financial conditions facing Synovus, (2) Synovus’ earnings per share results compared to the earnings per share results of Synovus’ competitors for 2009, (3) Synovus’ progress during 2009 in reducing problem assets, (4) Synovus’ management of credit issues during 2009, and (5) Synovus’ progress toward implementing a strategic plan during 2009. Based upon Synovus’ progress toward these performance measures in 2009, the Committee approved the vesting of 20% of the award. The Committee expects to establish similar performance measures for 2010.

Perquisites

Perquisites are a small part of our executive compensation program. Perquisites are not tied to Synovus’ performance. Perquisites are offered to align our compensation program with competitive practices because similar positions at Synovus’ competitors offer similar perquisites. The perquisites offered by Synovus are set forth in footnotes 5, 6, and 7 of the Summary

Compensation Table. No named executive officers received perquisites in excess of $25,000 in 2009. Considered both individually and in the aggregate, we believe that the perquisites we offer to our named executive officers are reasonable and appropriate. However, in light of economic conditions, the Committee suspended the personal use of aircraft by the Company’s executives for 2009 following the January 2009 Committee meeting, although the Committee can approve exceptions to that policy.

Employment Agreements

Synovus does not generally enter into employment agreements with its executives, except in unusual circumstances such as acquisitions. None of the named executive officers have employment agreements.

Retirement Plans

Our compensation program also includes retirement plans designed to provide income following an executive’s retirement. Synovus’ compensation program is designed to reflect Synovus’ philosophy that compensation generally should be earned while actively employed. Although retirement benefits are paid following an executive’s retirement, the benefits are earned while employed and are substantially related to performance. We have chosen to use defined contribution retirement plans because we believe that defined benefit plans are difficult to understand, difficult to communicate, and contributions to defined benefit plans often depend upon factors that are beyond Synovus’ control, such as the earnings performance of the assets in such plans compared to actuarial assumptions inherent in such plans. Synovus offers three qualified defined contribution retirement plans to its employees: a money purchase pension plan, a profit sharing plan and a 401(k) savings plan.

The money purchase pension plan has had an historical fixed 7% of compensation employer contribution every year. Effective March 15, 2009, this percentage was reduced to 3%. The profit sharing plan and any employer contribution to the 401(k) savings plan are tied directly to Synovus’ performance. There are opportunities under both the profit sharing plan and the 401(k) savings plan for employer contributions of up to 7% of compensation based upon the achievement of EPS percentage change goals. Based upon Synovus’ performance for 2009, Synovus’ named executive officers did not receive a contribution under the profit sharing plan or 401(k) savings plan. The retirement plan contributions for 2009 are included in the “All Other Compensation” column in the Summary Compensation Table.

In addition to these plans, the Synovus/TSYS Deferred Compensation Plan (“Deferred Plan”) replaces benefits foregone under the qualified plans due to legal limits imposed by the IRS. The Deferred Plan does not provide “above market” interest. Instead, participants in the Deferred Plan can choose to invest their accounts among mutual funds that are generally the same as the mutual funds that are offered in the 401(k) savings plan. The executives’ Deferred Plan accounts are held in a rabbi trust, which is subject to claims by Synovus’ creditors. The employer contribution to the Deferred Plan for 2009 for named executive officers is set forth in the “All Other Compensation” column in the Summary Compensation Table and the earnings (losses) on the Deferred Plan accounts during 2009 for named executive officers is set forth in the “Aggregate Earnings in Last FY” column in the Nonqualified Deferred Compensation Table and in a footnote to the “All Other Compensation” column in the Summary Compensation Table.

Post-Termination Compensation

Synovus’ compensation program is designed to reflect Synovus’ philosophy that compensation generally should be earned while actively employed. Although retirement benefits are paid following an executive’s retirement, the benefits are earned while employed and are substantially related to performance as described above. Historically, Synovus had entered into limited post-termination arrangements when appropriate, such as change of control agreements with each of the named executive officers. As required under ARRA, the change of control agreements have been suspended for senior executive officers and the next five most highly compensated employees for the remainder of the TARP period. For more information regarding the change in control agreements as in effect prior to TARP, please refer to the discussion beginning on page 25 under “Executive Compensation — Compensation Discussion and Analysis” of Synovus’ 2009 Proxy Statement and the “Potential Payouts Upon Change-In-Control” section appearing on page 40 of the 2009 Proxy Statement.

Stock Ownership/Retention Guidelines

To align the interests of its executives with shareholders, Synovus implemented stock ownership guidelines for its executives. Under the guidelines, executives were initially required to maintain ownership of Synovus common stock equal to at least a specified multiple of base salary, as set forth in the table below:

Ownership Level
Named Executive Officer	(as multiple of base salary)

Chief Executive Officer	5x
Chief Operating Officer	4x
All other executive officers	3x

The guidelines were recalculated at the beginning of each calendar year. The guideline was initially adopted January 1, 2004, and executives had a five-year grace period to fully achieve the guideline with an interim three-year goal. Until the guideline was achieved, executives were required to retain all net shares received upon the exercise of stock options, excluding shares used to pay the option’s exercise price and any taxes due upon exercise. In the event of a severe financial hardship, the guidelines permit the development of an alternative ownership plan by the Chairman of the Board of Directors and Chairman of the Compensation Committee.

Like a number of other public companies, especially financial institutions, the market value of Synovus’ common stock decreased significantly during 2008 and 2009. As a result of the decline in Synovus’ stock price, the Committee recalculated the guidelines. As a result, the Committee agreed to accept the number of shares owned by each executive as of January 1, 2009 as being in compliance with the guidelines. Executives are required to maintain that number of shares as a minimum going forward. The Committee agreed to review the guidelines and each executive’s ownership level on an annual basis beginning in 2010.

Synovus has also adopted a “hold until retirement” provision that applies to all unexercised stock options and unvested restricted stock awards. Under this provision, executives that have attained the stock ownership guidelines described above are also required to retain ownership of 50% of all stock acquired through Synovus’ equity compensation plans (after taxes and transaction costs) until their retirement or other termination of employment. Synovus believes that the “hold until retirement” requirement further aligns the interests of its executives with shareholders.

Tally Sheets

The Committee historically uses tally sheets to add up all components of compensation for each named executive officer, including base salary, bonus, long-term incentives, accumulative realized and unrealized stock options and restricted stock gains, the dollar value of perquisites and the total cost to the company, and earnings and accumulated payment obligations under Synovus’ nonqualified deferred compensation program. The tally sheets also provide estimates of the amounts payable to each executive upon the occurrence of potential future events, such as a change of control, retirement, voluntary or involuntary termination, death and disability. The tally sheets are used to provide the Committee with total compensation amounts for each executive so that the Committee can determine whether the amounts are reasonable or excessive. Although the tally sheets are not used to benchmark total compensation with specific companies, the Committee considers total compensation paid to executives at other companies in considering the reasonableness of our executives’ total compensation. Because there were no base salary increases, short-term incentive awards or long-term incentive awards during 2009, the Committee did not review tally sheets for Mr. Anthony or any other named executive officers. The Committee anticipates using tally sheets in the future as business conditions normalize.

TARP Related Actions

Amendments to Executive Compensation Program.  As required by ARRA, a number of amendments were made to our executive compensation program. The amendments include:

•	Bonuses and other incentive payments to senior executive officers and the next twenty most highly compensated employees have been prohibited during the TARP period.

•	The change of control agreements previously applicable to senior executive officers and the next five most highly compensated employees have been suspended during the TARP period.

•	A recovery or “clawback” provision has been added to Synovus’ incentive compensation plans requiring that any senior executive officer or next twenty most highly compensated employees return any bonus payment or award made during the TARP period based upon materially inaccurate financial statements or performance metrics. There were no bonus payments to any such officers or employees during 2009.

•	All forms of gross-ups to senior executive officers and the next twenty most highly compensated employees have been prohibited during the TARP period. Historically, the only gross-ups we used were for: (1) spouse travel to business events when the spouse’s attendance is expected and (2) any excise taxes imposed in connection with the change of control agreements. Both of these gross-ups have been eliminated as required under TARP.

Incentive Compensation Plan Risk Assessment.  The Committee met with Synovus’ Chief Risk Officer in 2009 to review Synovus’ incentive compensation plans. Because the incentive compensation plans covering senior executive officers (SEOs) have been suspended by the Committee for the TARP period, no incentive compensation plans were part of the review. As a result, the review focused on Synovus’ employee incentive plans.

Synovus’ employee incentive plans are broadly classified by business unit: incentive plans for Synovus’ banks and incentive plans for Synovus’ Financial Management Services division, or FMS. All of the plans were assessed for risk factors in four different categories: financial payouts, type of performance measured, design features, and administrative risks. Each plan was assigned a level of risk ranking from 1 (highest risk) to 5 (lowest risk) for each risk category. Any plan which received a “1” in any category was modified through the implementation of additional controls to ensure appropriate mitigation of risks.

The Synovus subsidiary banks maintain incentive compensation plans that pay production incentives to bank personnel, including commercial and business bankers, private bankers, branch managers and assistant branch managers, personal bankers and cash management personnel. Incentives are paid for various measures of production consistent with Synovus’ strategic business goals for the year. For 2009, these measures included core deposit growth, growth in deposit accounts, and fee income, including both referral fees and fees paid on retail accounts. As part of the risk assessment, it was determined that the risks of these plans was acceptable requiring normal monitoring. With respect to financial payout risks, it was noted that incentives were paid only upon realized revenue, and that the payouts represented an extremely small portion (less than 1%) of the banks’ total compensation expense. With respect to risks related to design and type of performance, it was noted that the performance measures were based on Synovus’ strategic business goals for the year, and that a return on investment analysis was performed on a quarterly basis to ensure that the incentives being encouraged were consistent with the company’s business and strategic goals for the year. It was also noted that participants must achieve threshold performance goals before becoming eligible to receive incentive payouts. With respect to administrative risks, it was noted that the design, goal setting, and performance measurement for the plans were performed by team members who do not participate in the plans, and that the plans were administered and managed by a central corporate office. As a result, there were no additional mitigating controls required to be implemented.

FMS maintains incentive compensation plans for its subsidiaries, including Synovus Mortgage Corp., Synovus Securities, Inc., Synovus Trust Company, N.A., Creative Financial Group, Ltd., and Globalt, Inc. As part of the risk assessment, it was noted that the plans for Synovus Mortgage, Synovus Securities and Creative Financial presented somewhat more risk than other Synovus plans because commissions were based on production volume and constituted a higher portion of each company’s total compensation expense than the other plans. However, as part of the risk assessment, additional controls were implemented for each plan to ensure appropriate monitoring of risks. It was also noted that the commission expense at Synovus Trust and Globalt was lower, although additional controls were also implemented for the plans maintained at these companies to ensure appropriate risk mitigation. The implemented controls include centralized plan administration, periodic return on investment analysis to ensure the effectiveness of the incentive plans, and periodic audits of plan payouts to ensure the plans are being administered in accordance with their terms.

Role of the Compensation Consultant

The Committee has retained Hewitt as its independent executive compensation consultant. The role of the outside compensation consultant is to assist the Committee in analyzing executive pay packages and contracts and understanding Synovus’ financial measures. The Committee has the sole authority to hire and fire outside compensation consultants. The Committee’s relationship with Hewitt is described on page 8 of this Proxy Statement under “Compensation Committee.”

Role of the Executive Officers in the Compensation Process

Synovus’ Chief People Officer and Synovus’ Chief Executive Officer generally attend all Committee meetings by invitation of the Committee. These executives provide management perspective on issues under consideration by the Committee. Neither the Chief Executive Officer nor the Chief People Officer have authority to vote on Committee matters. The Committee regularly meets in executive session with no Synovus executive officers present. For more information regarding Committee meetings, please refer to page 8 of this Proxy Statement under “Compensation Committee.”

Other Policies

Tax Considerations.  We have structured most forms of compensation paid to our executives to be tax deductible. Internal Revenue Code Section 162(m) limits the deductibility of compensation paid by a publicly-traded corporation to its Chief Executive Officer and four other highest paid executives for amounts in excess of $1 million, unless certain conditions are met. Under TARP, however, this limit is reduced to $500,000. The short-term and long-term incentive plans have been approved by shareholders and awards under these plans are designed to qualify as “performance-based” compensation to ensure deductibility under Code Section 162(m). We reserve the right to provide compensation which is not tax-deductible, however, if we believe the benefits of doing so outweigh the loss of a tax deduction.

Accounting Considerations.  We account for all compensation paid in accordance with GAAP. The accounting treatment has generally not affected the form of compensation paid to named executive officers.

Significant Events After December 31, 2009

The Committee granted restricted stock unit awards to Synovus’ named executive officers effective February 1, 2010. Messrs. Anthony and Prescott, Ms. James and Messrs. Holladay and

Hatcher were each granted restricted stock unit awards of 71,429, 53,572, 53,572, 53,572, and 53,572 shares, respectively. The restricted stock unit awards have a service component, a performance component and a TARP-related component for vesting. The units vest after each executive has two years of service and after Synovus has achieved two consecutive quarters of profitability. In addition, as required under TARP, for each 25% of the aggregate TARP funds that are repaid, 25% of the units vest.

Conclusion

We believe that the compensation delivered to each named executive officer in 2009 was fair, reasonable and competitive.

COMPENSATION COMMITTEE REPORT

Synovus’ Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in Synovus’ Annual Report on Form 10-K for the year ended December 31, 2009 and in this Proxy Statement.

As required under TARP, the Committee met with Synovus’ Chief Risk Officer in 2009 to review the Company’s incentive compensation plans. All incentive compensation plans covering senior executive officers (SEOs) have been suspended by the Committee for the TARP period. The required disclosures under TARP regarding the risks under our employee compensation plans appear under the heading “Compensation Discussion and Analysis — TARP Related Actions — Incentive Compensation Plan Risk Assessment” beginning on page 40 of this Proxy Statement.

The Committee certifies that: (1) it has reviewed with senior risk officers the SEO compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of Synovus; (2) it has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to Synovus; and (3) it has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of Synovus to enhance the compensation of any employee.

The Compensation Committee
T. Michael Goodrich, Chair
V. Nathaniel Hansford
Mason H. Lampton

SUMMARY COMPENSATION TABLE

The table below summarizes the compensation for each of the named executive officers for each of the last three fiscal years.

The named executive officers were not entitled to receive payments which would be characterized as “Bonus” payments or as “Non-Equity Incentive Plan Compensation” for any of these fiscal years.

The named executive officers did not receive any compensation that is reportable under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column because, as described in the Compensation Discussion and Analysis, Synovus has no defined benefit pension plans and does not pay above-market interest on deferred compensation. The retirement plan contributions and earnings (if any) for the named executive officers for these three fiscal years are set forth in the “All Other Compensation” column.

								Change in
								Pension
								Value and
								Nonquali-
								fied
							Non-Equity	Deferred
							Incentive	Compen-	All Other
				Stock	Option		Plan Com-	sation	Compen-
Name and Principal		Salary	Bonus	Awards	Awards		pensation	Earnings	sation		Total
Position	Year	($)	($)	($)(1)	($)(2)		($)	($)	($)		($)

Richard E. Anthony	2009	$928,200	—	$-0-	$-0-		$		$268,287	(4)(5)(6)(7)	$1,196,487
Chairman of the Board and	2008	928,200	—	434,518	1,607,808	(3)			86,661		3,057,187	(3)
Chief Executive Officer	2007	869,000	—	409,502	277,790		-0-		369,963		1,926,255

Thomas J. Prescott	2009	387,000	—	-0-	-0-		-0-		151,069	(5)(6)(7)	538,069
Executive Vice President and	2008	387,000	—	145,125	499,200	(3)	-0-		48,041		1,079,366	(3)
Chief Financial Officer	2007	387,000	—	136,501	92,597		-0-		120,490		736,588

Elizabeth R. James	2009	431,000	—	-0-	-0-		-0-		130,739	(4)(5)(6)	561,739
Vice Chairman and	2008	431,000	—	146,628	499,987	(3)	-0-		59,033		1,136,648	(3)
Chief People Officer	2007	391,000	—	140,811	95,521		-0-		160,080		787,412

Mark G. Holladay	2009	315,000	—	-0-	-0-		-0-	—	80,419	(5)(6)(7)	395,419
Executive Vice President and	2008	315,000	—	63,000	362,079	(3)	-0-	—	33,051		773,130	(3)
Chief Risk Officer	2007	315,000	—	59,007	40,020		-0-	—	78,372		492,399

Samuel F. Hatcher	2009	325,000	—	-0-	-0-		-0-		10,875	(5)(6)	335,875
Executive Vice President, General	2008	226,675	—	-0-	84,480		-0-		9,375		320,530
Counsel and Secretary	2007	—	—	—	—		—	—	—		—

Frederick L. Green, III	2009	234,217	—	-0-	-0-		-0-		348,680	(5)(6)(7)(8)	582,897
Former President and	2008	562,100	—	218,762	866,856	(3)	-0-		83,123		1,730,841	(3)
Chief Operating Officer (Resigned Effective May 28, 2009)	2007	500,000	—	158,341	107,405		-0-	—	180,801		946,547

(1)	The amounts in this column reflect the aggregate grant date fair value of stock awards during the last three fiscal years computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation of the restricted stock unit awards reported in this column, please see note 22 of the Notes to Consolidated Financial Statements in the Financial Appendix to our Annual Report on Form 10K for the year ended December 31, 2009, which is incorporated herein by reference.

(2)	The amounts in this column reflect the aggregate grant date fair value of options awards during the last three fiscal years computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the calculation of the option awards reported in this column, please see note 22 of the Notes to Consolidated Financial Statements in the Financial Appendix to our Annual Report on Form 10K for the year ended December 31, 2009, which is incorporated herein by reference.

(3)	Option award amount for 2008 includes a special one-time grant of stock options made in connection with the spin-off of TSYS. Fair market value of this award on date of grant was $1,410,000, $423,000, $423,000, $329,000 and $752,000 for Messrs. Anthony and Prescott, Ms. James, and Messrs. Holladay and Green, respectively. The exercise price of this award is $13.18. Without this special one-time award, total compensation for Messrs. Anthony and Prescott, Ms. James and Messrs. Holladay and Green would be $1,647,187, $656,366, $713,648, $444,130 and $978,841, respectively.

(4)	Amount includes matching contributions under the Synovus Director Stock Purchase Plan of $10,000 for each of Messrs. Anthony and Ms. James.

(5)	Amount includes company contributions by Synovus to qualified defined contribution plans of $9,310 for each executive except for Messrs. Hatcher and Green, who received contributions of $4,875 and $12,079, respectively, and company contributions by Synovus to nonqualified deferred compensation plans of $25,963, $5,397, $7,069, $2,660, and $2,666 for Messrs. Anthony and Prescott, Ms. James and Messrs. Holladay and Green, respectively.

(6)	Amount includes the costs incurred by Synovus in connection with providing the perquisite of an automobile allowance. Amount also includes the incremental cost to Synovus for reimbursement of country club dues, if any, and the incremental cost to Synovus for personal use of the corporate aircraft prior to the prohibition on personal air travel. Amount also includes actuarial value of salary continuation life insurance benefit, if any. Amounts for these items are not quantified because they do not exceed the greater of $25,000 or 10% of the total amount of perquisites (perquisites do not exceed $25,000 for any executive officer). The amount for the personal use of corporate aircraft was calculated by adding all incremental costs of such use, including fuel, maintenance, hanger and tie-down costs, landing fees, airport taxes, catering, crew travel expenses (food, lodging and ground transportation).

(7)	In addition to the items noted in footnote (6), the amount also includes the costs incurred by Synovus in connection with providing the perquisite of reimbursement for financial planning and the incremental cost to Synovus, if any, of security alarm monitoring. These items are not quantified because they do not exceed the greater of $25,000 or 10% of the total amount of perquisites (perquisites do not exceed $25,000 for any executive officer).

(8)	Amount includes matching contributions under the Synovus Director Stock Purchase Plan of $5,000 and consulting fees of $218,596 for Mr. Green. The payments were made pursuant to a consulting agreement between Mr. Green and Synovus that was effective June 1, 2009. Under this agreement, Mr. Green agreed to perform consulting services as requested by Synovus and not to compete with or solicit customers or employees from Synovus. Synovus agreed to pay Mr. Green $31,288.00 per month for a period of 18 months in exchange for his services and covenants under the agreement.

GRANTS OF PLAN-BASED AWARDS
for the Year Ended December 31, 2009

As described above, there were no short-term incentives or long-term incentives awarded to the named executive officers for 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
December 31, 2009

	Option Awards					Stock Awards
								Equity
								Incentive	Equity
			Equity					Plan Awards:	Incentive
			Incentive			Number		Number of	Plan
			Plan			of		Unearned	Awards:
			Awards:			Shares	Market	Shares,	Market or
	Number of	Number of	Number of			or Units	Value of	Units or	Payout Value
	Securities	Securities	Securities			of Stock	Shares or	Other	of Unearned
	Underlying	Underlying	Underlying			That	Units of	Rights	Shares, Units or
	Unexercised	Unexercised	Unexercised	Option		Have	Stock That	That	Other Rights
	Options	Options	Unearned	Exercise	Option	Not	Have Not	Have Not	That Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable(1)	Unexercisable(1)	(#)	($)	Date	(#)(1)	($)(2)	(#)(1)	($)(2)

Richard E. Anthony(3)	—	—	—			—	—	38,032	$77,966
	34,718	—	—	$8.44	01/19/2010	4,275	$8,764	—	—
	856,347	—	—	8.27	06/28/2010	23,287	47,738	—	—
	27,356	—	—	12.35	01/16/2011	—	—	—	—
	49,685	—	—	12.38	04/28/2012	—	—	—	—
	97,666	—	—	12.01	01/20/2014	—	—	—	—
	122,130	—	—	12.53	01/20/2015	—	—	—	—
	208,965	—	—	12.93	01/30/2016	—	—	—	—
	54,913	27,456	—	14.92	01/31/2017	—	—	—	—
	—	750,000	—	13.18	01/31/2018	—	—	—	—
	43,958	87,914	—	13.18	01/31/2018	—	—	—	—

Thomas J. Prescott(4)	—	—	—	10.69	02/08/2009	1,425	2,921	—	—
	24,425	—	—	8.44	01/19/2010	7,340	15,047	—	—
	856,347	—	—	8.27	06/28/2010	—	—	—	—
	34,108	—	—	12.35	01/16/2011	—	—	—	—
	33,324	—	—	12.38	04/28/2012	—	—	—	—
	56,229	—	—	12.01	01/20/2014	—	—	—	—
	28,557	—	—	12.53	01/20/2015	—	—	—	—
	82,864	—	—	12.93	01/30/2016	—	—	—	—
	18,304	9,152	—	14.92	01/31/2017	—	—	—	—
	—	225,000	—	13.18	01/31/2018	—	—	—	—
	14,683	29,363	—	13.18	01/31/2018	—	—	—	—

Elizabeth R. James(5)	40,515	—	—	10.69	02/08/2009	1,470	3,014	—	—
	22,029	—	—	8.44	01/19/2010	7,854	16,101	—	—
	856,347	—	—	8.27	06/28/2010	—	—	—	—
	35,527	—	—	12.35	01/16/2011	—	—	—	—
	36,354	—	—	12.38	04/28/2012	—	—	—	—
	59,978	—	—	12.01	01/20/2014	—	—	—	—
	30,533	—	—	26.82	01/20/2015	—	—	—	—
	57,516	—	—	12.93	01/30/2016	—	—	—	—
	18,882	9,441	—	14.92	01/31/2017	—	—	—	—
	—	225,000	—	13.18	01/31/2018	—	—	—	—
	14,834	29,667	—	13.18	01/31/2018	—	—	—	—

Mark G. Holladay(6)	40,515	—	—	10.69	02/08/2009	616	1,263	—	—
	22,029	—	—	8.44	01/19/2010	3,372	6,913	—	—
	642,260	—	—	8.27	06/28/2010	—	—	—	—
	15,632	—	—	12.35	01/16/2011	—	—	—	—
	19,850	—	—	12.38	04/28/2012	—	—	—	—
	24,990	—	—	12.01	01/20/2014	—	—	—	—
	12,961	—	—	12.53	01/21/2015	—	—	—	—
	35,874	—	—	12.93	10/30/2016	—	—	—	—
	7,910	3,956	—	14.92	01/31/2017	—	—	—	—
	—	175,000	—	13.18	01/31/2018	—	—	—	—
	6,374	12,747	—	13.18	01/31/2018	—	—	—	—

Samuel F. Hatcher(7)	16,001	31,999	—	12.50	05/01/2018	—	—	—	—

Frederick L. Green, III(8)	76,649	—	—	10.69	02/08/2009	—	—	—	—
	42,802	—	—	8.44	01/19/2010	—	—	—	—
	34,108	—	—	12.35	01/16/2011	—	—	—	—
	21,631	—	—	12.38	04/28/2012	—	—	—	—
	35,928	—	—	12.01	01/20/2014	—	—	—	—
	21,408	—	—	11.65	02/02/2014	—	—	—	—
	30,083	—	—	12.53	01/20/2015	—	—	—	—
	87,495	—	—	12.93	01/30/2016	—	—	—	—
	31,847	—	—	14.92	01/31/2017	—	—	—	—
	—	—	—	13.18	01/31/2018	—	—	—	—
	66,391	—	—	13.18	01/31/2018	—	—	—	—

(1)	In connection with the spin-off of TSYS, each named executive officer received approximately 0.483921 of a share of TSYS stock for each share of Synovus restricted stock held by the executive. The TSYS stock received by each executive in connection with the spin-off is subject to the same restrictions and conditions as the Synovus restricted stock. As a result of this distribution of TSYS stock, as of December 31, 2009, Mr. Anthony held 20,472 restricted shares of TSYS with a market value of $353,551, Mr. Prescott held 689 restricted shares of TSYS with a market value of $11,899, Ms. James held 711 restricted shares of TSYS with a market value of $12,279, and Mr. Holladay held 298 restricted shares of TSYS with a market value of $5,146. The TSYS restricted shares are not reflected in the table.

(2)	Market value is calculated based on the closing price of Synovus’ common stock on December 31, 2009 ($2.05).

(3)	With respect to Mr. Anthony’s unexercisable stock options, the 27,456 options vest on January 31, 2010, the 87,914 options vest in equal installments on January 31, 2010 and January 31, 2011; and the 750,000 options vest in equal installments on January 31, 2011, January 31, 2012 and January 31, 2013. With respect to Mr. Anthony’s restricted stock awards that have not vested, the 4,275 restricted share grant vests on January 31, 2010, and the 23,287 restricted stock unit grant vests in equal installments on January 31, 2010 and January 31, 2011. Because Mr. Anthony meets the criteria for retirement eligibility (age 62 with 15 years of service), he will vest in the 23,287 restricted stock unit grant upon his retirement. In addition, the performance-based restricted stock award of 63,386 shares granted to Mr. Anthony in 2005 vests as follows: the restricted shares have seven one-year performance periods (2005-2011). During each performance period, the Compensation Committee establishes an earnings per share goal and, if such goal is attained during any performance period, 20% of the restricted shares will vest. As of December 31, 2009, 38,032 of the 63,386 restricted shares have not vested.

(4)	With respect to Mr. Prescott’s unexercisable stock options, the 9,152 options vest on January 31, 2010, the 29,363 options vest in equal installments on January 31, 2010 and January 31, 2011; and the 225,000 options vest in equal installments on January 31, 2011, January 31, 2012 and January 31, 2013. With respect to Mr. Prescott’s restricted stock awards that have not vested, the 1,425 restricted stock unit grant vests on January 31, 2010 and the 7,340 restricted stock unit vests in equal installments on January 31, 2010 and January 31, 2011.

(5)	With respect to Ms. James’ unexercisable stock options, the 9,441 options vest on January 31, 2010, the 29,667 options vest in equal installments on January 31, 2010 and January 31, 2011; and the 225,000 options vest in equal installments on January 31, 2011, January 31, 2012 and January 31, 2013. With respect to Ms. James’ restricted stock awards that have not vested, the 1,470 restricted share grant vests on January 31, 2010, and the 7,854 restricted stock unit grant vests in equal installments January 31, 2010 and January 31, 2011.

(6)	With respect to Mr. Holladay’s unexercisable stock options, the 3,956 options vest on January 31, 2010, the 12,747 options vest in equal installments on January 31, 2010 and January 31, 2011; and the 175,000 options vest in equal installments on January 31, 2011, January 31, 2012 and January 31, 2013. With respect to Mr. Holladay’s restricted stock awards that have not vested, the 616 share grant vests on January 31, 2010, and the 3,372 restricted stock unit grant vests in equal installments on January 31, 2011 and January 31, 2012.

(7)	With respect to Mr. Hatcher’s unexercisable stock options, 15,999 will vest on May 1, 2010 and 16,000 will vest on May 1, 2011.

(8)	As a result of his resignation, Mr. Green has no unexercisable stock options or unvested restricted stock units as of December 31, 2009.

OPTION EXERCISES AND STOCK VESTED
for the Year Ended December 31, 2009

The following table sets forth the number and corresponding value realized during 2009 with respect to stock options that were exercised and restricted shares that vested for each named executive officer.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)(1)

Richard E. Anthony			26,606	$105,352
Thomas J. Prescott			9,562	37,866
Elizabeth R. James			9,823	38,899
Mark G. Holladay			4,143	16,406
Samuel F. Hatcher			—	—
Frederick L. Green, III			17,196	74,517

(1)	Reflects the fair market value of the underlying shares as of the vesting date.

NONQUALIFIED DEFERRED COMPENSATION
for the Year Ended December 31, 2009

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	($)	($)(1)	($)	($)	($)(2)(3)

Richard E. Anthony	—	$25,963	$219,925	—	$824,024
Thomas J. Prescott	—	5,397	124,690	—	474,855
Elizabeth R. James	—	7,069	98,087	—	411,610
Mark G. Holladay	—	2,660	56,836	—	294,715
Samuel F. Hatcher	—	—	—	—	—
Frederick L. Green, III	—	2,666	106,621	(437,801)	2,666

(1)	The amounts in these columns are reported in the Summary Compensation Table for 2009 as “All Other Compensation.”

(2)	Of the balances reported in this column, the amounts of $71,568, $224,176, $210,132 and $129,595, with respect to Messrs. Anthony and Prescott, Ms. James and Mr. Holladay, respectively, were reported in the Summary Compensation Table as “All Other Compensation” in previous years. In addition, Mr. Anthony’s balance includes earnings on deferred director fees of $10,802, with a year-end balance of $40,932.

(3)	Each named executive officer with an account balance is 100% vested and will therefore receive his or her account balance in Synovus’ nonqualified deferred compensation plan upon his or her termination of employment for any reason.

The Deferred Plan replaces benefits lost by executives under the qualified retirement plans due to IRS limits. Executives are also permitted to defer all or a portion of their base salary or short-term incentive award, although no named executive officers did so for the last fiscal year. Amounts deferred under the Deferred Plan are deposited into a rabbi trust, and executives are permitted to invest their accounts in mutual funds that are generally the same as the mutual funds available in the qualified 401(k) plan. Deferred Plan participants may elect to withdraw their accounts as of a specified date or upon their termination of employment. Distributions can be made in a single lump sum or in annual installments over a 2-10 year period, as elected by the executive. The Directors Deferred Compensation Plan permits directors to elect to defer director fees pursuant to similar distribution and investment alternatives as the Deferred Plan.

POTENTIAL PAYOUTS UPON TERMINATION OR CHANGE-IN-CONTROL

Synovus had entered into change of control agreements with its named executive officers. Under these agreements, benefits were payable upon the occurrence of two events (also known as a “double trigger”). The first event is a change of control and the second event is the actual or constructive termination of the executive within two years following the date of the change of control.

As described above, the change in control agreements for the named executive officers have been suspended during the TARP period. As a result, no amounts would have been payable to the named executive officers in the event that a triggering event had occurred on December 31, 2009.

POTENTIAL PAYMENTS UNDER VARIOUS TERMINATION SCENARIOS

As described above, none of the named executive officers has an employment agreement, and the change in control agreements have been suspended during the TARP period. Accordingly, as of December 31, 2009, the only amount payable upon termination of employment would have been the distribution of each executives’ deferred compensation account balance shown above in the Nonqualified Deferred Compensation Table. In addition, Mr. Anthony’s restricted stock units vest upon his retirement. The value of such restricted stock units as of December 31, 2009 was $47,738, determined by multiplying number of units (23,287) by the closing price of Synovus’ common stock on December 31, 2009 ($2.05). This value is shown above in the Outstanding Equity Awards At Fiscal Year-End Table.

CERTAIN RELATIONSHIPS AND
RELATED TRANSACTIONS

Related Party Transaction Policy

Synovus’ Board of Directors has adopted a written policy for the review, approval or ratification of certain transactions with related parties of Synovus, which policy is administered by the Corporate Governance and Nominating Committee. Transactions that are covered under the policy include any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year; (2) Synovus is a participant; and (3) any related party of Synovus (such as an executive officer, director, nominee for election as a director or greater than 5% beneficial owner of Synovus stock, or their immediate family members) has or will have a direct or indirect interest.

Among other factors considered by the Committee when reviewing the material facts of related party transactions, the Committee must take into account whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Certain categories of transactions have standing pre-approval under the policy, including the following:

•	the employment of non-executive officers who are immediate family members of a related party of Synovus so long as the annual compensation received by this person does not exceed $250,000, which employment is reviewed by the Committee at its next regularly scheduled meeting; and

•	certain limited charitable contributions by Synovus, which transactions are reviewed by the Committee at its next regularly scheduled meeting.

The policy does not apply to certain categories of transactions, including the following:

•	certain lending transactions between related parties and Synovus and any of its banking and brokerage subsidiaries;

•	certain other financial services provided by Synovus or any of its subsidiaries to related parties, including retail brokerage, deposit relationships, investment banking and other financial advisory services; and

•	transactions which occurred, or in the case of ongoing transactions, transactions which began, prior to the date of the adoption of the policy by the Synovus Board.

Related Party Transactions in the Ordinary Course

During 2009, Synovus’ executive officers and directors (including their immediate family members and organizations with which they are affiliated) were also customers of Synovus and/or its subsidiaries. In management’s opinion, the lending relationships with these directors and officers were made in the ordinary course of business and on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other customers and do not involve more than normal collection risk or present other unfavorable features. In addition to these lending relationships, some directors and their affiliated organizations provide services or otherwise do business with Synovus and its subsidiaries, and we in turn provide services, including retail brokerage and other financial services, or otherwise do business with the directors and their organizations, in each case in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with other nonaffiliated persons.

Total Technology Ventures and Related Funds

As of January 1, 2009, Synovus owned a 49% membership interest in Total Technology Ventures, LLC, or TTV. Gardiner W. Garrard, III, the son of Gardiner W. Garrard, Jr., a director of Synovus, owned a 20% membership interest in TTV and also serves as a managing partner of TTV. During 2009, Mr. Garrard received $250,000 in compensation for this role. In addition to their ownership in TTV, during 2009 each of Synovus and Gardiner W. Garrard, III owned interests in TTP Fund, L.P., or Fund I, and TTP Fund II, L.P., or Fund II, two private investment funds engaged in private equity investment transactions. As of January 1, 2009, Synovus held approximately 79.8% of the membership interests in Fund I and also held a 5% profit allocation from Fund I. As of January 1, 2009, Synovus held approximately 74.9% of the membership interests in Fund II and, through its ownership interest in the general partner of Fund II, is entitled to receive approximately 3% of any profit allocation distributions made by Fund II. In the fourth quarter of 2009, Synovus sold all of its voting membership interests in Fund I and 33.3% of its voting interest in Fund II to unrelated third parties in a series of negotiated transactions. As of December 31, 2009, Synovus owned no voting membership interests in Fund I and a 49.9% voting membership interest in Fund II, and held directly or indirectly, a 5% profit allocation interest in Fund I and a 3% profit allocation interest in Fund II. Gardiner W. Garrard, III owns an interest in the general partners of Fund I and Fund II. As of December 31, 2009, through these ownership interests, Mr. Garrard is entitled to receive 9.4% and 8.5%, respectively, of any profit allocations made by Fund I and Fund II to their general partners.

The general partners of Fund I and Fund II have entered into agreements with TTV pursuant to which TTV provides investment management administrative services to each general partner. The management fee payable quarterly to TTV for investment advisory services is equal to the management fee received quarterly by each general partner from Fund I and Fund II, respectively, subject to certain adjustments and reductions. The aggregate management fees paid to TTV by the general partners of Fund I and Fund II during 2009 were $512,522 and $1,802,272, respectively.

Effective as of January 1, 2009, Synovus sold 11% of its interests in TTV to Gardiner W. Garrard, III and an unrelated third party for a total purchase price of $242,782 in cash (the “January TTV Sale”), reducing Synovus’ percentage interest in TTV to 49% and increasing Mr. Garrard’s interest in TTV to 25.5%. On December 23, 2009, Synovus sold its remaining 49% interest in TTV to Mr. Garrard and an unrelated third party for a total purchase price of $1,081,484 in cash (the “December TTV Sale”). The Corporate Governance and Nominating Committee reviewed the material terms of the January TTV Sale and the December TTV Sale in accordance with Synovus’ related party transactions policy and determined that each of the January TTV Sale and the December TTV Sale was on terms no less favorable to Synovus than terms generally available to an unaffiliated party under the same or similar circumstances.

Total System Services, Inc.

On December 31, 2007, pursuant to an Agreement and Plan of Distribution, CB&T, a wholly owned banking subsidiary of Synovus, distributed its approximately 80.8% ownership interest in TSYS to Synovus and Synovus distributed all of those shares to Synovus shareholders in the spin-off. After this time, TSYS became a fully independent, publicly owned company. Philip Tomlinson, a director of Synovus, is the Chairman of the Board and Chief Executive Officer of TSYS. Richard E. Anthony, Chairman of the Board and Chief Executive Officer of Synovus, is a director of TSYS.

During 2009, TSYS provided electronic payment processing services and other card-related services to certain banking subsidiaries of Synovus for payments of $14,133,675. Synovus and its subsidiaries also paid TSYS an aggregate of $1,998,972 in miscellaneous reimbursable items such as data links, network services and postage, primarily related to processing services, in 2009.

In addition, Synovus and CB&T leased office space from TSYS in 2008 under various lease agreements, resulting in aggregate payments of $872,445 to TSYS during 2009. CB&T and other Synovus subsidiaries also paid subsidiaries of TSYS $65,634 for debt collection services and $342,278 for printing services in 2009.

All of the transactions set forth above between TSYS and Synovus and its subsidiaries are comparable to those provided by between similarly situated unrelated third parties in similar transactions. The payments to Synovus by TSYS and the payments to TSYS by Synovus represent less than 2% of TSYS’ 2009 gross revenues.

W.C. Bradley Co.

Synovus leased various properties in Columbus, Georgia from W.C. Bradley Co. for office space and storage during 2009. The rent paid for the space was $2,538,737. The terms of the lease agreements are comparable to those provided for between similarly situated unrelated third parties in similar transactions.

Synovus is a party to a Joint Ownership Agreement with TSYS and W.C.B. Air L.L.C. pursuant to which they jointly own or lease aircraft. W.C. Bradley Co. owns all of the limited liability interests of W.C.B. Air. The parties have each agreed to pay fixed fees for each hour they fly the aircraft owned and/or leased pursuant to the Joint Ownership Agreement. Synovus paid $1,150,174 for use of the aircraft during 2009. The charges payable by Synovus in connection with its use of this aircraft approximate charges available to unrelated third parties in the State of Georgia for use of comparable aircraft for commercial purposes.

James H. Blanchard, a director of Synovus, is a director of W.C. Bradley Co. James D. Yancey, Chairman of the Board of CB&T and a director of Synovus, is a director of W.C. Bradley Co. William B. Turner, Jr., Vice Chairman of the Board and Retired President of W.C. Bradley Co., is a director of Synovus and CB&T. John T. Turner, William B. Turner, Jr.’s brother, is a director of W.C. Bradley Co. and a director of CB&T. The payments to W.C. Bradley Co. by Synovus and its subsidiaries and the payments to Synovus and its subsidiaries by W.C. Bradley Co. represent less than 2% of W.C. Bradley Co.’s 2009 gross revenues.

Other Related Party Transactions

During 2009, a banking subsidiary of Synovus leased office space in Daniel Island, South Carolina from DIBS Holdings, LLC for $174,489. Frank W. Brumley, a director of Synovus, is managing member of and holds a 30% equity interest in DIBS Holdings, LLC. The terms of the lease agreement are comparable to those provided for between similarly situated unrelated third parties in similar transactions.

During 2009, Synovus and its wholly owned subsidiaries paid to Communicorp, Inc. $120,806, for printing, marketing and promotional services, which payments are comparable to payments between similarly situated unrelated third parties for similar services. Communicorp is a wholly owned subsidiary of Aflac Incorporated. Daniel P. Amos, a director of Synovus, is Chairman of the Board and Chief Executive Officer of Aflac. The payments to Aflac by Synovus and its subsidiaries represent less than 2% of Aflac’s 2009 gross revenues.

William Russell Blanchard, a son of director James H. Blanchard, was employed by a subsidiary of Synovus as a bank president during 2009. William Russell Blanchard received $179,235 in compensation during 2009. William Fray McCormick, the son-in-law of director Richard Y. Bradley, was employed by a subsidiary of Synovus as a trust officer during 2009. Mr. McCormick received $116,568 in compensation for his services during the year. The compensation received by the employees listed above is determined under the standard compensation practices of Synovus.

The January TTV Sale, the December TTV Sale and the lease with DIBS Holdings, LLC, as amended, were each approved pursuant to Synovus’ related party transaction policy. None of the other transactions described above required review, approval or ratification under Synovus’

related party transaction policy as they occurred or began prior to the adoption of the policy by the Synovus Board.

Other Information About Board Independence

In addition to the information set forth under the caption “Related Party Transactions in the Ordinary Course” above, the Board also considered the following relationships in evaluating the independence of Synovus’ independent directors and determined that none of the relationships constitute a material relationship with Synovus:

•	Synovus provided lending and/or other financial services to each of Messrs. Amos, Bradley, Brumley, Goodrich, Hansford, Lampton, Page, Purcell, Stith, Turner and Yancey and Ms. Camp and Ms. Ogie, their immediate family members and/or their affiliated organizations during 2009 in the ordinary course of business and on substantially the same terms as those available to unrelated parties. These relationships meet the Board’s categorical standards for independence;

•	Two immediate family members of Mr. Turner were compensated as non-executive employees of Synovus during 2009, which employment was in accordance with the Board’s categorical standards for independence; and

•	Entities affiliated with Mr. Amos made minimal payments to or received payments from Synovus for services in the ordinary course of business during 2009, which payments did not approach the 2% of consolidated gross revenues threshold set forth in the Board’s categorical standards for independence.

PRINCIPAL SHAREHOLDERS

The following table sets forth the number of shares of Synovus common stock held by the only known holders of more than 5% of the outstanding shares of Synovus common stock as of December 31, 2009.

Percentage of
	Shares of	Outstanding Shares
	Synovus Stock	of Synovus
Name and Address	Beneficially Owned	Stock Beneficially
of Beneficial	as of	Owned as
Owner	12/31/09	of 12/31/09

Synovus Trust Company, N.A.(1)	47,968,681 (2)	9.79%
1148 Broadway
Columbus, Georgia 31901

(1)	The shares of Synovus stock held by Synovus Trust Company are voted by the President of Synovus Trust Company.

(2)	As of December 31, 2009, the banking, brokerage, investment advisory and trust company subsidiaries of Synovus, including CB&T through its wholly owned subsidiary, Synovus Trust Company, held in various fiduciary or advisory capacities a total of 47,999,256 shares of Synovus stock as to which they possessed sole or shared voting or investment power. Of this total, Synovus Trust Company held 42,242,150 shares as to which it possessed sole voting power, 44,572,488 shares as to which it possessed sole investment power, 155,362 shares as to which it possessed shared voting power and 2,594,664 shares as to which it possessed shared investment power. The other banking, brokerage, investment advisory and trust subsidiaries of Synovus held 30,575 shares as to which they possessed sole or shared investment power. Synovus and its subsidiaries disclaim beneficial ownership of all shares of Synovus stock which are held by them in various fiduciary, advisory, non-advisory or agency capacities.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Synovus’ officers and directors, and persons who own more than ten percent of Synovus stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish Synovus with copies of all Section 16(a) forms they file.

To Synovus’ knowledge, based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons that no Forms 5 were required for those persons, Synovus believes that during the fiscal year ended December 31, 2009 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that Mr. Blanchard reported two transactions late and Mr. Bradley reported one transaction late.

SHAREHOLDER PROPOSALS AND NOMINATIONS

In order for a shareholder proposal to be considered for inclusion in Synovus’ Proxy Statement for the 2011 Annual Meeting of Shareholders, the written proposal must be received by the Corporate Secretary of Synovus at the address below. The Corporate Secretary must receive the proposal no later than November 12, 2010. The proposal will also need to comply with the SEC’s regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary
Synovus Financial Corp.
1111 Bay Avenue, Suite 500
Columbus, Georgia 31901

For a shareholder proposal that is not intended to be included in Synovus’ Proxy Statement for the 2010 Annual Meeting of Shareholders, or if you want to nominate a person for election as a director, you must provide written notice to the Corporate Secretary at the address above. The Secretary must receive this notice not earlier than December 23, 2010 and not later than January 22, 2011. The notice of a proposed item of business must provide information as required in the bylaws of Synovus which, in general, require that the notice include for each matter a brief description of the matter to be brought before the meeting; the reason for bringing the matter before the meeting; your name, address, and number of shares you own beneficially or of record; and any material interest you have in the proposal.

The notice of a proposed director nomination must provide information as required in the bylaws of Synovus which, in general, require that the notice of a director nomination include your name, address and the number of shares you own beneficially or of record; the name, age, business address, residence address and principal occupation of the nominee; and the number of shares owned beneficially or of record by the nominee, as well as information on any hedging activities or derivative positions held by the nominee with respect to Synovus shares. It must also include the information that would be required to be disclosed in the solicitation of proxies for the election of a director under federal securities laws. You must submit the nominee’s consent to be elected and to serve as well as a statement whether each nominee, if elected, intends to tender promptly following such person’s failure to receive the required vote for election or re-election, an irrevocable resignation effective upon acceptance by the Board of Directors, in accordance with Synovus’ Corporate Governance Guidelines. A copy of the bylaw requirements will be provided upon request to the Corporate Secretary at the address above.

GENERAL INFORMATION

Financial Information

A copy of Synovus’ 2009 Annual Report on Form 10-K, or 2009 Form 10-K, will be furnished, without charge, by writing to the Corporate Secretary, Synovus Financial Corp., 1111 Bay Avenue, Suite 500, Columbus, Georgia 31901. The 2009 Form 10-K is also available on Synovus’ home page on the Internet at www.synovus.com under the “Financial Reports — SEC Filings” link on the “Investor Relations” page.

Solicitation of Proxies

Synovus will pay the cost of soliciting proxies. Proxies may be solicited on behalf of Synovus by directors, officers or employees by mail, in person or by telephone, facsimile or other electronic means. Synovus will reimburse brokerage firms, nominees, custodians, and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners. In addition, we have retained Laurel Hill Advisory Group LLC to assist in the solicitation of proxies with respect to shares of our common stock held of record by brokers, nominees and institutions and, in certain cases, by other holders. Such solicitation may be made through the use of mails, by telephone or by personal calls. The anticipated cost of the services of Laurel Hill is $12,500 plus expenses.

Householding

The Securities and Exchange Commission’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This method of delivery, often referred to as householding, should reduce the amount of duplicate information that shareholders receive and lower printing and mailing costs for companies. Synovus and certain intermediaries are householding proxy materials for shareholders of record in connection with the Annual Meeting. This means that:

•	Only one Notice of Internet Availability of Proxy Materials or Proxy Statement and Annual Report will be delivered to multiple shareholders sharing an address unless you notify your broker or bank to the contrary;

•	You can contact Synovus by calling (706) 649-5220 or by writing Director of Investor Relations, Synovus Financial Corp., P.O. Box 120, Columbus, Georgia 31902 to request a separate copy of the Notice of Internet Availability of Proxy Materials or Annual Report and Proxy Statement for the 2010 Annual Meeting and for future meetings or, if you are currently receiving multiple copies, to receive only a single copy in the future or you can contact your bank or broker to make a similar request; and

•	You can request delivery of a single copy of the Notice of Internet Availability of Proxy Materials, Annual Report or Proxy Statements from your bank or broker if you share the same address as another Synovus shareholder and your bank or broker has determined to household proxy materials.

APPENDIX A

SYNOVUS FINANCIAL CORP.
DIRECTOR INDEPENDENCE STANDARDS

The following independence standards have been approved by the Board of Directors and are included within Synovus’ Corporate Governance Guidelines.

A majority of the Board of Directors will be independent directors who meet the criteria for independence required by the NYSE. The Corporate Governance and Nominating Committee will make recommendations to the Board annually as to the independence of directors as defined by the NYSE. To be considered independent under the NYSE Listing Standards, the Board must determine that a director does not have any direct or indirect material relationship with the Company. The Board has established the following standards to assist it in determining director independence. A director is not independent if:

•	The director is, or has been within the last three years, an employee of the Company or an immediate family member is, or has been within the last three years, an executive officer of the Company.

•	The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). (Compensation received by an immediate family member for service as an employee of the Company (other than an executive officer) is not taken into consideration under this independence standard).

•	(A) The director is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues. (The principal amount of loans made by the Company to any director or immediate family member shall not be taken into consideration under this independence standard; however, interest payments or other fees paid in association with such loans would be considered payments.)

The following relationships will not be considered to be material relationships that would impair a director’s independence:

•	The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services (including financial services) in an amount which, in the prior fiscal year, is less than the greater of $1 million, or 2% of such other company’s consolidated gross revenues. (In the event this threshold is exceeded, and where applicable in the standards set forth below, the three year “look back” period referenced above will apply to future independence determinations).

A-1

•	The director or an immediate family member of the director is a partner of a law firm that provides legal services to the Company and the fees paid to such law firm by the Company in the prior fiscal year were less than the greater of $1 million, or 2% of the law firm’s total revenues.

•	The director or an immediate family member of the director is an executive officer of a tax exempt organization and the Company’s contributions to the organization in the prior fiscal year were less than the greater of $1 million, or 2% of the organization’s consolidated gross revenues.

•	The director received less than $120,000 in direct compensation from the Company during the prior twelve month period, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	The director’s immediate family member received in his or her capacity as an employee of the Company (other than as an executive officer of the Company), less than $250,000 in direct compensation from the Company in the prior fiscal year, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	The director or an immediate family member of the director has, directly, in his or her individual capacities, or, indirectly, in his or her capacity as the owner of an equity interest in a company of which he or she is not an employee, lending relationships, deposit relationships or other banking relationships (such as depository, trusts and estates, private banking, investment banking, investment management, custodial, securities brokerage, insurance, cash management and similar services) with the Company provided that:

1) Such relationships are in the ordinary course of business of the Company and are on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; and

2) With respect to extensions of credit by the Company’s subsidiaries:

(a) such extensions of credit have been made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve, Sections 23A and 23B of the Federal Reserve Act and Section 13(k) of the Securities Exchange Act of 1934; and

(b) no event of default has occurred under the extension of credit.

For relationships not described above or otherwise not covered in the above examples, a majority of the Company’s independent directors, after considering all of the relevant circumstances, may make a determination whether or not such relationship is material and whether the director may therefore be considered independent under the NYSE Listing Standards. The Company will explain the basis of any such determinations of independence in the next proxy statement.

For purposes of these independence standards an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

For purposes of these independence standards “Company” includes any parent or subsidiary in a consolidated group with the Company.

A-2

Financial Appendix

Consolidated Balance Sheets

	December 31,
(In thousands, except share data)	2009	2008

ASSETS
Cash and due from banks, including $45,257 and $24,965 in 2009 and 2008, respectively, on deposit to meet Federal Reserve Bank requirements	$564,482	524,327
Interest bearing funds with Federal Reserve Bank	1,901,847	1,206,168
Interest earning deposits with banks	12,534	10,805
Federal funds sold and securities purchased under resale agreements	203,959	388,197
Trading account assets, at fair value	14,370	24,513
Mortgage loans held for sale, at fair value	138,056	133,637
Other loans held for sale	36,816	3,527
Investment securities available for sale, at fair value	3,188,735	3,770,022
Loans, net of unearned income	25,383,068	27,920,177
Allowance for loan losses	(943,725)	(598,301)

Loans, net	24,439,343	27,321,876

Premises and equipment, net	580,375	605,019
Goodwill	24,431	39,521
Other intangible assets, net	16,649	21,266
Other assets	1,709,821	1,737,391

Total assets	$32,831,418	35,786,269

LIABILITIES AND EQUITY
Liabilities:
Deposits:
Non-interest bearing deposits	$4,172,697	3,563,619
Interest bearing deposits ($0 and $75,875, at fair value, in callable brokered certificates of deposit as of December 31, 2009 and 2008)	23,260,836	25,053,560

Total deposits	27,433,533	28,617,179
Federal funds purchased and other short-term borrowings	475,062	725,869
Long-term debt	1,751,592	2,107,173
Other liabilities	299,730	516,541

Total liabilities	29,959,917	31,966,762

Equity:
Shareholders’ equity:
Cumulative perpetual preferred stock — no par value. Authorized 100,000,000 shares; 967,870 shares issued and outstanding in 2009 and 2008	928,207	919,635
Common stock — $1.00 par value. Authorized 600,000,000 shares; issued 495,513,957 in 2009 and 336,010,941 in 2008; outstanding 489,828,319 in 2009 and 330,334,111 in 2008	495,514	336,011
Additional paid-in capital	1,605,097	1,165,875
Treasury stock, at cost — 5,685,638 shares in 2009 and 5,676,830 shares in 2008	(114,155)	(114,117)
Accumulated other comprehensive income	84,806	129,253
Accumulated (deficit) retained earnings	(148,428)	1,350,501

Total shareholders’ equity	2,851,041	3,787,158
Non-controlling interest in subsidiaries	20,460	32,349

Total equity	2,871,501	3,819,507

Total liabilities and equity	$32,831,418	35,786,269

See accompanying notes to consolidated financial statements.

Consolidated Statements of Income

	Years Ended December 31,
(In thousands, except per share data)	2009	2008	2007

Interest income:
Loans, including fees	$1,323,942	1,661,012	2,046,239
Investment securities available for sale:
U.S. Treasury and U.S. Government agency securities	65,447	82,856	89,597
Mortgage-backed securities	96,441	88,609	67,744
State and municipal securities	4,786	6,368	8,095
Other investments	2,270	5,415	7,290
Trading account assets	1,091	1,924	3,418
Mortgage loans held for sale	10,837	7,342	9,659
Other loans held for sale	45	93	—
Federal funds sold and securities purchased under resale agreements	356	3,382	5,258
Interest on Federal Reserve Bank balances	3,650	391	—
Interest earning deposits with banks	324	188	1,104

Total interest income	1,509,189	1,857,580	2,238,404

Interest expense:
Deposits	456,247	667,453	912,472
Federal funds purchased and other short-term borrowings	3,841	38,577	92,970
Long-term debt	38,791	73,657	84,014

Total interest expense	498,879	779,687	1,089,456

Net interest income	1,010,310	1,077,893	1,148,948
Provision for losses on loans	1,805,599	699,883	170,208

Net interest (expense) income after provision for losses on loans	(795,289)	378,010	978,740

Non-interest income:
Service charges on deposit accounts	117,751	111,837	112,142
Fiduciary and asset management fees	44,168	48,779	50,761
Brokerage and investment banking revenue	28,475	33,119	31,980
Mortgage banking income	38,521	23,493	27,006
Bankcard fees	36,139	35,283	30,393
Net gains on sales of investment securities available for sale	14,067	45	980
Other fee income	31,200	37,246	39,307
Increase in fair value of private equity investments, net	1,379	24,995	16,497
Gain from sale of MasterCard shares	8,351	16,186	6,304
Gain from redemption of Visa shares	—	38,542	—
Gain from sale of Visa shares	51,900	—	—
Other non-interest income	38,719	47,716	56,268

Total non-interest income	410,670	417,241	371,638

Non-interest expense:
Salaries and other personnel expense	425,170	455,395	451,742
Net occupancy and equipment expense	123,105	123,529	112,026
FDIC insurance and other regulatory fees	76,314	25,161	10,347
Foreclosed real estate expense	354,269	136,678	15,736
Losses on other loans held for sale	1,703	9,909	—
Goodwill impairment	15,090	479,617	—
Professional fees	38,802	30,210	20,961
Data processing expense	45,131	46,914	45,435
Visa litigation (recovery) expense	(6,441)	(17,473)	36,800
Restructuring charges	5,995	16,125	—
Other operating expenses	142,151	149,992	137,296

Total non-interest expense	1,221,289	1,456,057	830,343

Income (loss) from continuing operations before income taxes	(1,605,908)	(660,806)	520,035
Income tax expense (benefit)	(171,977)	(80,430)	182,066

Income (loss) from continuing operations	(1,433,931)	(580,376)	337,969
Income from discontinued operations, net of income taxes and non-controlling interest	4,590	5,650	188,336

Net income (loss)	(1,429,341)	(574,726)	526,305
Net income attributable to non-controlling interest	2,364	7,712	—

Net income (loss) attributable to controlling interest	(1,431,705)	(582,438)	526,305

Dividends and accretion of discount on preferred stock	56,966	2,057	—

Net income (loss) available to common shareholders	$(1,488,671)	(584,495)	526,305

Basic earnings (loss) per common share:
Net income (loss) from continuing operations available to common shareholders	$(4.00)	(1.79)	1.03

Net income (loss) available to common shareholders	(3.99)	(1.77)	1.61

Diluted earnings (loss) per common share:
Net income (loss) from continuing operations available to common shareholders	$(4.00)	(1.79)	1.02

Net income (loss) available to common shareholders	(3.99)	(1.77)	1.60

Weighted average common shares outstanding:
Basic	372,943	329,319	326,849

Diluted	372,943	329,319	329,863

See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes in Equity and Comprehensive Income (Loss)

					Accumulated	Accumulated
			Additional		Other	(Deficit)	Non-
	Preferred	Common	Paid-In	Treasury	Comprehensive	Retained	Controlling
(In thousands, except per share data)	Stock	Stock	Capital	Stock	Income (Loss)	Earnings	Interest	Total

Balance at December 31, 2006	$—	331,214	1,033,055	(113,944)	(2,129)	2,460,454	—	3,708,650
Cumulative effect of adoption of ASC 740-10-05-6	—	—	—	—	—	(230)	—	(230)
Net income	—	—	—	—	—	526,305	—	526,305
Other comprehensive income, net of tax:
Net unrealized gain on cash flow hedges	—	—	—	—	18,334	—	—	18,334
Change in unrealized gains/losses on investment securities available for sale, net of reclassification adjustment	—	—	—	—	31,251	—	—	31,251
Amortization of postretirement unfunded health benefit, net of tax	—	—	—	—	817	—	—	817
Gain on foreign currency translation	—	—	—	—	6,151	—	—	6,151

Other comprehensive income	—	—	—	—	56,553	—	—	56,553

Comprehensive income								582,858

Cash dividends declared — $0.82 per share	—	—	—	—	—	(269,082)	—	(269,082)
Issuance (forfeitures) of non-vested stock, net	—	552	(552)	—	—	—	—	—
Share-based compensation expense	—	—	21,540	—	—	—	—	21,540
Stock options exercised	—	3,702	60,148	—	—	—	—	63,850
Share-based compensation tax benefit	—	—	15,937	—	—	—	—	15,937
Issuance of common stock for acquisitions	—	61	2,054	—	—	—	—	2,115
Spin-off of TSYS	—	—	(30,973)	—	(22,985)	(630,090)	—	(684,048)

Balance at December 31, 2007	—	335,529	1,101,209	(113,944)	31,439	2,087,357	—	3,441,590
Cumulative effect of adoption of ASC 715-60-35-177	—	—	—	—	—	(2,248)	—	(2,248)
Cumulative effect of adoption of ASC 825-10-25	—	—	—	—	—	58	—	58
Net income (loss)	—	—	—	—	—	(582,438)	7,712	(574,726)
Other comprehensive income, net of tax:
Net unrealized gain on cash flow hedges	—	—	—	—	21,589	—	—	21,589
Change in unrealized gains/losses on investment securities available for sale, net of reclassification adjustment	—	—	—	—	76,045	—	—	76,045
Amortization of postretirement unfunded health benefit, net of tax	—	—	—	—	180	—	—	180

Other comprehensive income	—	—	—	—	97,814	—	—	97,814

Comprehensive loss								(476,912)

Cash dividends declared — $0.46 per share	—	—	—	—	—	(151,918)	—	(151,918)
Treasury shares purchased	—	—	—	(173)	—	—	—	(173)
Issuance (forfeitures) of non-vested stock, net	—	(39)	39	—	—	—	—	—
Share-based compensation expense	—	—	13,716	—	—	—	—	13,716
Stock options exercised	—	521	2,481	—	—	—	—	3,002
Share-based compensation tax deficiency	—	—	(115)	—	—	—	—	(115)
Issuance of preferred stock and common stock warrants	919,325	—	48,545	—	—	—	—	967,870
Accretion of discount on preferred stock	310	—	—	—	—	(310)	—	—
Change in ownership at majority-owned subsidiary	—	—	—	—	—	—	24,637	24,637

Balance at December 31, 2008	919,635	336,011	1,165,875	(114,117)	129,253	1,350,501	32,349	3,819,507
Net income (loss)	—	—	—	—	—	(1,431,705)	2,364	(1,429,341)
Other comprehensive income (loss), net of tax:
Net unrealized loss on cash flow hedges	—	—	—	—	(19,483)	—	—	(19,483)
Change in unrealized gains/losses on investment securities available for sale, net of reclassification adjustment	—	—	—	—	(24,985)	—	—	(24,985)
Amortization of postretirement unfunded health benefit	—	—	—		21		—	21

Other comprehensive loss	—	—	—	—	(44,447)	—	—	(44,447)

Comprehensive loss								(1,473,788)

Cash dividends declared on common stock — $0.04 per share	—	—	—	—	—	(14,827)	—	(14,827)
Cash dividends paid on preferred stock — $45.28 per share	—	—	—	—	—	(43,823)	—	(43,823)
Accretion of discount on preferred stock	8,572	—	—	—	—	(8,572)	—	—
Issuance of common stock, net of issuance costs	—	150,000	420,930	—	—	—	—	570,930
Treasury shares purchased	—	—	—	(38)	—	—	—	(38)
Issuance (forfeitures) of non-vested stock, net	—	(34)	34	—	—	—	—	—
Restricted share unit activity	—	39	(37)	—	—	(2)	—	—
Share-based compensation expense	—	—	8,361	—	—	—	—	8,361
Stock options exercised	—	54	242	—	—	—	—	296
Share-based compensation tax deficiency	—	—	(2,770)	—	—	—	—	(2,770)
Change in ownership at majority-owned subsidiary	—	—	200	—	—	—	(14,253)	(14,053)
Exchange of subordinated notes due 2013 for common stock, net of issuance costs	—	9,444	12,262	—	—	—	—	21,706

Balance at December 31, 2009	$928,207	495,514	1,605,097	(114,155)	84,806	(148,428)	20,460	2,871,501

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2009	2008	2007
(In thousands)

Operating Activities
Net (loss) income	$(1,429,341)	(574,726)	526,305
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for losses on loans	1,805,599	699,883	170,208
Depreciation, amortization, and accretion, net	37,350	70,615	208,270
Goodwill impairment	15,090	479,617	—
Equity in income of equity investments	—	(3,517)	(10,463)
Deferred income tax (benefit) expense	175,193	(107,601)	(28,057)
Decrease (increase) in interest receivable	44,040	72,611	(11,774)
(Decrease) increase in interest payable	(64,465)	(13,783)	830
Minority interest in consolidated subsidiaries’ net income	—	—	47,521
Decrease (increase) in trading account assets	10,143	(6,710)	(2,537)
Originations of mortgage loans held for sale	(1,946,560)	(1,098,582)	(1,328,905)
Proceeds from sales of mortgage loans held for sale	1,955,290	1,129,843	1,378,999
Gain on sale of mortgage loans held for sale	(16,520)	(9,292)	(27,105)
(Increase) decrease in prepaid and other assets	(260,273)	(186,048)	(273,899)
(Decrease) increase in accrued salaries and benefits	(12,084)	(11,762)	(33,428)
(Decrease) increase in other liabilities	(118,885)	184,873	(22,877)
Net (gains) losses on sales of investment securities available for sale	(14,967)	(45)	(980)
Loss on sale of other loans held for sale	1,703	9,909	—
Loss on other real estate	322,335	116,499	10,257
Net increase in fair value of private equity investments	(1,379)	(24,995)	(16,497)
Gain from transfer of mutual funds	—	—	(6,885)
Gain on sale of MasterCard shares	(8,351)	(16,186)	(6,304)
Gain on redemption of Visa shares	—	(38,542)	—
Gain on sale of Visa shares	(51,900)	—	—
(Decrease) increase in accrual for Visa litigation	(6,441)	(17,473)	36,800
Gain on repurchase of subordinated debt	(5,860)	—	—
Gain on exchange of subordinated debt for common stock	(6,114)	—	—
Gain on sale of venture capital investments	(925)	—	—
Share-based compensation	8,361	13,716	36,509
Excess tax benefit from share-based payment arrangements	(12)	(870)	(14,066)
Impairment of developed software	—	—	1,740
Other, net	2,157	(8,096)	1,108

Net cash provided by operating activities	433,184	659,338	634,770

Investing Activities
Net cash paid for acquisitions	—	—	(12,552)
Net (increase) decrease in interest earning deposits with banks	(1,729)	145	8,365
Net decrease (increase) in federal funds sold and securities purchased under resale agreements	184,238	(312,111)	25,005
Net increase in interest bearing funds with Federal Reserve Bank	(695,679)	(1,206,168)	—
Proceeds from maturities and principal collections of investment securities available for sale	1,108,893	1,036,368	721,679
Proceeds from sales of investment securities available for sale	260,041	165,623	25,482
Purchases of investment securities available for sale	(805,760)	(1,289,912)	(1,015,303)
Proceeds from sale of loans	388,541	—	—
Proceeds from sale of other loans held for sale	84,308	28,813	—
Proceeds from sale of other real estate	344,962	175,414	24,692
Net increase in loans	(112,659)	(2,374,091)	(2,071,602)
Proceeds from sale of private equity investments	65,786	—	—
Purchases of premises and equipment	(34,732)	(112,969)	(168,202)
Proceeds from disposals of premises and equipment	1,991	2,388	790
Net proceeds from transfer of mutual funds	—	—	6,885
Proceeds from sale of MasterCard shares	8,351	16,186	6,303
Proceeds from redemption of Visa shares	—	38,542	—
Proceeds from sale of Visa shares	51,900	—	—
Contract acquisition costs	—	—	(22,740)
Additions to licensed computer software from vendors	—	—	(33,382)
Additions to internally developed computer software	—	—	(17,785)
Dividend paid by TSYS to minority shareholders	—	—	(126,717)

Net cash provided by (used in) investing activities	848,452	(3,831,772)	(2,649,082)

Financing Activities
Net increase (decrease) in demand and savings deposits	439,449	620,287	666,484
Net (decrease) increase in certificates of deposit	(1,623,095)	3,037,076	3,263
Net (decrease) increase in federal funds purchased and securities sold under repurchase agreements	(250,807)	(1,593,543)	736,925
Principal repayments on long-term debt	(1,024,660)	(250,789)	(294,269)
Proceeds from issuance of long-term debt	720,000	429,300	1,087,079
Purchase of treasury shares	(38)	(173)	—
Excess tax benefit from share-based payment arrangements	12	870	14,066
Dividends paid to common shareholders	(29,745)	(199,722)	(264,930)
Dividends paid to preferred shareholders	(43,823)	—	—
Proceeds from issuance of preferred stock and common stock warrants	—	967,870	—
Proceeds from issuance of common stock	571,226	3,002	63,850

Net cash provided by (used in) financing activities	(1,241,481)	3,014,178	2,012,468

Effect of exchange rate changes on cash and cash equivalent balances held in foreign currencies	—	—	4,970

Increase (decrease) in cash and cash equivalents	40,155	(158,256)	3,126
Cash retained by Total System Services, Inc.	—	—	(210,518)
Cash and due from banks at beginning of year	524,327	682,583	889,975

Cash and due from banks at end of year	$564,482	524,327	682,583

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

Note 1	Summary of Significant Accounting Policies

Business Operations

The consolidated financial statements of Synovus include the accounts of Synovus Financial Corp. (Parent Company) and its consolidated subsidiaries (collectively, Synovus). Synovus provides integrated financial services, including commercial and retail banking, financial management, insurance, and mortgage services through 30 wholly-owned subsidiary banks and other Synovus offices in Georgia, Alabama, South Carolina, Florida, and Tennessee.

Accounting Standards Codification

In June 2009, the Financial Accounting Standards Board (FASB) issued SFAS 168, The FASB Accounting Standards Codificationtm and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement 162 (ASC 105-10). This statement established the FASB Accounting Standards Codificationtm (Codification or ASC) as the single source of authoritative U.S. generally accepted accounting principles (GAAP) recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (SEC) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification superseded all pre-existing non-SEC accounting and reporting standards. All non-grandfathered, non-SEC accounting literature not included in the Codification has become non-authoritative.

Following the Codification, the FASB will not issue new standards in the form of statements, FASB Staff Positions or Emerging Issues Task Force (EITF) Abstracts. Instead, the FASB will issue Accounting Standards Updates (ASU), which will serve to update the Codification, provide background information about the guidance, and provide the basis for conclusions on the changes to the Codification.

GAAP was not intended to be changed as a result of the Codification project, but it has changed the way that guidance is organized and presented. As a result, these changes have had a significant impact on how companies reference GAAP in their financial statements and in their accounting policies for financial statements issued for interim and annual periods ended after September 15, 2009, the effective date for the Codification. All accounting references have been updated, and therefore, Statement of Financial Accounting Standards (SFAS) references have been replaced with ASC references except for SFAS references which have not been integrated into the Codification. Adoption of the Codification did not impact Synovus’ financial position, results of operations, or cash flows.

Basis of Presentation

The accounting and reporting policies of Synovus conform to GAAP and to general practices within the banking and financial services industries. All significant intercompany accounts and transactions have been eliminated in consolidation.

In preparing the consolidated financial statements in accordance with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the balance sheets and the reported amounts of revenues and expenses for the periods presented. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the fair value of investments; the allowance for loan losses; the valuation of other real estate; the valuation of impaired loans; the valuation of long-lived assets, goodwill, and other intangible assets; the valuation of deferred tax assets; and the disclosures for contingent assets and liabilities. In connection with the determination of the allowance for loan losses and the valuation of certain impaired loans and other real estate, management obtains independent appraisals for significant properties and properties collateralizing impaired loans.

On December 31, 2007, Synovus completed the tax-free spin-off of its shares of Total System Services, Inc. (TSYS) common stock to Synovus shareholders. Accordingly, the results of operations of Synovus’ former majority owned subsidiary, TSYS, have been reported as discontinued operations for the year ended December 31, 2007. As a result of the spin-off of TSYS, Synovus has only one business segment as defined by ASC 280, Segment Reporting. Synovus’ statement of cash flows for the year ended December 31, 2007 includes, without segregation, cash flows of both continuing operations and discontinued operations. See Note 2 for further discussion of discontinued operations and the TSYS spin-off.

During 2009, Synovus committed to a plan to sell its merchant services business. Accordingly, the revenues and expenses of the merchant services business have been reported as discontinued operations for the years ended December 31, 2009, 2008, and 2007. There are no significant assets or liabilities associated with the merchant services portfolio.

Notes to Consolidated Financial Statements

Cash Flow Information

Supplemental disclosure of cash flow information is as follows:

	Years Ended December 31,
(In millions)	2009	2008	2007

Cash paid during the year for:
Income taxes (refunded) paid	$(87.6)	65.6	440.7
Interest	425.7	757.0	1,068.9
Non-cash investing and financing activities:
Loans receivable transferred to other real estate	664.5	436.5	111.1
Loans charged off to allowance for loan losses	1,492.6	486.3	131.2
Loans receivable transferred to other loans held for sale	136.6	50.6	—
Valuation allowance for deferred tax assets	438.2	5.1	—
Exchange of subordinated notes for common stock	29.8	—	—
Common stock issued in business combinations	—	—	1.9

The tax-free spin-off of TSYS common stock completed on December 31, 2007 represented a $684.0 million non-cash distribution of the net assets of TSYS, net of minority interest, to Synovus shareholders.

The following is a description of the more significant of Synovus’ accounting and reporting policies.

Federal Funds Sold, Federal Funds Purchased, Securities Purchased Under Resale Agreements, and Securities Sold Under Repurchase Agreements

Federal funds sold, federal funds purchased, securities purchased under resale agreements, and securities sold under repurchase agreements generally mature in one day.

Trading Account Assets

Trading account assets, which primarily consist of debt securities, are reported at fair value. Fair value adjustments and fees from trading account activities are included as a component of other fee income. Gains and losses realized from the sale of trading account assets are determined by specific identification and are included as a component of other fee income on the trade date. Interest income on trading assets is reported as a component of interest income.

Mortgage Loans Held for Sale

Mortgage loans held for sale are carried at fair value. Fair value is derived from a hypothetical-securitization model used to project the exit price of the loan in securitization. The bid pricing convention is used for loan pricing for similar assets. The valuation model is based upon forward settlement of a pool of loans of identical coupon, maturity, product, and credit attributes. The inputs to the model are continuously updated with available market and historical data. As the loans are sold in the secondary market and predominately used as collateral for securitizations, the valuation model represents the highest and best use of the loans in Synovus’ principal market.

Other Loans Held for Sale

Other loans held for sale are carried at the lower of cost or fair value. Loans or pools of loans are transferred to the other loans held for sale portfolio when the intent to hold the loans has changed due to portfolio management or risk mitigation strategies and when there is a plan to sell the loans within a reasonable period of time. The value of the loans or pools of loans is determined primarily by analyzing the underlying collateral of the loans and the estimated sales prices for the portfolio. At the time of transfer, any excess of cost over fair value which is attributable to declines in credit quality is recorded as a charge-off against the allowance for loan losses. Decreases in fair value subsequent to the transfer as well as gains or losses from sale of these loans are recognized as a component of non-interest income or expense.

Investment Securities Available for Sale

Available for sale securities are recorded at fair value. Fair value is determined based on quoted market prices. Unrealized gains and losses on securities available for sale, net of the related tax effect, are excluded from earnings and are reported as a separate component of equity, within accumulated other comprehensive income (loss), until realized.

A decline in the fair market value of any available for sale security below cost, that is deemed other than temporary, results in a charge to earnings and the establishment of a new cost basis for the security.

Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield using the effective interest method and prepayment assumptions. Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available for sale are included in non-interest income and are derived using the specific identification method for determining the amortized cost of securities sold.

Notes to Consolidated Financial Statements

Gains and losses on sales of investment securities are recognized on the settlement date based on the amortized cost of the specific security. The financial statement impact of settlement date accounting versus trade date accounting is inconsequential.

Loans and Interest Income

Loans are reported at principal amounts outstanding less unearned income, net deferred fees and expenses, and the allowance for loan losses.

Interest income on consumer loans, made on a discount basis, is recognized in a manner which approximates the level yield method. Interest income and deferred fees on substantially all other loans is recognized on a level yield basis.

Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest on loans is discontinued when reasonable doubt exists as to the full collection of interest or principal, or when they become contractually in default for 90 days or more as to either interest or principal, unless they are both well-secured and in the process of collection. When a loan is placed on nonaccrual status, previously accrued and uncollected interest is charged to interest income on loans, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest payments received on nonaccrual loans are applied as a reduction of principal. Loans are returned to accruing status when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest. Interest is accrued on impaired loans as long as such loans do not meet the criteria for nonaccrual classification.

Synovus designates loan modifications as troubled debt restructurings (TDRs) when, for economic or legal reasons related to the borrower’s financial difficulties, it grants a concession to the borrower that it would not otherwise consider. Loans on nonaccrual status at the date of modification are initially classified as nonaccrual TDRs. Loans on accruing status at the date of modification are initially classified as accruing TDRs at the date of modification, if the note is reasonably assured of repayment and performance in accordance with its modified terms. Such loans may be designated as nonaccrual loans subsequent to the modification date if reasonable doubt exists as to the collection of interest or principal under the restructure agreement. TDRs are returned to accruing status when there is economic substance to the restructuring, any portion of the debt not expected to be repaid has been charged off, the remaining note is reasonably assured of repayment in accordance with its modified terms, and the borrower has demonstrated sustained repayment performance in accordance with the modified terms for a reasonable period of time (generally six months). At December 31, 2009, total TDRs were $588.8 million of which $213.6 million were accruing restructured loans. Synovus does not have significant commitments to lend additional funds to borrowers whose loans have been modified as a TDR.

Allowance for Loan Losses

The allowance for loan losses is established through the provision for losses on loans charged to operations. Loans are charged against the allowance for loan losses when management believes that the collection of principal is unlikely. Subsequent recoveries are added to the allowance. Management’s evaluation of the adequacy of the allowance for loan losses is based on a formal analysis which assesses the probable loss within the loan portfolio. This analysis includes consideration of loan portfolio quality, historical performance, current economic conditions, level of non-performing loans, loan concentrations, review of impaired loans, and management’s plan for disposition of non-performing loans.

As of December 31, 2009, management believes that the allowance for loan losses was adequate. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on a number of factors including changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the subsidiary banks’ allowances for loan losses. Such agencies may recommend or require the subsidiary banks to recognize adjustments to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

Management, considering current information and events regarding a borrowers’ ability to repay its obligations, considers a loan to be impaired when the ultimate collectability of all amounts due, according to the contractual terms of the loan agreement, is in doubt. When a loan is considered to be impaired, it is placed on nonaccrual status and the amount of impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate. If the loan is collateral-dependent, the fair value of the collateral less estimated selling costs is used to determine the amount of impairment. Estimated losses on collateral-dependent impaired loans are typically charged off. Estimated losses on all other impaired loans are included in the allowance for loan losses through a charge to the provision for losses on loans.

The accounting for impaired loans described above applies to all loans, except for large pools of smaller-balance, homogeneous loans that are collectively evaluated for

Notes to Consolidated Financial Statements

impairment, and loans that are measured at fair value or at the lower of cost or fair value. The allowance for loan losses for loans not considered impaired and for large pools of smaller-balance, homogeneous loans is established through consideration of such factors as changes in the nature and volume of the portfolio, overall portfolio quality, individual loan risk ratings, loan concentrations, and historical charge-off trends.

Premises and Equipment

Premises and equipment, including branch locations and leasehold improvements, are reported at cost, less accumulated depreciation and amortization, which are computed using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are depreciated over the shorter of estimated useful life or the remainder of the lease. Synovus reviews long-lived assets, such as premises and equipment, for impairment whenever events and circumstances indicate that the carrying amount of an asset may not be recoverable.

Goodwill and Other Intangible Assets

Goodwill, which represents the excess of cost over the fair value of net assets acquired of purchased businesses, is tested for impairment at least annually, and when events or circumstances indicate that the carrying amount may not be recoverable. Synovus has established its annual impairment test date as June 30.

Impairment is tested at the reporting unit (sub-segment) level involving two steps. Step 1 compares the fair value of the reporting unit to its carrying value. If the fair value is greater than carrying value, there is no indication of impairment. Step 2 is performed when the fair value determined in Step 1 is less than the carrying value. Step 2 involves a process similar to business combination accounting where fair values are assigned to all assets, liabilities, and intangibles. The result of Step 2 is the implied fair value of goodwill. If the Step 2 implied fair value of goodwill is less than the recorded goodwill, an impairment charge is recorded for the difference. The total of all reporting unit fair values is compared for reasonableness to Synovus’ market capitalization plus a control premium.

Identifiable intangible assets relate primarily to core deposit premiums, resulting from the valuation of core deposit intangibles acquired in business combinations or in the purchase of branch offices, customer relationships, and customer contract premiums resulting from the acquisition of investment advisory businesses. These identifiable intangible assets are amortized using accelerated methods over periods not exceeding the estimated average remaining life of the existing customer deposits, customer relationships, or contracts acquired. Amortization periods range from 3 to 15 years. Amortization periods for intangible assets are monitored to determine if events and circumstances require such periods to be reduced.

Identifiable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of the intangible assets is measured by a comparison of the carrying amount of the asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered impaired, the amount of impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets based on the discounted expected future cash flows to be generated by the assets. Assets to be disposed of are reported at the lower of their carrying value or fair value less costs to sell.

Other Assets

Other assets include accrued interest receivable and other significant balances as described below.

Investments in Company-Owned Life Insurance Programs

Investments in company-owned life insurance programs are recorded at the net realizable value of the underlying insurance contracts. The change in contract value during the period is recorded as an adjustment of premiums paid in determining the expense or income to be recognized under the contract during the period. Income or expense from company-owned life insurance programs is included as a component of other non-interest income.

Other Real Estate

Other real estate (ORE) consists of properties obtained through a foreclosure proceeding or through an in-substance foreclosure in satisfaction of loans. In accordance with the provisions of ASC 310-10-35 regarding subsequent measurement of loans for impairments and ASC 310-40-15 regarding accounting for troubled debt restructurings by a creditor, a loan is classified as an in-substance foreclosure when Synovus has taken possession of the collateral regardless of whether formal foreclosure proceedings have taken place.

ORE is reported at the lower of cost or fair value determined on the basis of current appraisals, comparable sales, and other estimates of fair value obtained principally from independent sources, adjusted for estimated selling costs. Management also considers other factors or recent developments, such as changes in absorption rates or market conditions from the time of valuation and anticipated sales values considering management’s plans for disposition, which could result in adjustment to the collateral value estimates indicated in the appraisals. At the time of foreclosure, any excess of the loan

Notes to Consolidated Financial Statements

balance over the fair value of the real estate held as collateral is recorded as a charge against the allowance for loan losses. Subsequent declines in the fair value of ORE below the new cost basis are recorded through valuation adjustments. Management reviews the value of other real estate each quarter and adjusts the values as appropriate. Revenue and expenses from ORE operations as well as gains or losses on sales and any subsequent adjustments to the value are recorded as foreclosed real estate expense, a component of non-interest expense.

Private Equity Investments

Private equity investments are recorded at fair value on the balance sheet with realized and unrealized gains and losses included in non-interest income in the results of operations in accordance with ASC 946, Financial Services — Investment Companies. For private equity investments, Synovus uses information provided by the fund managers in the initial determination of estimated fair value. Valuation factors, such as recent or proposed purchase or sale of debt or equity, pricing by other dealers in similar securities, size of position held, liquidity of the market, comparable market multiples, and changes in economic conditions affecting the issuer, are used in the final determination of estimated fair value.

Derivative Instruments

Synovus’ risk management policies emphasize the management of interest rate risk within acceptable guidelines. Synovus’ objective in maintaining these policies is to achieve consistent growth in net interest income while limiting volatility arising from changes in interest rates. Risks to be managed include both fair value and cash flow risks. Utilization of derivative financial instruments provides a valuable tool to assist in the management of these risks.

In accordance with ASC 815, Derivatives and Hedging, all derivative instruments are recorded on the consolidated balance sheet at their respective fair values, as components of other assets and other liabilities.

The accounting for changes in fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reason for holding it. If certain conditions are met, entities may elect to designate a derivative instrument as a hedge of exposures to changes in fair values, cash flows, or foreign currencies. If the hedged exposure is a fair value exposure, the gain or loss on the derivative instrument is recognized in earnings in the period of change, together with the offsetting loss or gain on the hedged item attributable to the risk being hedged as a component of other non-interest income. If the hedged exposure is a cash flow exposure, the effective portion of the gain or loss on the hedged item is reported initially as a component of accumulated other comprehensive income (outside earnings), and subsequently reclassified into earnings when the forecasted transaction affects earnings. Any amounts excluded from the assessment of hedge effectiveness, as well as the ineffective portion of the gain or loss on the derivative instrument, are reported in earnings immediately as a component of other non-interest income. If the derivative instrument is not designated as a hedge, the gain or loss on the derivative instrument is recognized in earnings as a component of other non-interest income in the period of change. At December 31, 2009, Synovus does not have any derivative instruments which are measured for ineffectiveness using the short-cut method.

With the exception of certain commitments to fund and sell fixed-rate mortgage loans and derivatives utilized to meet the financing and interest rate risk management needs of its customers, all derivatives utilized by Synovus to manage its interest rate sensitivity are designed as either a hedge of a recognized fixed-rate asset or liability (a fair value hedge), or a hedge of a forecasted transaction or of the variability of future cash flows of a floating rate asset or liability (cash flow hedge). Synovus does not speculate using derivative instruments.

Synovus utilizes interest rate swap agreements to hedge the fair value risk of fixed-rate balance sheet liabilities, primarily deposit and long term debt liabilities. Fair value risk is measured as the volatility in the value of these liabilities as interest rates change. Interest rate swaps entered into to manage this risk are designed to have the same notional value, as well as similar interest rates and interest calculation methods. These agreements entitle Synovus to receive fixed-rate interest payments and pay floating-rate interest payments based on the notional amount of the swap agreements. Swap agreements structured in this manner allow Synovus to effectively hedge the fair value risks of these fixed-rate liabilities. Ineffectiveness from fair value hedges is recognized in the consolidated statements of income as other non-interest income.

Synovus is potentially exposed to cash flow risk due to its holding of loans whose interest payments are based on floating rate indices. Synovus monitors changes in these exposures and their impact on its risk management activities and uses interest rate swap agreements to hedge the cash flow risk. These agreements entitle Synovus to receive fixed-rate interest payments and pay floating-rate interest payments. The maturity date of the agreement with the longest remaining term to maturity is July 9, 2012. These agreements allow Synovus to offset the variability of floating rate loan interest received with the variable interest payments paid on the interest rate swaps. The ineffectiveness from cash flow hedges is recognized in the

Notes to Consolidated Financial Statements

consolidated statements of income as other non-interest income.

In 2005, Synovus entered into certain forward starting swap contracts to hedge the cash flow risk of certain forecasted interest payments on a forecasted debt issuance. Upon the determination to issue debt, Synovus was potentially exposed to cash flow risk due to changes in market interest rates prior to the placement of the debt. The forward starting swaps allowed Synovus to hedge this exposure. Upon placement of the debt, these swaps were cash settled concurrent with the pricing of the debt. The effective portion of the cash flow hedge previously included in accumulated other comprehensive income is being amortized over the life of the debt issue as an adjustment to interest expense.

Synovus also holds derivative instruments which consist of commitments to fund fixed-rate mortgage loans to customers (interest rate lock commitments) and forward commitments to sell mortgage-backed securities and individual fixed-rate mortgage loans. Synovus’ objective in obtaining the forward commitments is to mitigate the interest rate risk associated with the commitments to fund the fixed-rate mortgage loans and the mortgage loans that are held for sale. Both the interest rate lock commitments and the forward commitments are reported at fair value, with adjustments being recorded in current period earnings in mortgage banking income.

Synovus also enters into interest swap agreements to meet the financing and interest rate risk management needs of its customers. Upon entering into these derivative instruments to meet customer needs, Synovus enters into offsetting positions to minimize interest rate risk. These derivative financial instruments are reported at fair value with any resulting gain or loss recorded in current period earnings in other non-interest income. These instruments, and their offsetting positions, are recorded in other assets and other liabilities on the consolidated balance sheets.

By using derivatives to hedge fair value and cash flow risks, Synovus exposes itself to potential credit risk from the counterparty to the hedging instrument. This credit risk is normally a small percentage of the notional amount and fluctuates as interest rates change. Synovus analyzes and approves credit risk for all potential derivative counterparties prior to execution of any derivative transaction. Synovus seeks to minimize credit risk by dealing with highly rated counterparties and by obtaining collateralization for exposures above certain predetermined limits. If significant counterparty risk is determined, Synovus adjusts the fair value of the derivative recorded asset balance to consider such risk.

Non-Interest Income

Service Charges on Deposit Accounts

Service charges on deposit accounts consist of non-sufficient funds fees, account analysis fees, and other service charges on deposits which consist primarily of monthly account fees. Non-sufficient funds fees are recognized at the time when the account overdraft occurs. Account analysis fees consist of fees charged to certain commercial demand deposit accounts based upon account activity (and reduced by a credit which is based upon cash levels in the account). These fees, as well as monthly account fees, are recorded under the accrual method of accounting.

Fiduciary and Asset Management Fees

Fiduciary and asset management fees are generally determined based upon market values of assets under management as of a specified date during the period. These fees are recorded under the accrual method of accounting as the services are performed.

Brokerage and Investment Banking Revenue

Brokerage revenue consists primarily of commission income, which represents the spread between buy and sell transactions processed, and net fees charged to customers on a transaction basis for buy and sell transactions processed. Commission income is recorded on a trade-date basis. Brokerage revenue also includes portfolio management fees which represent monthly fees charged on a contractual basis to customers for the management of their investment portfolios and are recorded under the accrual method of accounting.

Investment banking revenue represents fees for services arising from securities offerings or placements in which Synovus acts as an agent. It also includes fees earned from providing advisory services. Revenue is recognized at the time the underwriting is completed and the revenue is reasonably determinable.

Mortgage Banking Income

Mortgage banking income consists primarily of gains and losses from the sale of mortgage loans. Mortgage loans are sold servicing released, without recourse or continuing involvement and satisfy ASC 860-10-65, Transfers and Servicing of Financial Assets, criteria for sale accounting. Gains (losses) on the sale of mortgage loans are determined and recognized at the time the sale proceeds are received and represent the difference between net sales proceeds and the carrying value of the loans at the time of sale.

Notes to Consolidated Financial Statements

Bankcard Fees

Bankcard fees consist primarily of interchange fees earned, net of fees paid, on debit card and credit card transactions. Net fees are recognized into income as they are collected.

Income Taxes

Synovus is a domestic corporation that files a consolidated federal income tax return with its wholly-owned subsidiaries and files state income tax returns on a consolidated and a separate entity basis with the various taxing jurisdictions based on its taxable presence. Synovus accounts for income taxes in accordance with the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement (GAAP) carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in income tax rates is recognized in income in the period that includes the enactment date.

ASC 740-30-25 provides accounting guidance for determining when a company is required to record a valuation allowance on its deferred tax assets. A valuation allowance is required for deferred tax assets if, based on available evidence, it is more likely than not that all or some portion of the asset may not be realized due to the inability to generate sufficient taxable income in the period and/or of the character necessary to utilize the benefit of the deferred tax asset. In making this assessment, all sources of taxable income available to realize the deferred tax asset are considered including taxable income in prior carry-back years, future reversals of existing temporary differences, tax planning strategies and future taxable income exclusive of reversing temporary differences and carryforwards. The predictability that future taxable income, exclusive of reversing temporary differences, will occur is the most subjective of these four sources. The presence of cumulative losses in recent years is considered significant negative evidence, making it difficult for a company to rely on future taxable income, exclusive of reversing temporary differences and carryforwards, as a reliable source of taxable income to realize a deferred tax asset. Judgment is a critical element in making this assessment. Changes in the valuation allowance that result from favorable changes in circumstances that cause a change in judgment about the realization of deferred tax assets in future years are recorded through income tax expense.

Significant estimates used in accounting for income taxes relate to the determination of taxable income, the determination of temporary differences between book and tax bases, the valuation allowance for deferred tax assets, as well as estimates on the realizability of income tax credits and utilization of net operating losses.

Income tax expense or benefit for the year is allocated among continuing operations, discontinued operations, and other comprehensive income (loss), as applicable. The amount allocated to continuing operations is the income tax effect of the pretax income or loss from continuing operations that occurred during the year, plus or minus income tax effects of (a) changes in circumstances that cause a change in judgment about the realization of deferred tax assets in future years, (b) changes in income tax laws or rates, and (c) changes in income tax status, subject to certain exceptions.

Synovus accrues tax liabilities for uncertain income tax positions based on current assumptions regarding the ultimate outcome through an examination process by weighing the facts and circumstances available at the reporting date. If related tax benefits of a transaction are not more likely than not of being sustained upon examination, Synovus will accrue a tax liability for the expected taxes associated with the transaction. Events and circumstances on the estimates and assumptions used in the analysis of its income tax positions may change and, accordingly, Synovus’ effective tax rate may fluctuate in the future. Synovus also recognizes accrued interest and penalties related to unrecognized income tax benefits as a component of income tax expense.

Share-Based Compensation

Synovus has a long-term incentive plan under which the Compensation Committee of the Board of Directors has the authority to grant share-based awards to Synovus employees. Synovus’ share-based compensation costs are recorded as a component of salaries and other personnel expense in the statements of income. Share-based compensation expense for service-based awards is recognized net of estimated forfeitures for plan participants on a straight-line basis over the shorter of the vesting period or the period until reaching retirement eligibility.

Postretirement Benefits

Synovus sponsors a defined benefit health care plan for substantially all of its employees and certain early retirees. The expected costs of retiree health care and other postretirement benefits are being expensed over the period that employees provide service.

Notes to Consolidated Financial Statements

Fair Value Accounting

In September 2006, the FASB issued authoritative guidance included in the provisions of ASC 820-10, Fair Value Measurements and Disclosures. ASC 820-10 defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. This statement did not introduce any new requirements mandating the use of fair value; rather, it unified the meaning of fair value and added additional fair value disclosures. The provisions of this guidance were effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. Effective January 1, 2008, Synovus adopted the provisions of ASC 820-10 for financial assets and liabilities. As permitted under the implementation guidance included in ASC 820-10-55, Synovus elected to defer the application of ASC 820-10 to non-financial assets and liabilities until January 1, 2009.

In February 2007, the FASB issued authoritative guidance included in the provisions of ASC 825-10-10, the fair value option. ASC 825-10-10 permits entities to make an irrevocable election, at specified election dates, to measure eligible financial instruments and certain other instruments at fair value. As of January 1, 2008, Synovus elected the fair value option (FVO) for mortgage loans held for sale and certain callable brokered certificates of deposit. Accordingly, a cumulative adjustment of $58 thousand ($91 thousand less $33 thousand of income taxes) was recorded as an increase to retained earnings.

In October 2008, the FASB issued provisions included in ASC 825-10-65-2 and ASC 825-10-35-15A, Financial Assets in a Market that is Not Active. ASC 825-10-35-15A is intended to provide additional guidance on how an entity should classify the application of ASC 820-10-35-15A in an inactive market and illustrates how an entity should determine fair value in an inactive market. The provisions for this guidance were effective upon its issuance on October 10, 2008. The impact to Synovus was minimal as this guidance provided clarification to existing guidance.

Fair value estimates are made at a specific point in time, based on relevant market information and other information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale, at one time, the entire holdings of a particular financial instrument. Because no market exists for a portion of the financial instruments, fair value estimates are also based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing balance sheet financial instruments, without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred income taxes, premises and equipment, equity method investments, goodwill and other intangible assets. In addition, the income tax ramifications related to the realization of the unrealized gains and losses on available for sale investment securities and cash flow hedges can have a significant effect on fair value estimates and have not been considered in any of the estimates.

Recently Adopted Accounting Standards

In September 2006, the FASB’s EITF reached a consensus on ASC 715-60-35, Split-Dollar Life Insurance Arrangements, which requires an employer to recognize a liability for future benefits based on the substantive agreement with the employee. ASC 715-60-35 requires a company to use the guidance prescribed in this ASC when entering into an endorsement split-dollar life insurance agreement and recognizing the liability. Synovus adopted the provisions of ASC 715-60 effective January 1, 2008, and recognized approximately $2.2 million as a cumulative effect adjustment to retained earnings.

In November 2006, the FASB’s EITF reached a consensus on changes incorporated into ASC 715-60-35. Under ASC 715-60-35, an employer should recognize a liability for the postretirement benefit related to a collateral assignment split-dollar life insurance arrangement. The recognition of an asset should be based on the nature and substance of the collateral, as well as the terms of the arrangement, such as (1) future cash flows to which the employer is entitled and (2) employee’s obligation (and ability) to repay the employer. The provisions of ASC 715-60-35 were effective for fiscal periods beginning after December 15, 2007. Synovus adopted the provisions of ASC 715-60-35 effective January 1, 2008. There was no impact to Synovus upon adoption of these provisions.

In November 2007, the SEC issued Staff Accounting Bulletin (SAB) 109, Written Loan Commitments Recorded at Fair Value Through Earnings. SAB 109 supersedes SAB 105, Application of Accounting Principles to Loan Commitments. SAB 109, which has been incorporated in ASC 815, Derivatives and Hedging, is consistent with ASC 860-50, Servicing Assets and Liabilities, and ASC 825, Financial Instruments. The guidance requires that the expected net future cash flows related to the associated servicing of the loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. A

Notes to Consolidated Financial Statements

separate and distinct servicing asset or liability is not recognized for accounting purposes until the servicing rights have been contractually separated from the underlying loan by sale or securitization of the loan with servicing retained. The new provisions of ASC 815 were effective for derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The impact of adoption was an increase in mortgage revenues of approximately $1.2 million for the year ended December 31, 2008.

In December 2007, the SEC issued SAB 110, Share-Based Payment, which was subsequently incorporated into ASC 718, and allows eligible public companies to continue to use a simplified method for estimating the expected term of stock options if their own historical exercise data does not provide a reasonable basis. Under SAB 107, Share-Based Payment, the simplified method was scheduled to expire for all grants made after December 31, 2007. The provisions of this bulletin were effective on January 1, 2008. Due to the spin-off of TSYS on December 31, 2007 and recent changes to the terms of stock option agreements, Synovus has elected to continue using the simplified method for determining the expected term component for share option grants.

In December 2007, the FASB issued revisions to the authoritative guidance for business combinations included in ASC 805, Business Combinations, as described in ASC 805-10-65-1. The revisions described by ASC 805-10-65-1 clarify the definitions of both a business combination and a business. All business combinations will be accounted for under the acquisition method (previously referred to as the purchase method). ASC 805 now defines the acquisition date as the only relevant date for recognition and measurement of the fair value of consideration paid. The new provisions of ASC 805 require the acquirer to expense all acquisition related costs and also requires acquired loans to be recorded at fair value on the date of acquisition. The revised guidance defines the measurement period as the time after the acquisition date during which the acquirer may make adjustments to the “provisional” amounts recognized at the acquisition date. This period cannot exceed one year, and any subsequent adjustments made to provisional amounts are done retrospectively and restate prior period data. The provisions of ASC 805, as described in ASC 805-10-65, were adopted by Synovus effective January 1, 2009, and are applicable to business combinations entered into after December 15, 2008. The estimated impact of adoption will not be determined until Synovus enters into a business combination.

In December 2007, the FASB issued revisions to the authoritative guidance in ASC 810, Consolidation, regarding accounting for non-controlling interests in consolidated financial statements as described in ASC 810-10-65. The revisions to ASC 810 require non-controlling interests to be treated as a separate component of equity, not as a liability or other item outside of equity. Disclosure requirements include net income and comprehensive income to be displayed for both the controlling and non-controlling interests and a separate schedule that shows the effects of any transactions with the non-controlling interests on the equity attributable to the controlling interests. Synovus adopted the new provisions of ASC 810 effective January 1, 2009. The impact of adoption resulted in a change in the balance sheet classification and presentation of non-controlling interests which is now reported as a separate component of equity.

In March 2008, the FASB issued revisions to ASC 815 regarding disclosures about derivative instruments and hedging activities as described in ASC 815-10-65-1. The revisions to ASC 815 change the disclosure requirements for derivative instruments and hedging activities. Disclosure requirements include qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains/losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. Synovus adopted the new disclosure requirements of ASC 815.

In June 2008, the FASB issued revisions to ASC 260, Earnings per Share, regarding the determination of whether instruments granted in share-based payment transactions are participating securities, as described in ASC 260-10-65-2. The new provisions of ASC 260 require that unvested share-based payment awards that have non-forfeitable rights to dividends or dividend equivalents are participating securities and therefore should be included in computing earnings per share using the two-class method. The amendments to ASC 260, as described in ASC 260-10-65-2, were adopted by Synovus effective January 1, 2009. The impact of adoption was not material to Synovus’ financial position, results of operations, or cash flows.

In April 2009, the FASB issued revisions to the authoritative guidance included in ASC 320-10, Investments — Debt and Equity Securities, as described in ASC 320-10-65-1, which are intended to bring greater consistency to the timing of impairment recognition and provide greater clarity to investors about the credit and noncredit components of impaired debt securities that are not expected to be sold. The revised guidance provides that if a company does not have the intent to sell a debt security prior to recovery and it is more likely than not that it will not have to sell the security prior to recovery, the security would not be considered other-than-temporarily-impaired unless there is a credit loss. If there is an impairment due to a credit loss, the credit loss component will be recorded in earnings and the remaining portion of the impairment loss

Notes to Consolidated Financial Statements

would be recognized in other comprehensive income. The credit loss component must be determined based on the company’s best estimate of the decrease in cash flows expected to be collected. The provisions of the revised guidance were effective for interim and annual periods ended after June 15, 2009. Synovus adopted the provisions described in ASC 320-10-65-1 effective April 1, 2009. The impact of adoption was not material to Synovus’ financial position, results of operations, or cash flows.

In April 2009, the FASB issued revisions to the authoritative guidance included in ASC 820, Fair Value Measurements and Disclosure, as described in ASC 820-10-65-1, which relates to determining fair values when there is no active market or where the inputs being used represent distressed sales. These revisions reaffirm the need to use judgment to ascertain if a formerly active market has become inactive and also assists in determining fair values when markets have become inactive. ASC 820, as revised, defines fair value as the price that would be received to sell an asset in an orderly transaction (i.e. not a forced liquidation or distressed sale). Factors must be considered when applying this statement to determine whether there has been a significant decrease in volume and level of activity of the market for the asset. The provisions for this statement were effective for the interim and annual periods ended after June 15, 2009. Synovus adopted the provisions described in ASC 820-10-65-1 effective April 1, 2009. The impact of adoption was not material to Synovus’ financial position, results of operations, or cash flows.

Subsequent Events

Synovus adopted the revised provisions of ASC 855-10, Subsequent Events, during the three months ended June 30, 2009. ASC 855-10, as revised, sets forth general standards for evaluation, recognition, and disclosure of events that occur after the balance sheet date. The impact of adoption was not material to Synovus’ financial position, results of operations, or cash flows. Synovus has evaluated all transactions, events, and circumstances for consideration or disclosure through March 1, 2010, the date these financial statements were issued, and has reflected or disclosed those items within the consolidated financial statements and related footnotes as deemed appropriate.

Reclassifications

Certain prior year’s amounts have been reclassified to conform to the presentation adopted in 2009.

Note 2	Discontinued Operations

Transfer of Mutual Funds

During 2007, Synovus transferred its proprietary mutual funds (Synovus Funds) to a non-affiliated third party. As a result of the transfer, Synovus received gross proceeds of $8.0 million and incurred transaction related costs of $1.1 million, resulting in a pre-tax gain of $6.9 million, or $4.2 million after-tax. The net gain has been reported as a component of income from discontinued operations on the accompanying consolidated statements of income. Financial results of the business associated with the Synovus Funds for 2007 have not been presented as discontinued operations as such amounts are inconsequential. This business did not have significant assets, liabilities, revenues, or expenses associated with it.

TSYS Spin-Off

On December 31, 2007, Synovus completed the tax-free spin-off of its shares of TSYS common stock to Synovus shareholders. The distribution of approximately 80.6% of TSYS’ outstanding shares owned by Synovus was made on December 31, 2007 to shareholders of record on December 18, 2007 (the “record date”). Each Synovus shareholder received 0.483921 of a share of TSYS common stock for each share of Synovus common stock held as of the record date. Synovus shareholders received cash in lieu of fractional shares for amounts of less than one share of TSYS common stock.

Pursuant to the agreement and plan of distribution, TSYS paid on a pro rata basis to its shareholders, including Synovus, a one-time cash dividend of $600 million or $3.0309 per TSYS share based on the number of TSYS shares outstanding as of the record date of December 17, 2007. Based on the number of TSYS shares owned by Synovus as of the record date, Synovus received $483.8 million in proceeds from this one-time cash dividend. The dividend was paid on December 31, 2007.

In accordance with the provisions included in sections 15 and 35 of ASC 360-10 regarding accounting for the impairment or disposal of long-lived assets and ASC 420-10, accounting for costs associated with exit or disposal activities, historical consolidated results of operations of TSYS, as well as all costs associated with the spin-off of TSYS, were presented as a component of income from discontinued operations.

Merchant Services

During 2009, Synovus committed to a plan to sell its merchant services business. As of December 31, 2009, the proposed sale transaction met the held for sale criteria under ASC 360-10-15-49. Synovus expects the operations and cash flows of the merchant services business will be eliminated from its ongoing operations as a result of the proposed sale

Notes to Consolidated Financial Statements

transaction. In addition, Synovus does not expect it will have significant continuing involvement in the operations of this component after the planned sale. Therefore, revenues and expenses of the merchant services business have been reported as a component of income from discontinued operations on the accompanying consolidated statements of income for the years ended December 31, 2009, 2008, and 2007. There are no significant assets, liabilities, or cash flows associated with the merchant services business.

The following amounts have been segregated from continuing operations and included in income from discontinued operations, net of income taxes and non-controlling interest, in the consolidated statements of income.

	Years Ended December 31,
(In thousands)	2009	2008	2007

TSYS revenues	$—	—	1,835,412
Merchant services revenues	17,605	17,949	17,390

Total Revenue	$17,605	17,949	1,852,802

TSYS income, before income taxes	$—	—	335,567
Income tax expense	—	—	143,668

Income from discontinued operations, net of income taxes	$—	—	191,899

Spin-off related expenses incurred by Synovus, before income taxes	$—	—	13,858
Income tax benefit	—	—	(1,129)

Spin-off related expenses incurred by Synovus, net of income tax benefit	$—	—	12,729

Gain on transfer of mutual funds, before income taxes	$—	—	6,885
Income tax expense	—	—	2,685

Gain on transfer of mutual funds, net of income taxes	$—	—	4,200

Merchant services income, before income taxes	$7,727	8,385	7,639
Income tax expense	3,137	2,735	2,673

Income from discontinued operations, net of income taxes	$4,590	5,650	4,966

Income from discontinued operations, net of income taxes	$4,590	5,650	188,336

Cash flows of discontinued operations from TSYS are presented below. Cash flows from the merchant services business were limited to transaction related clearing and operating income, are represented in the table above, and are considered inconsequential for presentation below.

December 31,
(In thousands)	2007

Cash provided by operating activities	$341,728
Cash used in investing activities	(162,476)
Cash used in financing activities	(376,685)
Effect of exchange rates on cash and cash equivalents	4,970

Cash used in discontinued operations	$(192,463)

Note 3	Restructuring Charges

Project Optimus, an initiative focused on operating efficiency gains and enhanced revenue growth, was launched in April 2008. Synovus expects to implement ideas associated with this project over a twenty-four month period which began in September 2008. Synovus incurred restructuring charges of approximately $22.1 million in conjunction with the project, including $10.7 million in severance charges and $11.4 million in other project related costs. For years ended December 31, 2009 and 2008, Synovus recognized a total of $6.0 million and $16.1 million in restructuring charges, respectively, including $5.5 million and $5.2 million in severance charges, respectively. At December 31, 2009, Synovus had an accrued liability of $532 thousand related to restructuring charges.

Notes to Consolidated Financial Statements

Note 4	Trading Account Assets

The following table summarizes trading account assets at December 31, 2009 and 2008, which are reported at fair value.

(In thousands)	2009	2008

U.S. Treasury securities	$3,017	—
Other U.S. Government agency securities	9	274
Government agency issued mortgage-backed securities	864	3,174
Government agency issued collateralized mortgage obligations	2,427	6,933
All other residential mortgage-backed securities	5,717	9,315
State and municipal securities	1,332	1,753
Other investments	1,004	3,064

Total	$14,370	24,513

Note 5	Other Loans Held for Sale

With the exception of certain first lien residential mortgage loans, Synovus originates loans with the intent to hold to maturity. Loans or pools of loans are transferred to the other loans held for sale portfolio when the intent to hold the loans has changed due to portfolio management or risk mitigation strategies and when there is a plan to sell the loans. The value of the loans or pools of loans is primarily determined by analyzing the underlying collateral of the loan, the external market prices of similar assets, and management’s disposition plan. At the time of transfer, if the fair value is less than the cost, the difference attributable to declines in credit quality is recorded as a charge-off against the allowance for loan losses. Decreases in fair value subsequent to the transfer as well as losses (gains) from sale of these loans are recognized as a component of non-interest expense.

At December 31, 2009 and 2008, the carrying value of other loans held for sale was $36.8 million and $3.5 million, respectively. All such loans were considered impaired as of December 31, 2009 and 2008. During the year ended December 31, 2009, Synovus transferred loans with a cost basis totaling $225.8 million to the other loans held for sale portfolio. Synovus recognized charge-offs totaling $89.2 million on these loans, resulting in a new cost basis for loans transferred to the other loans held for sale portfolio of $136.6 million. The $89.2 million in charge-offs were estimated based on the projected sales price of the loans considering management’s disposition plan. Subsequent to their transfer to the other loans held for sale portfolio, Synovus recognized additional write-downs of $6.7 million and recognized additional net losses on sales of $1.7 million. The additional write-downs were based on the estimated sales proceeds from pending sales.

Note 6  Investment Securities Available for Sale

The amortized cost, gross unrealized gains and losses, and estimated fair values of investment securities available for sale at December 31, 2009 and 2008 are summarized as follows:

	December 31, 2009
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
(In thousands)	Cost	Gains	Losses	Value

U.S. Treasury securities	$121,505	167	(83)	121,589
Other U.S. Government agency securities	900,984	27,174	(532)	927,626
Government agency issued mortgage-backed securities	1,795,688	78,821	(529)	1,873,980
Government agency issued collateralized mortgage obligations	83,632	3,271	—	86,903
State and municipal securities	80,931	2,029	(159)	82,801
Equity securities	9,456	584	(59)	9,981
Other investments	86,744	—	(889)	85,855

Total	$3,078,940	112,046	(2,251)	3,188,735

Notes to Consolidated Financial Statements

	December 31, 2008
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
(In thousands)	Cost	Gains	Losses	Value

U.S. Treasury securities	$4,576	2	—	4,578
Other U.S. Government agency securities	1,474,409	78,227	—	1,552,636
Government agency issued mortgage-backed securities	1,888,128	68,411	(568)	1,955,971
Government agency issued collateralized mortgage obligations	114,727	1,877	(162)	116,442
State and municipal securities	120,552	3,046	(317)	123,281
Equity securities	9,455	—	(1,288)	8,167
Other investments	9,021	—	(74)	8,947

Total	$3,620,868	151,563	(2,409)	3,770,022

At December 31, 2009 and 2008, investment securities with a carrying value of $2.4 billion and $3.1 billion, respectively, were pledged to secure certain deposits, securities sold under repurchase agreements, and Federal Home Loan Bank (FHLB) advances as required by law and contractual agreements.

Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2009 and 2008 were as follows:

	December 31, 2009
	Less than 12 Months		12 Months or Longer		Total Fair Value
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(In thousands)	Value	Losses	Value	Losses	Value	Losses

U.S. Treasury securities	$19,681	(83)	—	—	19,681	(83)
Other U.S Government agency securities	71,689	(532)	—	—	71,689	(532)
Government agency issued mortgage-backed securities	145,461	(529)	—	—	145,461	(529)
Government agency issued collateralized mortgage obligations	—	—	—	—	—	—
State and municipal securities	5,833	(105)	1,308	(54)	7,141	(159)
Equity securities	2,756	(59)	—	—	2,756	(59)
Other investments	79,813	(889)	—	—	79,813	(889)

Total	$325,233	(2,197)	1,308	(54)	326,541	(2,251)

	December 31, 2008
	Less than 12 Months		12 Months or Longer		Total Fair Value
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(In thousands)	Value	Losses	Value	Losses	Value	Losses

Government agency issued mortgage-backed securities	$120,428	(437)	18,480	(131)	138,908	(568)
Government agency issued collateralized mortgage obligations	19,410	(98)	9,104	(64)	28,514	(162)
State and municipal securities	4,724	(142)	2,246	(175)	6,970	(317)
Equity securities	4,012	(1,288)	—	—	4,012	(1,288)
Other investments	—	—	926	(74)	926	(74)

Total	$148,574	(1,965)	30,756	(444)	179,330	(2,409)

Notes to Consolidated Financial Statements

Synovus holds two debt securities, classified as other investments within its portfolio of available for sale investment securities, for which the fair value is other-than-temporarily impaired. These securities were fully impaired and had no carrying value at December 31, 2009. At December 31, 2008, the carrying value of these securities was $819 thousand. During the twelve months ended December 31, 2009, Synovus recorded impairment charges of $819 thousand for the other-than-temporary impairment of these securities. These charges are fully credit related, and have been recognized as a component of non-interest income.

At December 31, 2009, Synovus has reviewed investment securities that are in an unrealized loss position in accordance with its accounting policy for other-than-temporary impairment and does not consider them other-than-temporarily impaired. Synovus does not intend to sell its debt securities and it is more likely than not that Synovus will not be required to sell the securities prior to recovery.

U.S. Treasury and U.S. Government agency securities.  As of December 31, 2009, the unrealized losses in this category consisted primarily of unrealized losses in direct obligations of the U.S. Government and U.S. Government agencies and were caused by interest rate increases. These investments were not considered to be other-than-temporarily impaired at December 31, 2009.

Government Agency Issued Mortgage-backed securities.  The unrealized losses on investment in mortgage-backed securities were caused by interest rate increases. At December 31, 2009, all of the collateralized mortgage obligations and mortgage-backed pass-through securities held by Synovus were issued or backed by U.S. Government agencies. These securities are rated AAA by both Moody’s and Standard and Poor’s. Because the decline in fair value is attributable to changes in interest rates and not credit quality, Synovus does not consider these investments to be other-than-temporarily impaired at December 31, 2009.

The amortized cost and estimated fair value by contractual maturity of investment securities available for sale at December 31, 2009 are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Estimated
(In thousands)	Cost	Fair Value

U.S. Treasury securities:
Within 1 year	$25,248	25,248
1 to 5 years	96,257	96,341
5 to 10 years	—	—
More than 10 years	—	—

	$121,505	121,589

U.S. Government agency securities:
Within 1 year	$266,197	272,286
1 to 5 years	324,933	337,472
5 to 10 years	282,597	289,978
More than 10 years	27,257	27,890

	$900,984	927,626

State and municipal securities:
Within 1 year	$8,452	8,503
1 to 5 years	37,569	38,556
5 to 10 years	25,387	26,090
More than 10 years	9,523	9,652

	$80,931	82,801

Other investments:
Within 1 year	$—	—
1 to 5 years	81,699	80,810
5 to 10 years	900	900
More than 10 years	4,145	4,145

	$86,744	85,855

Equity securities	$9,456	9,981

Government agency issued mortgage-backed securities	$1,795,688	1,873,980

Government agency issued collateralized mortgage obligations	$83,632	86,903

Total investment securities	$3,078,940	3,188,735

Notes to Consolidated Financial Statements

	Amortized	Estimated
(In thousands)	Cost	Fair Value

Within 1 year	$299,897	306,037
1 to 5 years	540,458	553,179
5 to 10 years	308,884	316,968
More than 10 years	40,925	41,687

Equity securities	9,456	9,981
Government agency issued mortgage-backed securities	1,795,688	1,873,980
Government agency issued collateralized mortgage obligations	83,632	86,903

Total investment securities	$3,078,940	3,188,735

A summary of sales transactions in the investment securities available for sale portfolio for 2009, 2008, and 2007 is as follows:

		Gross	Gross
		Realized	Realized
(In thousands)	Proceeds	Gains	Losses

2009(1)	$260,041	14,992	(925)
2008	165,623	45	—
2007	25,482	1,056	(76)

(1)	Gross realized losses include a $900 thousand charge for other-than-temporary impairment.

Note 7	Loans and Allowance for Loan Losses

Loans outstanding, by classification, are summarized as follows:

	December 31,
(In thousands)	2009	2008

Commercial:
Commercial, financial, and agricultural	$6,118,516	6,747,928
Owner occupied	4,584,278	4,499,339
Real estate — construction	5,208,218	7,295,727
Real estate — mortgage	5,279,174	5,024,640

Total commercial	21,190,186	23,567,634

Retail:
Real estate — mortgage	3,352,972	3,488,524
Retail loans — credit card	294,126	295,055
Retail loans — other	565,132	606,347

Total retail	4,212,230	4,389,926

Total loans	25,402,416	27,957,560

Unearned income	(19,348)	(37,383)

Total loans, net of unearned income	$25,383,068	27,920,177

Total commercial real estate loans represent 41.3% of the total loan portfolio at December 31, 2009. Due to declines in economic indicators and real estate values, the loans in the commercial real estate portfolio may have a greater risk of non-collection than other loans.

Activity in the allowance for loan losses is summarized as follows:

	Years Ended December 31,
(In thousands)	2009	2008	2007

Balance at beginning of year	$598,301	367,613	314,459
Provision for losses on loans	1,805,599	699,883	170,208
Recoveries of loans previously charged off	32,431	17,076	14,155
Loans charged off	(1,492,606)	(486,271)	(131,209)

Balance at end of year	$943,725	598,301	367,613

At December 31, 2009, the recorded investment in loans that were considered to be impaired (including accruing TDRs) was $1.53 billion. Included in this amount is $792.6 million of impaired loans (which consist primarily of collateral dependent loans) for which there is no related allowance for loan losses determined in accordance with provisions included in sections 35 and 55 of ASC 310-10, Accounting by Creditors for Impairment of a Loan. The allowance on these loans is zero because estimated losses on collateral dependent impaired loans included in this total have been charged-off. Impaired loans (including accruing TDRs) at December 31, 2009 also include $733.8 million of impaired loans for which the related allowance for loan losses is $150.5 million. At December 31, 2009, all impaired loans, other than $213.6 million of accruing TDRs, were on non-accrual status.

At December 31, 2008, the recorded investment in loans that were considered to be impaired (including accruing TDRs) was $727.3 million. Included in this amount was $618.2 million of impaired loans (which consisted primarily of collateral dependent loans) for which there was no related allowance for loan losses determined in accordance with provisions included in sections. The allowance on these loans was zero because estimated losses on collateral dependent impaired loans included in this total have been charged-off. Impaired loans at December 31, 2008 (including accruing TDRs) also included $109.2 million of impaired loans for which the related allowance for loan losses was $26.2 million. At December 31, 2008, all impaired loans, other than $1.2 million of accruing TDR’s, were on non-accrual status.

Notes to Consolidated Financial Statements

The allowance for loan losses on impaired loans, with the exception of accruing TDRs, was determined using either the fair value of the loan’s collateral, less estimated selling costs, or discounted cash flows. The average recorded investment in impaired loans was approximately $1.37 billion, $576.6 million, and $149.5 million for the years ended December 31, 2009, 2008, and 2007, respectively. Excluding accruing TDRs, there was no interest income recognized for the investment in impaired loans for the years ended December 31, 2009, 2008, and 2007. Interest income recognized for accruing TDRs was approximately $8.9 million, $60 thousand, and $70 thousand for the years ended December 31, 2009, 2008, and 2007 respectively.

Loans on nonaccrual status were $1.56 billion and $920.5 million at December 31, 2009 and 2008, respectively.

Interest income on non-accrual loans outstanding at December 31, 2009 and 2008, that would have been recorded if the loans had been current and performed in accordance with their original terms was $145.0 million and $96.8 million for the years ended December 31, 2009 and 2008, respectively. Interest income recorded on these loans for the years ended December 31, 2009 and 2008, respectively, was $67.3 million and $52.2 million.

A substantial portion of the loan portfolio is secured by real estate in markets in which subsidiary banks are located throughout Georgia, Alabama, Tennessee, South Carolina, and Florida. Accordingly, the ultimate collectability of a substantial portion of the loan portfolio and the recovery of a substantial portion of the carrying amount of real estate owned are susceptible to changes in market conditions in these areas.

In the ordinary course of business, Synovus’ subsidiary banks have made loans to certain of their executive officers and directors (including their associates and affiliates) and of the Parent Company and its significant subsidiaries, as defined. Significant subsidiaries consist of Columbus Bank and Trust Company, Bank of North Georgia, and The National Bank of South Carolina. Management believes that such loans are made substantially on the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with unaffiliated customers. The following is a summary of such loans outstanding and the activity in these loans for the year ended December 31, 2009.

(In thousands)

Balance at December 31, 2008	$468,808
Adjustment for executive officer and director changes	(2,277)

Adjusted balance at December 31, 2008	466,531
New loans	219,375
Repayments	(198,169)
Loans charged-off	(49,660)

Balance at December 31, 2009	$438,077

At December 31, 2009, loans to executive officers and directors (including their associates and affiliates) above include $88.0 million of loans that were classified as nonaccrual, greater than 90 days past due, or potential problem loans. Such loans are primarily to affiliates and/or associates of directors and executive officers of certain Significant Subsidiaries and, other than one loan with an outstanding balance of $2.8 million at December 31, 2009, do not involve loans directly to, or guaranteed by, any directors or executive officers of the Parent Company or any Significant Subsidiary. In addition, the $49.7 million in loans charged-off were related to loans to affiliates and/or associates of directors and executive officers of certain Significant Subsidiaries and were not related to loans directly to, or guaranteed by, any directors or executive officers of the Parent Company or any Significant Subsidiary.

Note 8	Goodwill and Other Intangible Assets

The following table shows the changes in the carrying amount of goodwill for the years ended December 31, 2009 and 2008.

	December 31,
(In thousands)	2009	2008

Balance as of January 1:
Goodwill	$519,138	519,138
Accumulated impairment losses	479,617	—

Goodwill, net at January 1,	39,521	519,138

Impairment losses	15,090	479,617

Balance as of December 31:
Goodwill	519,138	519,138
Accumulated impairment losses	494,707	479,617

Goodwill, net at December 31,	$24,431	39,521

At June 30, 2008, Synovus conducted its annual goodwill impairment evaluation. As a result of this evaluation, Synovus recognized a non-cash charge for impairment of goodwill on one of its reporting units of $36.9 million. The impairment charge was primarily related to a decrease in valuation based on market trading and transaction multiples of tangible book value.

At December 31, 2008, Synovus determined that goodwill impairment should be reevaluated based on an adverse change in the general business environment, significantly higher loan losses, reduced interest margins, and a decline in Synovus’ market capitalization during the second half of 2008. Historically, Synovus determined the fair value of its reporting units based on a combination of the income approach (utilizing the

Notes to Consolidated Financial Statements

discounted cash flows (DCF) method), the public company comparables approach (utilizing multiples of tangible book value), and the transaction approach (utilizing readily observable market valuation multiples for closed transactions). At December 31, 2008, due to the lack of observable market data, management enhanced the valuation methodology by using discounted cash flow analyses to estimate the fair values of its reporting units.

In performing Step 1 of the goodwill impairment testing and measurement process, the estimated fair values of the reporting units with goodwill were developed using the DCF method. The results of the DCF method were corroborated with estimates of fair value utilizing market price to earnings, price to book value, price to tangible book value, and Synovus’ market capitalization plus a control premium. The results of this Step 1 process indicated potential impairment in four reporting units, as the book values of each reporting unit exceeded their respective estimated fair values.

As a result, Synovus performed Step 2 to quantify the goodwill impairment, if any, for these four reporting units. In Step 2, the estimated fair values for each of the four reporting units were allocated to their respective assets and liabilities in order to determine an implied value of goodwill, in a manner similar to the calculation performed in a business combination. Based on the results of Step 2, Synovus recognized a $442.7 million (pre-tax and after-tax) charge for goodwill impairment during the three months ended December 31, 2008, which represented a total goodwill write-off for the four reporting units. The primary driver of the goodwill impairment for these four reporting units was the decline in Synovus’ market capitalization, which declined 31% from June 30, 2008 to December 31, 2008.

During 2009, Synovus recognized an additional charge of $15.1 million for impairment of goodwill. The 2009 impairment charge was due to a decline in Synovus’ market capitalization as well as further financial deterioration in the associated banking reporting units. At December 31, 2009, the remaining goodwill of $24.4 million consists of goodwill associated with two financial management services reporting units.

Other intangible assets as of December 31, 2009 and 2008 are presented in the following table.

	2009
	Gross
	Carrying	Accumulated
(In thousands)	Amount	Amortization	Impairment	Net

Other intangible assets:
Purchased trust revenues	$4,210	(2,409)	—	1,801
Acquired customer contracts	5,270	(4,883)	—	387
Core deposit premiums	46,331	(32,330)	—	14,001
Other	665	(205)	—	460

Total carrying value	$56,476	(39,827)	—	16,649

	2008
	Gross
	Carrying	Accumulated
	Amount	Amortization	Impairment	Net

Other intangible assets:
Purchased trust revenues	$4,210	(2,128)	—	2,082
Acquired customer contracts	5,270	(3,467)	(1,049)	754
Core deposit premiums	46,331	(28,416)	—	17,915
Other	666	(151)	—	515

Total carrying value	$56,477	(34,162)	(1,049)	21,266

Aggregate other intangible assets amortization expense for the years ended December 31, 2009, 2008, and 2007 was $4.6 million, $5.6 million, and $5.1 million, respectively. Aggregate estimated amortization expense over the next five years is: $4.1 million in 2010, $3.7 million in 2011, $3.2 million in 2012, $1.6 million in 2013, and $1.1 million in 2014.

Synovus recorded an acquired customer contracts asset impairment charge of $1.0 million during the year ended

Notes to Consolidated Financial Statements

December 31, 2008. The impairment charge was recorded based on management’s estimate that the recorded values would not be recoverable. The charge is represented as a component of other operating expenses in the consolidated statement of income.

Note 9	Other Assets

Significant balances included in other assets at December 31, 2009 and 2008 are as follows:

(In thousands)	2009	2008

Accrued interest receivable	$127,869	171,909
Accounts receivable	24,471	45,331
Cash surrender value of bank owned life insurance	247,220	384,579
Other real estate (ORE)	238,807	246,121
FHLB/FRB Stock	142,001	122,126
Private equity investments	48,463	123,475
FDIC prepaid deposit insurance assessments	188,855	—
Other prepaid expenses	20,741	23,941
Net current income tax benefit	335,656	82,921
Net deferred income tax assets	11,945	163,270
Derivative asset positions	114,535	307,771
Miscellaneous other assets	209,258	65,947

Total other assets	$1,709,821	1,737,391

Synovus’ investment in company-owned life insurance programs was approximately $247.2 million at December 31, 2009, which included approximately $82.9 million of separate account life insurance policies covered by stable value agreements. At December 31, 2009, the market value of the investments underlying the separate account policies was within the coverage provided by the stable value agreements.

Note 10	Interest Bearing Deposits

A summary of interest bearing deposits at December 31, 2009 and 2008 is as follows:

(In thousands)	2009	2008

Interest bearing demand deposits	$3,894,243	3,359,410
Money market accounts	7,363,677	8,094,452
Savings accounts	463,967	437,656
Time deposits	11,538,949	13,162,042

Total interest bearing deposits	$23,260,836	25,053,560

Interest bearing deposits include the unamortized balance of purchase accounting adjustments and the fair value basis adjustment for those time deposits which are hedged with interest rate swaps. The aggregate amount of time deposits of $100,000 or more was $8.75 billion at December 31, 2009 and $9.89 billion at December 31, 2008.

The following table presents scheduled cash maturities of time deposits at December 31, 2009.

(In thousands)

Maturing within one year	$8,430,495
between 1 — 2 years	2,233,808
2 — 3 years	676,516
3 — 4 years	107,997
4 — 5 years	72,508
Thereafter	17,625

$11,538,949

Notes to Consolidated Financial Statements

Note 11	Long-Term Debt and Short-Term Borrowings

Long-term debt at December 31, 2009 and 2008 consists of the following:

(In thousands)	2009	2008

Parent Company:
4.875% subordinated notes, due February 15, 2013, with semi-annual interest payments and principal to be paid at maturity	$206,750	272,190
5.125% subordinated notes, due June 15, 2017, with semi-annual interest payments and principal to be paid at maturity	450,000	450,000
LIBOR + 1.80% debentures, due April 19, 2035 with quarterly interest payments and principal to be paid at maturity (rate of 2.05% at December 31, 2009)	10,014	10,082
Hedge-related basis adjustment	35,017	50,111

Total long-term debt — Parent Company	701,781	782,383
Subsidiaries:
Federal Home Loan Bank advances with interest and principal payments due at various maturity dates through 2018 and interest rates ranging from 0.23% to 6.09% at December 31, 2009 (weighted average interest rate of 0.96% at December 31, 2009)	1,043,546	1,317,992
Other notes payable and capital leases with interest and principal payments due at various maturity dates through 2031 (weighted average interest rate of 4.18% at December 31, 2009)	6,265	6,798

Total long-term debt — subsidiaries	1,049,811	1,324,790

Total long-term debt	$1,751,592	2,107,173

The 4.875% subordinated notes due February 15, 2013 decreased by $65.4 million during 2009. $35.6 million of these debentures were repurchased in open market transactions during the first quarter of 2009. Synovus recognized a gain of $6.1 million on the repurchase of these notes, which represents the difference between the price paid and the recorded value of these notes. Also, $29.8 million of these debentures were exchanged for common stock during the fourth quarter of 2009. See Note 12, Equity, for further discussion of the exchange of subordinated debentures for common stock.

The provisions of the indentures governing Synovus’ subordinated notes and debentures contain certain restrictions, within specified limits, on mergers, disposition of common stock or assets, and investments in subsidiaries, and limit Synovus’ ability to pay dividends on its capital stock if there is an event of default under the applicable indenture. As of December 31, 2009, Synovus and its subsidiaries were in compliance with the covenants in these agreements.

The FHLB advances are secured by certain loans receivable of approximately $4.0 billion, as well as investment securities with a fair market value of approximately $59.2 million at December 31, 2009.

Required annual principal payments on long-term debt for the five years subsequent to December 31, 2009 are shown on the following table:

	Parent
(In thousands)	Company	Subsidiaries	Total

2010	$—	621,289	621,289
2011	—	103,949	103,949
2012	—	313,481	313,481
2013	206,750	5,716	212,466
2014	—	480	480

The following table sets forth certain information regarding federal funds purchased and securities sold under repurchase agreements, the principal components of short-term borrowings.

(Dollars in thousands)	2009	2008	2007

Balance at December 31	$475,062	725,869	2,319,412
Weighted average interest rate at December 31.53%		.68%	3.81%
Maximum month end balance during the year	$1,580,259	2,544,913	2,767,055
Average amount outstanding during the year	918,736	1,719,978	1,957,990
Weighted average interest rate during the year	0.42%	2.24%	4.75%

Notes to Consolidated Financial Statements

Note 12	Equity

The following table shows the change in shares outstanding for the three years ended December 31, 2009.

	Preferred	Common	Treasury
	Shares	Shares	Shares
(In thousands)	Issued	Issued	Held

Balance at December 31, 2006	—	331,214	5,662
Issuance of non-vested stock	—	552	—
Stock options exercised	—	3,702	—
Issuance of common stock for acquisitions	—	61	—

Balance at December 31, 2007	—	335,529	5,662
Issuance (forfeitures) of non-vested stock, net	—	(39)	—
Stock options exercised	—	521	—
Treasury shares purchased	—	—	15
Issuance of preferred stock	968	—	—

Balance at December 31, 2008	968	336,011	5,677
Issuance (forfeitures) of non-vested stock, net	—	(34)	—
Restricted share unit activity	—	39	—
Stock options exercised	—	54	—
Treasury shares purchased	—	—	9
Issuance of common stock	—	150,000	—
Exchange of subordinated notes due 2013 for common stock	—	9,444	—

Balance at December 31, 2009	968	495,514	5,686

Cumulative Perpetual Preferred Stock

On December 19, 2008, Synovus issued to the Treasury 967,870 shares of Synovus’ Fixed Rate Cumulative Perpetual Preferred Stock, Series A, without par value (the Series A Preferred Stock), having a liquidation amount per share equal to $1,000, for a total price of $967,870,000. The Series A Preferred Stock pays cumulative dividends at a rate of 5% per year for the first five years and thereafter at a rate of 9% per year. Synovus may not redeem the Series A Preferred Stock during the first three years except with the proceeds from a qualified equity offering of not less than $241,967,500. After February 15, 2012, Synovus may, with the consent of the Federal Deposit Insurance Corporation, redeem, in whole or in part, the Series A Preferred Stock at the liquidation amount per share plus accrued and unpaid dividends. The Series A Preferred Stock is generally non-voting. Prior to December 19, 2011, unless Synovus has redeemed the Series A Preferred Stock or the Treasury has transferred the Series A Preferred Stock to a third party, the consent of the Treasury will be required for Synovus to (1) declare or pay any dividend or make any distribution on common stock, par value $1.00 per share, other than regular quarterly cash dividends of not more than $0.06 per share, or (2) redeem, repurchase or acquire Synovus common stock or other equity or capital securities, other than in connection with benefit plans consistent with past practice. A consequence of the Series A Preferred Stock purchase includes certain restrictions on executive compensation that could limit the tax deductibility of compensation that Synovus pays to executive management.

As part of its purchase of the Series A Preferred Stock, Synovus issued the Treasury a warrant to purchase up to 15,510,737 shares of Synovus common stock (Warrant) at an initial per share exercise price of $9.36. The Warrant provides for the adjustment of the exercise price and the number of shares of Synovus common stock issuable upon exercise pursuant to customary anti-dilution provisions, such as upon stock splits or distributions of securities or other assets to holders of Synovus common stock, and upon certain issuances of Synovus common stock at or below a specified price relative to the initial exercise price. The Warrant expires on December 19, 2018. Pursuant to the Securities Purchase Agreement, the Treasury has agreed not to exercise voting power with respect to any shares of common stock issued upon exercise of the Warrant.

The offer and sale of the Series A Preferred Stock and the Warrant were effected without registration under the Securities Act in reliance on the exemption from registration under Section 4(2) of the Securities Act. Synovus has allocated the

Notes to Consolidated Financial Statements

total proceeds received from the United States Department of the Treasury based on the relative fair values of the Series A Preferred Stock and the Warrants. This allocation resulted in the preferred shares and the Warrants being initially recorded at amounts that are less than their respective fair values at the issuance date.

The $48.5 million discount on the Series A Preferred Stock is being accreted using a constant effective yield over the five-year period preceding the 9% perpetual dividend. Synovus records increases in the carrying amount of the preferred shares resulting from accretion of the discount by charges against retained earnings.

Common Stock

On September 22, 2009, Synovus completed a public offering of 150,000,000 shares of Synovus’ $1.00 par value common stock at a price of $4.00 per share, generating proceeds of $570.9 million, net of issuance costs.

Exchange of Subordinated Debt for Common Stock

On November 5, 2009, Synovus completed an exchange offer (Exchange Offer) of $29,820,000 in aggregate principal amount of its outstanding 4.875% Subordinated Notes Due 2013 (the “Notes”). The Notes exchanged in the Exchange Offer represent 12.6% of the $236,570,000 aggregate principal amount of the Notes outstanding prior to the Exchange Offer. Pursuant to the terms of the Exchange Offer, Synovus issued 9.44 million shares of Synovus’ common stock as consideration for the Notes. The Exchange Offer resulted in a pre-tax gain of $6.1 million which was recognized as other non-interest income during the fourth quarter of 2009.

Note 13	Regulatory Capital

Synovus is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Synovus must meet specific capital levels that involve quantitative measures of both on- and off-balance sheet items as calculated under regulatory capital guidelines. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

As a financial holding company, Synovus and its subsidiary banks are required to maintain capital levels required for a well-capitalized institution, as defined by federal banking regulations. The capital measures used by the federal banking regulators include the total risk-based capital ratio, Tier 1 risk-based capital ratio, and the leverage ratio. Under the regulations, a national or state chartered bank will be well-capitalized if it has a total capital ratio of 10% or greater, a Tier 1 capital ratio of 6% or greater, a leverage ratio of 5% or greater, and is not subject to any written agreement, order, capital directive, or prompt corrective action directive by a federal bank regulatory agency to meet and maintain a specific capital level for any capital measure. However, even if a bank satisfies all applicable quantitative criteria to be considered well-capitalized, the regulations also establish procedures for “downgrading” an institution to a lower capital category based on supervisory factors other than capital. At December 31, 2009, several of Synovus’ subsidiary state chartered banks were required to and currently maintain regulatory capital levels in excess of minimum well-capitalized requirements primarily as a result of increases in non-performing assets. As of December 31, 2009, Synovus and its subsidiary banks meet all capital requirements to which they are subject.

Management currently believes, based on internal capital analysis and projections, that Synovus’ capital position is adequate under current regulatory standards. However, if economic conditions or other factors worsen to a greater degree than the assumptions underlying Synovus’ internal assessment of its capital position, if minimum regulatory capital requirements for Synovus or its subsidiary banks increase as the result of formal regulatory directives, or if Synovus’ capital projections for any reason fail to adequately address some of the more complex aspects of the current operating structure, then Synovus may be required to seek additional capital from external sources. In light of the current banking environment, as well as continuing discussions with regulators, Synovus is identifying, considering, and pursuing additional strategic initiatives to bolster its capital position. Given current economic and market conditions and Synovus’ recent financial performance and related credit ratings, there can be no assurance that additional capital will be available on favorable terms, if at all.

Notes to Consolidated Financial Statements

The following table summarizes regulatory capital information at December 31, 2009 and 2008 on a consolidated basis and for each significant subsidiary, defined as any direct subsidiary of Synovus with assets or net income levels exceeding 10% of the consolidated totals.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions(1)
(Dollars in thousands)	2009	2008	2009	2008	2009	2008

Synovus Financial Corp.
Tier I capital	$2,721,287	3,602,848	1,071,279	1,284,260	n/a	n/a
Total risk-based capital	3,637,712	4,674,476	2,142,558	2,568,520	n/a	n/a
Tier I capital ratio	10.16%	11.22	4.00	4.00	n/a	n/a
Total risk-based capital ratio	13.58	14.56	8.00	8.00	n/a	n/a
Leverage ratio	8.12	10.28	4.00	4.00	n/a	n/a
Columbus Bank and Trust Company(2)
Tier I capital	$667,687	732,725	201,276	210,993	301,913	316,490
Total risk-based capital	731,704	798,896	402,551	421,987	503,189	527,483
Tier I capital ratio	13.27%	13.89	4.00	4.00	6.00	6.00
Total risk-based capital ratio	14.54	15.15	8.00	8.00	10.00	10.00
Leverage ratio	8.17	12.67	4.00	4.00	5.00	5.00
Bank of North Georgia(2)
Tier I capital	$434,894	557,413	170,381	215,881	255,571	323,822
Total risk-based capital	489,206	625,767	340,762	431,763	425,952	539,704
Tier I capital ratio	10.21%	10.33	4.00	4.00	6.00	6.00
Total risk-based capital ratio	11.49	11.59	8.00	8.00	10.00	10.00
Leverage ratio	8.48	8.79	4.00	4.00	5.00	5.00
The National Bank of South Carolina
Tier I capital	$400,473	450,512	156,720	191,055	235,080	286,583
Total risk-based capital	450,733	510,517	313,441	382,111	391,801	477,639
Tier I capital ratio	10.22%	9.43	4.00	4.00	6.00	6.00
Total risk-based capital ratio	11.50	10.69	8.00	8.00	10.00	10.00
Leverage ratio	8.80	9.04	4.00	4.00	5.00	5.00

(1)	The prompt corrective action provisions are applicable at the bank level only.

(2)	The bank subsidiary entered into a memorandum of understanding with the FDIC and the state of Georgia during 2009 and early 2010 and has agreed to maintain minimum capital ratios at specified levels higher than those otherwise required by applicable regulation as follows: Tier 1 capital to total average assets (leverage ratio)−8% and total capital to risk-weighted assets (total risk-based capital ratio)−10%.

Notes to Consolidated Financial Statements

Note 14	Other Comprehensive Income (Loss)

The components of other comprehensive income (loss) for the years ended December 31, 2009, 2008, and 2007 are as follows:

	2009			2008			2007
	Before-	Tax	Net of	Before-	Tax	Net of	Before-	Tax	Net of
	Tax	(Expense)	Tax	Tax	(Expense)	Tax	Tax	(Expense)	Tax
(In thousands)	Amount	or Benefit	Amount	Amount	or Benefit	Amount	Amount	or Benefit	Amount

Net unrealized gains/losses on cash flow hedges	$(31,887)	12,404	(19,483)	34,928	(13,339)	21,589	29,859	(11,525)	18,334
Net unrealized gains/losses on investment securities available for sale:
Unrealized gains/losses arising during the year	(25,292)	8,991	(16,301)	123,137	(47,064)	76,073	51,794	(19,940)	31,854
Reclassification adjustment for (gains)losses realized in net income	(14,067)	5,383	(8,684)	(45)	17	(28)	(980)	377	(603)

Net unrealized gains/losses	(39,359)	14,374	(24,985)	123,092	(47,047)	76,045	50,814	(19,563)	31,251
Amortization of postretirement unfunded health benefit, net of tax	35	(14)	21	290	(110)	180	1,315	(498)	817
Foreign currency translation (gains) losses	—	—	—	—	—	—	7,621	(1,470)	6,151

Other comprehensive income(loss)	$(71,211)	26,764	(44,447)	158,310	(60,496)	97,814	89,609	(33,056)	56,553

Cash settlements on cash flow hedges were $33.4 million, $20.3 million, and ($1.4) million for the years ended December 31, 2009, 2008, and 2007, respectively, all of which were included in earnings. During 2009, 2008, and 2007, Synovus recorded cash (payments) receipts on terminated cash flow hedges of $10.3 million, $2.2 million, and ($1.3) million, respectively, which were deferred and are being amortized into earnings over the shorter of the remaining contract life or the maturity of the designated instrument as an adjustment to interest income (expense). There were three terminated cash flow hedges during 2009, one terminated cash flow hedge during 2008, and two terminated cash flow hedges during 2007. The amortization on all previously terminated cash flow hedge settlements was approximately $4.0 million, $17 thousand, and ($816) thousand in 2009, 2008, and 2007, respectively. The change in unrealized gains (losses) on cash flow hedges was approximately ($27.8) million in 2009, $32.8 million in 2008, and $30.3 million in 2007.

Notes to Consolidated Financial Statements

Note 15	Earnings (Loss) Per Common Share

The following table displays a reconciliation of the information used in calculating basic and diluted earnings (loss) per common share (EPS) for the years ended December 31, 2009, 2008, and 2007.

	Years Ended December 31,
(In thousands, except per share data)	2009	2008	2007

Income (loss) from continuing operations	$(1,433,931)	(580,376)	337,969
Income from discontinued operations, net of income taxes and non-controlling interest	4,590	5,650	188,336

Net income (loss)	(1,429,341)	(574,726)	526,305
Net income attributable to non-controlling interest	2,364	7,712	—

Net income (loss) attributable to controlling interest	(1,431,705)	(582,438)	526,305

Dividends and accretion of discount on preferred stock	56,966	2,057	—

Net income (loss) available to common shareholders	$(1,488,671)	(584,495)	526,305

Income (loss) from continuing operations	$(1,433,931)	(580,376)	337,969
Net income attributable to non-controlling interest	2,364	7,712	—
Dividends and accretion of discount on preferred stock	56,966	2,057	—

Net income (loss) from continuing operations available to common shareholders	$(1,493,261)	(590,145)	337,969

Weighted average common shares outstanding:
Basic	$372,943	329,319	326,849
Potentially dilutive shares from assumed exercise of securities or other contracts to purchase common stock*	—	—	3,014

Diluted	$372,943	329,319	329,863

Basic earnings (loss) per common share:
Net income (loss) from continuing operations attributable to common shareholders	$(4.00)	(1.79)	1.03
Net income (loss) attributable to common shareholders	(3.99)	(1.77)	1.61
Diluted earnings (loss) per common share:
Net income (loss) from continuing operations attributable to common shareholders	$(4.00)	(1.79)	1.02
Net income (loss) attributable to common shareholders	(3.99)	(1.77)	1.60

*	Due to the net loss attributable to common shareholders for the years ended December 31, 2009 and 2008, potentially dilutive shares were excluded from the earnings per share calculation as including such shares would have been antidilutive.

Basic earnings per common share is computed by dividing net income (loss) by the average common shares outstanding for the period. Diluted earnings per common share reflects the dilution that could occur if securities or other contracts to issue common stock were exercised or converted. The dilutive effect of outstanding options and restricted shares is reflected in diluted earnings per share by application of the treasury stock method.

Notes to Consolidated Financial Statements

The following represents potentially dilutive shares including options and warrants to purchase shares of Synovus common stock and non-vested shares that were outstanding during the periods noted below, but were not included in the computation of diluted earnings per common share because the exercise price for options and warrants and fair value of non-vested shares was greater than the average market price of the common shares during the period.

Weighted Average
	Number	Exercise Price
Quarter Ended	of Shares	Per Share

December 31, 2009(1)	—	—
September 30, 2009(1)	—	—
June 30, 2009(1)	—	—
March 31, 2009(1)	—	—
December 31, 2008(1)	—	—
September 30, 2008(1)	—	—
June 30, 2008(1)	—	—
March 31, 2008(1)	—	—
December 31, 2007	12,577,751	$27.69	(2)
September 30, 2007	4,902,564	29.38
June 30, 2007	2,500	32.57
March 31, 2007	2,500	32.57

(1)	Due to the net loss attributable to common shareholders for the years ended December 31, 2009 and 2008, potentially dilutive shares were excluded from the earnings per common share calculation as including such shares would have been antidilutive.

(2)	See the summary of stock option activity table in Note 22 for the adjustment to the exercise price of all options outstanding at December 31, 2007 in connection with the TSYS spin-off.

Note 16	Fair Value Accounting

Effective January 1, 2008, Synovus adopted provisions included in ASC 820-10 regarding fair value measurements and disclosures and provisions of ASC 825-10 regarding the fair value option as described in ASC 825-10-10. ASC 820-10 defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. The provisions of ASC 820-10 did not introduce any new requirements mandating the use of fair value; rather, it unified the meaning of fair value and added additional fair value disclosures.

ASC 825-10 includes provisions that permit entities to make an irrevocable election, at specified election dates, to measure eligible financial instruments and certain other instruments at fair value. After the initial adoption, the election is made at the acquisition of an eligible financial asset, financial liability, or firm commitment or when certain specified reconsideration events occur. At January 1, 2008, Synovus elected the fair value option (FVO) for mortgage loans held for sale and certain callable brokered certificates of deposit. Accordingly, a cumulative effect adjustment of $58 thousand ($91 thousand less $33 thousand of income taxes) was recorded as an increase to retained earnings.

The following is a description of the assets and liabilities for which fair value has been elected, including the specific reasons for electing fair value.

Mortgage Loans Held for Sale

Mortgage loans held for sale (MLHFS) were previously accounted for on a lower of aggregate cost or fair value basis pursuant to ASC 948-310-35 regarding accounting for certain mortgage banking activities. For certain mortgage loan types, fair value hedge accounting was utilized by Synovus to hedge a given mortgage loan pool, and the underlying mortgage loan balances were adjusted for the change in fair value related to the hedged risk (fluctuation in market interest rates) in accordance with provisions of ASC 815-20-25 and ASC 815-25-35 regarding accounting for fair value hedges as derivative instruments. For those certain mortgage loan types, Synovus is still able to achieve an effective economic hedge by being able to mark-to-market the underlying mortgage loan balances through the income statement, but has eliminated the operational time and expense needed to manage a hedge accounting program under ASC 815-25-35. Previously under ASC 948-310-35, Synovus was exposed, from an accounting perspective, only to the downside risk of market volatilities; however, by electing the FVO, Synovus can now also recognize the associated gains on the mortgage loan portfolio as favorable changes in the market occur.

Certain Callable Brokered Certificates of Deposit

Synovus has elected the FVO for certain callable brokered certificates of deposit (CDs) to ease the operational burdens required to maintain hedge accounting for such instruments under the constructs of ASC 815. Prior to the adoption of the provisions included in ASC 825-10-10, Synovus was highly effective in hedging the risk related to changes in fair value due to fluctuations in market interest rates, by engaging in various interest rate derivatives. However, ASC 815 requires an extensive documentation process for each hedging relationship and an extensive process related to assessing the effectiveness and measuring the ineffectiveness related to such hedges. By electing the FVO on these previously hedged callable brokered CDs, Synovus is still able to achieve an effective economic hedge by being able to mark-to-market the

Notes to Consolidated Financial Statements

underlying CDs through the income statement, while eliminating the operational time and expense needed to manage a hedge accounting program under ASC 815. During 2009, all of these callable brokered certificates of deposit were either called or matured.

The following table summarizes the impact of adopting the fair value option for these financial instruments as of January 1, 2008. Amounts shown represent the carrying value of the affected instruments before and after the changes in accounting resulting from the adoption of ASC 825-10-10.

	Ending	Cumulative	Opening
	Balance Sheet	Effect	Balance Sheet
	December 31,	Adjustment	January 1,
(Dollars in thousands)	2007	Gain, net	2008

Mortgage loans held for sale	$153,437	91	153,528
Certain callable brokered CDs	293,842	—	293,842

Pre-tax cumulative effect of adoption of the fair value option		91
Deferred tax liability		(33)

Cumulative effect of adoption of the fair value option (increase to retained earnings)		$58

Determination of Fair Value

ASC 820-10 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. During the three months ended June 30, 2009, Synovus adopted provisions included in ASC 820-10 as described in ASC 820-10-65-4 regarding determination of fair value when the volume and level of activity for the asset or liability have significantly decreased and identifying transactions that are not orderly. These provisions of ASC 820-10 are intended to determine the fair value when there is no active market or where the inputs being used represent distressed sales. The impact to Synovus was insignificant. ASC 820-10 also establishes a fair value hierarchy for disclosure of fair value measurements based on significant inputs used to determine the fair value. The three levels of inputs are as follows:

Level 1 Quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities include equity securities as well as certain U.S. Treasury securities that are highly liquid and are actively traded in over-the-counter markets.

Level 2 Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments and derivative contracts whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. This category generally includes certain U.S. Government-sponsored enterprises and agency mortgage-backed debt securities, obligations of states and municipalities, certain callable brokered certificates of deposit, collateralized mortgage obligations, derivative contracts, and mortgage loans held-for-sale.

Level 3 Unobservable inputs that are supported by little if any market activity for the asset or liability. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. This category primarily includes collateral-dependent impaired loans, other loans held for sale, other real estate, certain equity investments, certain private equity investments, and goodwill.

Following is a description of the valuation methodologies used for the major categories of financial assets and liabilities measured at fair value.

Trading Account Assets/Liabilities and Investment Securities Available for Sale

Where quoted market prices are available in an active market, securities are valued at the last traded price by obtaining feeds from a number of live data sources, including active market makers and inter-dealer brokers. These securities are classified as Level 1 within the valuation hierarchy and include U.S. Treasury securities and equity securities. If quoted market prices are not available, fair values are estimated by using bid prices and quoted prices of pools or tranches of

Notes to Consolidated Financial Statements

securities with similar characteristics. These types of securities are classified as Level 2 within the valuation hierarchy and consist of collateralized mortgage obligations, mortgage-backed debt securities, debt securities of U.S. Government-sponsored enterprises and agencies, and state and municipal bonds. In both cases, Synovus has evaluated the valuation methodologies of its third party valuation providers to determine whether such valuations are representative of an exit price in Synovus’ principal markets. In certain cases where there is limited activity or less transparency around inputs to valuation, securities are classified as Level 3 within the valuation hierarchy.

Mortgage Loans Held for Sale

Since quoted market prices are not available, fair value is derived from a hypothetical-securitization model used to project the exit price of the loan in securitization. The bid pricing convention is used for loan pricing for similar assets. The valuation model is based upon forward settlement of a pool of loans of identical coupon, maturity, product, and credit attributes. The inputs to the model are continuously updated with available market and historical data. As the loans are sold in the secondary market and predominantly used as collateral for securitizations, the valuation model represents the highest and best use of the loans in Synovus’ principal market. Mortgage loans held for sale are classified within Level 2 of the valuation hierarchy.

Private Equity Investments

Private equity investments consist primarily of investments in venture capital funds. The valuation of these instruments requires significant management judgment due to the absence of quoted market prices, inherent lack of liquidity, and the long-term nature of such assets. Based on these factors, the ultimate realizable value of private equity investments could differ significantly from the values reflected in the accompanying financial statements. Private equity investments are valued initially based upon transaction price. Thereafter, Synovus uses information provided by the fund managers in the determination of estimated fair value. Valuation factors such as recent or proposed purchase or sale of debt or equity of the issuer, pricing by other dealers in similar securities, size of position held, liquidity of the market and changes in economic conditions affecting the issuer are used in the determination of estimated fair value. These private equity investments are classified as Level 3 within the valuation hierarchy.

Private equity investments may also include investments in publicly traded equity securities, which have restrictions on their sale, generally obtained through an initial public offering. Investments in the restricted publicly traded equity securities are recorded at fair value based on the quoted market value less adjustments for regulatory or contractual sales restrictions. Discounts for restrictions are determined based upon the length of the restriction period and the volatility of the equity security. Investments in restricted publicly traded equity securities are classified as Level 2 within the valuation hierarchy.

During the fourth quarter of 2009, Synovus completed the sale of its ownership interest in certain private equity investments. Synovus received total proceeds of $65.8 million related to the sale.

Derivative Assets and Liabilities

Derivative instruments are valued using internally developed models. These derivatives include interest rate swaps, floors, caps, and collars. The sale of to-be-announced (TBA) mortgage-backed securities for current month delivery or in the future and the purchase of option contracts of similar duration are derivatives utilized by Synovus’ mortgage subsidiary and are valued by obtaining prices directly from dealers in the form of quotes for identical securities or options using a bid pricing convention with a spread between bid and offer quotations. All of these types of derivatives are classified as Level 2 within the valuation hierarchy. The mortgage subsidiary originates mortgage loans which are classified as derivatives prior to the loan closing when there is a lock commitment outstanding to a borrower to close a loan at a specific interest rate. These derivatives are valued based on the other mortgage derivatives mentioned above except there are fall-out ratios for interest rate lock commitments that have an additional input which is considered Level 3. Therefore, this type of derivative instrument is classified as Level 3 within the valuation hierarchy. These amounts, however, are insignificant.

In November 2009, Synovus sold certain Visa Class B shares to another Visa USA member financial institution. The sales price was based on the Visa stock conversion ratio in effect at the time for conversion of Visa Class B shares to Visa Class A unrestricted shares. In conjunction with the sale, Synovus entered into a derivative contract with the purchaser which provides for settlements between the parties based upon a change in the ratio for conversion of Visa Class B shares to Visa Class A shares. The fair value conversion rate derivative is measured using a discounted cash flow methodology for estimated future cash flows determined through use of probability weighting for estimates of Visa’s aggregate exposure to the covered litigation. The conversion rate derivative is classified as Level 3 within the valuation hierarchy as the value is determined using discounted cash flow methodologies and involves unobservable inputs which are not supported by market activity for the liability.

Notes to Consolidated Financial Statements

Certain Callable Brokered Certificates of Deposit

The fair value of certain callable brokered certificates of deposit is derived using several inputs in a valuation model that calculates the discounted cash flows based upon a yield curve. Once the yield curve is constructed, it is applied against the standard certificate of deposit terms that may include the principal balance, payment frequency, term to maturity, and interest accrual to arrive at the discounted cash flow based fair value. When valuing the call option, as applicable, implied volatility is obtained for a similarly dated interest rate swaption and is also entered in the model. These types of certificates of deposit are classified as Level 2 within the valuation hierarchy. As of December 31, 2009, all of these callable brokered certificates of deposit either had been called or had matured.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following tables present all financial instruments measured at fair value on a recurring basis, including financial instruments for which Synovus has elected the fair value option as of December 31, 2009 and 2008 according to the valuation hierarchy included in ASC 820-10:

	December 31, 2009
				Total
				Assets/Liabilities
				at
(In thousands)	Level 1	Level 2	Level 3	Fair Value

Assets
Trading account assets	$725	13,645	—	14,370
Mortgage loans held for sale	—	138,056	—	138,056
Investment securities available for sale:
U.S. Treasury securities	121,589	—	—	121,589
Other U.S. Government agency securities	—	927,626	—	927,626
Government agency issued mortgage-backed securities	—	1,873,980	—	1,873,980
Government agency issued collateralized mortgage obligations	—	86,903	—	86,903
State and municipal securities	—	82,801	—	82,801
Equity securities	2,697	—	7,284	9,981
Other investments	—	79,813	6,042	85,855

Total investment securities available for sale	$124,286	3,051,123	13,326	3,188,735
Private equity investments	—	—	48,463	48,463
Derivative assets	—	114,336	199	114,535
Liabilities
Trading account liabilities	$—	7,070	—	7,070
Derivative liabilities	—	86,170	12,862	99,032

Notes to Consolidated Financial Statements

	December 31, 2008
				Total
				Assets/Liabilities
(In thousands)	Level 1	Level 2	Level 3	at Fair Value

Assets
Trading account assets	$103	24,410	—	24,513
Mortgage loans held for sale	—	133,637	—	133,637
Investment securities available for sale:
U.S. Treasury securities	4,578	—	—	4,578
Other U.S. Government agency securities	—	1,552,636	—	1,552,636
Government agency issued mortgage-backed securities	—	1,955,971	—	1,955,971
Government agency issued collateralized mortgage obligations	—	116,442	—	116,442
State and municipal securities	—	123,281	—	123,281
Equity securities	2,756	—	5,411	8,167
Other investments	—	—	8,947	8,947

Total investment securities available for sale	$7,334	3,748,330	14,358	3,770,022
Private equity investments	—	—	123,475	123,475
Derivative assets	—	305,383	2,388	307,771
Liabilities
Brokered certificates of deposit(1)	$—	75,875	—	75,875
Trading account liabilities	—	17,287	—	17,287
Derivative liabilities	—	206,340	—	206,340

(1)	Amounts represent the value of certain callable brokered certificates of deposit for which Synovus has elected the fair value option under ASC 825-10-10.

Changes in Fair Value — FVO Items

The following table presents the changes in fair value included in the consolidated statements of income for items for which the fair value election was made. The table does not reflect the change in fair value attributable to the related economic hedges Synovus used to mitigate interest rate risk associated with the financial instruments. These changes in fair value were recorded as a component of mortgage banking income and other non-interest income, as appropriate, and substantially offset the change in fair value of the financial instruments referenced below.

	Year Ended December 31, 2009
	Mortgage	Other	Total Changes in
	Banking	Operating	Fair Value
(In thousands)	Income	Income	Recorded

Mortgage loans held for sale	$(3,442)	—	(3,442)
Certain callable brokered CDs	—	520	(520)

	Year Ended December 31, 2008
	Mortgage	Other	Total Changes in
	Banking	Operating	Fair Value
(In thousands)	Income	Income	Recorded

Mortgage loans held for sale	$2,519	—	2,519
Certain callable brokered CDs	—	(2,994)	2,994

Notes to Consolidated Financial Statements

Changes in Level Three Fair Value Measurements

As noted above, Synovus uses significant unobservable inputs (Level 3) to fair-value certain assets and liabilities as of December 31, 2009 and 2008. The tables below include a roll forward of the balance sheet amount for the year ended December 31, 2009 and 2008 (including the change in fair value), for financial instruments of a material nature that are classified by Synovus within Level 3 of the fair value hierarchy and are measured at fair value on a recurring basis.

	2009
	Investment	Private
	Securities	Equity	Net Derivative
(In thousands)	Available for Sale	Investments	Liabilities

Beginning balance, January 1	$14,358	123,475	—
Total gains (losses) (realized/unrealized):
Included in earnings	—	1,379	—
Unrealized gains (losses) included in other comprehensive income	1,058	—	—
Purchases, sales, issuances, and settlements, net	(2,090)	(76,391)	—
Transfers in and/or out of Level 3	—	—	12,862

Ending balance, December 31	$13,326	48,463	12,862

The amount of total gains (losses) for the period included in earnings attributable to the change in unrealized gains (losses) relating to assets still held at December 31	$1,058	1,379	—

	2008
	Investment	Private
	Securities	Equity
(In thousands)	Available for Sale	Investments

Beginning balance, January 1	$14,619	78,693
Total gains (losses) (realized/unrealized):
Included in earnings	—	24,995
Unrealized gains (losses) included in other comprehensive income	(1,312)	—
Purchases, sales, issuances, and settlements, net	1,051	19,787
Transfers in and/or out of Level 3	—	—

Ending balance, December 31	$14,358	123,475

The amount of total gains (losses) for the period included in earnings attributable to the change in unrealized gains (losses) relating to assets still held at December 31	$(1,312)	24,995

Notes to Consolidated Financial Statements

The table below summarizes gains and losses (realized and unrealized) included in earnings for the year ended December 31, 2009 and 2008 in other non-interest income as follows:

	Year Ended
	December 31, 2009
	Investment	Private
	Securities	Equity
(In thousands)	Available for Sale	Investments

Total change in earnings	$—	1,379
Change in unrealized losses to assets and liabilities still held at December 31, 2009	$1,058	—

	Year Ended
	December 31, 2008
	Investment	Private
	Securities	Equity
(In thousands)	Available for Sale	Investments

Total change in earnings	$—	24,995
Change in unrealized losses to assets and liabilities still held at December 31, 2008	$(1,312)	—

Assets Measured at Fair Value on a Non-recurring Basis

In February 2008, the FASB issued provisions included in ASC 820-10-15-1A which delayed the effective date for application of the provisions included in ASC 825-10 regarding fair value measurements and disclosures for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis. As of January 1, 2009, Synovus adopted the provisions of ASC 820-10-15-1A for all non-financial assets and non-financial liabilities.

Certain assets and liabilities are measured at fair value on a non-recurring basis. These assets and liabilities are measured at fair value on a non-recurring basis and are not included in the tables above. These assets and liabilities primarily include impaired loans, other loans held for sale, other real estate, and goodwill. The amounts below represent only balances measured at fair value during the period and still held as of the reporting date.

	December 31, 2009
(In millions)	Level 1	Level 2	Level 3

Goodwill	$—	—	24.4
Impaired loans(1)	—	—	1,021.5
Other loans held for sale	—	—	36.8
Other real estate	—	—	238.8

	December 31, 2008
(In millions)	Level 1	Level 2	Level 3

Impaired loans(1)	$—	—	729.6

(1)	Impaired loans are collateral-dependent.

Loans are evaluated for impairment in accordance with provisions of ASC 310-10-35 using the present value of the expected future cash flows discounted at the loan’s effective interest rate, or as a practical expedient, a loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. Impaired loans measured by applying the practical expedient in ASC 310-10-35 are included in the requirements of ASC 820-10.

Under the practical expedient, Synovus measures the fair value of collateral-dependent impaired loans based on the fair value of the collateral securing these loans. These measurements are classified as Level 3 within the valuation hierarchy. Substantially all impaired loans are secured by real estate. The fair value of this real estate is generally determined based upon appraisals performed by a certified or licensed appraiser using inputs such as absorption rates, capitalization rates, and comparables, adjusted for estimated selling costs. Management also considers other factors or recent developments such as changes in absorption rates or market conditions from the time of valuation, and anticipated sales values considering management plans for disposition, which could result in adjustment to the collateral value estimates indicated in the appraisals. Impaired loans are reviewed and evaluated on at least a quarterly basis for additional impairment and adjusted accordingly based on the same factors identified above.

The fair value of ORE is determined on the basis of current appraisals, comparable sales, and other estimates of value obtained principally from independent sources, adjusted for estimated selling costs. An asset that is acquired through, or in lieu of, loan foreclosures is valued at the fair value of the asset less the estimated cost to sell. The transfer at fair value results in a new cost basis for the asset. Subsequent to

Notes to Consolidated Financial Statements

foreclosure, valuations are updated periodically, and assets are marked to current fair value, but not to exceed the new cost basis. Determination of fair value subsequent to foreclosure also considers management’s plans for disposition, including liquidation sales, which could result in adjustment to the collateral value estimates indicated in the appraisals.

In accordance with the provisions of ASC 350, goodwill with a carrying amount of $39.5 million was written down during 2009 to its implied fair value of $24.4 million, resulting in an impairment charge of $15.1 million, which was included in earnings for the period. For further discussion regarding the goodwill evaluation see Note 8.

Fair Value of Financial Instruments

ASC 825-10-50 requires the disclosure of the estimated fair value of financial instruments including those financial instruments for which Synovus did not elect the fair value option. The following table presents the carrying and estimated fair values of on-balance sheet financial instruments at December 31, 2009 and 2008. The fair value represents management’s best estimates based on a range of methodologies and assumptions.

Cash and due from banks, interest bearing funds with the Federal Reserve Bank, interest earning deposits with banks, and federal funds sold and securities purchased under resale agreements are repriced on a short-term basis; as such, the carrying value closely approximates fair value.

The fair value of loans is estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type, such as commercial, mortgage, home equity, credit card, and other consumer loans. Commercial loans are further segmented into certain collateral code groupings. The fair value of the loan portfolio is calculated, in accordance with ASC 825-10-50, by discounting contractual cash flows using estimated market discount rates which reflect the credit and interest rate risk inherent in the loan. This method of estimating fair value does not incorporate the exit-price concept of fair value prescribed by ASC 820-10 and generally produces a higher value than an exit approach.

Notes to Consolidated Financial Statements

The fair value of deposits with no stated maturity, such as non-interest bearing demand accounts, interest bearing demand deposits, money market accounts, and savings accounts, is estimated to be equal to the amount payable on demand as of that respective date. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. Short-term debt that matures within ten days is assumed to be at fair value. The fair value of other short-term and long-term debt with fixed interest rates is calculated by discounting contractual cash flows using estimated market discount rates.

	December 31, 2009		December 31, 2008
	Carrying	Estimated	Carrying	Estimated
(In thousands)	Value	Fair Value	Value	Fair Value

Financial assets
Cash and due from banks	$564,482	564,482	524,327	524,327
Interest bearing funds with Federal Reserve Bank	1,901,847	1,901,847	1,206,168	1,206,168
Interest earning deposits with banks	12,534	12,534	10,805	10,805
Federal funds sold and securities purchased under resale agreements	203,959	203,959	388,197	388,197
Trading account assets	14,370	14,370	24,513	24,513
Mortgage loans held for sale	138,056	138,056	133,637	133,637
Other loans held for sale	36,816	36,816	3,527	3,527
Investment securities available for sale	3,188,735	3,188,735	3,770,022	3,770,022
Private equity investments	48,463	48,463	123,475	123,475
Loans, net	24,439,343	24,082,061	27,321,876	27,227,473
Derivative asset positions	114,535	114,535	307,771	307,771
Financial liabilities
Non-interest bearing deposits	4,172,697	4,172,697	3,563,619	3,563,619
Interest bearing deposits	23,260,836	23,349,007	25,053,560	25,209,084
Federal funds purchased and other short- term borrowings	475,062	475,062	725,869	725,869
Trading account liabilities	7,070	7,070	17,287	17,827
Long-term debt	1,751,592	1,543,015	2,107,173	1,912,679
Derivative liability positions	$99,032	99,032	206,340	206,340

Note 17	Derivative Instruments

As part of its overall interest rate risk management activities, Synovus utilizes derivative instruments to manage its exposure to various types of interest rate risk. These derivative instruments consist of interest rate swaps, commitments to sell fixed-rate mortgage loans, and interest rate lock commitments made to prospective mortgage loan customers. Interest rate lock commitments represent derivative instruments since it is intended that such loans will be sold.

Synovus utilizes interest rate swaps to manage interest rate risks, primarily arising from its core banking activities. These interest rate swap transactions generally involve the exchange of fixed and floating rate interest rate payment obligations without the exchange of underlying principal amounts.

The receive fixed interest rate swap contracts at December 31, 2009 are being utilized to hedge $550.0 million in floating rate loans and $265.0 million in fixed-rate liabilities. A summary of interest rate contracts and their terms at December 31, 2009 and 2008 is shown below. In accordance with the provisions of ASC 815, the fair value (net unrealized gains and losses) of these contracts has been recorded on the consolidated balance sheets.

Notes to Consolidated Financial Statements

		Weighted-Average
	Notional	Receive	Pay	Maturity	Fair Value
(Dollars in thousands)	Amount	Rate	Rate(*)	in Months	Assets	Liabilities

December 31, 2009
Receive fixed swaps:
Fair value hedges	$265,000	1.32%	0.40%	6	$1,020	29
Cash flow hedges	550,000	7.97	3.25	16	27,394	—

Total	$815,000	5.80%	2.32%	13	28,414	29

December 31, 2008
Receive fixed swaps:
Fair value hedges	$993,936	3.88%	1.52%	25	$38,482	1
Cash flow hedges	850,000	7.86	3.25	25	65,125	—

Total	$1,843,936	5.72%	2.31%	25	$103,607	1

*	Variable pay rate based upon contract rates in effect at December 31, 2009 and 2008.

Cash Flow Hedges

Synovus designates hedges of floating rate loans as cash flow hedges. These swaps hedge against the variability of cash flows from specified pools of floating rate prime based loans. Synovus calculates effectiveness of the hedging relationship quarterly using regression analysis for all cash flow hedges entered into after March 31, 2007. The cumulative dollar offset method is used for all hedges entered into prior to that date. The effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transactions affect earnings. Ineffectiveness from cash flow hedges is recognized in the consolidated statements of income as a component of other non-interest income. As of December 31, 2009, cumulative ineffectiveness for Synovus’ portfolio of cash flow hedges represented a gain of approximately $44 thousand.

Synovus expects to reclassify from accumulated other comprehensive income (loss) approximately $24.2 million as pre-tax income during the next twelve months, as the related payments for interest rate swaps and amortization of deferred gains (losses) are recorded.

During 2009 and 2008, Synovus terminated certain cash flow hedges which resulted in net pre-tax gains of $10.3 million and $2.2 million, respectively. These gains have been included as a component of accumulated other comprehensive income and are being amortized over the shorter of the remaining contract life or the maturity of the designated instrument as an adjustment to interest income. The remaining unamortized deferred gain (loss) balances of all previously terminated cash flow hedges at December 31, 2009 and 2008 were $4.2 million and ($2.1) million, respectively.

Fair Value Hedges

Synovus designates hedges of fixed rate liabilities as fair value hedges. These swaps hedge against the change in fair market value of various fixed rate liabilities due to changes in the benchmark interest rate LIBOR. Synovus calculates effectiveness of the fair value hedges quarterly using regression analysis. As of December 31, 2009, cumulative ineffectiveness for Synovus’ portfolio of fair value hedges represented a gain of approximately $19 thousand. Ineffectiveness from fair value hedges is recognized in the consolidated statements of income as a component of other non-interest income.

During 2009 and 2008, Synovus terminated certain fair value hedges which resulted in net pre-tax gains of $24.1 million and $18.9 million, respectively. These gains have been recorded as an adjustment to the carrying value of the hedged debt obligations and are being amortized over the shorter of the remaining contract life or the maturity of the designated instrument as an adjustment to interest expense. The remaining unamortized deferred gain balances of all previously terminated fair value hedges at December 31, 2009 and 2008 were $35.0 million and $18.9 million, respectively.

Customer Related Derivative Positions

Synovus also enters into derivative financial instruments to meet the financing and interest rate risk management needs of its customers. Upon entering into these instruments to meet customer needs, Synovus enters into offsetting positions in order to minimize the interest rate risk. These derivative financial instruments are recorded at fair value with any

Notes to Consolidated Financial Statements

resulting gain or loss recorded in current period earnings. As of December 31, 2009 and 2008, the notional amounts of customer related interest rate derivative financial instruments, including both the customer position and the offsetting position, were $2.78 billion and $3.70 billion, respectively.

Mortgage Derivatives

Synovus originates first lien residential mortgage loans for sale into the secondary market and generally does not hold the originated loans for investment purposes. Mortgage loans are sold by Synovus for conversion to securities and the servicing is sold to a third party servicing aggregator or the mortgage loans are sold as whole loans to investors either individually or in bulk.

At December 31, 2009, Synovus had commitments to fund primarily fixed-rate mortgage loans to customers in the amount of $107.9 million. The fair value of these commitments at December 31, 2009 resulted in an unrealized gain of $199 thousand, which was recorded as a component of mortgage banking income in the consolidated statements of income.

At December 31, 2009, outstanding commitments to sell primarily fixed-rate mortgage loans amounted to approximately $259.5 million. Such commitments are entered into to reduce the exposure to market risk arising from potential changes in interest rates which could affect the fair value of mortgage loans held for sale and outstanding commitments to originate residential mortgage loans for resale. The commitments to sell mortgage loans are at fixed prices and are scheduled to settle at specified dates that generally do not exceed 90 days. The fair value of outstanding commitments to sell mortgage loans at December 31, 2009 resulted in an unrealized gain of $1.9 million, which was recorded as a component of mortgage banking income in the consolidated statements of income.

Other Derivative Contract

In November 2009, Synovus sold certain Visa Class B shares to another Visa USA member financial institution. In conjunction with the sale, Synovus entered into a derivative contract with the purchaser which provides for settlements between the parties based upon a change in the ratio for conversion of Visa Class B shares to Visa Class A shares. The fair value of the derivative is measured using a discounted cash flow methodology for estimated future cash flows determined through use of probability weighting for estimates of Visa’s aggregate exposure to the covered litigation.

Counterparty Credit Risk and Collateral

Entering into derivatives potentially exposes Synovus to the risk of counterparties’ failure to fulfill their legal obligations including, but not limited to, potential amounts due or payable under each derivative contract. Notional principal amounts are often used to express the volume of these transactions, but the amounts potentially subject to credit risk are much smaller. Synovus assesses the credit risk of its counterparties regularly, monitoring publicly available credit rating information as well as other market based or, where applicable, customer specific credit metrics. Collateral requirements are determined via policies and procedures and in accordance with existing agreements. Synovus minimizes credit risk by dealing with highly rated counterparties and by obtaining collateral as required by policy. Management closely monitors credit conditions within the customer swap portfolio. Credit related fair value adjustments are recorded against the asset value of the derivative as deemed necessary based upon an analysis which includes consideration of the current asset value of the swap, customer credit rating, collateral value, and current economic conditions.

Collateral Contingencies

Certain of Synovus’ derivative instruments contain provisions that require Synovus to maintain an investment grade credit rating from each of the major credit rating agencies. Should Synovus’ credit rating fall below investment grade, these provisions allow the counterparties of the derivative instrument to request immediate termination or demand immediate and ongoing full collateralization on derivative instruments in net liability positions. The aggregate fair value of all derivative instruments with credit-risk-related contingent features that are in a liability position on December 31, 2009 is $100.9 million. During the second quarter of 2009, Moody’s and Standard and Poor’s downgraded Synovus and its subsidiary banks’ ratings to below investment grade. Due to these downgrades, Synovus was required to post additional collateral of $122.7 million against these positions. As of December 31, 2009, collateral, in the form of cash and U.S. government issued securities, has been pledged to fully collateralize these derivative liability positions. Also as a result of these downgrades, Synovus received notification from two counterparties who exercised their provision to terminate their swap positions with Synovus. Synovus received $17.9 million as net settlements during the year ended December 31, 2009 as a result of these terminations, including terminations of swaps in both asset and liability positions.

Notes to Consolidated Financial Statements

The impact of derivatives on the balance sheet at December 31, 2009 and 2008 is presented below:

	Fair Value of Derivative Assets			Fair Value of Derivative Liabilities
	Balance Sheet	December 31,		Balance Sheet	December 31,
(In thousands)	Location	2009	2008	Location	2009	2008

Derivatives Designated as Hedging Instruments
Interest rate contracts:
Fair value hedges	Other assets	$1,020	38,482	Other liabilities	$29	1
Cash flow hedges	Other assets	27,394	65,125	Other liabilities	—	—

Total derivatives designated as hedging instruments		$28,414	103,607		$29	1

Derivatives Not Designated as Hedging Instruments
Interest rate contracts	Other assets	$85,922	201,776	Other liabilities	$88,019	202,863
Mortgage derivatives	Other assets	199	2,388	Other liabilities(1)	(1,878)	3,476
Other contract	Other assets	—	—	Other liabilities	12,862	—

Total derivatives not designated as hedging instruments		$86,121	204,164		$99,003	206,339

Total derivatives		$114,535	307,771		$99,032	206,340

(1)	As of December 31, 2009, the fair value of commitments to sell mortgage loans resulted in an unrealized gain of $1.9 million. Such amount was reflected as a contra-liability as of December 31, 2009.

The effect of cash flow hedges on the consolidated statements of income for the twelve months ended December 31, 2009 and 2008 is presented below:

Location of
	Amount of Gain			Gain (Loss)	Amount of Gain
	(Loss) Recognized in			Reclassified	(Loss) Reclassified			Location of
	OCI on Derivative			from OCI	from OCI into Income			Gain (Loss)
	Effective Portion			into	Effective Portion			Recognized	Amount of Gain (Loss) Recognized in Income Ineffective Portion
	Twelve Months Ended			Income	Twelve Months Ended			in Income	Twelve Months Ended
	December 31,			Effective	December 31,			Ineffective	December 31,
(In thousands)	2009	2008	2007	Portion	2009	2008	2007	Portion	2009	2008	2007

Interest rate contracts	$2,726	36,169	17,273	Interest Income (Expense)	$22,209	14,579	(1,061)	Other Non-Interest Income	$(198)	202	(38)

Notes to Consolidated Financial Statements

The effect of fair value hedges on the consolidated statements of income for the twelve months ended December 31, 2009 and 2008 is presented below:

	Derivative
	Location of				Hedged Item
	Gain (Loss)	Amount of Gain (Loss)			Location of	Amount of Gain (Loss)
	Recognized	Recognized in Income on Derivative			Gain (Loss)	Recognized in Income On Hedged Item
	in Income	Twelve Months Ended			Recognized in	Twelve Months Ended
	on	December 31,			Income on	December 31,
(In thousands)	Derivative	2009	2008	2007	Hedged Item	2009	2008	2007

Derivatives Designated in Fair Value Hedging Relationships
Interest rate contracts(1)	Other Non- Interest Income	$(13,368)	20,399	182	Other Non- Interest Income	$12,404	(19,815)	7

Total		$(13,368)	20,399	182		$12,404	(19,815)	7

Derivatives Not Designated as Hedging Instruments
Interest rate contracts(2)	Other Non- Interest Income (Expense)	$(14,184)	212	133
Mortgage derivatives(3)	Mortgage Revenues	3,165	(244)	(908)

Total		$(11,019)	(32)	(775)

(1)	Gain (loss) represents fair value adjustments recorded for fair value hedges designated in hedging relationships and related hedged items.

(2)	Gain (loss) represents net fair value adjustments (including credit related adjustments) for customer swaps and offsetting positions.

(3)	Gain (loss) represents net fair value adjustments recorded for interest rate lock commitments and commitments to sell mortgage loans.

Note 18	Visa Shares and Litigation Expense

Synovus is a member of the Visa USA network. Synovus received shares of Visa Class B common stock in exchange for its membership interest in Visa USA as Visa, Inc. prepared for an initial public offering (Visa IPO). Visa Class B shares will convert to Class A shares upon the release from transfer restrictions described below using a conversion ratio maintained by Visa. The Visa IPO was completed in March 2008. Under Visa USA bylaws, Visa members are obligated to indemnify Visa USA and/or its parent company, Visa, Inc., for potential future settlement of, or judgments resulting from, certain litigation (Visa litigation), which Visa refers to as the “covered litigation.” Visa’s retrospective responsibility plan provides for settlements and/or judgments from covered litigation to be paid from a litigation escrow which was established from proceeds from the sale of Visa Class B shares, which would otherwise have been available for conversion to Visa Class A shares and then sold by Visa USA members upon the release from transfer restrictions. When proceeds are deposited to the escrow, the conversion ratio is adjusted whereby a greater amount of Class B shares will be required to convert to one Class A share.

In the fourth quarter of 2007, Synovus recognized a $36.8 million contingent liability for its membership proportion of the amount which Synovus estimated would be required for Visa to settle the covered litigation. In March 2008, Visa used $3.0 billion of the proceeds from the Visa IPO to establish an escrow for settlement of covered litigation and used substantially all of the remaining portion of the proceeds to redeem Class B and Class C shares held by Visa issuing members. Synovus recognized a pre-tax gain of $38.5 million on redemption proceeds received from Visa, Inc. and reduced the litigation accrual for its pro-rata share of Visa’s deposit to establish the litigation escrow. Following the redemption, Synovus held approximately 1.43 million shares of Visa Class B common stock which were subject to restrictions until the later of March 2011 or settlement of all covered litigation. Synovus further adjusted the litigation accrual in September 2008 following Visa’s settlement of its Discover litigation, and again following Visa’s deposit to the litigation escrow in December 2008. In July 2009, Synovus reduced its litigation accrual by $4.1 million following Visa’s $700 million deposit to the litigation escrow.

Notes to Consolidated Financial Statements

In November 2009, Synovus sold its remaining Visa Class B shares to another Visa USA member financial institution for $51.9 million and recognized a gain on sale of $51.9 million. In conjunction with the sale, Synovus entered into a derivative contract with the purchaser which provides for settlements between the parties based upon a change in the ratio for conversion of Visa Class B shares to Visa Class A shares. The fair value conversion rate derivative is measured using a discounted cash flow methodology for estimated future cash flows determined through use of probability weighting for estimates of Visa’s aggregate exposure to the covered litigation. At December 31, 2009, the fair value of the derivative liability of $12.9 million is an estimate of Visa’s exposure to liability based upon probability-weighted potential outcomes of the covered litigation. Management believes that the estimate of Visa’s exposure to litigation liability is adequate based on current information; however, future developments in the litigation could require changes to the estimate.

Note 19	Commitments and Contingencies

Synovus is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby and commercial letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated financial statements.

The carrying amount of loan commitments and letters of credit closely approximates the fair value of such financial instruments. Carrying amounts include unamortized fee income and, in some instances, allowances for any estimated credit losses from these financial instruments. These amounts are not material to Synovus’ consolidated balance sheets.

The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, and standby and commercial letters of credit, is represented by the contract amount of those instruments. Synovus uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, total commitment amounts do not necessarily represent future cash requirements.

Loan commitments and letters of credit at December 31, 2009 include the following:

(In thousands)

Standby and commercial letters of credit	$503,196
Commitments to fund commercial real estate, construction, and land development loans	572,253
Unused credit card lines	1,527,830
Commitments under home equity lines of credit	796,196
Other loan commitments	3,191,528

Total	$6,591,003

Lease Commitments

Synovus and its subsidiaries have entered into long-term operating leases for various facilities and equipment. Management expects that as these leases expire they will be renewed or replaced by similar leases based on need.

At December 31, 2009, minimum rental commitments under all such non-cancelable leases for the next five years and thereafter are as follows:

(In thousands)

2010	$20,487
2011	20,099
2012	19,735
2013	19,145
2014	16,442
Thereafter	125,788

Total	$221,696

Rental expense on facilities was $30.6 million, $28.4 million, and $24.4 million for the years ended December 31, 2009, 2008, and 2007, respectively.

Note 20	Legal Proceedings

Synovus and its subsidiaries are subject to various legal proceedings and claims that arise in the ordinary course of its business. In the ordinary course of business, Synovus and its subsidiaries are also subject to regulatory examinations, information gathering requests, inquiries and investigations. Synovus establishes accruals for litigation and regulatory matters when those matters present loss contingencies that Synovus determines to be both probable and reasonably estimable. Based on current knowledge, advice of counsel and available insurance coverage, management does not believe that the eventual outcome of pending litigation and/or regulatory matters, including those described below, will have a material

Notes to Consolidated Financial Statements

adverse effect on Synovus’ consolidated financial condition, results of operations or cash flows. However, in the event of unexpected future developments, it is possible that the ultimate resolution of these matters, if unfavorable, may be material to Synovus’ results of operations for any particular period.

Synovus is a member of the Visa USA network. Under Visa USA bylaws, Visa members are obligated to indemnify Visa USA and/or its parent company, Visa, Inc., for potential future settlement of, or judgments resulting from, certain litigation, which Visa refers to as the “covered litigation.” Synovus’ indemnification obligation is limited to its membership proportion of Visa USA. See Note 18 for further discussion of the Visa litigation.

As previously disclosed, the Federal Deposit Insurance Corporation (FDIC), conducted an investigation of the policies, practices and procedures used by Columbus Bank and Trust Company (CB&T), a wholly owned banking subsidiary of Synovus Financial Corp. (Synovus), in connection with the credit card programs offered pursuant to its Affinity Agreement with CompuCredit Corporation (CompuCredit). CB&T issues credit cards that are marketed and serviced by CompuCredit pursuant to the Affinity Agreement. A provision of the Affinity Agreement generally requires CompuCredit to indemnify CB&T for losses incurred as a result of the failure of credit card programs offered pursuant to the Affinity Agreement to comply with applicable law. Synovus is subject to a per event 10% share of any such loss, but Synovus’ 10% payment obligation is limited to a cumulative total of $2 million for all losses incurred.

On June 9, 2008, the FDIC and CB&T entered into a settlement related to this investigation. CB&T did not admit or deny any alleged violations of law or regulations or any unsafe and unsound banking practices in connection with the settlement. As a part of the settlement, CB&T and the FDIC entered into a Cease and Desist Order and Order to Pay whereby CB&T agreed to: (1) pay a civil money penalty in the amount of $2.4 million; (2) institute certain changes to CB&T’s policies, practices and procedures in connection with credit card programs; (3) continue to implement its compliance plan to maintain a sound risk-based compliance management system and to modify them, if necessary, to comply with the Order; and (4) maintain its previously established Director Compliance Committee to oversee compliance with the Order. CB&T has paid the civil money penalty, and that payment is not subject to the indemnification provisions of the Affinity Agreement described above.

CB&T and the FDIC also entered into an Order for Restitution pursuant to which CB&T agreed to establish and maintain an account in the amount of $7.5 million to ensure the availability of restitution with respect to categories of consumers, specified by the FDIC, who activated Aspire credit card accounts issued pursuant to the Affinity Agreement on or before May 31, 2005. The FDIC may require the account to be applied if, and to the extent that, CompuCredit defaults, in whole or in part, on its obligation to pay restitution to any consumers required under the settlement agreements CompuCredit entered into with the FDIC and the Federal Trade Commission (FTC) on December 19, 2008. Those settlement agreements require CompuCredit to credit approximately $114 million to certain customer accounts that were opened between 2001 and 2005 and subsequently charged off or were closed with no purchase activity. CompuCredit has stated that this restitution involves mostly non-cash credits — in effect, reversals of amounts for which payments were never received. In addition, CompuCredit has stated that cash refunds to consumers are estimated to be approximately $3.7 million. This $7.5 million account represents a contingent liability of CB&T. At December 31, 2009, CB&T has not recorded a liability for this contingency. Any amounts paid from the restitution account are expected to be subject to the indemnification provisions of the Affinity Agreement described above. Synovus does not currently expect that the settlement will have a material adverse effect on its consolidated financial condition, results of operations or cash flows.

On May 23, 2008, CompuCredit and its wholly owned subsidiary, CompuCredit Acquisition Corporation, sued CB&T and Synovus in the State Court of Fulton County, Georgia, alleging breach of contract with respect to the Affinity Agreement. This case has subsequently been transferred to Georgia Superior Court, CompuCredit Corp,. v. Columbus Bank and Trust Co., Case No. 08-CV-157010 (Ga. Super Ct.) (the “Superior Court Litigation”). CompuCredit seeks compensatory and general damages in an unspecified amount, a full accounting of the shares received by CB&T and Synovus in connection with the MasterCard and Visa initial public offerings and remittance of certain of those shares to CompuCredit, and the transfer of accounts under the Affinity Agreement to a third-party. The parties are actively engaged in settlement discussions to resolve the Superior Court Litigation. Although no assurances can be given as to whether the litigation will settle, Synovus recorded a contingent liability in the amount of $10.5 million in the third quarter of 2009 relating to this potential settlement. CB&T and Synovus intend to continue to vigorously defend themselves against these allegations. Based on current knowledge and advice of counsel, management does not believe that the eventual outcome of this case will have a material adverse effect on Synovus’ consolidated financial condition, results of operations or cash flows. It is possible, however, that in the event of unexpected future

Notes to Consolidated Financial Statements

developments the ultimate resolution of this matter, if unfavorable, may be material to Synovus’ results of operations for any particular period.

On October 24, 2008, a putative class action lawsuit was filed against CompuCredit and CB&T in the United States District Court for the Northern District of California, Greenwood v. CompuCredit, et. al., Case No. 4:08-cv-04878 (CW) (“Greenwood”), alleging that the solicitations used in connection with the credit card programs offered pursuant to the Affinity Agreement violated the Credit Repair Organization Act, 15 U.S.C. § 1679 (“CROA”), and the California Unfair Competition Law, Cal. Bus. & Prof. Code § 17200. CB&T intends to vigorously defend itself against these allegations. On January 22, 2009, the court in the Superior Court Litigation ruled that CompuCredit must pay the reasonable attorneys’ fees incurred by CB&T in connection with the Greenwood case pursuant to the indemnification provision of the Affinity Agreement described above. Any losses that CB&T incurs in connection with Greenwood are also expected to be subject to the indemnification provisions of the Affinity Agreement described above. Based on current knowledge and advice of counsel, management does not believe that the eventual outcome of this case will have a material adverse effect on Synovus’ consolidated financial condition, results of operations or cash flows.

On July 7, 2009, the City of Pompano Beach General Employees’ Retirement System filed suit against Synovus, and certain of Synovus’ current and former officers, in the United States District Court, Northern District of Georgia (Civil Action File No. 1 09-CV-1811) (the “Securities Class Action”) alleging, among other things, that Synovus and the named individual defendants misrepresented or failed to disclose material facts that artificially inflated Synovus’ stock price in violation of the federal securities laws, including purported exposure to Synovus’ Sea Island Company lending relationship and the impact of real estate values as a threat to Synovus’ credit, capital position, and business, and failed to adequately and timely record losses for impaired loans. The plaintiffs in the Securities Class Action seek damages in an unspecified amount.

On November 4, 2009, a shareholder filed a putative derivative action purportedly on behalf of Synovus in the United States District Court, Northern District of Georgia (Civil Action File No. 1 09-CV-3069) (the “Federal Shareholder Derivative Lawsuit”), against certain current and/or former directors and executive officers of Synovus. The Federal Shareholder Derivative Lawsuit asserts that the individual defendants violated their fiduciary duties based upon substantially the same facts as alleged in the Securities Class Action described above. The plaintiff is seeking to recover damages in an unspecified amount and equitable and/or injunctive relief.

On December 1, 2009, the Court consolidated the Securities Class Action and Federal Shareholder Derivative Lawsuit for discovery purposes, captioned In re Synovus Financial Corp., 09-CV-1811-JOF, holding that the two cases involve “common issues of law and fact.”

On December 21, 2009, a shareholder filed a putative derivative action purportedly on behalf of Synovus in the Superior Court of Fulton County, Georgia (the “State Shareholder Derivative Lawsuit”), against certain current and/or former directors and executive officers of Synovus. The State Shareholder Derivative Lawsuit asserts that the individual defendants violated their fiduciary duties based upon substantially the same facts as alleged in the Federal Shareholder Derivative Lawsuit described above. The plaintiff is seeking to recover damages in an unspecified amount and equitable and/or injunctive relief.

Synovus and the individual named defendants collectively intend to vigorously defend themselves against the Securities Class Action and Shareholder Derivative Lawsuit allegations. There are significant uncertainties involved in any potential class action and derivative litigation. Based upon information that presently is available to it, Synovus’ management is unable to predict the outcome of the purported Securities Class Action and Shareholder Derivative Lawsuits and cannot currently reasonably determine the probability of a material adverse result or reasonably estimate a range of potential exposure, if any. Although the ultimate outcome of these lawsuits cannot be ascertained at this time, based upon information that presently is available to it, Synovus presently does not believe that the Securities Class Action or the Shareholder Derivative Lawsuits, when resolved, will have a material adverse effect on Synovus’ consolidated financial condition, results of operations, or cash flows.

Synovus has received a letter from the SEC Atlanta regional office, dated December 15, 2009, informing Synovus that it is conducting an informal inquiry “to determine whether any person or entity has violated the federal securities laws”. The SEC has not asserted, nor does management believe, that Synovus or any person or entity has committed any securities violations. Synovus intends to cooperate fully with the SEC’s informal inquiry. Based upon information presently available to it, Synovus’ management is unable to predict the outcome of the informal SEC inquiry and cannot currently reasonably determine the probability of a material adverse result or reasonably estimate a range of potential exposure, if any.

Note 21	Employment Expenses and Benefit Plans

Synovus has three separate non-contributory retirement and benefit plans consisting of money purchase pension, profit sharing, and 401(k) plans which cover all eligible employees.

Notes to Consolidated Financial Statements

Annual discretionary contributions to these plans are set each year by the respective Boards of Directors of each subsidiary, but cannot exceed amounts allowable as a deduction for federal income tax purposes. For the year ended December 31, 2009, Synovus will make an aggregate contribution for eligible employees to the money purchase pension plan of 3.8%. Synovus made an aggregate contribution for eligible employees to the money purchase pension plan of 7.0% for each year ended December 31, 2008 and 2007. The expense recorded for the years ended December 31, 2009, 2008, and 2007 was approximately $10.2 million, $22.5 million, and $19.2 million, respectively. For the years ended December 31, 2009, 2008, and 2007, Synovus did not make contributions to the profit sharing and 401(k) plans.

Synovus has stock purchase plans for directors and employees whereby Synovus makes contributions equal to one-half of employee and director voluntary contributions. The funds are used to purchase outstanding shares of Synovus common stock. Synovus recorded as expense $6.5 million, $7.5 million, and $7.3 million for contributions to these plans in 2009, 2008, and 2007, respectively.

Synovus has entered into salary continuation agreements with certain employees for past and future services which provide for current compensation in addition to salary in the form of deferred compensation payable at retirement or in the event of death, total disability, or termination of employment. The aggregate cost of these salary continuation plans and associated agreements is not material to the consolidated financial statements.

Synovus provides certain medical benefits to qualified retirees through a postretirement medical benefits plan. The benefit expense and accrued benefit cost is not material to the consolidated financial statements.

Note 22	Share-Based Compensation

General Description of Share-Based Plans

Synovus has a long-term incentive plan under which the Compensation Committee of the Board of Directors has the authority to grant share-based awards to Synovus employees. At December 31, 2009, Synovus had a total of 22,723,782 shares of its authorized but unissued common stock reserved for future grants under the 2007 Omnibus Plan. The Plan permits grants of share-based compensation including stock options, non-vested shares, and restricted share units. The grants generally include vesting periods ranging from three to five years and contractual terms of ten years. Stock options are granted at exercise prices which equal the fair market value of a share of common stock on the grant-date. Non-vested shares and restricted share units are awarded at no cost to the recipient upon their grant. Synovus has historically issued new shares to satisfy share option exercises and share unit conversions.

During 2009, no share-based incentive awards were granted to executive officers as a result of a decision in early 2009 to suspend share-based compensation in light of business performance and economic conditions. Additionally, no share-based incentive awards were granted to non-executive employees during 2009 with the exception of two insignificant grants made under employment agreements.

Stock options granted in 2008 and 2007 include retention stock options granted to certain key employees during 2008. During 2008, Synovus granted retention stock options that contain a five year graded vesting schedule with one-third of the total grant amount vesting on each of the third, fourth, and fifth anniversaries of the grant date. Other grants of stock options during 2008 and 2007 generally become exercisable over a three-year period, with one-third of the total grant amount vesting on each anniversary of the grant-date, and expire ten years from the date of grant. The retention stock options granted in 2008 do not include provisions for accelerated vesting upon retirement, but do allow for continued vesting after retirement at age 65. Vesting for all other stock options granted during 2008 and 2007 generally accelerates upon retirement for plan participants who have reached age 62 and who also have no less than fifteen years of service at the date of their election to retire.

Non-vested shares and restricted share units granted in 2008 and 2007 generally vest over a three-year period, with one-third of the total grant amount vesting on each anniversary of the grant-date. Vesting for restricted share units granted during 2008 accelerates upon retirement for plan participants who have reached age 62 and who also have no less than fifteen years of service at the date of their election to retire. Non-vested shares granted to Synovus employees during 2007 do not contain accelerated vesting provisions for retirement. Vesting for non-vested shares granted to Synovus directors during 2008 and 2007 accelerates upon retirement for plan participants who have reached age 72. Dividends are paid on non-vested shares during the holding period and the non-vested shares are entitled to voting rights. Dividend equivalents are paid on outstanding restricted share units in the form of additional restricted share units that vest over the same vesting period as the original restricted share unit grant.

Impact of TSYS Spin-Off

As described in Note 2 to the consolidated financial statements, Synovus completed the tax-free spin-off of its shares of TSYS common stock to Synovus shareholders on December 31, 2007. Synovus’ share-based plans covering the

Notes to Consolidated Financial Statements

majority of outstanding stock options on December 31, 2007 contained mandatory antidilution provisions designed to equalize the fair value of an award in an equity restructuring. Approximately 216,000 of outstanding Synovus stock options were issued under plans of acquired banks which did not contain mandatory antidilution provisions. These options were fully vested. Thus, as a result of the spin-off transaction, all outstanding Synovus stock options were modified as described below. Additionally, all holders of non-vested shares received TSYS shares based on the distribution ratio applicable to all Synovus shares in connection with the spin-off which are subject to the same vesting period as their non-vested Synovus shares.

Outstanding Synovus stock options held by TSYS employees on December 31, 2007 were converted to TSYS stock options utilizing an adjustment ratio of the post-spin stock price (TSYS 10-day volume-weighted average post-spin stock price) to the pre-spin stock price (Synovus closing stock price immediately pre-spin).

The pre-spin and the post-spin fair value of Synovus’ stock options was measured using the Black-Scholes option pricing model. Outstanding options were grouped and separately measured based on their remaining estimated life. The risk-free interest rate and expected stock price volatility assumptions were matched to the remaining estimated life of the options. The expected volatility for the pre-spin calculation was based on Synovus’ historical stock price volatility, and for the post-spin calculation, was determined using historical volatility of peer companies. The dividend yield included in the pre-spin calculation was 3.4% while the dividend yield assumption in the post-spin calculation was 6.3%.

As a result of this modification, TSYS recognized in 2007 an expense of $5.5 million for outstanding vested options. This expense is included as a component of discontinued operations in the accompanying consolidated statement of income, net of minority interest. Outstanding Synovus stock options held by Synovus employees were converted to equalize their fair value utilizing an adjustment ratio of the post-spin stock price (Synovus 10-day volume-weighted average post-spin stock price) to the pre-spin stock price (Synovus closing stock price immediately pre-spin). As a result of this modification, Synovus recognized in 2007 an expense of $2.0 million principally due to the modification of the outstanding Synovus stock options which were issued under plans of acquired banks that did not contain mandatory antidilutive provisions. This expense is included as a component of discontinued operations in the accompanying consolidated statement of income. The changes that resulted from the aforementioned conversion of stock options due to the spin-off of TSYS are reflected in Synovus’ outstanding options as of December 31, 2007 in the tables that follow.

Share-Based Compensation Expense

Synovus’ share-based compensation costs are recorded as a component of salaries and other personnel expense in the consolidated statements of income. Share-based compensation expense for service-based awards is recognized net of estimated forfeitures for plan participants on a straight-line basis over the shorter of the vesting period or the period until reaching retirement eligibility. Total share-based compensation expense for continuing operations was $8.4 million, $13.7 million, and $15.9 million for 2009, 2008, and 2007, respectively. The total income tax benefit recognized in the consolidated statements of income for share-based compensation arrangements was approximately $1.0 million, $5.2 million, and $5.6 million for 2009, 2008, and 2007, respectively.

No share-based compensation costs have been capitalized for the years ended December 31, 2009, 2008, and 2007. Aggregate compensation expense recognized in 2007 with respect to Synovus stock options included $2.3 million that would have been recognized in previous years had the policy under ASC 718 with respect to retirement eligibility been applied to awards granted prior to January 1, 2006.

As of December 31, 2009, unrecognized compensation cost related to the unvested portion of share-based compensation arrangements involving shares of Synovus stock was approximately $5.5 million.

Stock Options

The fair value of option grants used in measuring compensation expense was determined using the Black-Scholes option pricing model with the following weighted-average assumptions:

	Years Ended December 31,
	2009	2008	2007

Risk-free interest rate	2.8%	3.4	4.8
Expected stock price volatility	40.0	23.7	21.7
Dividend yield	1.0	5.2	2.6
Expected life of options	6.0 years	6.8 years	6.0 years

The expected volatility for the award in 2009 was based on Synovus’ historical stock price volatility. The expected volatility of the stock option awards in 2008 was based on historical volatility of peer companies and the expected volatility for stock option awards in 2007 was determined with equal weighting of Synovus’ implied and historical volatility. The expected life for stock options granted during 2009, 2008, and 2007 was calculated using the “simplified” method as

Notes to Consolidated Financial Statements

prescribed by the SAB 107 and SAB 110. See Note 1 for a summary description of the provisions of SAB 110.

The grant-date fair value of the single option granted during 2009 was $1.53 and the weighted-average grant-date fair value of stock options granted during 2008 and 2007 was $1.85 and $7.22, respectively.

A summary of stock option activity (including performance-accelerated stock options as described below) and changes during the three years ended December 31, 2009 is presented below:

	2009		2008		2007
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
Stock Options	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	30,954,180	$10.89	28,999,602	$10.58	23,639,261	$22.83
Options granted	20,000	3.96	3,090,911	13.17	246,660	31.93
Options exercised	(17,256)	2.47	(722,244)	7.18	(4,362,785)	18.74
Options forfeited	(400,000)	13.18	(90,702)	13.54	(471,600)	19.34
Options expired	(2,389,913)	9.99	(323,387)	12.36	(68,079)	19.19
Options converted to TSYS options on December 31, 2007 due to TSYS spin-off	—	—	—	—	(5,437,719)	27.32
Options outstanding and price adjustment due to TSYS spin-off on December 31, 2007	—	—	—	—	15,453,864	(12.06)

Options outstanding at end of year	28,167,011	$10.94	30,954,180	$10.89	28,999,602	$10.58

Options exercisable at end of year	25,552,988	$10.71	27,259,468	$10.58	25,148,449	$10.10

For both outstanding and exercisable stock options at December 31, 2009, there was no aggregate intrinsic value. The weighted average remaining contractual life was 3.04 years for options outstanding and 2.52 years for options exercisable as of December 31, 2009.

The intrinsic value of stock options exercised during the years ended December 31, 2009, 2008, and 2007 was $31 thousand, $2.7 million, and $44.6 million, respectively. The total grant date fair value of stock options vested during 2009, 2008, and 2007 was $1.2 million, $13.1 million, and $33.5 million, respectively. At December 31, 2009, total unrecognized compensation cost related to non-vested stock options was approximately $2.4 million. This cost is expected to be recognized over a weighted-average remaining period of 1.73 years.

Synovus granted performance-accelerated stock options to certain key executives in 2000 that fully vested during 2007. The exercise price per share was equal to the fair market value at the date of grant. The grant-date fair value was amortized on a straight-line basis over seven years with the portion related to periods from January 1, 2006 through the vesting date in 2007 being recognized in the Consolidated Statements of Income.

Summary information regarding these performance-accelerated stock options including adjustments resulting from the December 31, 2007 spin-off of TSYS is presented below. There were no performance-accelerated stock options granted during 2009, 2008, or 2007.

			Options
Year	Number	Exercise	Outstanding at
Options	of Stock	Price	December 31,
Granted	Options	Per Share	2009

2000	8,777,563	$8.27-8.44	7,921,210

Non-Vested Shares and Restricted Share Units

Compensation expense is measured based on the grant date fair value of non-vested shares and restricted share units. The fair value of non-vested shares and restricted share units is equal to the market price of Synovus’ common stock on the grant date. During 2009, Synovus granted a single award of 5,556 restricted share units at a grant-date fair value of $3.48. The weighted-average grant-date fair value of non-vested shares and restricted share units granted during 2008 and 2007 was $12.87 and $28.37, respectively. The total fair value of non-vested shares and restricted share units vested during

Notes to Consolidated Financial Statements

2009, 2008, and 2007 was $10.6 million, $11.2 million, and $5.9 million, respectively.

A summary of non-vested shares outstanding (excluding the performance-vesting shares described below) and changes during the three years ended December 31, 2009 is presented below:

		Weighted-
		Average
		Grant-Date
Non-Vested Shares	Shares	Fair Value

Outstanding at January 1, 2007	684,554	$27.19
Granted	574,601	28.37
Vested	(215,666)	27.32
Forfeited	(20,946)	27.23

Outstanding at December 31, 2007	1,022,543	27.83
Granted	24,391	12.44
Vested	(406,215)	27.61
Forfeited	(63,235)	27.67

Outstanding at December 31, 2008	577,484	27.35
Granted	—	—
Vested	(360,072)	27.62
Forfeited	(29,179)	27.82

Outstanding at December 31, 2009	188,233	$26.75

Additionally, holders of non-vested Synovus common shares also hold 100,747 non-vested shares of TSYS common stock as of December 31, 2009 as a result of the spin-off of TSYS on December 31, 2007.

A summary of restricted share units outstanding and changes during the years ended December 31, 2009 and 2008 is presented below:

		Weighted-
		Average
		Grant-Date
Restricted Share Units	Share Units	Fair Value

Outstanding at January 1, 2008	—	$—
Granted	125,415	12.95
Dividend equivalents granted	5,010	10.20
Vested	—	—
Forfeited	(4,000)	12.50

Outstanding at December 31, 2008	126,425	12.86
Granted	5,556	3.48
Dividend equivalents granted	1,071	2.90
Vested	(42,203)	12.85
Forfeited	(16,034)	12.89

Outstanding at December 31, 2009	74,815	$12.01

As of December 31, 2009, total unrecognized compensation cost related to the foregoing non-vested shares and restricted share units was approximately $3.2 million. This cost is expected to be recognized over a weighted-average remaining period of 1.02 years.

During 2005, Synovus authorized a total grant of 63,386 shares of non-vested stock to a key executive with a performance-vesting schedule (performance-vesting shares). These performance-vesting shares have seven one-year performance periods (2005-2011) during each of which the Compensation Committee establishes an earnings per share goal and, if such goal is attained during any performance period, 20% of the performance-vesting shares will vest. Compensation expense for each tranche of this grant is measured based on the quoted market value of Synovus stock as of the date that each period’s earnings per share goal is determined and is recorded as a charge to expense on a straight-line basis during each year in which the performance criteria is met. The total fair value of performance-vesting shares vested during 2009 was $119 thousand. No performance vesting shares vested in 2008. The total fair value of performance-vesting shares vested during 2007 was $351 thousand. At December 31, 2009 there remained 25,355 performance-vesting shares to be granted in 2010 and 2011.

Notes to Consolidated Financial Statements

Cash received from option exercises under all share-based payment arrangements of Synovus common stock for the years ended December 31, 2009, 2008, and 2007 was $296 thousand, $3.0 million, and $63.9 million, respectively.

As stock options for the purchase of Synovus common stock are exercised and non-vested shares and share units vest, Synovus recognizes a tax benefit or deficiency which is recorded as a component of additional paid-in capital within equity for tax amounts not recognized in the Consolidated Statements of Income. Synovus recognized net tax deficiencies of $2.8 million and $115 thousand for the years ended December 31, 2009 and 2008, respectively. Synovus recognized a net tax benefit of $15.9 million for the year ended December 31, 2007.

The following table provides aggregate information regarding grants under all Synovus equity compensation plans through December 31, 2009:

(c)
	(a)		(b)	Number of shares
	Number of securities		Weighted-average	remaining available for
	to be issued		exercise price of	issuance excluding
	upon exercise of		outstanding	shares reflected
Plan Category(1)	outstanding options		options	in column(a)

Shareholder approved equity compensation plans for shares of Synovus stock	27,620,140	(2)	$11.04	22,723,782	(3)
Non-shareholder approved equity compensation plans	—		—	—

Total	27,620,140		$11.04	22,723,782

(1)	Does not include information for equity compensation plans assumed by Synovus in mergers. A total of 546,871 shares of common stock were issuable upon exercise of options granted under plans assumed in mergers and outstanding at December 31, 2009. The weighted average exercise price of all options granted under plans assumed in mergers and outstanding at December 31, 2009 was $5.70. Synovus cannot grant additional awards under these assumed plans.

(2)	Does not include an aggregate number of 288,403 shares of non-vested stock and restricted share units which will vest over the remaining years through 2011.

(3)	Includes 22,723,782 shares available for future grants as share awards under the 2007 Omnibus Plan.

Note 23	Income Taxes

The aggregate amount of income taxes included in the consolidated statements of income and in the consolidated statements of changes in equity for each of the years in the three-year period ended December 31, 2009, is presented below:

(In thousands)	2009	2008	2007

Consolidated Statements of Income:
Income tax (benefit) expense related to continuing operations	$(171,977)	(80,430)	182,066
Income tax expense related to discontinued operations	3,137	2,735	147,897
Consolidated Statements of Changes in Equity:
Income tax (benefit) expense related to:
Cumulative effect of a change in accounting principle	—	33	230
Postretirement unfunded health benefit obligation	14	110	498
Unrealized gains (losses) on investment securities available for sale	(14,374)	47,047	19,563
Unrealized gains (losses) on cash flow hedges	(12,404)	13,339	11,525
Gains and losses on foreign currency translation	—	—	1,470
Share-based compensation	2,770	115	(15,937)

Total	$(192,834)	(17,051)	347,312

Notes to Consolidated Financial Statements

For the years ended December 31, 2009, 2008, and 2007, income tax expense (benefit) consists of:

(In thousands)	2009	2008	2007

Current:
Federal	$(337,421)	17,191	200,456
State	(9,749)	9,980	14,955

	(347,170)	27,171	215,411

Deferred:
Federal	161,838	(87,810)	(29,272)
State	13,355	(19,791)	(4,073)

	175,193	(107,601)	(33,345)

Total income tax (benefit) expense	$(171,977)	(80,430)	182,066

Income tax expense (benefit) as shown in the consolidated statements of income differed from the amounts computed by applying the U.S. federal income tax rate of 35% to (loss) income from continuing operations before income taxes as a result of the following:

(Dollars in thousands)	2009	2008	2007

Taxes at statutory federal income tax rate	$(562,069)	(233,980)	182,012
Tax-exempt income	(3,257)	(3,043)	(3,249)
State income tax (benefit) expense, net of federal income tax (benefit) expense, before valuation allowance	(50,947)	(11,445)	7,073
Tax credits	(1,555)	(2,474)	(2,643)
Goodwill impairment	5,282	167,866	—
Other, net	2,305	(2,422)	(1,127)

Sub-total income tax (benefit) expense before valuation allowance	(610,241)	(85,498)	182,066
Change in valuation allowance for deferred tax assets	438,264	5,068	—

Total income tax (benefit) expense	$(171,977)	(80,430)	182,066

Effective income tax rate before valuation allowance	38.00%	12.17	35.01

Effective income tax rate after valuation allowance	10.71	12.17	35.01

Notes to Consolidated Financial Statements

The tax effects of temporary differences that gave rise to significant portions of the deferred income tax assets and liabilities at December 31, 2009 and 2008 are presented below:

(In thousands)	2009	2008

Deferred income tax assets:
Provision for losses on loans	$443,152	239,558
Finance lease transactions	19,754	19,216
Non-accrual interest	639	16,964
Share-based compensation	10,955	11,987
Deferred compensation	5,332	11,965
Tax credit and net operating loss carryforward	82,110	9,067
Litigation expense	4,893	7,360
Deferred revenue	3,752	6,664
Unrealized loss on derivative instruments	—	1,194
Other	14,469	8,154

Total gross deferred income tax assets	585,056	332,129
Less valuation allowance	(443,332)	(5,068)

Total deferred income tax assets	141,724	327,061

Deferred income tax liabilities:
Excess tax over financial statement depreciation	(59,102)	(58,753)
Net unrealized gain on investment securities available for sale	(43,013)	(57,387)
Net unrealized gain on cash flow hedges	(11,354)	(23,758)
Purchase accounting adjustments	(6,332)	(8,944)
Ownership interest in partnership	(3,233)	(7,993)
Other	(6,745)	(6,956)

Total gross deferred income tax liabilities	(129,779)	(163,791)

Net deferred income tax assets	$11,945	163,270

At December 31, 2009, Synovus had total alternative minimum tax (AMT) and other credits of $42.8 million that will be available to reduce the regular income tax liability in future years. There is an unlimited carryforward period for the $19.3 million of AMT credits and the other credits expire in annual installments through the year 2019. The federal and state net operating loss carryforwards (NOLs) outstanding at December 31, 2009 are $778.1 million which will be available to reduce taxable income in future years. These carryforwards expire in annual installments beginning in 2018 and run through 2029.

A valuation allowance is recognized against deferred tax assets when, based on the consideration of all available evidence using a more likely than not criteria, it is determined that some portion of these tax benefits may not be realized. This assessment requires consideration of all sources of taxable income available to realize the deferred tax asset including, taxable income in prior carry-back years, future reversals of existing temporary differences, tax planning strategies and future taxable income exclusive of reversing temporary differences and carryforwards. The predictability that future taxable income, exclusive of reversing temporary differences, will occur is the most subjective of these four sources. The presence of cumulative losses in recent years is considered significant negative evidence, making it difficult for a company to rely on future taxable income, exclusive of reversing temporary differences and carryforwards, as a reliable source of future taxable income to realize a deferred tax asset. Judgment is a critical element in making this assessment.

During 2009, Synovus reached a three-year cumulative pre-tax loss position. The positive evidence considered in support of its use of future earnings as a source of realizing deferred tax assets was insufficient to overcome the negative

Notes to Consolidated Financial Statements

evidence. Synovus estimated its realization of future tax benefits based on taxable income in available prior year carryback periods, future reversals of existing taxable temporary differences and prudent and feasible state tax planning strategies. Significant existing taxable temporary differences include depreciation of fixed assets and unrealized gains on securities. Each state tax planning strategy involves a plan to collapse one or more wholly-owned subsidiaries with income into an entity with losses.

Synovus recorded a valuation allowance of $5.1 million in 2008 and $438.2 million in 2009 for a total of $443.3 million (net of the federal benefit on state income taxes). At December 31, 2009, management also concluded that it is more likely than not that $11.9 million of its deferred tax assets will be realized. This amount of deferred tax assets is based on actual separate entity state income tax liabilities and tax planning strategies.

Synovus’ income tax returns are subject to review and examination by federal, state, and local taxing jurisdictions. Synovus is no longer subject to U.S. federal income tax examinations by the IRS for years before 2005 and, with few exceptions, is no longer subject to income tax examinations from state and local income tax authorities for years before 2006. Currently, there are no years for which a federal income tax return is under examination by the IRS. However, certain state income tax examinations are currently in progress. Although Synovus is unable to determine the ultimate outcome of these examinations, Synovus believes that current income tax accruals are adequate for any uncertain income tax positions relating to these jurisdictions. The income tax accruals were determined in accordance with sections 25 and 40 of ASC 740-10 and ASC 835-10-60-14 regarding accounting for uncertainty in income taxes as described in ASC 740-10-05-6. Adjustments to income tax accruals are made when necessary to reflect a change in the probability outcome. The establishment and calculation of the deferred tax asset valuation allowance took into consideration the reserve for uncertain income tax positions.

A reconciliation of the beginning and ending amount of unrecognized income tax benefits is as follows (unrecognized state income tax benefits are not adjusted for the federal income tax impact):

	Years Ended December 31,
(In thousands)	2009	2008

Balance at January 1,	$8,021	7,074
Additions based on income tax positions related to current year	243	766
Additions for income tax positions of prior years	114	2,353
Deductions for income tax positions of prior years	(205)	(1,690)
Settlements	(899)	(482)

Balance at December 31,	$7,274	8,021

Accrued interest and penalties on unrecognized income tax benefits totaled $1.5 million as of December 31, 2009 and 2008, respectively. The total amount of unrecognized income tax benefits as of December 31, 2009 and 2008 that, if recognized, would affect the effective income tax rate is $5.8 million and $6.2 million (net of the federal benefit on state income tax issues) respectively, which includes interest and penalties of $1.0 million and $1.1 million, respectively.

Synovus is not able to reasonably estimate the amount by which the liability will increase or decrease over time; however, at this time, Synovus does not expect a significant payment related to these obligations within the next year. Synovus expects that approximately $1.3 million of uncertain income tax positions will be either settled or resolved during the next twelve months.

Notes to Consolidated Financial Statements

Note 24	Condensed Financial Information of Synovus Financial Corp. (Parent Company only)

Condensed Balance Sheets

	December 31,
(In thousands)	2009	2008

Assets
Cash and due from banks	$30,103	2,797
Investment in consolidated bank subsidiaries, at equity	2,888,134	3,450,142
Investment in consolidated nonbank subsidiaries, at equity(1)	(32,042)	149,300
Notes receivable from bank subsidiaries	421,317	363,941
Notes receivable from nonbank subsidiaries	397,519	438,134
Other assets	309,729	286,226

Total assets	$4,014,760	4,690,540

Liabilities and Equity
Liabilities:
Long-term debt	$701,781	782,383
Other liabilities	461,938	120,999

Total liabilities	1,163,719	903,382

Shareholders’ equity:
Preferred stock	928,207	919,635
Common stock	495,514	336,011
Additional paid-in capital	1,605,097	1,165,875
Treasury stock	(114,155)	(114,117)
Accumulated other comprehensive income	84,806	129,253
Accumulated (deficit) retained earnings	(148,428)	1,350,501

Total shareholders’ equity	2,851,041	3,787,158

Total liabilities and shareholders’ equity	$4,014,760	4,690,540

(1)	Includes non-bank subsidiary formed during 2008 that has incurred losses on the disposition of non-performing assets.

Notes to Consolidated Financial Statements

Condensed Statements of Income

	Years Ended December 31,
(In thousands)	2009	2008	2007

Income:
Cash dividends received from bank subsidiaries	$64,044	349,462	365,024
Management and information technology fees from affiliates	162,648	115,050	117,934
Interest income	50,174	26,868	6,693
Other income	74,771	55,294	42,347

Total income	351,637	546,674	531,998

Expenses:
Interest expense	25,081	33,041	41,224
Other expenses	234,083	219,382	250,944

Total expenses	259,164	252,423	292,168

Income (loss) before income taxes and equity in undistributed net income (loss) of subsidiaries	92,473	294,251	239,830
Allocated income tax (benefit) expense	229,680	(18,390)	(50,854)

Income before equity in undistributed net income (loss) of subsidiaries	(137,207)	312,641	290,684
Equity in undistributed (loss) income of subsidiaries	(1,299,088)	(900,729)	47,285

(Loss) income from continuing operations attributable to controlling interest	(1,436,295)	(588,088)	337,969
Income from discontinued operations, net of income taxes	4,590	5,650	188,336

Net (loss) income	(1,431,705)	(582,438)	526,305
Dividends and accretion of discount on preferred stock	56,966	2,057	—

Net (loss) income available to common shareholders	$(1,488,671)	(584,495)	526,305

Notes to Consolidated Financial Statements

Condensed Statements of Cash Flows

	Years Ended December 31,
(In thousands)	2009	2008	2007

Operating Activities
Net (loss) income	$(1,431,705)	(582,438)	526,305
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Equity in undistributed loss (income) of subsidiaries	1,294,497	895,079	(244,150)
Equity in undistributed income of equity method investees	—	(3,517)	(6,107)
Provision for deferred income taxes	286,404	—	—
Depreciation, amortization, and accretion, net	(68)	24,395	20,063
Share-based compensation	8,361	13,716	21,540
Net increase (decrease) in other liabilities	439,398	(19,029)	18,034
Gain on redemption of Visa shares	—	(38,450)	—
Gain on sale of Visa shares	(51,900)	—	—
Net increase in other assets	(497,644)	(71,513)	(95,108)
Other, net	83,371	109,325	53,797

Net cash provided by operating activities	130,714	327,568	294,374

Investing Activities
Net investment in subsidiaries	(632,459)	(408,119)	(71,963)
Equity method investments	—	—	(12,186)
Purchases of investment securities available for sale	(24,974)	—	(5,600)
Purchases of premises and equipment	(14,835)	(41,265)	(22,670)
Proceeds from sale of private equity investments	65,786	—	—
Proceeds from redemption of Visa shares	—	38,450	—
Proceeds from sale of Visa shares	51,900	—	—
Net (increase) decrease in short-term notes receivable from bank subsidiaries	(57,376)	(223,409)	26,907
Net (increase) decrease in short-term notes receivable from non-bank subsidiaries	40,615	(435,752)	1,391

Net cash used in investing activities	(571,343)	(1,070,095)	(84,121)

Financing Activities
Dividends paid to common and preferred shareholders	(73,568)	(199,722)	(264,930)
Principal repayments on long-term debt	(29,685)	(27,810)	(10,310)
Purchase of treasury shares	(38)	(173)	—
Proceeds from issuance of preferred stock	—	967,870	—
Proceeds from issuance of common stock	571,226	3,002	63,850

Net cash (used in) provided by financing activities	467,935	743,167	(211,390)

Increase (decrease) in cash	27,306	640	(1,137)
Cash at beginning of year	2,797	2,157	3,294

Cash at end of year	$30,103	2,797	2,157

For the year ended December 31, 2009, the Parent Company received income tax refunds of $87.3 million and paid interest in the amount of $36.1 million. For the years ended December 31, 2008 and 2007, the Parent Company paid income taxes (net of refunds received) of $57.1 million and $429.8 million and interest in the amount of $38.1 million and $41.5 million, respectively.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Synovus Financial Corp.:

We have audited the accompanying consolidated balance sheets of Synovus Financial Corp. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Synovus Financial Corp. and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, Synovus Financial Corp. changed its method of accounting for split-dollar life insurance arrangements and elected the fair value option for mortgage loans held for sale and certain callable brokered certificates of deposit in 2008.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Synovus Financial Corp.’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 1, 2010 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Atlanta, Georgia
March 1, 2010

MANAGEMENT’S REPORT ON INTERNAL
CONTROL OVER FINANCIAL REPORTING

The management of Synovus Financial Corp. (the Company) is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934.

The Company’s management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework.

Based on our assessment, we believe that, as of December 31, 2009, the Company’s internal control over financial reporting is effective based on the criteria set forth in Internal Control — Integrated Framework.

Management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 has been audited by KPMG LLP, the independent registered public accounting firm which also audited the Company’s consolidated financial statements. KPMG LLP’s attestation report on management’s assessment of the Company’s internal control over financial reporting appears on page F-59 hereof.

Richard E. Anthony	Thomas J. Prescott
Chairman &	Executive Vice President &
Chief Executive Officer	Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Synovus Financial Corp.:

We have audited Synovus Financial Corp.’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Synovus Financial Corp.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Synovus Financial Corp. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Synovus Financial Corp. as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009, and our report dated March 1, 2010 expressed an unqualified opinion on those consolidated financial statements.

Atlanta, Georgia
March 1, 2010

Selected Financial Data

Years Ended December 31,
(In thousands, except per share data)	2009	2008	2007	2006	2005

Income Statement:
Total revenues(a)	$1,406,913	1,495,090	1,519,606	1,472,347	1,284,015
Net interest income	1,010,310	1,077,893	1,148,948	1,125,789	965,216
Provision for losses on loans	1,805,599	699,883	170,208	75,148	82,532
Non-interest income	410,670	417,241	371,638	344,440	319,262
Non-interest expense	1,221,289	1,456,057	830,343	756,746	642,521
(Loss) income from continuing operations, net of income taxes	(1,433,931)	(580,376)	337,969	410,431	365,517
Income from discontinued operations, net of income taxes and minority interest(b)	4,590	5,650	188,336	206,486	159,929
Net (loss) income	(1,429,341)	(574,726)	526,305	616,917	516,446
Net income attributable to non-controlling interest	2,364	7,712	—	—	—
Net income (loss) attributable to controlling interest	(1,431,705)	(582,438)	526,305	616,917	516,446
Dividends on and accretion of discount on preferred stock	56,966	2,057	—	—	—
Net (loss) income available to common shareholders	(1,488,671)	(584,495)	526,305	616,917	516,446
Per share data:
Basic earnings (loss) per common share:
(Loss) income from continuing operations	(4.00)	(1.79)	1.03	1.28	1.14
Net (loss) income	(3.99)	(1.77)	1.61	1.92	1.66
Diluted earnings (loss) per common share:
(Loss) income from continuing operations	(4.00)	(1.79)	1.02	1.27	1.13
Net (loss) income	(3.99)	(1.77)	1.60	1.90	1.64
Cash dividends declared on common stock	0.04	0.46	0.82	0.78	0.73
Book value per common share(e)	3.93	8.68	10.43	11.39	9.43
Balance Sheet:
Investment securities	3,188,735	3,770,022	3,554,878	3,263,483	2,852,075
Loans, net of unearned income	25,383,068	27,920,177	26,498,585	24,654,552	21,392,347
Deposits	27,433,534	28,617,179	24,959,816	24,528,463	20,806,979
Long-term debt	1,751,592	2,107,173	1,890,235	1,343,358	1,928,005
Shareholders’ equity	2,851,041	3,787,158	3,441,590	3,708,650	2,949,329
Average total shareholders’ equity	3,285,014	3,435,574	3,935,910	3,369,954	2,799,496
Average total assets	34,423,617	34,051,637	32,895,295	29,831,172	26,293,003
Performance ratios and other data:
Return on average assets from continuing operations	(4.17)%	(1.70)	1.03	1.39	1.37
Return on average assets	(4.16)	(1.72)	1.60	2.07	1.96
Return on average equity from continuing operations	(43.65)	(16.89)	8.59	12.24	12.83
Return on average equity	(43.58)	(16.95)	13.37	18.19	18.45
Net interest margin	3.19	3.47	3.97	4.27	4.18
Dividend payout ratio(c)	nm	nm	51.25	40.99	44.51
Average shareholders’ equity to average assets	9.54	10.09	11.96	11.30	10.65
Tangible common equity to risk-adjusted assets(d)	7.03	8.74	9.19	10.55	9.93
Tangible common equity to tangible assets	5.74	7.86	8.90	10.54	9.92
Earnings to fixed charges ratio	(2.17x	)	0.16	x	1.47	x	1.71	x	2.04	x
Average common shares outstanding, basic	372,943	329,319	326,849	321,241	311,495
Average common shares outstanding, diluted	372,943	329,319	329,863	324,232	314,815

(a)	Consists of net interest income and non-interest income, excluding securities gains (losses).

(b)	On December 31, 2007, Synovus completed the tax-free spin-off of its shares of TSYS common stock to Synovus shareholders. In accordance with the provisions of ASC 360-10-35, Accounting for the Impairment or Disposal of Long-Lived Assets, and ASC 420-10-50, Exit or Disposal Cost Obligations, the historical consolidated results of operations and financial position of TSYS, as well as all costs recorded by Synovus associated with the spin-off of TSYS, are now presented as discontinued operations. Additionally, discontinued operations for the year ended December 31, 2007 include a $4.2 million after-tax gain related to the transfer of Synovus’ proprietary mutual funds to a non-affiliated third party. During 2009, Synovus committed to a plan to sell its merchant services business. As of December 31, 2009, the proposed sale transaction met the held for sale criteria under ASC 360-10-15-49, and accordingly, the revenues and expenses of the merchant services business have been reported as a component of discontinued operations.

(c)	Determined by dividing cash dividends declared per common share by diluted net income per share.

(d)	The tangible common equity to risk-weighted assets ratio is a non-GAAP measure which is calculated as follows: (total shareholders’ equity minus preferred stock minus goodwill minus other intangible assets) divided by total risk-adjusted assets (see “Non-GAAP Financial Measures”).

(e)	Total shareholders’ equity less cumulative perpetual preferred stock, divided by common stock outstanding.

(nm) Not meaningful.

Management’s Discussion and Analysis

Forward-Looking Statements

Certain statements made or incorporated by reference in this document which are not statements of historical fact, including those under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in this document, constitute forward-looking statements within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include statements with respect to Synovus’ beliefs, plans, objectives, goals, targets, expectations, anticipations, assumptions, estimates, intentions, and future performance and involve known and unknown risks, many of which are beyond Synovus’ control and which may cause Synovus’ actual results, performance, or achievements or the commercial banking industry or economy generally, to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

All statements other than statements of historical fact are forward-looking statements. You can identify these forward-looking statements through Synovus’ use of words such as “believes,” “anticipates,” “expects,” “may,” “will,” “assumes,” “should,” “predicts,” “could,” “should,” “would,” “intends,” “targets,” “estimates,” “projects,” “plans,” “potential” and other similar words and expressions of the future or otherwise regarding the outlook for Synovus’ future business and financial performance and/or the performance of the commercial banking industry and economy in general. Forward-looking statements are based on the current beliefs and expectations of Synovus’ management and are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements. A number of factors could cause actual results to differ materially from those contemplated by the forward-looking statements in this document. Many of these factors are beyond Synovus’ ability to control or predict. These factors include, but are not limited to: (1) competitive pressures arising from aggressive competition from other financial service providers; (2) further deteriorations in credit quality, particularly in residential construction and commercial development real estate loans, may continue to result in increased non-performing assets and credit losses, which could adversely impact Synovus’ earnings and capital; (3) declining values of residential and commercial real estate may result in further write-downs of assets and realized losses on disposition of non-performing assets, which may increase Synovus’ credit losses and negatively affect Synovus’ financial results; (4) continuing weakness in the residential real estate environment, which may negatively impact Synovus’ ability to liquidate non-performing assets; (5) the impact on Synovus’ borrowing costs, capital costs, and liquidity due to further adverse changes in credit ratings; (6) the risk that Synovus’ allowance for loan losses may prove to be inadequate or may be negatively affected by credit risk exposures; (7) Synovus’ ability to manage fluctuations in the value of assets and liabilities to maintain sufficient capital and liquidity to support operations; (8) the concentration of Synovus’ non-performing assets by loan type, in certain geographic regions and with affiliated borrowing groups; (9) the risk of additional future losses if the proceeds Synovus receives upon the liquidation of assets are less than the carrying value of such assets; (10) changes in the interest rate environment which may increase funding costs or reduce earning asset yields, thus reducing margins; (11) restrictions or limitations on access to funds from subsidiaries and potential obligations to contribute additional capital to subsidiaries, which may restrict Synovus’ ability to make payments on its obligations or dividend payments; (12) the availability and cost of capital and liquidity on favorable terms, if at all; (13) changes in accounting standards or applications and determinations made thereunder; (14) slower than anticipated rates of growth in non-interest income and increased non-interest expense; (15) changes in the cost and availability of funding due to changes in the deposit market and credit market, or the way in which Synovus is perceived in such markets, including a further reduction in debt ratings; (16) the risk that the recoverability of the deferred tax asset balance may extend beyond 2010; (17) the strength of the U.S. economy in general and the strength of the local economies and financial markets in which operations are conducted may be different than expected; (18) the effects of and changes in trade, monetary and fiscal policies, and laws including interest rate policies of the Federal Reserve Board; (19) inflation, interest rate, market and monetary fluctuations; (20) the impact of the Emergency Economic Stabilization Act of 2008 (EESA), the American Recovery and Reinvestment Act (ARRA), the Financial Stability Plan, and other recent and proposed changes in governmental policy, laws, and regulations including proposed and recently enacted changes in the regulation of banks and financial institutions, or the interpretation or application thereof, including restrictions, increased capital requirements, limitations and/or penalties arising from banking, securities and insurance laws, regulations and examinations; (21) the risk that Synovus will not be able to complete the proposed consolidation of its subsidiary banks or, if completed, realize the anticipated benefits of the proposed consolidation; (22) the impact on Synovus’ financial results, reputation, and business if Synovus is unable to comply with all applicable federal and state regulations and applicable memoranda of understanding, other supervisory actions, and any necessary capital initiatives;

Management’s Discussion and Analysis

(23) the costs and effects of litigation, investigations, inquiries, or similar matters, or adverse facts and developments related thereto; (24) the volatility of Synovus’ stock price; (25) the impact on the valuation of investments due to market volatility or counterparty payment risk; (26) the risks that Synovus may be required to seek additional capital to satisfy applicable regulatory capital standards and pressures in addition to the capital realized through the execution of Synovus’ capital plan announced during 2009; (27) the risk that, if economic conditions worsen or regulatory capital requirements for our subsidiary banks are modified, Synovus may be required to seek additional capital at the holding company from external sources; (28) the costs of services and products to us by third parties, whether as a result of financial condition, credit ratings, the way Synovus is perceived by such parties, the economy, or otherwise; (29) the risk that Synovus could have an “ownership change” under Section 382 of the Internal Revenue Code, which could impair Synovus’ ability to timely and fully utilize net operating losses and built-in losses that may exist when our “ownership change” occurs; and (30) other factors and other information contained in this document and in other reports and filings that Synovus makes with the SEC under the Exchange Act, including, without limitation, Part I — Item 1A — Risk Factors — of Synovus’ Annual Report on Form 10-K for 2009.

For a discussion of these and other risks that may cause actual results to differ from expectations, refer to Part I — Item 1A — Risk Factors — and other information of Synovus’ Annual Report on Form 10-K for 2009, and other periodic filings, including quarterly reports on Form 10-Q and current reports on Form 8-K, that Synovus files with the SEC. All written or oral forward-looking statements that are made by or are attributable to Synovus are expressly qualified by this cautionary notice. Undue reliance on any forward-looking statements should not be placed given that those statements speak only as of the date on which the statements are made. Synovus undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect the occurrence of new information or unanticipated events, except as may otherwise be required by law.

Executive Summary

The following financial review provides a discussion of Synovus’ financial condition, changes in financial condition, and results of operations as well as a summary of Synovus’ critical accounting policies. This section should be read in conjunction with the preceding audited consolidated financial statements and accompanying notes.

About Our Business

Synovus Financial Corp. (Parent Company) is a financial services holding company, based in Columbus, Georgia, with approximately $32.8 billion in assets. Synovus provides integrated financial services including commercial and retail banking, financial management, insurance, and mortgage services through 30 wholly-owned subsidiary banks and other Synovus offices in Georgia, Alabama, South Carolina, Tennessee, and Florida (collectively, Synovus). At December 31, 2009, Synovus banks ranged in size from $221.5 million to $7.20 billion in total assets.

Industry Overview

2009 continued to reflect the adverse impact of severe macro economic conditions which have negatively impacted liquidity, credit quality, and capital. Concerns regarding increased credit losses from the weakening economy have negatively affected capital and earnings of most financial institutions. Financial institutions experienced significant declines in the value of collateral for real estate loans and heightened credit losses, which have resulted in record levels of non-performing assets, charge-offs, foreclosures and losses on disposition of the underlying assets. The federal funds rate set by the Federal Reserve has remained in a range of 0% to 0.25% since December 2008, following a decline from 4.25% to 0.25% during 2008 through a series of seven rate reductions.

It is uncertain how long the economic pressures will continue before the U.S. economy shows signs of a sustained recovery; however, the economy may remain challenging through at least the first half of 2010. Accordingly, financial institutions like Synovus could continue to experience heightened credit losses and higher levels of non-performing assets, charge-offs and foreclosures. In light of these conditions, financial institutions also face heightened levels of scrutiny and capital and liquidity requirements from federal and state regulators. As a result, financial institutions experienced, and could continue to experience, pressure on credit costs, liquidity, and capital.

Strategic Highlights

During 2009, Synovus took a number of steps to position itself to emerge from the current economic crisis as a stronger organization prepared to capture the growth opportunities that Synovus expects will present themselves:

•	Capital position — Synovus announced and executed a number of capital initiatives to bolster Synovus’ capital position against further credit deterioration and to provide additional capital as Synovus pursued its aggressive asset disposition strategy. Through a combination of a public equity offering, liability

Management’s Discussion and Analysis

management, and strategic dispositions, Synovus generated $644 million of Tier 1 capital during 2009. Synovus is identifying, considering, and pursuing additional capital management strategies to bolster its capital position.

•	Risk management — Synovus completed the centralization of a number of key functions, including credit and loan review, deposit operations, loan operations, procurement and facilities management. These changes emphasize a one-company view of Synovus’ operating structure and reduce the risks of managing these complex internal functions.

•	Aggressive management of credit issues — Synovus announced and executed an aggressive strategy to dispose of non-performing assets and manage credit quality. In 2009, Synovus disposed of an aggregate of $1.18 billion of non-performing assets.

•	Deposit growth — Synovus’ deposits remain a strength of its business. As of December 31, 2009, total deposits were $27.43 billion. Synovus continues to focus on improving the mix of deposits. As of December 31, 2009, non-interest-bearing deposits (DDA’s), were $4.17 billion, a 17.1% increase compared to December 31, 2008. In addition, non-CD deposits, excluding national market brokered money market accounts, as of December 31, 2009 were $14.80 billion, an increase of 9.9% compared to December 31, 2008.

•	Focus on expense control — Synovus has controlled expenses and reduced fundamental non-interest expense in each of the last four quarters. Synovus continually reviews its operations to identify ways to enhance efficiency and create an enhanced banking experience for customers. Total non-interest expense for 2009 was $1.22 billion compared to $1.46 billion for 2008. Excluding discontinued operations, other credit costs, FDIC insurance expense, restructuring charges, net litigation contingency expense, and goodwill impairment charges, non-interest expense for 2009 was $743.8 million compared to $794.9 million for 2008. The total number of full-time employees at December 31, 2009 was 6,385 compared to 6,876 at December 31, 2008.

Charter Consolidation

In January 2010, Synovus announced its intention to transition from 30 subsidiary banks with 30 individual charters to a single subsidiary bank with a single charter, pending receipt of all required regulatory approvals. Synovus believes that this legal change in charter structure will:

•	simplify regulatory oversight;

•	improve capital efficiency;

•	enhance risk management;

•	increase opportunities for efficiency; and

•	better position Synovus to emerge stronger from the current economic downturn.

The announced charter consolidation is only a change in the legal structure of Synovus’ organization and does not change the relationship-banking business model. Synovus presently expects to complete the consolidation of bank charters into a single charter by mid-2010, subject to receipt of the required regulatory approvals. See Part I — Item 1A — Risk Factors — of Synovus’ Annual Report on Form 10-K for 2009 — Synovus may be unable to successfully implement the Charter Consolidation and Synovus may not realize the expected benefits from the Charter Consolidation.

Key Financial Performance Indicators

In terms of how Synovus measures success in business, the following are key financial performance indicators:

• Capital Strength	• Expense Management
• Liquidity	• Loan Growth
• Credit Quality	• Core Deposit Growth
• Net Interest Margin	• Fee Income Growth

Overview of 2009

On January 28, 2010, Synovus reported results of operations for the three and twelve months ended December 31, 2009. The results included a net loss available to common shareholders of $264 million and $1,470 million for the three and twelve months ended December 31, 2009, respectively. The accompanying statement of income for the year ended December 31, 2009 reflects an $18.7 million non-cash reduction in the income tax benefit for the three and twelve months ended December 31, 2009, as compared to the previously reported results on January 28, 2010. The decrease in the tax benefit is due to the determination of a limitation on the amount that can be currently recovered through the carryback provisions of the federal income tax code. This limitation has resulted in an $18.7 million reduction of the previously recorded federal income tax refund receivable (for taxes paid in 2007 and 2008) of $346 million and has yielded a corresponding $18.7 million federal Alternative Minimum Tax credit carryforward (AMT credit carryforward) which is recorded on the accompanying balance sheet as a deferred tax asset (previously recorded as a current income tax receivable). While the

Management’s Discussion and Analysis

federal AMT credit has an indefinite life, the resulting deferred tax asset is subject to the same valuation allowance requirements as the other deferred tax asset, thus requiring a corresponding $18.7 million increase in the valuation allowance. The AMT credit carryforward is available for an indefinite period to offset future non-AMT federal income tax obligations.

Accordingly, the net loss for the year ended December 31, 2009 was $1.43 billion, or $3.99 per common share. The results for 2009 were impacted by non-cash charges of approximately $438 million to record an increase in the valuation allowance for deferred tax assets. Total credit costs (including provision for losses on loans, losses on ORE, reserve for unfunded commitments and charges related to impaired loans held for sale) for the year ended December 31, 2009 were $2.19 billion, including provision for losses on loans of $1.81 billion and charges related to foreclosed real estate of $354.3 million. The credit costs were largely driven by valuation charges on new non-performing loans and existing non-performing assets, losses from dispositions of non-performing assets, as well as charges for estimated losses on future asset dispositions. Problem asset dispositions totaled $1.18 billion in 2009.

The loss from continuing operations before income taxes for 2009 and 2008 was $1.61 billion and $660.8, which included total credit costs of $2.19 billion and $862.7 million, respectively. Pre-tax, pre-credit costs income (which excludes provision for losses on loans, other credit costs, and certain other items), was $553.9 million for 2009, down $87.7 million from 2008. See “Non-GAAP Financial Measures” herein. The net interest margin decreased 28 basis points to 3.19% for 2009 compared to 3.47% for 2008. The net interest margin in 2009 was impacted by a net decrease in loans outstanding, an excess liquidity position, and the negative impact of non-performing assets. Excluding the negative impact of non-performing assets, the net interest margin was 3.56% in 2009 compared to $3.71% for 2008. See “Non-GAAP Financial Measures” herein.

Average total deposits were $27.97 billion in 2009, increasing $1.47 billion, or 5.5%, as compared to 2008. Average core deposits in 2009 grew by $1.25 billion, or 5.8%, as compared to 2008. See “Non-GAAP Financial Measures” herein. Average non-interest bearing deposits grew by $475.9 million, or 13.8%, as compared to the prior year.

Non-interest expense decreased $235 million, or 16.1%, to $1.22 billion in 2009. Fundamental non-interest expense (non-interest expense excluding other credit costs, FDIC insurance expense, restructuring charges, net litigation (recovery) expense, and goodwill impairment charges) in 2009 declined to $743.7 million, or 6.4%, from the prior year. See “Non-GAAP Financial Measures” herein. Lower salaries and other personnel expense contributed significantly to the reduced expenses. Total employees (6,385 at December 31, 2009) are down 7.1% from year end 2008, and 12.9% from the peak level of 7,331 in the first quarter of 2008.

Management’s Discussion and Analysis

Financial Performance Summary

A summary of Synovus’ financial performance for the years ended December 31, 2009 and 2008, is set forth in the table below.

Table 1 Financial Performance Summary

	Years Ended December 31,
(In thousands)	2009	2008	Change

Loss from continuing operations before income taxes	$(1,605,908)	(660,806)	nm
Pre-tax, pre-credit costs income	553,919	641,591	(13.6)%
Net loss from continuing operations	(1,433,931)	(580,376)	nm
Net loss attributable to controlling interest	(1,431,705)	(582,438)	nm
Diluted earnings (loss) per share (EPS):
Loss from continuing operations available to common shareholders	$(4.00)	(1.79)	nm
Net loss available to common shareholders	(3.99)	(1.77)	nm
Loans, net of unearned income	$25,383,068	27,920,177	(9.1)
Average core deposits	22,613,900	21,368,657	5.8
Net interest margin	3.19%	3.47	(28	)bp
Non-performing assets ratio	7.14	4.15	299	bp
Past dues over 90 days	0.08	0.14	(6	)bp
Net charge-off ratio	5.37	1.71	366	bp
Non-interest income	$410,670	417,241	(1.6)%
Non-interest expense	1,221,289	1,456,057	(16.1)
Fundamental non-interest expense	743,709	794,933	(6.4)
Return on assets	(4.16)	(1.71)	(245	) bp
Return on equity	(43.58)	(16.95)	(2,663)

Critical Accounting Policies

The accounting and financial reporting policies of Synovus conform to GAAP and to general practices within the banking and financial services industries. Synovus has identified certain of its accounting policies as “critical accounting policies.” In determining which accounting policies are critical in nature, Synovus has identified the policies that require significant judgment or involve complex estimates. The application of these policies has a significant impact on Synovus’ financial statements. Synovus’ financial results could differ significantly if different judgments or estimates are applied in the application of these policies.

Allowance for Loan Losses

Notes 1 and 7 to Synovus’ consolidated financial statements contain a discussion of the allowance for loan losses. The allowance for loan losses at December 31, 2009 was $943.7 million.

The allowance for loan losses is a significant estimate and is regularly evaluated by Synovus for adequacy. The allowance for loan losses is determined based on an analysis which assesses the probable loss within the loan portfolio. The allowance for loan losses consists of two components: the allocated and unallocated allowances. Both components of the allowance are available to cover inherent losses in the portfolio. Significant judgments or estimates made in the determination of the allowance for loan losses consist of the risk ratings for loans in the commercial loan portfolio, the valuation of the collateral for loans that are classified as impaired loans, the qualitative loss factors, and management’s plan for disposition of non-performing loans. In determining an adequate allowance for loan losses, management makes numerous assumptions, estimates, and assessments which are inherently subjective and subject to change. The use of different estimates or assumptions could produce different provisions for losses on loans.

Commercial Loans — Risk Ratings and Loss Factors

Commercial loans are assigned a risk rating on a nine point scale. For commercial loans that are not considered impaired, the allocated allowance for loan losses is determined

Management’s Discussion and Analysis

based upon the expected loss percentage factors that correspond to each risk rating.

The risk ratings are based on the borrowers’ credit risk profile considering factors such as debt service history and capacity, inherent risk in the credit (e.g., based on industry type and source of repayment), and collateral position. Ratings 7 through 9 are modeled after the bank regulatory classifications of substandard, doubtful, and loss. Expected loss percentage factors are based on the probable loss including qualitative factors. The probable loss considers the probability of default, the loss given default, and certain qualitative factors as determined by loan category and risk rating. Through March 31, 2009, the probability of default loss factors were based on industry data. Beginning April 1, 2009, the probability of default loss factors are based on internal default experience because this was the first reporting period when sufficient internal default data became available. This change resulted in a net increase in the allocated allowance for loan losses for the commercial portfolio of approximately $30 million during the three months ended June 30, 2009. The loss given default factors are based on industry data, which will continue to be used until sufficient internal data becomes available. The qualitative factors consider credit concentrations, recent levels and trends in delinquencies and nonaccrual loans, and growth in the loan portfolio. The occurrence of certain events could result in changes to the expected loss factors. Accordingly, these expected loss factors are reviewed periodically and modified as necessary.

Each loan is assigned a risk rating during the approval process. This process begins with a rating recommendation from the loan officer responsible for originating the loan. The rating recommendation is subject to approvals from other members of management and/or loan committees depending on the size and type of credit. For larger credits, ratings are re-evaluated no less frequently than annually and more frequently when there is an indication of potential deterioration of a specific credit relationship. Additionally, an independent Parent Company loan review function evaluates each bank’s risk rating process quarterly.

Impaired Loans

Management considers a loan to be impaired when the ultimate collectability of all amounts due according to the contractual terms of the loan agreement are in doubt. A majority of Synovus’ impaired loans are collateral-dependent. The net carrying amount of collateral-dependent impaired loans is equal to the lower of the loans’ principal balance or the fair value of the collateral (less estimated costs to sell) not only at the date at which impairment is initially recognized, but also at each subsequent reporting period. Accordingly, policy requires that Synovus update the fair value of the collateral securing collateral-dependent impaired loans each calendar quarter. Impaired loans (excluding accruing restructured loans of $213.6 million) had a net carrying value of $1.31 billion at December 31, 2009. Most of these loans are secured by real estate, with the majority classified as collateral-dependent loans. The fair value of the real estate securing these loans is generally determined based upon appraisals performed by a certified or licensed appraiser. Management also considers other factors or recent developments, such as selling costs and anticipated sales values considering management’s plans for disposition, which could result in adjustments to the collateral value estimates indicated in the appraisals.

Total collateral dependent impaired loans had a carrying value of $1.02 billion at December 31, 2009. Estimated losses on collateral-dependent impaired loans are typically charged-off. At December 31, 2009, $784.6 million, or 59.8%, of impaired loans consisted of collateral-dependent impaired loans for which there is no allowance for loan losses as the estimated losses have been charged-off. These loans are recorded at the lower of cost or estimated fair value of the underlying collateral net of selling costs. However, if a collateral-dependent loan is placed on impaired status at or near the end of a calendar quarter, management records an allowance for loan losses based on the loan’s risk rating while an updated appraisal is being obtained. The estimated losses on these loans will be recorded as a charge-off during the following quarter after the receipt of a current appraisal or fair value estimate based on current market conditions, including absorption rates. At December 31, 2009, Synovus had $236.4 million in collateral-dependent impaired loans with a recorded allocated allowance for loan losses of $68.9 million, or 29.2% of the principal balance. Management does not expect a material difference between the current allocated allowance on these loans and the actual charge-off. Total impaired loans also include $291.9 million in loans which are not collateral dependent and for which impairment is measured based upon the present value of discounted cash flows.

Synovus has a significant amount of non-performing assets. In order to reduce non-performing asset levels, Synovus began aggressively selling non-performing loans during 2009. During the second quarter of 2009, Synovus was able to significantly accelerate the pace of asset dispositions. This experience provided management a basis to estimate the loan sales (consisting primarily of non-performing loans) that would be completed over the next two quarters. This accelerated sales strategy puts pressure on pricing and has resulted in liquidation type yields rather than pricing that might be realized under a traditional sales life cycle. In addition, some sales have been conducted through auctions and packaged sales to

Management’s Discussion and Analysis

investors. These types of sales yield lower proceeds than traditional sales. Based upon this, beginning in the second quarter of 2009, the allowance for loan losses includes management’s estimate of losses associated with planned asset dispositions that are both probable and can be reasonably estimated. Such losses are not directly allocated on an asset by asset basis due to the fact that the specific assets to be sold have not yet been individually identified.

The amount of the allowance allocated for losses on asset dispositions is estimated by projecting the book value of assets to be disposed of within a six month period and applying an assumed additional loss factor on those dispositions. Loss factors are determined based upon a combination of historical sales prices and current indicative market pricing. When determining loss factors, consideration is given to anticipated exit mechanisms, expected market activity as well as the marketability of the non-performing asset portfolio. Asset disposition projections are developed by senior credit officers based upon historical trends, projected available inventory, and anticipated market appetite. Synovus only considers a six month period of projected dispositions for purposes of recording these allowances as that time period is all that management believes is appropriate for determining dispositions that are probable of occurring given the current economic environment and the level of non-performing assets. The loss factors and projected volume of dispositions can be impacted significantly by changes in the asset disposition market including number of market participants as well as market demand. Accordingly, these expected loss factors are reviewed quarterly and modified as deemed necessary.

Retail Loans — Loss Factors

The allocated allowance for loan losses for retail loans is generally determined by segregating the retail loan portfolio into pools of homogeneous loan categories. Expected loss factors applied to these pools are based on the probable loss including qualitative factors. The probable loss considers the probability of default, the loss given default, and certain qualitative factors as determined by loan category and risk rating. Through December 31, 2007, the probability of default loss factors were based on industry data. Beginning January 1, 2008, the probability of default loss factors are based on internal default experience because this was the first reporting period when sufficient internal default data became available. Synovus believes that this data provides a more accurate estimate of probability of default. This change resulted in a reduction in the allocated allowance for loan losses for the retail portfolio of approximately $19 million during the three months ended March 31, 2008. The loss given default factors continue to be based on industry data because sufficient internal data is not yet available. The qualitative factors consider credit concentrations, recent levels and trends in delinquencies and nonaccrual loans, and growth in the loan portfolio. The occurrence of certain events could result in changes to the loss factors. Accordingly, these loss factors are reviewed periodically and modified as necessary.

Unallocated Component

The unallocated component of the allowance for loan losses is considered necessary to provide for certain environmental and economic factors that affect the probable loss inherent in the entire loan portfolio and imprecision in assigned loan risk ratings . Unallocated loss factors included in the determination of the unallocated allowance are economic factors, changes in the experience, ability, and depth of lending management and staff, and changes in lending policies and procedures, including underwriting standards and results of Parent Company loan reviews. Certain macro-economic factors and changes in business conditions and developments could have a material impact on the collectability of the overall portfolio. As an example, a rapidly rising interest rate environment could have a material impact on certain borrowers’ ability to pay. The unallocated component is meant to cover such risks.

Other Real Estate

Other real estate (ORE), consisting of properties obtained through foreclosure or through an in-substance foreclosure in satisfaction of loans, is reported at the lower of cost or fair value, determined on the basis of current appraisals, comparable sales, and other estimates of value obtained principally from independent sources, adjusted for estimated selling costs. Management also considers other factors, or recent developments, such as management’s plans for disposition, which have resulted in adjustments to the value estimates indicated in certain appraisals. At the time of foreclosure or initial possession of collateral, any excess of the loan balance over the fair value of the real estate held as collateral is treated as a charge against the allowance for loan losses. Gains or losses on sale and any subsequent adjustments to the value are recorded as a component of foreclosed real estate expense. Significant judgments and complex estimates are required in estimating the fair value of other real estate, and the period of time within which such estimates can be considered current is significantly shortened during periods of market volatility, as experienced during 2008 and 2009. In response to market conditions and other economic factors, management may utilize liquidation sales as part of its problem asset disposition strategy. As a result of the significant judgments required in estimating fair value and the variables involved in different methods of disposition, the net proceeds realized from sales

Management’s Discussion and Analysis

transactions could differ significantly from appraisals, comparable sales, and other estimates used to determine the fair value of other real estate.

Private Equity Investments

Private equity investments are recorded at fair value on the balance sheet with realized and unrealized gains and losses included in non-interest income in the results of operations in accordance with the American Institute of Certified Public Accountants (AICPA) Audit and Accounting Guide for Investment Companies. For private equity investments, Synovus uses information provided by the fund managers in the initial determination of estimated fair value. Valuation factors such as recent or proposed purchase or sale of debt or equity, pricing by other dealers in similar securities, size of position held, liquidity of the market, comparable market multiples, and changes in economic conditions affecting the issuer are used in the final determination of estimated fair value. The valuation of private equity investments requires significant management judgment due to the absence of quoted market prices, inherent lack of liquidity and the long-term nature of such investments. As a result, the net proceeds realized from transactions involving these assets could differ significantly from their estimated fair value.

Income Taxes

Synovus is a domestic corporation that files a consolidated federal income tax return with its wholly-owned subsidiaries and files state income tax returns on a consolidated and a separate entity basis with the various taxing jurisdictions based on its taxable presence. Synovus accounts for income taxes in accordance with the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement (GAAP) carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in income tax rates is recognized in income in the period that includes the enactment date.

ASC 740-30-25 provides accounting guidance for determining when a company is required to record a valuation allowance on its deferred tax assets. A valuation allowance is required for deferred tax assets if, based on available evidence, it is more likely than not that all or some portion of the asset may not be realized due to the inability to generate sufficient taxable income in the period and/or of the character necessary to utilize the benefit of the deferred tax asset. In making this assessment, all sources of taxable income available to realize the deferred tax asset are considered including taxable income in prior carry-back years, future reversals of existing temporary differences, tax planning strategies and future taxable income exclusive of reversing temporary differences and carryforwards. The predictability that future taxable income, exclusive of reversing temporary differences, will occur is the most subjective of these four sources. The presence of cumulative losses in recent years is considered significant negative evidence, making it difficult for a company to rely on future taxable income, exclusive of reversing temporary differences and carryforwards, as a reliable source of taxable income to realize a deferred tax asset. Judgment is a critical element in making this assessment. Changes in the valuation allowance that result from favorable changes in circumstances that cause a change in judgment about the realization of deferred tax assets in future years are recorded through income tax expense.

Significant estimates used in accounting for income taxes relate to the determination of taxable income, the determination of temporary differences between book and tax bases, and the valuation allowance for deferred tax assets, as well as estimates on the realizability of income tax credits and utilization of net operating losses.

Income tax expense or benefit for the year is allocated among continuing operations, discontinued operations, and other comprehensive income (loss), as applicable. The amount allocated to continuing operations is the income tax effect of the pretax income or loss from continuing operations that occurred during the year, plus or minus income tax effects of (a) changes in circumstances that cause a change in judgment about the realization of deferred tax assets in future years, (b) changes in income tax laws or rates, and (c) changes in income tax status, subject to certain exceptions.

Synovus accrues tax liabilities for uncertain income tax positions based on current assumptions regarding the ultimate outcome through an examination process by weighing the facts and circumstances available at the reporting date. If related income tax benefits of a transaction are not more likely than not of being sustained upon examination, Synovus will accrue a tax liability for the expected taxes associated with the transaction. Events and circumstances on the estimates and assumptions used in the analysis of its income tax positions may change and, accordingly, Synovus’ effective tax rate may fluctuate in the future. Synovus also recognizes accrued interest and penalties related to unrecognized income tax benefits as a component of income tax expense.

Management’s Discussion and Analysis

Asset Impairment

Long-Lived Assets and Other Intangibles

Synovus reviews long-lived assets, such as property and equipment and other intangibles subject to amortization, including core deposit premiums and customer relationships, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the actual cash flows are not consistent with Synovus’ estimates, an impairment charge may result.

Discontinued Operations

Transfer of Mutual Funds

During 2007, Synovus transferred its proprietary mutual funds to a non-affiliated third party. As a result of the transfer, Synovus received gross proceeds of $8.0 million and incurred transaction related costs of $1.1 million, resulting in a pre-tax gain of $6.9 million, or $4.2 million, after tax. The net gain has been reported as a component of income from discontinued operations on the 2007 consolidated statement of income. Financial results for 2007 of the business have not been presented as discontinued operations as such amounts are inconsequential. This business did not have significant assets, liabilities, revenues, or expenses associated with it.

TSYS Spin-off

On December 31, 2007, Synovus completed the tax-free spin-off of its shares of TSYS common stock to Synovus shareholders. Synovus owned approximately 80.6% of TSYS’ outstanding shares on the date of the spin-off. Each Synovus shareholder received 0.483921 of a share of TSYS common stock for each share of Synovus common stock held as of December 18, 2007. Synovus shareholders received cash in lieu of fractional shares for amounts of less than one TSYS share.

Pursuant to the agreement and plan of distribution, TSYS paid on a pro rata basis to its shareholders, including Synovus, a one-time cash dividend of $600 million or $3.0309 per TSYS share based on the number of TSYS shares outstanding as of the record date of December 17, 2007. Synovus received $483.8 million in proceeds from this one-time cash dividend. The dividend was paid on December 31, 2007.

In accordance with the provisions included in sections 15 and 35 of ASC 360-10 regarding accounting for the impairment or disposal of long-lived assets and ASC 420-10, the current period and historical consolidated results of operations of TSYS, as well as all costs associated with the spin-off of TSYS, are now presented as income from discontinued operations.

Merchant Services

During 2009, Synovus committed to a plan to sell its merchant services business. As of December 31, 2009, the proposed sale transaction met the held for sale criteria under ASC 360-10-15-49. Synovus expects the operations and cash flows of the merchant services business will be eliminated from the ongoing operations of Synovus as a result of the proposed sales transaction. In addition, Synovus does not expect it will have significant continuing involvement in the operations of this component after the planned sale. Therefore, the 2009, 2008, and 2007 revenues and expenses of the merchant services business have been reported as a component of income from discontinued operations on the accompanying consolidated statements of income. There were no significant assets or liabilities associated with the merchant services business.

The following table shows the components of income from discontinued operations for the years ended December 31, 2009, 2008, and 2007.
Table 2  Discontinued Operations

	Years Ended December 31,
(In thousands)	2009	2008	2007

Merchant services net income	$4,590	5,650	4,966
TSYS net income, (excluding spin-off related expenses)	—	—	210,147
Spin-off related expenses, net of income taxes:
TSYS	—	—	(18,248)
Synovus	—	—	(12,729)
Gain on transfer of mutual funds, net of income taxes	—	—	4,200

Total income from discontinued operations, net of income taxes	$4,590	5,650	188,336

See note 2 to the consolidated financial statements for further discussion regarding discontinued operations.

Management’s Discussion and Analysis

Capital

Cumulative Perpetual Preferred Stock

On December 19, 2008, Synovus issued to the Treasury 967,870 shares of Synovus’ Fixed Rate Cumulative Perpetual Preferred Stock, Series A, without par value (the Series A Preferred Stock), having a liquidation amount per share equal to $1,000, for a total price of $967,870,000. The Series A Preferred Stock pays cumulative dividends at a rate of 5% per year for the first five years and thereafter at a rate of 9% per year. Synovus may not redeem the Series A Preferred Stock during the first three years except with the proceeds from a qualified equity offering of not less than $241,967,500. After February 15, 2012, Synovus may, with the consent of the Federal Deposit Insurance Corporation, redeem, in whole or in part, the Series A Preferred Stock at the liquidation amount per share plus accrued and unpaid dividends. The Series A Preferred Stock is generally non-voting. Prior to December 19, 2011, unless Synovus has redeemed the Series A Preferred Stock or the Treasury has transferred the Series A Preferred Stock to a third party, the consent of the Treasury will be required for Synovus to (1) declare or pay any dividend or make any distribution on common stock, par value $1.00 per share, other than regular quarterly cash dividends of not more than $0.06 per share, or (2) redeem, repurchase or acquire Synovus common stock or other equity or capital securities, other than in connection with benefit plans consistent with past practice. A consequence of the Series A Preferred Stock purchase includes certain restrictions on executive compensation that could limit the tax deductibility of compensation that Synovus pays to executive management.

As part of its purchase of the Series A Preferred Stock, Synovus issued the Treasury a warrant to purchase up to 15,510,737 shares of Synovus common stock (the Warrant) at an initial per share exercise price of $9.36. The Warrant provides for the adjustment of the exercise price and the number of shares of Synovus common stock issuable upon exercise pursuant to customary anti-dilution provisions, such as upon stock splits or distributions of securities or other assets to holders of Synovus common stock, and upon certain issuances of Synovus common stock at or below a specified price relative to the initial exercise price. The Warrant expires on December 19, 2018. If, on or prior to December 31, 2009, Synovus receives aggregate gross cash proceeds of not less than $967,870,000 from “qualified equity offerings” announced after October 13, 2008, the number of shares of common stock issuable pursuant to the Treasury’s exercise of the Warrant will be reduced by one-half of the original number of shares, taking into account all adjustments, underlying the Warrant. Pursuant to the Securities Purchase Agreement, the Treasury has agreed not to exercise voting power with respect to any shares of common stock issued upon exercise of the Warrant.

The offer and sale of the Series A Preferred Stock and the Warrant were effected without registration under the Securities Act in reliance on the exemption from registration under Section 4(2) of the Securities Act. Synovus has allocated the total proceeds received from the United States Department of the Treasury based on the relative fair values of the Series A Preferred Stock and the Warrants. This allocation resulted in the preferred shares and the Warrants being initially recorded at amounts that are less than their respective fair values at the issuance date.

The $48.5 million discount on the Series A Preferred Stock is being accreted using a constant effective yield over the five-year period preceding the 9% perpetual dividend. Synovus records increases in the carrying amount of the preferred shares resulting from accretion of the discount by charges against retained earnings.

Common Stock

On September 22, 2009, Synovus completed a public offering of 150,000,000 shares of Synovus’ $1.00 par value common stock at a price of $4.00 per share, generating proceeds of $570.9 million, net of issuance costs.

Exchange of Subordinated Debt for Common Stock

On November 5, 2009, Synovus completed an exchange offer (Exchange Offer) of $29,820,000 in aggregate principal amount of its outstanding 4.875% Subordinated Notes Due 2013 (the “Notes”). The notes exchanged in the Exchange Offer represent 12.6% of the $236,570,000 aggregate principal amount of the Notes outstanding prior to the Exchange Offer. Pursuant to the terms of the Exchange Offer, Synovus has issued 9.44 million shares of Synovus common stock as consideration for the Notes. The Exchange Offer resulted in a pre-tax gain of $6.1 million which was recognized as other non-interest income during the fourth quarter of 2009.

Goodwill Impairment

Synovus performed its annual goodwill evaluation at June 30, 2008. The Step 1 testing indicated potential impairment at one reporting unit, and accordingly, a Step 2 evaluation was performed. Synovus recognized a preliminary $27.0 million non-cash impairment charge during the three months ended June 30, 2008 as Step 2 calculations were not complete at the time. An additional $9.9 million non-cash goodwill impairment charge was recognized when Step 2 calculations were completed for this reporting unit during the three months ended September 30, 2008. The impairment charges for this reporting unit were primarily related to a decrease in valuation based on

Management’s Discussion and Analysis

lower market capitalization, transaction multiples of tangible book value, and lower expected operating performance.

At December 31, 2008, Synovus determined that goodwill should be reevaluated for impairment based on an adverse change in the general business environment, significantly higher loan losses, reduced net interest margins, and a decline in Synovus’ market capitalization during the second half of 2008. Historically, Synovus determined fair value of reporting units based on the combination of the income approach, utilizing DCF method; the public company comparables approach, utilizing multiples of tangible book value; and the transaction approach, utilizing readily observable market valuation multiples for closed transactions. At December 31, 2008, management enhanced the valuation methodology by using a discounted cash flows analysis due to the lack of observable market data. Thus, in performing the Step 1 of the goodwill impairment testing and measurement process, the estimated fair values of the reporting units with goodwill were developed using the DCF method. The results of the DCF method were corroborated with market price to earnings, price to book value, price to tangible book value, and Synovus’ market capitalization plus a control premium. The results of this Step 1 process indicated potential impairment in four reporting units, as the book values of each reporting unit exceeded their respective estimated fair values. As a result, Synovus performed Step 2 to quantify the goodwill impairment, if any, for these four reporting units. In Step 2, the estimated fair values for each of the four reporting units were allocated to their respective assets and liabilities in order to determine an implied value of goodwill, in a manner similar to the calculation performed in a business combination. Based on the results of Step 2, Synovus recognized a $442.7 million (pre-tax and after-tax) charge for goodwill impairment during the three months ended December 31, 2008, which represented a total goodwill write-off for each of the four reporting units. The primary driver of the goodwill impairment for these four reporting units was the decline in Synovus’ market capitalization, which declined 31% from June 30, 2008 to December 31, 2008.

During 2009, Synovus recognized an additional charge of $15.1 million for impairment of goodwill. The 2009 impairment charge was due to a decline in Synovus’ market capitalization as well as further financial deterioration in the associated banking reporting units. At December 31, 2009, the remaining goodwill of $24.4 million consists of goodwill associated with two financial management services reporting units.

Restructuring Charges

Project Optimus, launched in April 2008, is a team member-driven effort to create an enhanced banking experience for customers and a more efficient organization that delivers greater value for Synovus shareholders. As a result of this process, Synovus expects to achieve $75 million in annual run rate pre-tax earnings benefit by late 2010. This benefit consists of approximately $50 million in efficiency gains and $25 million in earnings from new revenue growth initiatives. Revenue growth is expected primarily through new sales initiatives, improved product offerings, and improved pricing strategies for consumer and commercial assets and liabilities. Cost savings are expected to be generated primarily through increased process efficiencies and streamlining of support functions. Synovus incurred restructuring charges of approximately $22.1 million in conjunction with the project, including approximately $10.7 million in severance charges. For years ended December 31, 2009 and 2008, Synovus recognized a total of $6.0 million and $16.1 million in restructuring charges, respectively, including $5.5 million and $5.2 million in severance charges, respectively.

Visa Shares and Litigation Expense

Synovus is a member of the Visa USA network. Synovus received shares of Visa Class B common stock in exchange for its membership interest in Visa USA as Visa, Inc. prepared for an initial public offering (Visa IPO). Visa Class B shares will convert to Class A shares upon the release from transfer restrictions described below using a conversion ratio maintained by Visa. The Visa IPO was completed in March 2008. Under Visa USA bylaws, Visa members are obligated to indemnify Visa USA and/or its parent company, Visa, Inc., for potential future settlement of, or judgments resulting from, certain litigation (Visa litigation), which Visa refers to as the “covered litigation.” Visa’s retrospective responsibility plan provides for settlements and/or judgments from covered litigation to be paid from a litigation escrow which was established from proceeds from the sale of Visa Class B shares, which would otherwise have been available for conversion to Visa Class A shares and then sold by Visa USA members upon the release from transfer restrictions. When proceeds are deposited to the escrow, the conversion ratio is adjusted whereby a greater amount of Class B shares will be required to convert to one Class A share.

In the fourth quarter of 2007, Synovus recognized a $36.8 million contingent liability for its membership proportion of the amount which Synovus estimated would be required for Visa to settle the covered litigation. In March 2008, Visa used $3.0 billion of the proceeds from the Visa IPO to establish an escrow for settlement of covered litigation and used substantially all of the remaining portion of the proceeds to redeem Class B and Class C shares held by Visa issuing members. Synovus recognized a pre-tax gain of $38.5 million on

Management’s Discussion and Analysis

redemption proceeds received from Visa, Inc. and reduced the litigation accrual for its pro-rata share of Visa’s deposit to establish the litigation escrow. Following the redemption, Synovus held approximately 1.43 million shares of Visa Class B common stock which were subject to restrictions until the later of March 2011 or settlement of all covered litigation. Synovus further adjusted the litigation accrual in September 2008 following Visa’s settlement of its Discover litigation, and again following Visa’s deposit to the litigation escrow in December 2008. The total reduction in the Visa litigation accrual in 20089 was $17.5 million. In July 2009, Synovus reduced its litigation accrual by $4.1 million following Visa’s $700 million deposit to the litigation escrow.

In November 2009, Synovus sold its remaining Visa Class B shares to another Visa USA member financial institution for $51.9 million and recognized a gain on sale of $51.9 million. In conjunction with the sale, Synovus entered into a derivative contract with the purchaser which provides for settlements between the parties based upon a change in the ratio for conversion of Visa Class B shares to Visa Class A shares. The fair value of the conversion rate derivative is measured using a discounted cash flow methodology for estimated future cash flows determined through use of probability weighting for estimates of Visa’s aggregate exposure to the covered litigation. At December 31, 2009, the fair value of the derivative liability was $12.9 million. Management believes that the estimate of Visa’s exposure to litigation liability is adequate based on current information; however, future developments in the litigation could require changes to the estimate.

Fair Value Accounting

ASC 820-10 establishes a framework for measuring fair value in accordance with GAAP, clarifies the definition of fair value within that framework, and expands disclosures about the use of fair value measurements. ASC 820-10 permits entities to make an irrevocable election, at specified election dates, to measure eligible financial instruments and certain other items at fair value. Fair value is used on a recurring basis for certain assets and liabilities in which fair value is the primary basis of accounting. Fair value is used on a non-recurring basis for collateral-dependent impaired loans, goodwill, and other real estate. Examples of recurring use of fair value include trading account assets, mortgage loans held for sale, investment securities available for sale, private equity investments, derivative instruments, and trading account liabilities. The extent to which fair value is used on a recurring basis was expanded upon the adoption of ASC 820-10 during the first quarter, effective on January 1, 2008. At December 31, 2009, approximately $4.8 billion, or 14.7%, of total assets were recorded at fair value, which includes items measured on a recurring and non-recurring basis.

Fair value is the price that could be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Fair value determination in accordance with ASC 820-10 requires that a number of significant judgments be made. The standard also establishes a three-level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. Synovus has an established and well-documented process for determining fair values and fair value hierarchy classifications. Fair value is based upon quoted market prices, where available (Level 1). Where prices for identical assets and liabilities are not available, ASC 820-10 requires that similar assets and liabilities are identified (Level 2). If observable market prices are unavailable or impracticable to obtain, or similar assets cannot be identified, then fair value is estimated using internally-developed valuation modeling techniques such as discounted cash flow analyses that primarily use as inputs market-based or independently sourced market parameters (Level 3). These modeling techniques incorporate assessments regarding assumptions that market participants would use in pricing the asset or the liability. The assessments with respect to assumptions that market participants would make are inherently difficult to determine and use of different assumptions could result in material changes to these fair value measurements.

Management’s Discussion and Analysis

The following table summarizes the assets accounted for at fair value on a recurring basis by level within the valuation hierarchy at December 31, 2009.
Table 3  Assets Accounted for at Fair Value on a Recurring Basis

	December 31, 2009
		Mortgage	Investment
	Trading	Loans	Securities	Private
	Account	Held	Available	Equity	Derivative
(Dollars in millions)	Assets	for Sale	for Sale	Investments	Assets	Total

Level 1	5%	—	4	—	—	4
Level 2	95	100	96	—	100	94
Level 3	—	—	—	100	—	2

Total	100%	100	100	100	100	100

Total assets held at fair value on the balance sheet	$14.4	138.1	3,188.7	48.5	114.5	3,504.2
Level 3 assets as a percentage of total assets measured at fair value						1.77%

The following table summarizes the liabilities accounted for at fair value on a recurring basis by level within the valuation hierarchy at December 31, 2009.

Table 4  Liabilities Accounted for at Fair Value on a Recurring Basis

	December 31, 2009
	Trading
	Account	Derivative
(Dollars in millions)	Liabilities	Liabilities	Total

Level 1	—%	—	—
Level 2	100	87	88
Level 3	—	13	12

Total	100%	100	100

Total liabilities held at fair value on the balance sheet	$7.1	99.0	106.1
Level 3 liabilities as a percentage of total assets measured at fair value			0.37%

In estimating the fair values for investment securities and most derivative financial instruments, independent, third-party market prices are the best evidence of exit price and, where available, Synovus bases estimates on such prices. If such third-party market prices are not available on the exact securities that Synovus owns, fair values are based on the market prices of similar instruments, third-party broker quotes, or are estimated using industry-standard or proprietary models whose inputs may be unobservable. When market observable data is not available, the valuation of financial instruments becomes more subjective and involves substantial judgment. The need to use unobservable inputs generally results from the lack of market liquidity for certain types of loans and securities, which results in diminished observability of both actual trades and assumptions that would otherwise be available to value these instruments. When fair values are estimated based on internal models, relevant market indices that correlate to the underlying collateral are considered, along with assumptions such as interest rates, prepayment speeds, default rates, and discount rates.

The valuation for mortgage loans held for sale (MLHFS) is based upon forward settlement of a pool of loans of identical coupon, maturity, product, and credit attributes. The model is continuously updated with available market and historical data. The valuation methodology of nonpublic private equity investments requires significant management judgment due to the absence of quoted market prices, inherent lack of liquidity, and the long-term nature of such assets. Private equity

Management’s Discussion and Analysis

investments are valued initially based upon transaction price. Thereafter, Synovus uses information provided by the fund managers in the initial determination of estimated fair value. Valuation factors such as recent or proposed purchase or sale of debt or equity of the issuer, pricing by other dealers in similar securities, size of position held, liquidity of the market and changes in economic conditions affecting the issuer are used in the final determination of estimated fair value.

Valuation methodologies are reviewed each quarter to ensure that fair value estimates are appropriate. Any changes to the valuation methodologies are reviewed by management to confirm the changes are justified. As markets and products develop and the pricing for certain products becomes more or less transparent, Synovus continues to refine its valuation methodologies. For a detailed discussion of valuation methodologies, refer to Note 16 to the consolidated financial statements as of and for the year ended December 31, 2009.

Earning Assets, Sources of Funds, and Net Interest Income

Earning Assets and Sources of Funds

Average total assets for 2009 increased $371.6 million to $34.42 billion, an increase of 1.1% over average total assets for 2008. Average earning assets increased $640.9 million, or 2.1%, in 2009 as compared to the prior year. Average earning assets represented 92.6% and 91.7% of average total assets for 2009 and 2008, respectively. The primary funding source supporting this growth in average total assets and average earning assets was a $1.47 billion increase in average deposits, including core deposit growth of $1.25 billion. A portion of the funding described above was used to reduce average short-term borrowings and long-term debt by $801.2 million and $87.1 million, respectively. The primary components of the $640.9 million earning asset growth were a $1.37 billion increase in balances held with the Federal Reserve Bank, offset in part by decreases in net loans and investment securities of $606.0 million and $260.8 million, respectively.

Average total assets for 2008 were $34.05 billion, or 3.5% over 2007 average total assets of $32.90 billion. Average earning assets for 2008 were $31.23 billion, which represented 91.7% of average total assets. Average earning assets increased $2.12 billion, or 7.3%, over 2007. The $2.12 billion increase consisted primarily of a $1.86 billion increase in average net loans and a $110.2 million increase in average investment securities available for sale. The primary funding sources for the growth in interest earning assets were a $1.68 billion increase in average deposits and a $432.0 million increase in average long-term debt. For more detailed information on the average balance sheets for the years ended December 31, 2009, 2008, and 2007, refer to Table 6.

Net Interest Income

Net interest income (interest income less interest expense) is a major component of net income, representing the earnings of the primary business of gathering funds from customer deposits and other sources and investing those funds in loans and investment securities. Synovus’ long-term objective is to manage those assets and liabilities to maximize net interest income while balancing interest rate, credit, liquidity, and capital risks.

Net interest income is presented in this discussion on a tax-equivalent basis, so that the income from assets exempt from federal income taxes is adjusted based on a statutory marginal federal tax rate of 35% in all years (See Table 5). The net interest margin is defined as taxable-equivalent net interest income divided by average total interest earning assets and provides an indication of the efficiency of the earnings from balance sheet activities. The net interest margin is affected by changes in the spread between interest earning asset yields and interest bearing liability costs (spread rate), and by the percentage of interest earning assets funded by non-interest bearing funding sources.

Net interest income for 2009 was $1.01 billion, down $67.6 million, or 6.3%, from 2008. On a taxable equivalent basis, net interest income decreased $67.6 million, or 6.2%, from 2008. During 2009, average interest earning assets increased $640.9 million, or 2.1%, which primarily results from an increased balance held with the Federal Reserve Bank, offset in part by declines in net loans and investment securities.

Net interest income for 2008 was $1.08 billion, down $71.1 million, or 6.2%, from 2007. On a taxable-equivalent basis, net interest income was $1.08 billion, down $71.2 million, or 6.2%, over 2007. During 2008, average interest earning assets increased $2.12 billion, or 7.3%, with the majority of this increase attributable to loan growth. Increases in the level of deposits and long term debt were the primary funding sources for the increase in earning assets.

Net Interest Margin

The net interest margin was 3.19% for 2009, down 28 basis points from 2008. The yield on earning assets decreased 121 basis points, which was partially offset by a 93 basis point decrease in the effective cost of funds. The effective cost of funds includes non-interest bearing funding sources, primarily consisting of demand deposits.

The primary components of the yield on interest earning assets are the yield on investment securities and loan yields. Yields on investment securities increased 5 basis points primarily due to higher realized yields on mortgage-backed

Management’s Discussion and Analysis

securities. Loan yields, which decreased 113 basis points, were unfavorably impacted by a 184 basis point decrease in the average prime rate and increased costs to carry elevated levels of non-performing assets in 2009 as compared to 2008. The yield on interest earning assets was also impacted by a higher level of short term liquidity in 2009. A significant portion of this liquidity resulted from capital raised in December 2008 and September 2009 from the issuance of preferred and common stock, respectively, plus the decline in net loans. Synovus expects to continue holding a higher level of liquidity in 2010, relative to prior periods, due to the continued difficult economic and capital market conditions.

The primary factors driving the 93 basis point decrease in the effective cost of funds in 2009 were a 112 basis point decrease in the cost of money market accounts and a 103 basis point decrease in the cost of time deposits. The downward re-pricing of maturing time deposits during 2009 is expected to further benefit the net interest margin in 2010.

The net interest margin was 3.47% for 2008, down 50 basis points from 2007. The yield on earning assets decreased 175 basis points, which was partially offset by a 125 basis point decrease in the effective cost of funds.

Yields on investment securities increased 17 basis points, primarily due to higher spreads on government agency debentures and mortgage-backed securities. Loan yields, which decreased 198 basis points, were unfavorably impacted by a 296 basis point decrease in the average prime rate in 2008 as compared to 2007 and the maturity and repricing of higher yielding fixed rate loans throughout the year. Loan yields were negatively impacted as well by an increase in the cost to carry elevated levels of non-performing assets in 2008 compared to 2007.

The primary factors driving the 125 basis point decrease in the effective cost of funds were a 251 basis point decrease in the cost of federal funds purchased and securities sold under repurchase agreements, a 209 basis point decrease in the cost of money market accounts, and a 108 basis point decrease in the cost of time deposits. The effective cost of funds was also negatively influenced by significant deposit pricing competition. Promotional rates on time deposit and money market products were prevalent in 2008 in Synovus’ local markets. These pricing pressures limited the ability to lower rates on these products in line with prime rate decreases. This competitive environment additionally resulted in a deposit mix shift to higher cost time deposit and brokered deposits.
Table 5  Net Interest Income

	Years Ended December 31,
(In thousands)	2009	2008	2007

Interest income	$1,509,189	1,857,580	2,238,404
Taxable-equivalent adjustment	4,846	4,909	5,059

Interest income, taxable-equivalent	1,514,035	1,862,489	2,243,463
Interest expense	498,879	779,687	1,089,456

Net interest income, taxable-equivalent	$1,015,156	1,082,802	1,154,007

Management’s Discussion and Analysis

Table 6  Consolidated Average Balances, Interest, and Yields

	2009			2008			2007
	Average		Yield/	Average		Yield/	Average		Yield/
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Assets
Interest earning assets:
Taxable loans, net(a)(b)	$27,053,391	1,319,404	4.88%	$27,382,247	1,657,647	6.05%	$25,467,316	2,043,589	8.02%
Tax-exempt loans, net(a)(b)(c)	169,349	7,003	4.14	88,191	5,262	5.97	55,007	3,987	7.25
Allowance for loan losses	(777,332)	—	—	(418,984)	—	—	(335,032)	—	—

Loans, net	26,445,408	1,326,407	5.02	27,051,454	1,662,909	6.15	25,187,291	2,047,576	8.13

Investment securities available for sale:
Taxable investment securities	3,249,124	162,956	5.02	3,477,025	172,335	4.96	3,327,981	158,538	4.76
Tax-exempt investment securities(c)	102,681	7,210	7.02	135,590	9,468	6.98	174,430	11,817	6.77

Total investment securities	3,351,805	170,166	5.08	3,612,615	181,803	5.03	3,502,411	170,355	4.86

Trading account assets	17,556	1,091	6.21	30,870	1,924	6.23	52,274	3,418	6.53
Interest earning deposits with banks	50,267	324	0.64	12,075	188	1.56	21,025	1,104	5.25
Due from Federal Reserve Bank	1,461,965	3,650	0.25	90,543	391	0.43	—	—	—
Federal funds sold and securities purchased under resale agreements	207,618	357	0.17	193,895	3,386	1.75	97,462	5,258	5.39
Federal Home Loan Bank and Federal Reserve Bank stock	132,415	1,203	0.91	119,311	4,551	3.81	101,195	6,093	6.02
Mortgage loans held for sale	206,085	10,837	5.26	121,425	7,342	6.05	152,007	9,659	6.35

Total interest earning assets	31,873,119	1,514,035	4.75	31,232,188	1,862,494	5.96	29,113,665	2,243,463	7.71

Cash and due from banks	522,256			505,374			529,306
Premises and equipment, net	596,148			581,508			514,280
Other real estate	262,600			180,493			52,735
Other assets(d)	1,169,494			1,552,451			1,355,137
Assets of discontinued operations(e)	—			—			1,330,172

Total assets	$34,423,617			$34,052,014			$32,895,295

Liabilities and Equity
Interest bearing liabilities:
Interest bearing demand deposits	$3,586,798	15,916	0.44%	$3,158,228	35,792	1.13%	$3,125,802	68,779	2.20%
Money market accounts	7,943,855	91,199	1.15	7,984,231	181,482	2.27	7,714,360	336,286	4.36
Savings deposits	469,419	711	0.15	452,661	1,137	0.25	483,368	2,525	0.52
Time deposits	12,050,867	348,422	2.89	11,463,905	449,041	3.92	10,088,353	504,882	5.00
Federal funds purchased and securities sold under repurchase agreements	918,735	3,840	0.42	1,719,978	38,583	2.24	1,957,990	92,970	4.75
Long-term debt	1,964,411	38,791	1.97	2,051,521	73,657	3.59	1,619,536	84,014	5.19

Total interest bearing liabilities	26,934,085	498,879	1.85	26,830,524	779,692	2.91	24,989,409	1,089,456	4.36

Non-interest bearing demand deposits	3,915,925			3,440,047			3,409,506
Other liabilities	252,254			319,396			246,213
Liabilities of and minority interest in discontinued operations(e)	—			—			314,257
Equity	3,321,353			3,462,047			3,935,910

Total liabilities and equity	$34,423,617			$34,052,014			$32,895,295

Net interest income/margin		1,015,156	3.19%		1,082,802	3.47%		1,154,007	3.97%

Taxable-equivalent adjustment		(4,846)			(4,909)			(5,059)

Net interest income, actual		1,010,310			1,077,893			1,148,948

(a)	Average loans are shown net of unearned income. Non-performing loans are included.

(b)	Interest income includes loan fees as follows: 2009 — $22.8 million, 2008 — $29.5 million, 2007 — $36.2 million.

(c)	Reflects taxable-equivalent adjustments, using the statutory federal income tax rate of 35%, in adjusting interest on tax-exempt loans and investment securities to a taxable-equivalent basis.

(d)	Includes average net unrealized gains (losses) on investment securities available for sale of $133.1 million, $46.7 million, and ($15.1) million for the years ended December 31, 2009, 2008, and 2007, respectively.

(e)	On December 31, 2007, Synovus completed the tax-free spin-off of its shares of TSYS common stock to Synovus shareholders; accordingly, the assets and liabilities of TSYS are presented as discontinued operations.

Management’s Discussion and Analysis

Table 7  Rate/Volume Analysis

	2009 Compared to 2008			2008 Compared to 2007
	Change Due to(a)			Change Due to(a)
(In thousands)	Volume	Yield/Rate	Net Change	Volume	Yield/Rate	Net Change

Interest earned on:
Taxable loans, net	$(19,896)	(318,347)	(338,243)	153,577	(539,519)	(385,942)
Tax-exempt loans, net(b)	4,845	(3,104)	1,741	2,406	(1,131)	1,275
Taxable investment securities	(11,304)	1,925	(9,379)	7,095	6,702	13,797
Tax-exempt investment securities(b)	(2,297)	39	(2,258)	(2,630)	281	(2,349)
Trading account assets	(829)	(4)	(833)	(1,398)	(96)	(1,494)
Interest earning deposits with banks	596	(460)	136	(470)	(446)	(916)
Due from Federal Reserve Bank	5,897	(2,638)	3,259	391	—	391
Federal funds sold and securities purchased under resale agreements	240	(3,269)	(3,029)	5,198	(7,070)	(1,872)
Federal Home Loan Bank and Federal Reserve Bank stock	499	(3,847)	(3,348)	1,091	(2,633)	(1,542)
Mortgage loans held for sale	5,122	(1,627)	3,495	(1,942)	(375)	(2,317)

Total interest income	(17,127)	(331,332)	(348,459)	163,318	(544,287)	(380,969)

Interest paid on:
Interest bearing demand deposits	4,843	(24,719)	(19,876)	713	(33,700)	(32,987)
Money market accounts	(917)	(89,366)	(90,283)	11,766	(166,570)	(154,804)
Savings deposits	42	(468)	(426)	(160)	(1,228)	(1,388)
Time deposits	23,009	(123,628)	(100,619)	68,778	(124,619)	(55,841)
Federal funds purchased and securities sold under repurchase agreements	(17,948)	(16,795)	(34,743)	(11,306)	(43,081)	(54,387)
Other borrowed funds	(3,127)	(31,739)	(34,866)	22,420	(32,777)	(10,357)

Total interest expense	5,902	(286,715)	(280,813)	92,211	(401,975)	(309,764)

Net interest income	$(23,029)	(44,617)	(67,646)	71,107	(142,312)	(71,205)

(a)	The change in interest due to both rate and volume has been allocated to the yield/rate component.

(b)	Reflects taxable-equivalent adjustments, using the statutory federal income tax rate of 35%, in adjusting interest on tax-exempt loans and investment securities to a taxable-equivalent basis.

Management’s Discussion and Analysis

Non-Interest Income

Non-interest income consists of a wide variety of fee generating services. Total non-interest income was $410.7 million in 2009, down 1.6% compared to 2008. Total non-interest income for 2008 was $417.2 million, up 12.3% over 2007. The following table shows the principal components of non-interest income.
Table 8  Non-Interest Income

	Years Ended December 31,
(In thousands)	2009	2008	2007

Service charges on deposit accounts	$117,751	111,837	112,142
Fiduciary and asset management fees	44,168	48,779	50,761
Brokerage and investment banking revenue	28,475	33,119	31,980
Mortgage banking income	38,521	23,493	27,006
Bankcard fees	36,139	35,283	30,393
Net gains on sales of investment securities available for sale	14,067	45	980
Other fee income	31,200	37,246	39,307
Increase in fair value of private equity investments, net	1,379	24,995	16,497
Proceeds from sale of MasterCard shares	8,351	16,186	6,304
Proceeds from redemption of Visa shares	—	38,542	—
Gain from sale of Visa shares	51,900	—	—
Other non-interest income	38,719	47,716	56,268

Total non-interest income	$410,670	417,241	371,638

Service charges on deposit accounts represent the single largest fee income component. Service charges on deposits totaled $117.8 million in 2009, an increase of 5.3% from the previous year, and $111.8 million in 2008, a decrease of 0.3% from 2007. Service charges on deposit accounts consist of non-sufficient funds (NSF) fees (which represent approximately 60.9% of the total for 2009), account analysis fees, and all other service charges. NSF fees decreased by $321 thousand or 0.5% from 2008. Account analysis fees were up $4.8 million or 20.7% from 2008 levels. The increase in account analysis fees was primarily due to lower earnings credits on commercial demand deposit accounts. All other service charges on deposit accounts, which consist primarily of monthly fees on consumer demand deposit and savings accounts, were up $1.4 million or 8.5% compared to 2008. The increase in all other service charges was driven by improvement in pricing strategies implemented through Project Optimus.

Synovus anticipates that changes to Regulation E, which are effective beginning in 2010, will have a negative impact on NSF revenues. These changes limit the ability of a financial institution to assess an overdraft fee for paying ATM and one-time debit card transactions that overdraw a customer’s account, unless the customer affirmatively consents, or opts-in, to the institution’s payment of overdrafts for these transactions. Synovus is not able to estimate the impact of this change on its results of operations at the present time.

Fiduciary and asset management fees are derived from providing estate administration, employee benefit plan administration, personal trust, corporate trust, investment management and financial planning services. Fiduciary and asset management fees were $44.2 million for 2009, a decrease of 9.5% from the prior year, and $48.8 million for 2008, a decrease of 3.9% from 2007. The decrease in fiduciary and asset management fees for 2009 from 2008 is primarily due to market decline, a decline in employer contributions to managed plans, and the tendency of certain customers to move to more conservative investment vehicles in the current volatile market (e.g. certificates of deposit). The decrease for 2008 from 2007 is primarily due to lower market value of assets under management.

At December 31, 2009, 2008 and 2007, the market value of assets under management was approximately $7.61 billion, $7.39 billion and $9.56 billion, respectively. Assets under management at December 31, 2009 and 2008 increased 2.9% and decreased 22.7% from December 31, 2008 and 2007, respectively. Assets under management consist of all assets where Synovus has investment authority. Assets under advisement were approximately $3.19 billion, $3.38 billion, and $3.53 billion at December 31, 2009, 2008 and 2007, respectively. Assets under advisement consist of non-managed assets as well as non-custody assets where Synovus earns a consulting fee. Assets under advisement at December 31, 2009 and 2008 decreased 5.5% and decreased 4.2% from December 31, 2008 and 2007, respectively. Total assets under management and advisement were $10.80 billion at December 31, 2009 compared to $10.77 billion at December 31, 2008 and $13.09 billion at December 31, 2007. Many of the fiduciary and asset management fees charged are based on asset values, and changes in these values directly impact fees earned.

Management’s Discussion and Analysis

Brokerage and investment banking revenue was $28.5 million in 2009, a 14.0% decrease from the $33.1 million reported in 2008. Brokerage assets were $3.98 billion and $3.64 billion as of December 31, 2009 and 2008, respectively. The decrease in revenue was driven by general declines in market value as well as modest declines in brokerage trading value. Advisory fees, which are based upon market value of assets, were $2.4 million in 2009, a decrease of 38.7% from 2008. Brokerage commissions were $25.5 million in 2009, a decrease of 8.1% from 2008.

Total brokerage and investment banking revenue for 2008 was $33.1 million, up 3.6% over 2007. The increase in revenue was primarily driven by increased activity within the capital markets division especially in the first half of 2008.

Mortgage banking income was $38.5 million in 2009, a 64.0% increase from 2008 levels. Mortgage production volume was $2.04 billion in 2009, up 68.5% compared to 2008. The increase in mortgage banking income and production volume in 2009 compared to 2008 is primarily due to an increase in refinance activity as a result of Federal Reserve Bank purchases of agency MBS which drove down mortgage rates to near record lows. Also, mortgage volumes experienced a slight increase in purchase business resulting from the government’s attempt to stabilize the purchase market with the first time home buyer credits and an increase in home affordability following market depreciation.

Total mortgage banking income for 2008 was $23.5 million, a 13.0% decrease from 2007 levels. Total mortgage production volume was $1.21 billion in 2008, down 15.6% compared to 2007. The decline in mortgage banking income and production volume in 2008 compared to 2007 is primarily due to the slow-down in residential housing during 2008. The 2008 results included a $1.2 million increase in mortgage revenues due to the adoption of the SAB 109, Written Loan Commitments Recorded at Fair Value through Earnings.

Bankcard fees totaled $36.1 million in 2009, an increase of 2.4% over the previous year, and $35.3 million in 2008, an increase of 16.1% from 2007. Bankcard fees consist of credit card interchange fees and debit card interchange fees. Debit card interchange fees were $21.4 million in 2009, an increase of 6.1% over the previous year, and $20.2 million in 2008, an increase of 30.5% from 2007. The increase in debit card interchange fees for 2009 and 2008 was primarily driven by an increase in volume. Credit card fees were $14.7 million in 2009, a decrease of 2.4% compared to 2008, and $15.1 million in 2008, an increase of 1.1% compared to 2007.

Other fee income includes fees for letters of credit, safe deposit box fees, access fees for automatic teller machine use, official check issuance fees, customer swap dealer fees, and other miscellaneous fee-related income. Other fee income was $31.2 million in 2009, a decrease of 16.2% from 2008, and $37.2 million in 2008, a decrease of 5.2% compared to 2007. The decline in 2009 from 2008 was driven by customer swap dealer fees and letter of credit fees, which were down approximately $7.0 million and $4.0 million, respectively. The volumes for these two types of transactions significantly declined in 2009.

Gain from sale of Visa shares totaled $51.9 million in 2009. For further discussion of Visa, see the section titled “Visa Shares and Litigation Expense.”

Gain from redemption of Visa shares totaled $38.5 million in 2008. This represents the redemption of a portion of Synovus’ membership interest in Visa, Inc. as a result of the Visa IPO. For further discussion of Visa, see the section titled “Visa Shares and Litigation Expense.”

Other non-interest income was $38.7 million in 2009, compared to $47.7 million in 2008. The main components of other non-interest income are income from company-owned life insurance policies, insurance commissions, card service fees and other miscellaneous items. The decline in other non-interest income was driven by the decline in the crediting rate of the underlying company-owned life insurance policies.

Non-Interest Expense

Non-interest expense for 2009 was $1.22 billion, down $234.8 million or 16.1% from 2008. The following table summarizes this data for the years ended December 31, 2009, 2008, and 2007.
Table 9  Non-Interest Expense

	Years Ended December 31,
(In thousands)	2009	2008	2007

Salaries and other personnel expense	$425,170	455,395	451,742
Net occupancy and equipment expense	123,105	123,529	112,026
FDIC insurance and other regulatory fees	76,314	25,161	10,347
Foreclosed real estate expense	354,269	136,678	15,736
Losses on other loans held for sale	1,703	9,909	—
Goodwill impairment	15,090	479,617	—
Professional fees	38,802	30,210	20,961
Data processing expense	45,131	46,914	45,435
Visa litigation (recovery) expense	(6,441)	(17,473)	36,800
Restructuring charges	5,995	16,125	—
Other operating expenses	142,151	149,992	137,296

Total non-interest expense	$1,221,289	1,456,057	830,343

Management’s Discussion and Analysis

2009 vs. 2008

Total salaries and other personnel expense declined $30.2 million, or 6.6%, in 2009 compared to 2008. Total employees were 6,385 at December 31, 2009, down 491 or 7.1% from 6,876 employees at December 31, 2008. The decline in expense was largely due to planned reductions in headcount that resulted from the Project Optimus initiative launched by Synovus in April, 2008. Additionally, employee retirement and share-based compensation expense declined as a result of decisions in early 2009 to reduce contributions to the employee money purchase plan and suspend share-based awards in light of business performance and economic conditions.

Net occupancy and equipment expense declined $424 thousand, or 0.3% during 2009 with savings realized from Project Optimus ideas and 9 branch closings.

FDIC insurance and other regulatory fees increased $51.2 million, or 203.3% over 2008. The increase in FDIC insurance and other regulatory fees is primarily a result of the FDIC’s increase in base assessment rates during 2009 as well as a $16.2 million special assessment in June 2009, which was assessed as 5 basis points of total assets minus Tier 1 capital. The increase in FDIC insurance expense is also a result of Synovus’ voluntary participation in the FDIC Temporary Liquidity Guarantee Program. This FDIC program allows Synovus to offer 100% deposit protection for non-interest bearing deposit transaction accounts regardless of dollar amount at FDIC-insured institutions.

Foreclosed real estate costs increased $217.6 million in 2009 as a result of heightened levels of foreclosures. These costs primarily consist of charges related to declines in fair value or reductions in estimated realizable value subsequent to the date of foreclosure. For further discussion of foreclosed real estate, see the section captioned “Other Real Estate.”

Goodwill impairment was evaluated during 2009 and resulted in non-cash charges for goodwill impairment of $15.1 million. Goodwill impairment non-cash charges in 2008 totaled $479.6 million. For further discussion, see the section titled “Goodwill Impairment” and Note 8 to the consolidated financial statements.

Professional fees increased $8.6 million, or 28.4% in 2009 compared to 2008. The increase in professional fees includes increased legal fees paid in connection with sales of non-performing assets during 2009.

Visa litigation resulted in a net recovery of $6.4 million in 2009 compared to a net recovery of $17.5 million in 2008. During 2009, Synovus reduced its litigation accrual by $4.0 million for its membership proportion of the amount which Visa deposited to the litigation escrow during the year, and adjusted its litigation accrual by $2.4 million upon sale of Synovus’ remaining Visa Class B shares. For further discussion of the Visa litigation expense, see the section titled “Visa Shares and Litigation Expense.”

Restructuring charges of $6 million in 2009 are comprised of implementation costs for Project Optimus and reflect a decline of $10.1 million from prior year restructuring charges. During 2009, Synovus recognized a total of $6 million in restructuring charges including $5.5 million in severance charges. For further discussion of restructuring charges, see the section titled “Restructuring Charges.”

Other operating expenses declined $7.8 million, or 5.2%, from 2008 due to savings realized from Project Optimus ideas and overall efforts to manage the organization more tightly.

2008 vs. 2007

Reported total non-interest expense for 2008 was $1.46 billion, up $625.7 million or 75.4% over 2007.

Total salaries and other personnel expense increased $3.7 million, or 0.8%, in 2008 compared to 2007. Total employees were 6,876 at December 31, 2008, down 509 or 6.9% from 7,385 employees at December 31, 2007. The most significant driver for this expense line was the decrease in the average number of employees (140) as well as the absence of executive bonuses in 2008, which were partially offset by annual merit raises and higher employee insurance costs.

Net occupancy and equipment expense increased $11.5 million, or 10.3% during 2008. Rent expense and building depreciation expense increased approximately $4.8 million, driven by the net addition of 7 branches in 2008 consisting of 15 branch additions, 7 closings, and 1 sale, in addition to other rent increases across Synovus. Other depreciation expense increased by $3.7 million in 2008 as compared to 2007 as a result of several information technology projects.

FDIC insurance and other regulatory fees increased $14.8 million, or 143.2% over 2007. During 2007, the FDIC reinstituted the FDIC insurance assessment. In conjunction with the reinstituted assessment, the FDIC granted credits, which were fully utilized by early 2008.

Foreclosed real estate costs increased $120.9 million in 2008. The increase is primarily due to additional write-downs to current fair value of other real estate, which increased $76.4 million, and net losses on the sale of other real estate, which increased $29.8 million, compared to the prior year. For further discussion of foreclosed real estate, see the section captioned “Other Real Estate.”

Management’s Discussion and Analysis

Losses on other loans held for sale were $9.9 million. For further discussion, see the section titled “Other Loans Held for Sale.”

Visa litigation resulted in a net recovery of $17.5 million in 2008 compared to a $36.8 million expense in 2007. During 2008, Synovus decreased its litigation accrual by a net amount of $17.5 million including a decrease for Synovus’ membership proportion of amounts deposited by Visa into a litigation escrow, and an increase in Synovus’ accrual in connection with Visa’s announcement of its litigation settlement with Discover Financial Services. For further discussion of the Visa litigation expense, see the section titled “Visa Shares and Litigation Expense.”

Goodwill impairment was evaluated at June 30, 2008 and again at December 31, 2008, resulting in non-cash charges for goodwill impairment of $479.6 million in 2008. For further discussion, see the section titled “Goodwill Impairment” and Note 8 to the consolidated financial statements.

Professional fees increased $9.2 million, or 44.1% in 2008 compared to 2007. The increase in professional fees includes legal fees paid in connection with the FDIC investigation. Legal fees paid in connection with the FDIC investigation and Synovus’ litigation with CompuCredit is discussed in further detail in the section titled “Legal Proceedings”.

Restructuring charges of $16.1 million in 2008 are comprised of implementation costs for Project Optimus. During 2008, Synovus recognized a total of $16.1 million in restructuring charges including $5.2 million in severance charges. For further discussion of restructuring charges, see the section titled “Restructuring Charges.”

Other operating expenses increased $12.7 million, or 9.2%, over 2007. The increase was largely driven by provision for losses on unfunded commitments of $8.8 million.

Other Loans Held for Sale

With the exception of certain first lien residential mortgage loans, Synovus originates loans with the intent to hold to maturity. Loans or pools of loans are transferred to the other loans held for sale portfolio when the intent to hold the loans has changed due to portfolio management or risk mitigation strategies and when there is a plan to sell the loans. The value of the loans or pools of loans is primarily determined by analyzing the underlying collateral of the loan and the external market prices of similar assets. At the time of transfer, if the fair value is less than the cost, the difference attributable to declines in credit quality is recorded as a charge-off against the allowance for loan losses. Decreases in fair value subsequent to the transfer as well as losses (gains) from sale of these loans are recognized as a component of non-interest expense.

At December 31, 2009 and 2008, the carrying value of other loans held for sale was $36.8 million and $3.5 million, respectively. All such loans were considered impaired as of December 31, 2009 and 2008. During the year ended December 31, 2009, Synovus transferred loans with a cost basis totaling $225.8 million to the other loans held for sale portfolio. Synovus recognized charge-offs totaling $89.2 million on these loans, resulting in a new cost basis for loans transferred to the other loans held for sale portfolio of $136.6 million. The $89.2 million in charge-offs were estimated based on the projected sales price of the loans. Subsequent to their transfer to the other loans held for sale portfolio, Synovus recognized additional write-downs of $6.7 million and recognized additional net losses on sales of $1.7 million. The additional write-downs were based on the estimated sales proceeds from pending sales.

Other Real Estate

Other real estate, consisting of properties obtained through foreclosure or in satisfaction of loans, is reported at the lower of cost or fair value determined on the basis of current appraisals, comparable sales, and other estimates of fair value obtained principally from independent sources and adjusted for estimated selling costs. Management also considers other factors or recent developments such as changes in absorption rates or market conditions from the time of valuation and anticipated sales values considering management’s plans for disposition which could result in adjustment to the collateral value estimates indicated in the appraisals. At the time of foreclosure, any excess of the loan balance over the fair value of the real estate held as collateral is recorded as a charge against the allowance for loan losses. Subsequent declines in the fair value of ORE below the new cost basis are recorded through use of a valuation allowance. Management reviews the value of other real estate each quarter and adjusts the valuation allowance as appropriate. Revenue and expenses from ORE operations, as well as gains or losses on sales and any subsequent adjustments to the value, are recorded as foreclosed real estate expense, a component of non-interest expense.

The carrying value of other real estate was $238.8 million and $246.1 million at December 31, 2009 and 2008 respectively. During the twelve months ended December 31, 2009, approximately $664.5 million of loans and $1.7 million of other loans held for sale were foreclosed and transferred to other real estate. During the years ended December 31, 2009, 2008, and 2007, Synovus recognized foreclosed real estate costs of $354.3 million, $136.7 million, and $15.7 million, respectively. These costs primarily consist of charges related to declines in

Management’s Discussion and Analysis

fair value or reductions in estimated realizable value subsequent to the date of foreclosure.

Investment Securities Available for Sale

The investment securities portfolio consists principally of debt and equity securities classified as available for sale. Investment securities available for sale provide Synovus with a source of liquidity and a relatively stable source of income. The investment securities portfolio also provides management with a tool to balance the interest rate risk of its loan and deposit portfolios. See Table 11 for maturity and average yield information of the investment securities available for sale portfolio.

The investment strategy focuses on the use of the investment securities portfolio to manage the interest rate risk created by the inherent mismatch between the loan and deposit portfolios. Synovus held portfolio duration at a relatively constant level for most of 2009, though the size of the portfolio decreased from the prior year. The average duration of Synovus’ investment securities portfolio was 3.21 years at December 31, 2009 compared to 3.02 years at December 31, 2008.

Synovus also utilizes a significant portion of its investment portfolio to secure certain deposits and other liabilities requiring collateralization. At December 31, 2009, approximately $2.4 billion of these investment securities were pledged as required collateral for certain deposits, securities sold under repurchase agreements, and FHLB advances. As such, the investment securities are primarily U.S. government agencies and government agency sponsored mortgage-backed securities, both of which have a high degree of liquidity and limited credit risk. A mortgage-backed security depends on the underlying pool of mortgage loans to provide a cash flow pass-through of principal and interest. At December 31, 2009, all of the collateralized mortgage obligations and mortgage-backed pass-through securities held by Synovus were issued or backed by federal agencies.

As of December 31, 2009 and 2008, the estimated fair value of investment securities available for sale as a percentage of their amortized cost was 103.6% and 104.1%, respectively. The investment securities available for sale portfolio had gross unrealized gains of $112.0 million and gross unrealized losses of $2.2 million, for a net unrealized gain of $109.8 million as of December 31, 2009. As of December 31, 2008, the investment securities available for sale portfolio had gross unrealized gains of $151.6 million and gross unrealized losses of $2.4 million, for a net unrealized gain of $149.2 million. Shareholders’ equity included net unrealized gains of $67.1 million and $92.1 million on the available for sale portfolio as of December 31, 2009 and 2008, respectively.

During 2009, the average balance of investment securities available for sale decreased to $3.35 billion from $3.61 billion in 2008. Synovus earned a taxable-equivalent rate of 5.08% and 5.03% for 2009 and 2008, respectively, on its investment securities available for sale portfolio. As of December 31, 2009 and 2008, average investment securities available for sale represented 10.52% and 11.57%, respectively, of average interest earning assets.

The calculation of weighted average yields for investment securities available for sale in Table 11 is based on the amortized cost and effective yields of each security. The yield on state and municipal securities is computed on a taxable-equivalent basis using the statutory federal income tax rate of 35%. Maturity information is presented based upon contractual maturity. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.
Table 10  Investment Securities Available for Sale

(In thousands)	2009	2008

U.S. Treasury	$121,589	4,578
Other U.S. Government agency securities	927,626	1,552,636
Government agency issued mortgage-backed securities	1,873,980	1,955,971
Government agency issued collateralized mortgage obligations	86,903	116,442
State and municipal securities	82,801	123,281
Equity securities	9,981	8,167
Other investments	85,855	8,947

Total	$3,188,735	3,770,022

Management’s Discussion and Analysis

Table 11  Maturities and Average Yields of Investment Securities Available for Sale

	December 31, 2009
	Investment Securities
	Available for Sale
	Estimated	Average
(Dollars in thousands)	Fair Value	Yield

U.S. Treasury:
Within 1 year	$25,248	0.26%
1 to 5 years	96,341	2.21
5 to 10 years	—	—
More than 10 years	—	—

Total	$121,589	1.80%

U.S. Government agency securities:
Within 1 year	$272,286	4.94%
1 to 5 years	337,472	3.93
5 to 10 years	289,978	4.77
More than 10 years	27,890	5.24

Total	$927,626	4.71%

State and municipal securities:
Within 1 year	$8,503	6.72%
1 to 5 years	38,556	7.14
5 to 10 years	26,090	6.97
More than 10 years	9,652	6.79

Total	$82,801	7.00%

Other investments:
Within 1 year	$—	—%
1 to 5 years	80,810	1.59
5 to 10 years	900	—
More than 10 years	4,145	6.30

Total	$85,855	1.80%

Equity securities	$9,981	3.43%

Government agency issued mortgage-backed securities	$1,873,980	4.94%

Government agency issued collateralized mortgage obligations	$86,903	4.92%

Total investment securities	$3,188,735	4.71%

Total investment securities:
Within 1 year	$306,037	4.59%
1 to 5 years	553,179	3.79
5 to 10 years	316,968	4.93
More than 10 years	41,687	5.71
Equity securities	9,981	3.43
Government agency issued mortgage-backed securities	1,873,980	4.94
Government agency issued collateralized mortgage obligations	86,903	4.92

Total	$3,188,735	4.71%

Management’s Discussion and Analysis

Loans
Table 12  Loans by Type

	2009		2008
(Dollars in thousands)	Total Loans	% *	Total Loans	% *

Multi-family	$925,017	3.6%	$589,708	2.1%
Hotels	1,018,460	4.0	965,886	3.5
Office buildings	1,010,212	4.0	1,036,837	3.7
Shopping centers	1,087,181	4.3	1,090,807	3.9
Commercial development	608,333	2.4	763,962	2.7
Warehouses	493,455	1.9	461,402	1.7
Other investment property	547,406	2.2	614,149	2.2

Total investment properties	5,690,064	22.4	5,522,751	19.8

1-4 family construction	715,315	2.8	1,611,779	5.8
1-4 family perm/mini-perm	1,310,324	5.2	1,441,798	5.1
Residential development	1,361,264	5.3	2,123,669	7.6

Total 1-4 family properties	3,386,903	13.3	5,177,246	18.5

Land acquisition	1,410,425	5.6	1,620,370	5.8

Total commercial real estate	10,487,392	41.3	12,320,367	44.1

Commercial, financial, and agricultural	6,118,516	24.1	6,747,928	24.2
Owner-occupied	4,584,278	18.1	4,499,339	16.1

Total commercial and industrial	10,702,794	42.2	11,247,267	40.3

Home equity	1,714,994	6.8	1,725,075	6.2
Consumer mortgages	1,637,978	6.5	1,763,449	6.3
Credit card	294,126	1.2	295,055	1.0
Other retail loans	565,132	2.1	606,347	2.2

Total retail	4,212,230	16.6	4,389,926	15.7
Unearned income	(19,348)	(0.1)	(37,383)	(0.1)

Total loans, net of unearned income	$25,383,068	100.0%	$27,920,177	100.0%

*	Loan balance in each category expressed as a percentage of total loans, net of unearned income.

Management’s Discussion and Analysis

Portfolio Composition

The loan portfolio spreads across five southeastern states within Synovus’ footprint as follows:
Table 13  Loans by State

	December 31, 2009		December 31, 2008
		As a % of		As a % of
		Total Loan		Total Loan
(Dollars in thousands)	Total Loans	Portfolio	Total Loans	Portfolio

Georgia	$13,754,691	54.2%	$14,663,865	52.6%
Atlanta	4,023,982	15.9	5,287,116	18.9
Florida	3,224,642	12.7	3,631,524	13.0
South Carolina	3,539,635	13.9	4,245,765	15.2
Tennessee	1,085,311	4.3	1,348,649	4.8
Alabama	3,778,789	14.9	4,030,374	14.4

Consolidated	$25,383,068	100.0%	$27,920,177	100.0%

At December 31, 2009, total loans outstanding were $25.38 billion, a decrease of 9.1% from 2008. Average loans decreased 2.2%, or $606.0 million, compared to 2008, representing 83.0% of average earning assets and 76.8% of average total assets. The decline in loan balances was driven by reduced demand in the commercial loan portfolio as commercial customers have a propensity to de-leverage in a weak economic environment. The decline was also impacted by charge-offs and the deliberate reduction of non-performing assets through Synovus’ aggressive asset disposition strategy.

Total commercial loans at December 31, 2009 were $21.19 billion, or 83.5% of the total loan portfolio. The commercial loan portfolio consists of commercial and industrial loans and commercial real estate loans. Driven by lower demand, charge-offs, and asset dispositions, total commercial loans declined by $2.38 billion or 10.1% from December 31, 2008.

Total commercial real estate loans, which represent 41.3% of the total loan portfolio at December 31, 2009, were $10.49 billion, a decline of $1.83 billion or 14.9% from year-end 2008. The commercial real estate loan portfolio at December 31, 2009 and 2008 includes loans in the Atlanta market totaling $1.94 billion and $2.86 billion, respectively, of which $403.0 million and $1.09 billion, respectively, at each year end are a combination of 1-4 family construction and residential development loans. The South Carolina market represents $1.67 billion and $2.07 billion of the total commercial real estate portfolio as of December 31, 2009 and 2008, respectively, of which $550.1 million and $756.3 million, respectively, at each year end are a combination of 1-4 family construction and residential development loans.

As shown in Table 12, the commercial real estate loan portfolio is diversified among various property types: investment properties, 1-4 family properties, and land acquisition. The investment properties portfolio comprises 54.3% of the total commercial real estate portfolio. Synovus’ investment properties portfolio is diverse with no concentrations by property type, geography, or tenants. Investment property loans are generally recourse in nature with short-term maturities (3 years or less), allowing for restructuring opportunities which reduces vintage exposures. In addition, as part of its risk management strategy, in early 2008, Synovus placed restrictions on both hotel and shopping center lending.

Total residential construction and development loans (consisting of 1-4 family construction loans and residential development loans) were $2.08 billion at December 31, 2009, a decline of 44.4% from December 31, 2008. Synovus’ exposure on performing residential construction and development loans has declined $1.7 billion or 52.9% from December 31, 2008, with the greatest decline in the Atlanta market.

Management’s Discussion and Analysis

Table 14  Residential Construction and Development Loans by State

	December 31, 2009
				% of
		% of Total	1-4 Family	1-4 Family
	1-4 Family	1-4 Family	Construction	Construction
	Construction	Construction	and	and
	and	and	Residential	Residential
	Residential	Residential	Development	Development
(Dollars in thousands)	Development	Development	NPL	NPL

Georgia	$993,737	47.9%	$388,508	71.4%
Atlanta	402,960	19.4	183,732	33.8
Florida	244,559	11.8	47,008	8.6
South Carolina	550,102	26.4	88,368	16.3
Tennessee	49,627	2.4	6,232	1.2
Alabama	238,553	11.5	13,685	2.5

Consolidated	$2,076,578	100.0%	$543,801	100.0%

	December 31, 2008
				% of
		% of Total	1-4 Family	1-4 Family
	1-4 Family	1-4 Family	Construction	Construction
	Construction	Construction	and	and
	and	and	Residential	Residential
	Residential	Residential	Development	Development
(Dollars in thousands)	Development	Development	NPL	NPL

Georgia	$2,102,290	56.3%	$387,973	79.7%
Atlanta	1,088,738	29.1	221,080	45.4
Florida	417,818	11.2	47,894	9.8
South Carolina	756,313	20.2	12,612	2.6
Tennessee	119,806	3.2	10,385	2.1
Alabama	339,221	9.1	28,059	5.8

Consolidated	$3,735,448	100.0%	$486,923	100.0%

Total commercial and industrial loans at December 31, 2009 were $10.70 billion, down $544.5 million or 4.8% from 2008. Commercial and industrial loan demand remained relatively low throughout 2009 due to borrowers’ prudent efforts to de-leverage in the current economic environment. Synovus’ commercial and industrial portfolio has diverse industry exposure. The portfolio is relationship focused; Synovus lenders have in-depth knowledge of the borrowers, most of which have guaranty arrangements. Synovus concentrates on small to middle market commercial and industrial lending, and the portfolio is disbursed throughout the southeast. At December 31, 2009, $4.58 billion of total commercial and industrial loans represent loans for the purpose of financing owner-occupied properties. The primary source of repayment on these loans is revenue generated from products or services offered by the business or organization. The secondary source of repayment on these loans is the real estate.

Total retail loans as of December 31, 2009 were $4.21 billion. Retail loans consist of residential mortgages, home equity lines, credit card loans, and other retail loans. Synovus does not have indirect automobile loans. Retail lending decisions are made based upon the cash flow or earning power of the borrower that represents the primary source of repayment. However, in many lending transactions, collateral is taken to provide an additional measure of security. Collateral securing these loans provides a secondary source of repayment in that the collateral may be liquidated. Synovus determines the need for collateral on a case-by-case basis. Factors considered include the purpose of the loan, current and prospective credit-worthiness of the customer, terms of the loan, and economic conditions. Synovus’ home equity loan portfolio

Management’s Discussion and Analysis

consists primarily of loans with strong credit scores, conservative debt-to-income ratios, and loan-to-value ratios based upon prudent guidelines. These loans are primarily extended to customers who have an existing banking relationship with Synovus. Synovus does not encourage high loan-to-value lending. The utilization rate (total amount outstanding as a percentage of total available lines) of this portfolio at December 31, 2009 and 2008 was approximately 62% and 61%, respectively. Synovus continuously monitors this portfolio and maintains allowances that management believes are sufficient to absorb probable losses. Retail loans decreased by $177.7 million or 4.0% from year-end 2008, driven by a $135.6 million, or 3.9%, decline in mortgage loans.

At December 31, 2009, Synovus had 36 loan relationships with total commitments of $50 million or more (including amounts funded). The average funded balance of these relationships at December 31, 2009 was approximately $74 million.

Table 15  Five Year Composition of Loan Portfolio

	December 31,
	2009		2008		2007		2006		2005
(Dollars in thousands)	Amount	% *	Amount	% *	Amount	% *	Amount	% *	Amount	% *

Commercial
Commercial, financial, and agricultural	$6,118,516	24.1%	$6,747,928	24.2%	$6,420,689	24.2%	$5,874,204	23.8%	$5,268,042	24.6%
Owner occupied	4,584,278	18.1	4,499,339	16.1	4,226,707	16.0	4,054,728	16.4	3,685,026	17.2
Real estate — construction	5,208,218	20.5	7,295,727	26.1	8,022,179	30.3	7,517,611	30.5	5,745,169	26.8
Real estate — mortgage	5,279,174	20.8	5,024,640	18.0	3,877,808	14.6	3,595,798	14.6	3,392,989	15.9

Total commercial	21,190,186	83.5	23,567,634	84.4	22,547,383	85.1	21,042,341	85.3	18,091,226	84.5

Retail
Real estate — mortgage	3,352,972	13.2	3,488,524	12.5	3,211,625	12.1	2,881,880	11.8	2,559,339	12.0
Retail loans — credit card	294,126	1.2	295,055	1.0	291,149	1.1	276,269	1.1	268,348	1.3
Retail loans — other	565,132	2.2	606,347	2.2	494,591	1.9	500,757	2.0	521,521	2.4

Total retail	4,212,230	16.6	4,389,926	15.7	3,997,365	15.1	3,658,906	14.9	3,349,208	15.7

Total loans	25,402,416		27,957,560		26,544,748		24,701,247		21,440,434
Unearned income	(19,348)	(0.1)	(37,383)	(0.1)	(46,163)	(0.2)	(46,695)	(0.2)	(48,087)	(0.2)

Total loans, net of unearned income	$25,383,068	100.0%	$27,920,177	100.0%	$26,498,585	100.0%	$24,654,552	100.0%	$21,392,347	100.0%

*	Loan balance in each category, expressed as a percentage of total loans, net of unearned income.

Management’s Discussion and Analysis

The table below shows the maturity of selected loan categories as of December 31, 2009. Also provided are the amounts due after one year, classified according to the sensitivity in interest rates.

Actual repayments of loans may differ from the contractual maturities reflected in the table below because borrowers have the right to prepay obligations with and without prepayment penalties. Additionally, the refinancing of such loans or the potential delinquency of such loans could create differences between the contractual maturities and the actual repayment of such loans.
Table 16  Loan Maturity and Interest Rate Sensitivity Table

	December 31, 2009
		Over One Year	Over
	One Year	Through Five	Five
(In thousands)	Or Less	Years	Years	Total

Selected loan categories:
Commercial, financial, and agricultural	$3,289,383	2,295,263	533,872	6,118,518
Real estate-construction	3,762,408	1,348,543	97,268	5,208,219

Total	7,051,791	3,643,806	631,140	11,326,737

Loans due after one year:
Having predetermined interest rates				1,815,620
Having floating or adjustable interest rates				2,459,323

Total				4,274,943

Credit Quality

Synovus continuously monitors credit quality and maintains an allowance for loan losses that management believes is sufficient to absorb probable and estimable losses inherent in its loan portfolio. During 2009, Synovus took, and continues to take, an aggressive approach to address problem assets and reduce future exposures through an accelerated asset disposition strategy as well as aggressive recognition of expected losses on problem loans. As of December 31, 2009, total allowance and cumulative write-downs on non-performing loans and non-performing assets (as a percentage of unpaid principal balance) were approximately 42% and 45%, respectively. While asset quality is expected to remain stressed in the near term, Synovus presently believes that it is beginning to see stabilization of certain credit quality metrics/indicators and presently expects further improvement in 2010. The inflow of non-performing loans declined each of the last three quarters of 2009, and management presently expects this downward trend to continue. The charge-off ratio for the fourth quarter of 2009 was 5.58%, a decline of 175 basis points from a peak of 7.33% at September 30, 2009. In addition, past dues greater than ninety days were 0.08% at December 31, 2009, down from 0.14% at December 31, 2008.

The allowance for loan losses at December 31, 2009 was $943.7 million, or 3.72% of total loans, compared to $598.3 million, or 2.14% of total loans as of December 31, 2008. The allowance for loan losses at December 31, 2009 includes estimated losses on problem loans which are planned for disposition during the first and second quarters of 2010. Non-performing assets increased by $661.2 million, or 56.5%, from 2008. Total past due loans still accruing interest as a percentage of outstanding loans decreased from 1.30% to 1.03%, or $262.4 million, as compared to $362.5 million at December 31. 2008.

Total credit costs for the year ended December 31, 2009 were $2.19 billion, including provision for losses on loans of $1.83 billion and expenses related to foreclosed real estate of $354.3 million. The credit costs were largely driven by valuation charges on new non-performing loans and existing non-performing assets, losses from dispositions of non-performing assets, as well as charges for estimated losses on future asset dispositions. For a further discussion of the potential impact of additional credit losses on results of operations and capital, see “Capital Resources” and “Liquidity” and Part I — Item 1A — Risk Factors — of Synovus’ Annual Report on Form 10-K for 2009.

During 2009, Synovus began execution of an aggressive asset disposition strategy whereby Synovus completed sales of problem assets with carrying values of approximately $1.2 billion. Asset sales were comprised of approximately $755.9 million of residential real estate loans and ORE properties, $126.0 million of investment real estate loans and ORE

Management’s Discussion and Analysis

properties, and $266.2 million of loans and ORE properties which are primarily comprised of owner occupied commercial and industrial loans and land acquisition loans. Approximately 39% of these asset sales were from the Atlanta market.  While it is very difficult to predict the volume or speed of the migration of performing loans to problem assets, and while market conditions, regulatory directives and a number of other factors may ultimately affect that migration and the attractiveness of selling problem assets, Synovus presently believes that it will sell an additional $600 million in problem assets during the first and second quarters of 2010.

Provision and Allowance for Loan Losses

Despite credit standards, internal controls, and a continuous loan review process, the inherent risk in the lending process results in periodic charge-offs. The provision for losses on loans is the charge to operating earnings necessary to maintain an adequate allowance for loan losses. Through the provision for losses on loans, Synovus maintains an allowance for losses on loans that management believes is adequate to absorb probable losses within the loan portfolio. However, future additions to the allowance may be necessary based on changes in economic conditions, as well as changes in assumptions regarding a borrower’s ability to pay and/or collateral values. In addition, various regulatory agencies, as an integral part of their examination procedures, periodically review each bank’s allowance for loan losses. Based on their judgments about information available to them at the time of their examination, such agencies may require the banks to recognize additions to their allowance for loan losses.

Allowance for Loan Losses Methodology

During the second quarter of 2007, Synovus implemented certain refinements to its allowance for loan losses methodology, specifically the way that loss factors are derived. These refinements resulted in a reallocation of the factors used to determine the allocated and unallocated components of the allowance along with a more disaggregated approach to estimate the required allowance by loan portfolio classification. These changes did not have a significant impact on the total allowance for loan losses or provision for losses on loans upon implementation.

The allowance for loan losses is a significant estimate and is regularly evaluated by Synovus for adequacy. To determine the adequacy of the allowance for loan losses, a formal analysis is completed quarterly to assess the probable loss within the loan portfolio. This assessment, conducted by lending officers and each bank’s loan administration department, as well as an independent holding company credit review function, contains significant judgment and includes analyses of historical performance (including the level of charge-offs), past due trends, the level of non-performing loans, reviews of certain impaired loans, loan activity since the previous quarter, consideration of current economic conditions, and other pertinent information. Each loan is assigned a rating, either individually or as part of a homogeneous pool, based on an internally developed risk rating system. The resulting conclusions are reviewed and approved by senior management. The process for determining the appropriate level of the allowance for loan losses and, accordingly, the amount of the provisions that should be made to that allowance during each period, is based upon a number of assumptions, estimates, and judgments that are inherently subjective and subject to change.

The allowance for loan losses consists of two components: the allocated and unallocated allowances. Both components of the allowance are available to cover inherent losses in the portfolio. The allocated component of the allowance is determined by type of loan within the commercial and retail portfolios. The allocated allowance for commercial loans includes an allowance for certain impaired loans which is determined as described below. Additionally, the allowance for commercial loans includes an allowance for non-impaired loans which is based on application of loss reserve factors to the components of the portfolio based on the assigned loan grades. The allocated allowance for retail loans is generally determined on pools of homogeneous loan categories. Loss percentage factors are based on the probable loss including qualitative factors. The probable loss considers the probability of default, the loss given default, and certain qualitative factors as determined by loan category and loan grade. Through December 31, 2007, the probability of default loss factors for commercial and retail loans were based on industry data. Beginning January 1, 2008, the probability of default loss factors for retail loans are based on internal default experience because this was the first reporting period when sufficient internal default data became available. Synovus believes that this data provides a more accurate estimate of probability of default. Beginning April 1, 2009, the probability of default loss factors for commercial loans are based on internal default data experience because this was the first reporting period when sufficient internal default data became available. This change in 2009 resulted in a net increase in the allocated allowance for loan losses for the commercial portfolio of approximately $30 million during the three months ended June 30, 2009. The loss given default factors for both retail and commercial loans continue to be based on industry data because sufficient internal data is not yet available. The qualitative factors consider credit concentrations, recent levels and trends in delinquencies and nonaccrual loans, and growth in the loan portfolio. The occurrence of certain events could result in changes to the loss factors.

Management’s Discussion and Analysis

Accordingly, these loss factors are reviewed periodically and modified as necessary.

Synovus has a significant amount of non-performing assets. In order to reduce non-performing asset levels, during 2009, Synovus began aggressively selling non-performing loans. During the second quarter of 2009, Synovus was able to significantly accelerate the pace of asset dispositions. This experience provided management a basis to estimate the loan sales (consisting primarily of non-performing loans) that would be completed over the next two quarters. This accelerated sales strategy puts pressure on pricing and has resulted in liquidation type yields rather than pricing that might be realized under a traditional sales life cycle. In addition, some sales have been conducted through auctions and packaged sales to investors. These types of sales yield proceeds lower than traditional sales. Based upon this, beginning in the second quarter of 2009, the allowance for loan losses included management’s estimate of losses associated with these asset dispositions that were both probable and could be reasonably estimated. Such losses are not directly allocated on an asset by asset basis due to the fact that the specific assets to be sold have not yet been individually identified.

The amount of the allowance allocated for losses on asset dispositions is estimated by projecting the book value of assets to be disposed of within a six month period and applying an assumed additional loss factor on those dispositions. Loss factors are determined based upon a combination of historical sales prices and current indicative market pricing. When determining loss factors, consideration is given to anticipated exit mechanisms, expected market activity, as well as the marketability of the non-performing asset portfolio. Asset disposition projections are developed by senior credit officers based upon historical trends, projected available inventory, and anticipated market appetite. Synovus only considers a six month period of projected dispositions for purposes of recording these allowances as that time period is all that management believes is appropriate for determining dispositions that are probable of occurring given the current economic environment and the level of classified assets.

The unallocated component of the allowance is established for losses that specifically exist in the remainder of the portfolio, but have yet to be identified. The unallocated component also compensates for imprecision in assigned loan risk ratings and uncertainty in estimating loan losses. The unallocated component of the allowance is based upon economic factors, changes in the experience, ability, and depth of lending management and staff, and changes in lending policies and procedures, including underwriting standards and results of Parent Company loan reviews. Certain macro-economic factors and changes in business conditions and developments could have a material impact on the collectability of the overall portfolio.

Considering current information and events regarding the borrowers’ ability to repay their obligations, management considers a loan to be impaired when the ultimate collectability of all principal and interest amounts due, according to the contractual terms of the loan agreement, is in doubt. When a loan becomes impaired, management calculates the impairment based on the present value of expected future cash flows discounted at the loan’s effective interest rate. If the loan is collateral dependent, the fair value of the collateral (net of selling costs) is used to measure the amount of impairment. The amount of impairment and any subsequent changes are recorded through a charge to earnings as an adjustment to the allowance for loan losses. When management considers a loan, or a portion thereof, as uncollectible, it is charged against the allowance for loan losses. A majority of Synovus’ impaired loans are collateral dependent. Any deficiency of the collateral coverage is charged against the allowance. The required allowance (or the actual losses) on these impaired loans could differ significantly if the ultimate fair value of the collateral is significantly different from the fair value estimates used by Synovus in estimating such potential losses.

A summary by loan category of loans charged off, recoveries of loans previously charged off, and additions to the allowance through provision expense is presented in Table 20.

Total net charge-offs were $1.46 billion or 5.37% of average loans for 2009, compared to $469.2 million or 1.71% for 2008. The increase in charge offs is related both to credit deterioration within the loan portfolio as well as significantly declining collateral values due to prevailing real estate market conditions. The residential construction and development portfolio (a component of the 1-4 family category) represented $623.4 million or 42.7% of total net charge-offs for 2009. Net charge offs in these categories also increased by $375.9 million from 2008 levels, representing 37.9% of the total increase of $991.0 million in total net charge offs for the year. The South Carolina market and Atlanta market represented $83.9 million and $265.0 million, respectively, of the total residential construction and development net charge-offs for 2009. Retail real estate mortgage net charge-offs, including home equity lines of credit, were $77.2 million in 2009, compared to $18.9 million in 2008.

Management’s Discussion and Analysis

The following tables show net charge-offs by geography and type for the years ended December 31, 2009 and December 31, 2008.
Table 17  Net Charge-Offs by Geography

	December 31,
(In thousands)	2009	2008

Georgia	$798,161	277,002
Atlanta	453,233	164,003
Florida	270,792	93,914
South Carolina	276,188	48,595
Tennessee	55,476	26,755
Alabama	59,558	22,929

Consolidated	$1,460,175	469,195

Table 18  Net Charge-Offs by Loan Type

	December 31,
(In thousands)	2009	2008

Investment properties	$165,666	17,742
1 — 4 Family properties	685,033	264,165
Land for future development	202,302	54,742

Total commercial real estate	1,053,001	336,649
Commercial and industrial	296,052	97,373
Retail	111,122	35,173

Total	$1,460,175	469,195

Allocation of the Allowance for Loan Losses

Table 21 shows a five year comparison of the allocation of the allowance for loan losses. The allocation of the allowance for loan losses is based on several essential loss factors which could differ from the specific amounts or loan categories in which charge-offs may ultimately occur.

The allowance for loan losses to non-performing loans coverage was 60.66% at December 31, 2009, compared to 65.00% at December 31, 2008. This ratio is impacted by collateral-dependent impaired loans, which have no allowance for loan losses as the estimated losses on these credits have been charged-off. Therefore, a more meaningful allowance for loan losses coverage ratio is the allowance to non-performing loans excluding collateral-dependent impaired loans for which there is no related allowance for loan losses, which was 124.7% at December 31, 2009, compared to 192.8% at December 31, 2008. During times when non-performing loans are not significant, this coverage ratio — which measures the allowance for loan losses (which is there for the entire loan portfolio) against a small non-performing loans total — appears very large. As non-performing loans increase, this ratio will decline even with significant incremental additions to the allowance.

The allowance for loan losses allocated to non-performing loans (exclusive of collateral-dependent impaired loans which have no allowance, as the estimated losses on these loans have already been recognized) is as follows:

Table 19	Allowance for Loan Losses Allocated to Non-performing Loans

	December 31,
(Dollars in thousands)	2009	2008

Non-performing loans, excluding collateral-dependent impaired loans which have no allowance	$771.2	303.6
Total allocated allowance for loan losses on above loans	161.9	68.5
Allocated allowance as a % of loans	21.0%	22.6

Collateral-dependent impaired loans which have no allowance at December 31, 2009 (because they are carried at fair value net of selling costs) totaled $784.6 million, or 50.4% of non-performing loans. Synovus has recognized net charge-offs amounting to approximately 39% of the principal balance on these loans since they were placed on impaired status.

Commercial loans had an allocated allowance of $805.5 million, an increase of $312.2 million or 63.3% increase from the prior year. Approximately 46% of the increase is related to the reserve for asset dispositions that was established during 2009.

Commercial, financial, and agricultural loans had an allocated allowance of $114.3 million or 1.9% of loans in the respective category at December 31, 2009, compared to $126.7 million or 1.9% at December 31, 2008. The decrease in the allocated allowance is primarily due to a decline in loan balances of $629.4 million from the previous year-end.

The allocated allowance for owner occupied loans was $72.0 million at December 31, 2009, an increase of $32.7 million or 83.3% from December 31, 2008. The increase was driven by negative credit migration in this loan category.

At December 31, 2009, the allocated component of the allowance for loan losses related to commercial real estate construction loans was $306.4 million, up 24.0% from $247.2 million in 2008. As a percentage of commercial real

Management’s Discussion and Analysis

estate construction loans, the allocated allowance in this category was 5.9% at December 31, 2009, compared to 3.4% the previous year-end. The increase is primarily due to negative credit migration in the land acquisition category. As a percentage of total loans, the allowance for loan losses in this category was 6.3%, compared to approximately 2.0% of total loans in the prior year.

Commercial real estate mortgage loans had an allocated allowance of $168.8 million at December 31, 2009, up $88.6 million from $80.2 million at December 31, 2008. The increase in this category was related to negative loan migration, with approximately half of the increase attributed to the investment real estate category.

The unallocated allowance is 0.32% of total loans at December 31, 2009. This compares to 0.22% of total loans at December 31, 2008. The increase in the unallocated allowance during 2009 is primarily due to the macroeconomic downturn and imprecision in loan risk ratings. Management believes that this level of unallocated allowance is adequate to provide for probable losses that are inherent in the loan portfolio and that have not been fully provided through the allocated allowance. Factors considered in determining the adequacy of the unallocated allowance include economic factors, changes in the experience, ability, and depth of lending management and staff, and changes in lending policies and procedures, including underwriting standards and results of Parent Company loan reviews.

Management’s Discussion and Analysis

Table 20  Allowance for Loan Losses – Summary of Activity by Loan Type

	December 31,
(Dollars in thousands)	2009	2008	2007	2006	2005

Allowance for loan losses at beginning of year	$598,301	367,613	314,459	289,612	265,745
Allowance for loan losses of acquired subsidiaries, net	—	—	—	9,915	—
Loans charged off:
Commercial:
Commercial, financial, and agricultural	242,843	95,186	35,443	44,676	38,087
Owner occupied	67,347	11,803	1,347	2,695	2,603
Real estate — construction	913,032	311,716	61,055	3,899	1,367
Real estate — mortgage	153,741	28,640	13,318	4,795	3,972

Total commercial	1,376,963	447,345	111,163	56,065	46,029

Retail:
Real estate — mortgage	79,016	20,014	6,964	3,604	4,393
Retail loans — credit card	20,854	13,213	8,172	8,270	11,383
Retail loans — other	15,773	5,699	4,910	4,867	5,421

Total retail	115,643	38,926	20,046	16,741	21,197

Total loans charged off	1,492,606	486,271	131,209	72,806	67,226

Recoveries on loans previously charged off:
Commercial:
Commercial, financial, and agricultural	12,321	9,219	7,735	7,304	3,890
Owner occupied	1,817	397	119	185	331
Real estate — construction	10,140	2,673	1,713	132	50
Real estate — mortgage	3,632	1,035	471	729	152

Total commercial	27,910	13,324	10,038	8,350	4,423

Retail:
Real estate — mortgage	1,846	1,138	894	527	511
Retail loans — credit card	1,161	1,557	1,669	2,130	1,828
Retail loans — other	1,514	1,057	1,554	1,583	1,799

Total retail	4,521	3,752	4,117	4,240	4,138

Recoveries of loans previously charged off	32,431	17,076	14,155	12,590	8,561

Net loans charged off	1,460,175	469,195	117,054	60,216	58,665

Provision for losses on loans	1,805,599	699,883	170,208	75,148	82,532

Allowance for loan losses at end of year	$943,725	598,301	367,613	314,459	289,612

Allowance for loan losses to loans, net of unearned income	3.72%	2.14	1.39	1.28	1.35

Ratio of net loans charged off to average loans outstanding, net of unearned income	5.37%	1.71	0.46	0.26	0.29

Management’s Discussion and Analysis

Table 21  Allocation of Allowance for Loan Losses

	December 31,
	2009		2008		2007		2006		2005
(Dollars in thousands)	Amount	% *	Amount	% *	Amount	% *	Amount	% *	Amount	% *

Commercial:
Commercial, financial, and agricultural	$137,031	24.1	$126,695	24.2	$94,741	24.2	$74,649	23.8	$83,995	24.6
Owner occupied	72,002	18.1	39,276	16.1	29,852	16.0	38,712	16.4	34,000	17.2
Real estate — construction	379,618	20.5	247,151	26.1	116,791	30.3	73,799	30.5	55,095	26.8
Real estate — mortgage	216,840	20.8	80,172	18.0	41,737	14.6	40,283	14.6	40,108	15.9

Total commercial	805,491	83.5	493,294	84.4	283,121	85.1	227,443	85.3	213,198	84.5

Retail:
Real estate — mortgage	34,860	13.2	27,656	12.5	27,817	12.1	6,625	11.8	6,445	12.0
Retail loans — credit card	15,751	1.2	11,430	1.0	10,900	1.1	8,252	1.1	8,733	1.3
Retail loans — other	6,701	2.2	5,766	2.2	8,017	1.9	9,237	2.0	8,403	2.4

Total retail	57,312	16.6	44,852	15.7	46,734	15.1	24,114	14.9	23,581	15.7

Unearned income		(0.1)		(0.1)		(0.2)		(0.2)		(0.2)
Unallocated	80,922		60,155		37,758		62,902		52,833

Total allowance for loan losses	$943,725	100.0	$598,301	100.0	$367,613	100.0	$314,459	100.0	$289,612	100.0

* Loan balance in each category expressed as a percentage of total loans, net of unearned income.

Non-performing Assets and Past Due Loans

Non-performing assets consist of loans classified as non-accrual, impaired or held for sale and real estate acquired through foreclosure. Accrual of interest on loans is discontinued when reasonable doubt exists as to the full collection of interest or principal, or when they become contractually in default for 90 days or more as to either interest or principal, unless they are both well-secured and in the process of collection. Non-accrual loans consist of those loans on which recognition of interest income has been discontinued. Demand and time loans, whether secured or unsecured, are generally placed on non-accrual status when principal and/or interest is 90 days or more past due, or earlier if it is known or expected that the collection of all principal and/or interest is unlikely. Loans past due 90 days or more, which based on a determination of collectability are accruing interest, are classified as past due loans. Non-accrual loans are reduced by the direct application of interest and principal payments to loan principal, for accounting purposes only.

During the third quarter of 2009, Synovus revised its definition of non-performing loans to exclude accruing TDRs. Such loans are not considered to be non-performing because they are performing in accordance with the restructured terms. Management believes that this change better aligns our definition of non-performing loans and non-performing assets with the definition used by our peers and therefore improves the comparability of this measure across the industry. All prior periods presented have been reclassified to conform to the new presentation. Accruing TDRs were approximately $213.6 million at December 31, 2009, compared to $1.2 million at December 31, 2008. At December 31, 2009, the allowance for loan losses allocated to these accruing restructured loans was approximately $20.6 million. The increase in accruing restructured loans since the prior year is directly related to the challenges our commercial customers continue to face in the current economic environment and Synovus’ efforts to work with creditworthy customers to find solutions that are in the best interest of both the customer and Synovus. Restructurings are primarily in the form of extension of terms or reduction in interest rate.

Non-performing assets increased $661.2 million to $1.83 billion at December 31, 2009 compared to year-end 2008. The non-performing assets as a percentage of loans, other loans held for sale, and other real estate increased to 7.14% as of December 31, 2009 compared to 4.15% as of year-end 2008. The increase in non-performing assets was driven

Management’s Discussion and Analysis

primarily by investment properties, mainly hotels and residential real estate. Total non-performing loans increased $635.27 million or 69.0% over year-end 2008. As shown on Table 27, 1-4 family property loans represent $622.0 million or 40.0% of total non-performing loans at December 31, 2009. Additionally, investment properties represent 26.1% and land acquisition loans represent 12.7%, respectively, of total non-performing loans at December 31, 2009. At December 31, 2009, non-performing loans in the Atlanta market totaled $454.1 million while non-performing loans in the South Carolina market totaled $266.7 million, which together represents 46.3% of total non-performing loans. Atlanta and South Carolina represent $309.2 million or 49.7% of 1-4 family property non-performing loans at December 31, 2009. While total non-performing assets at December 31, 2009 showed a significant increase from the prior year, total new non-performing assets have declined for each of the last three quarters in 2009. Synovus presently anticipates stabilization of non-performing asset balances in the near term and improvement in on-boarding of non-performing assets in 2010. In addition, Synovus continues to aggressively manage its non-performing asset portfolio through its asset disposition strategy.

Provision expense for the year ended December 31, 2009 was $1.81 billion, an increase of $1.11 billion compared to the prior year. The Atlanta market accounted for $410.4 million of the total provision expense, while the South Carolina market accounted for $347.3 million of the total provision expense.

Other real estate totaled $238.8 million at December 31, 2009, which represented a $7.3 million decrease from year-end 2008. While Synovus transferred a significant amount of properties into other real estate during 2009, asset dispositions, including sales of $477.0 million of other real estate properties, contributed to the decline from the prior year. Residential real estate represented 72.1% of the other real estate total at December 31, 2009. The Atlanta and South Carolina markets represented 54.4% of other real estate at December 31, 2009.

As a percentage of total loans outstanding, loans 90 days past due and still accruing interest were 0.08% at December 31, 2009. This compares to 0.14% at year-end 2008. These loans are in the process of collection, and management believes that sufficient collateral value securing these loans exists to cover contractual interest and principal payments.

Management continuously monitors non-performing and past due loans, to prevent further deterioration regarding the condition of these loans. Potential problem loans are defined by management as certain performing loans with a well defined weakness and where there is information about possible credit problems of borrowers which causes management to have doubts as to the ability of such borrowers to comply with the present repayment terms. Management’s decision to include performing loans in the category of potential problem loans means that management has recognized a higher degree of risk associated with these loans. In addition to accruing loans 90 days past due, Synovus had approximately $1.43 billion of potential problem commercial and commercial real estate loans at December 31, 2009, as compared to $1.25 billion at September 30, 2009 and $830 million at December 31, 2008. Management’s current expectation of probable losses from potential problem loans is included in the allowance for loan losses at December 31, 2009. At December 31, 2009, the allowance for loan losses allocated to these potential problem loans was approximately $196 million. The increase in potential problem loans from the prior year is primarily related to credits within the residential and commercial development categories. Synovus cannot predict at this time whether these potential problem loans ultimately will become problem loans or result in losses.

Management’s Discussion and Analysis

Table 22 Selected Credit Quality Metrics

	December 31,
(Dollars in thousands)	2009	2008	2007	2006	2005

Non-performing loans(1)(4)	$1,555,776	920,506	340,656	96,242	80,026
Impaired loans held for sale(2)	36,816	3,527	—	—	—
Other real estate	238,807	246,121	101,487	25,923	16,500

Non-performing assets(3)(4)	$1,831,399	1,170,154	442,143	122,165	96,526

Net charge-offs	$1,460,175	469,195	117,054	60,216	58,665
Net charge-offs/average loans	5.37%	1.71	0.44	0.24	0.27
Loans 90 days past due and still accruing	$19,938	38,794	33,663	34,495	16,023
As a% of loans	0.08%	0.14	0.13	0.14	0.07
Total past due loans and still accruing	$262,446	362,538	270,496	155,058	93,291
As a% of loans	1.03%	1.30	1.02	0.63	0.44
Restructured loans (accruing)(4)	$213,552	1,202	1,427	380	2,149
Allowance for loan losses	943,725	598,301	367,613	314,459	289,612
Allowance for loan losses as a% of loans	3.72%	2.14	1.39	1.28	1.35
Non-performing loans as a% of total loans	6.13	3.30	1.29	0.39	0.37
Non-performing assets as a% of total loans, other loans held for sale, and ORE	7.14	4.15	1.66	0.49	0.45
Allowance to non-performing loans	60.66	65.00	107.91	326.74	361.89
Collateral-dependent impaired loans(5)	$1,021,038	421,034	264,902	42,164	95,303

(1)	Allowance and cumulative write-downs on non-performing loans as a percentage of unpaid principal balance at December 31, 2009 was approximately 42%, compared to 36% at December 31, 2008.

(2)	Represent only the impaired loans that have been specifically identified to be sold. Impaired loans held for sale are carried at the lower of cost or fair value.

(3)	Allowance and cumulative write-downs on non-performing assets as a percentage of unpaid principal balance at December 31, 2009 was approximately 45%.

(4)	During the third quarter of 2009, Synovus revised its definition of non-performing assets to exclude TDRs that remain on accruing status. These loans are not considered to be non-performing because they are performing in accordance with the restructured terms. Management believes that this change better aligns Synovus’ definition of non-performing loans and non-performing assets with the definition used by peers and therefore improves the comparability of this measure across the industry. All prior periods presented have been reclassified to conform to the new presentation.

(5)	Collateral-dependent impaired loans for which there was no associated reserve were: $784.6 million at December 31, 2009 and $610.1 million as of December 31, 2008.

Interest income on non-performing loans outstanding on December 31, 2009, that would have been recorded if the loans had been current and performed in accordance with their original terms was $145.0 million for the year ended December 31, 2009. Interest income recorded on these loans for the year ended December 31, 2009 was $67.3 million.

Management’s Discussion and Analysis

Table 23  Non-performing Assets Ratio by State

	December 31,
	2009	2008

Georgia	8.45%	5.27
Atlanta	14.51	8.61
Florida	7.11	5.51
South Carolina	9.04	1.68
Tennessee	4.28	2.62
Alabama	3.69	1.86

Consolidated	7.14%	4.15

The investment properties portfolio represents the largest category of loans within the commercial real estate portfolio, comprising 54.3% of such loans as of December 31, 2009. Synovus has provided below further detail regarding non-performing loans by loan type within the investment properties portfolio as of December 31, 2009.
Table 24  Selected Credit Quality Metrics by Category – Investment Property Portfolio

	Outstanding			30+ Past
(Dollars in thousands)	Balance	NPL Ratio		Due Ratio

Multi-family	$925,017	1.5%		0.1
Hotels	1,018,460	21.8	*	0.2
Office buildings	1,010,212	3.0		0.8
Shopping centers	1,087,181	1.9		1.7
Commercial development	608,333	7.6		1.1
Warehouses	493,454	7.8		—
Other investment property	547,407	6.4		0.8

Total investment property loans	$5,690,064	7.1	%*	0.7

* Excluding one large credit, NPL ratio would be 0.09% for hotels and 3.25% for total investment properties as of December 31, 2009.

Commercial and Industrial loans represent 50.5% of the total commercial loan portfolio as of December 31, 2009. Synovus has provided below further detail of the non-performing loan balances related to commercial and industrial loan portfolio as of December 31, 2009.
Table 25  Selected Credit Quality Metrics by Type – Commercial and Industrial Loan Portfolio

	Outstanding		30+ Past
(Dollars in thousands)	Balance	NPL Ratio	Due Ratio

Commercial, financial, and agricultural	$6,118,516	2.75%	0.89
Owner occupied real estate	4,584,278	2.04	0.47

Total commercial and industrial loans	$10,702,794	2.44%	0.71

Management’s Discussion and Analysis

Retail loans represent 16.6% of the total Synovus loan portfolio as of December 31, 2009. Synovus has provided below further detail of the non-performing loan balances related to the retail loan portfolio as of December 31, 2009.
Table 26  Selected Credit Quality Metrics by Type – Retail Loan Portfolio

	Outstanding		30+ Past
(Dollars in thousands)	Balance	NPL Ratio	Due Ratio

Home equity lines	$1,714,994	0.91%	0.75
Consumer mortgage	1,637,978	2.94	2.08
Small business	186,837	1.14	1.74
Credit card	294,126	—	3.85
Other consumer loans	378,295	0.84	1.32

Total retail loans	$4,212,230	1.64%	1.58

Management’s Discussion and Analysis

The following table shows the composition of the loan portfolio and non-performing loans classified by loan type as of December 31, 2009 and 2008. The commercial real estate category is further segmented into the various property types determined in accordance with the purpose of the loan. Commercial real estate represents 41.3% of total loans and is diversified among many property types. These include commercial investment properties, 1-4 family properties, and land acquisition. As shown in the table below, commercial investment properties represent 22.4% of total loans and 54.3% of total commercial real estate loans at December 31, 2009.

No category of commercial investment properties exceeds 5% of the total loan portfolio. 1-4 family properties include 1-4 family construction, commercial 1-4 family mortgages, and residential development loans. These properties are further diversified geographically; approximately 17% of 1-4 family property loans are secured by properties in the Atlanta market and approximately 9% are secured by properties in coastal markets. Land acquisition represents less than 6% of total loans.
Table 27  Composition of Loan Portfolio and Non-performing Loans

	December 31, 2009		December 31, 2008
		Non-performing		Non-performing
	Loans as a	Loans as a	Loans as a	Loans as a
	Percentage	Percentage	Percentage	Percentage
	of Total	of Total	of Total	of Total
	Loans	Non-performing	Loans	Non-performing
Loan Type	Outstanding	Loans	Outstanding	Loans

Multi-family	3.6%	0.9	2.1	0.4
Hotels	4.0	14.3	3.5	1.1
Office buildings	4.0	1.9	3.7	0.8
Shopping centers	4.3	1.3	3.9	0.4
Commercial development	2.4	3.0	2.7	2.8
Warehouses	1.9	2.5	1.7	0.3
Other investment property	2.2	2.2	2.2	0.8

Total Investment Properties	22.4	26.1	19.8	6.6

1-4 family construction	2.8	12.4	5.8	27.8
1-4 family perm/mini-perm	5.2	5.0	5.1	5.7
Residential development	5.3	22.6	7.6	25.1

Total 1-4 Family Properties	13.3	40.0	18.5	58.6
Land Acquisition	5.6	12.7	5.8	11.6

Total Commercial Real Estate	41.3	78.8	44.1	76.8

Commercial, Financial, Agricultural	24.1	10.8	24.2	11.2
Owner-Occupied	18.1	6.0	16.1	7.9

Total Commercial and Industrial Loans	42.2	16.8	40.3	19.1

Home Equity	6.8	1.0	6.2	0.9
Consumer Mortgages	6.5	3.1	6.3	2.9
Credit Card	1.2	—	1.0	—
Other Retail Loans	2.1	0.3	2.2	0.3

Total Retail	16.6	4.4	15.7	4.1
Unearned Income	(0.1)	—	(0.1)	—

Total	100.0%	100.0	100.0	100.0

Management’s Discussion and Analysis

Deposits

Deposits provide the most significant funding source for interest earning assets. The following table shows the relative composition of deposits for 2009 and 2008. See Table 6 for information on average deposits, including average rates paid in 2009, 2008, and 2007.
Table 28  Composition of Deposits

(Dollars in thousands)	2009	%(1)	2008	%(1)

Non-interest bearing demand deposits	$4,172,697	15.2	$3,563,619	12.6
Interest bearing demand deposits	3,894,243	14.2	3,359,410	11.7
Money market accounts	7,363,677	26.8	8,094,452	28.3
National market brokered money market accounts	1,098,117	4.0	1,985,465	6.9
Savings deposits	463,967	1.7	437,656	1.5
Time deposits under $100,000	2,791,060	10.2	3,274,327	11.4
Time deposits $100,000 and over	8,747,889	31.9	9,887,715	34.5
National market brokered time deposits	3,941,211	14.4	4,352,614	15.2

Total deposits	27,433,533	100.0	28,617,179	100.0

Core deposits(2)	$22,394,205	81.6	$22,279,100	77.9

(1)	Deposits balance in each category expressed as percentage of total deposits.

(2)	Core deposits include total deposits less national market brokered deposits.

Core deposits (total deposits excluding national market brokered money market and time deposits) grew 0.5% from December 31, 2008 to December 31, 2009. During 2009, the overall mix of core deposits improved with non-interest bearing demand deposits and interest bearing demand deposits replacing higher priced time deposits. The year over year increase was driven by growth within non-interest bearing demand deposits, which increased $609.1 million, or 17.1%, and interest bearing demand deposits, which increased $534.8 million, or 15.9%.

Synovus continues to maintain a strong base of large denomination time deposits from customers within the local market areas of subsidiary banks. Synovus also utilizes national market brokered time deposits as a funding source while continuing to maintain and grow its local market large denomination time deposit base. Time deposits of $100,000 and greater at December 31, 2009 and 2008 were $8.75 billion and $9.89 billion, respectively. Refer to Table 29 for the maturity distribution of time deposits of $100,000 or more. These larger deposits represented 31.9% and 34.5% of total deposits at December 31, 2009 and 2008, respectively.

With the multiple charter structure, Synovus has had the unique ability to offer certain shared deposit products (Synovus® Shared Deposit). At December 31, 2009, Synovus’ Shared CD and Money Market accounts offered customers the unique opportunity to access up to $7.5 million in FDIC insurance by spreading deposits across its 30 separately-chartered banks. Shared deposit products at December 31, 2009 were $1.86 billion, an increase of $120.9 million compared to December 31, 2008. Upon completion of the Charter Consolidation, as discussed in the Executive Summary of Management’s Discussion and Analysis, Synovus’ shared deposit customers will have a six month grace period, per FDIC regulations, during which their total deposit will remain fully insured. Additionally, during that grace period, shared CD customers whose CDs mature during the grace period can elect to renew their shared CD on a fully insured basis for the same term as a one-time rollover. Synovus will work with its shared deposit products customers during and after this grace period to offer additional deposit products to meet their needs.

During the first quarter of 2009, Synovus received notification from the FDIC that deposits obtained through Synovus® Shared Deposit products should be listed as brokered deposits in bank subsidiary Call Reports. Therefore, beginning with March 31, 2009, Synovus’ bank subsidiary Call Reports, reflect customer deposits held in Synovus® Shared Deposit products as brokered deposits as requested by the FDIC. The FDIC defines brokered deposits as “funds which the reporting bank obtains, directly or indirectly, by or through any deposit broker for deposit into one or more deposit accounts.” The FDIC further defines the term deposit broker to include: “(1) any person engaged in the business of placing deposits, or

Management’s Discussion and Analysis

facilitating the placement of deposits, of third parties with insured depository institutions or the business of placing deposits with insured depository institutions for the purpose of selling interests in those deposits to third parties, and (2) an agent or trustee who establishes a deposit account to facilitate a business arrangement with an insured depository institution to use the proceeds of the account to fund a prearranged loan.” The FDIC also provides the following 9 exclusions for what the term deposit broker does not include: “(1) an insured depository institution, with respect to funds placed with that depository institution; (2) an employee of an insured depository institution, with respect to funds placed with the employing depository institution; (3) a trust department of an insured depository institution, if the trust in question has not been established for the primary purpose of placing funds with insured depository institutions; (4) the trustee of a pension or other employee benefit plan, with respect to funds of the plan; (5) a person acting as a plan administrator or an investment adviser in connection with a pension plan or other employee benefit plan provided that that person is performing managerial functions with respect to the plan; (6) the trustee of a testamentary account; (7) the trustee of an irrevocable trust (other than a trustee who establishes a deposit account to facilitate a business arrangement with an insured depository institution to use the proceeds of the account to fund a prearranged loan), as long as the trust in question has not been established for the primary purpose of placing funds with insured depository institutions; (8) a trustee or custodian of a pension or profit-sharing plan qualified under Section 401(d) or 430(a) of the Internal Revenue Code of 1986; or (9) an agent or nominee whose primary purpose is not the placement of funds with depository institutions. (For purposes of applying this ninth exclusion from the definition of deposit broker, “primary purpose” does not mean “primary activity,” but should be construed as “primary intent.”)” The FDIC requested this reporting change since Synovus facilitates the placement of customer deposits among its separately-chartered bank subsidiaries. At a consolidated level, Synovus includes and reports Synovus® Shared Deposit product balances held throughout its bank subsidiaries as core deposits (total deposits excluding national market brokered deposits).

Due to the significant turmoil in financial markets during the second half of 2008, national market brokered deposits became more attractive to financial market participants and investors as an FDIC insured alternative to money market and other investment accounts. Synovus grew this funding source as demand for these products increased during the second half of 2008, but has reduced its dependence on funding from these products through normal run off during 2009. National market brokered deposits were $5.04 billion at December 31, 2009 as compared to $6.34 billion at December 31, 2008.

Table 29	Maturity Distribution of Time Deposits of $100,000 or More

(In thousands)	December 31, 2009

3 months or less	$2,289,011
Over 3 months through 6 months	1,639,099
Over 6 months through 12 months	2,385,732
Over 12 months	2,434,047

Total outstanding	$8,747,889

Market Risk and Interest Rate Sensitivity

Market risk reflects the risk of economic loss resulting from adverse changes in market prices and interest rates. This risk of loss can be reflected in either diminished current market values or reduced current and potential net income. Synovus’ most significant market risk is interest rate risk. This risk arises primarily from Synovus’ core community banking activities of extending loans and accepting deposits.

Managing interest rate risk is a primary goal of the asset liability management function. Synovus attempts to achieve consistent growth in net interest income while limiting volatility arising from changes in interest rates. Synovus seeks to accomplish this goal by balancing the maturity and repricing characteristics of assets and liabilities along with the selective use of derivative instruments. Synovus manages its exposure to fluctuations in interest rates through policies established by its Asset Liability Management Committee (ALCO) and approved by the Board of Directors. ALCO meets periodically and has responsibility for developing asset liability management policies, reviewing the interest rate sensitivity of Synovus, and developing and implementing strategies to improve balance sheet structure and interest rate risk positioning.

Simulation modeling is the primary tool used by Synovus to measure its interest rate sensitivity. On at least a quarterly basis, the following twenty-four month time period is simulated to determine a baseline net interest income forecast and the sensitivity of this forecast to changes in interest rates. The baseline forecast assumes an unchanged or flat interest rate environment. These simulations include all of Synovus’ earning assets, liabilities, and derivative instruments. Forecasted balance sheet changes, primarily reflecting loan and deposit growth expectations, are included in the periods modeled. Projected rates for new loans and deposits are based on management’s outlook and local market conditions.

Management’s Discussion and Analysis

The magnitude and velocity of rate changes among the various asset and liability groups exhibit different characteristics for each possible interest rate scenario; additionally, customer loan and deposit preferences can vary in response to changing interest rates. Simulation modeling enables Synovus to capture the effect of these differences. Synovus is also able to model expected changes in the shape of interest rate yield curves for each rate scenario. Simulation also enables Synovus to capture the effect of expected prepayment level changes on selected assets and liabilities subject to prepayment.

During 2009, the Federal Reserve Bank continued to provide significant liquidity to the markets through various targeted liquidity programs. In conjunction with these programs, the Federal Reserve Bank continued to maintain a targeted federal funds rate of 0.0% to 0.25%. Market expectations are that these rates will eventually increase as the economy becomes more stable and the Federal Reserve Bank seeks to limit any potential inflationary pressure. In this environment, Synovus would seek to position its balance sheet to benefit from an increase in interest rates.

Synovus’ rate sensitivity position is indicated by selected results of net interest income simulations. In these simulations, Synovus has modeled the impact of a gradual increase in short-term interest rates of 100 and 200 basis points to determine the sensitivity of net interest income for the next twelve months. Due to short-term interest rates being at or near 0% at this time, only rising rate scenarios have been modeled. As illustrated in Table 30, the net interest income sensitivity model indicates that, compared with a net interest income forecast assuming stable rates, net interest income is projected to increase by 0.9% and increase by 2.5% if interest rates increased by 100 and 200 basis points, respectively. These changes were within Synovus’ policy limit of a maximum 5% negative change.

The actual realized change in net interest income would depend on several factors. These factors include, but are not limited to, actual realized growth in asset and liability volumes, as well as the mix experienced over these time horizons. Market conditions and their resulting impact on loan, deposit, and wholesale funding pricing would also be a primary determinant in the realized level of net interest income.

Synovus is also subject to market risk in certain of its fee income business lines. Financial management services revenues, which include trust, brokerage, and financial planning fees, can be affected by risk in the securities markets, primarily the equity securities market. A significant portion of the fees in this unit are determined based upon a percentage of asset values. Weaker securities markets and lower equity values have an adverse impact on the fees generated by these operations. Mortgage banking income is also subject to market risk. Mortgage loan originations are sensitive to levels of mortgage interest rates and therefore, mortgage revenue could be negatively impacted during a period of rising interest rates. The extension of commitments to customers to fund mortgage loans also subjects Synovus to market risk. This risk is primarily created by the time period between making the commitment and closing and delivering the loan. Synovus seeks to minimize this exposure by utilizing various risk management tools, the primary of which are forward sales commitments and best efforts commitments.
Table 30  Twelve Month Net Interest Income Sensitivity

Change in	Estimated change in Net Interest Income
Short-Term	As of	As of
Interest Rates	December 31,	December 31,
(In basis points)	2009	2008

+ 200	2.5%	3.9
+ 100	0.9	0.9
Flat	—%	—

Derivative Instruments for Interest Rate Risk Management

As part of its overall interest rate risk management activities, Synovus utilizes derivative instruments to manage its exposure to various types of interest rate risks. These instruments are in the form of interest rate swaps where Synovus receives a fixed rate of interest and pays a floating rate tied to either the prime rate or LIBOR. These swaps are utilized to hedge the variability of cash flows or fair values of on-balance sheet assets and liabilities.

Interest rate derivative contracts utilized by Synovus include end-user hedges, all of which are designated as hedging specific assets or liabilities. These hedges are executed and managed in coordination with the overall interest rate risk management function. Management believes that the utilization of these instruments provides greater financial flexibility and efficiency in managing interest rate risk.

The notional amount of interest rate swap contracts utilized by Synovus as part of its overall interest rate risk management activities as of December 31, 2009 and 2008 was $815 million and $1.84 billion, respectively. The notional amounts represent the amount on which calculations of interest payments to be exchanged are based.

Entering into interest rate derivatives contracts potentially exposes Synovus to the risk of counterparties’ failure to

Management’s Discussion and Analysis

fulfill their legal obligations including, but not limited to, potential amounts due or payable under each derivative contract. This credit risk is normally a small percentage of the notional amount and fluctuates based on changes in interest rates. Synovus analyzes and approves credit risk for all potential derivative counterparties prior to execution of any derivative transaction. Synovus seeks to limit credit risk by dealing with highly-rated counterparties and by obtaining collateralization for exposures above certain predetermined limits.

A summary of these interest rate contracts and their terms at December 31, 2009 and 2008 is shown in the table below. The fair value (net unrealized gains and losses) of these contracts has been recorded on the consolidated balance sheets.

During 2009, a total of $843.9 million in notional amounts of interest rate contracts matured, $75.0 million were called, and $350 million were terminated. A total notional amount of $1.3 billion matured in 2008 and $377.5 million were terminated. Interest rate contracts contributed additional net interest income of $47.4 million and a 15 basis point increase in the net interest margin for 2009. For 2008, interest rate contracts contributed an increase in net interest income of $42.3 million and a 14 basis point increase to the net interest margin.
Table 31  Interest Rate Contracts

		Weighted	Weighted	Weighted			Net
		Average	Average	Average			Unrealized
	Notional	Receive	Pay	Maturity	Unrealized	Unrealized	Gains
(Dollars in thousands)	Amount	Rate	Rate *	In Months	Gains	Losses	(Losses)

December 31, 2009
Receive fixed swaps:
Fair value hedges	$265,000	1.32%	0.40	6	$1,020	(29)	991
Cash flow hedges	550,000	7.97	3.25	16	27,394	—	27,394

Total	$815,000	5.80%	2.32	13	$28,414	(29)	28,385

December 31, 2008
Receive fixed swaps:
Fair value hedges	$993,936	3.88%	1.52	25	$38,482	(1)	38,481
Cash flow hedges	850,000	7.86	3.25	25	65,125	—	65,125

Total	$1,843,936	5.72%	2.31	25	$103,607	(1)	103,606

* Variable pay rate based upon contract rates in effect at December 31, 2009 and 2008.

Liquidity

Liquidity represents the extent to which Synovus has readily available sources of funding needed to meet the needs of depositors, borrowers and creditors, to support asset growth, to maintain reserve requirements, and to otherwise sustain operations of Synovus and its subsidiary banks, at a reasonable cost, on a timely basis, and without adverse consequences. ALCO, operating under liquidity and funding policies approved by the Board of Directors and in coordination with subsidiary banks, actively analyzes contractual and anticipated cash flows in order to properly manage Synovus’ liquidity position.

Synovus generates liquidity through maturities and repayments of loans by customers, deposit growth, and access to sources of funds other than deposits. Management must ensure that adequate liquidity, at a reasonable cost, is available to meet the cash flow needs of depositors, borrowers, and creditors. Management constantly monitors and maintains appropriate levels of liquidity so as to provide adequate funding sources to meet estimated customer deposit withdrawals and future loan requests. Liquidity is also enhanced by the acquisition of new deposits. Each of the 30 subsidiary banks monitors deposit flows and evaluates alternate pricing structures in an effort to retain and grow deposits. In the current market environment, customer confidence is a critical element in growing and retaining deposits. In this regard, Synovus subsidiary banks’ asset quality could play a larger role in the stability of the deposit base. In the event asset quality declines significantly from its current level, the subsidiary banks’ ability to grow and retain deposits could be diminished, which in turn could reduce deposits as a liquidity source.

Synovus has also grown deposits through the offering of shared deposit products which allow customers the opportunity to access up to $7.5 million in FDIC insurance by spreading deposits across our 30 separately chartered banks. As discussed in the Executive Summary of Management’s Discussion

Management’s Discussion and Analysis

and Analysis, Synovus intends to transition from 30 subsidiary banks to a single subsidiary bank structure. This charter consolidation, should it be completed, will result in the inability to offer the shared deposit products in the future. Upon completion of the charter consolidation, Synovus’ shared deposit customers will have a six month grace period, per FDIC regulations, during which their total deposit will remain fully insured. Additionally, CD customers whose CDs mature during the grace period can elect to renew their shared CD on a fully insured basis for the same term as a one-time rollover. Synovus intends to work with these customers during and after this grace period to offer additional deposit products to meet their needs. While Synovus intends to aggressively pursue retention of this deposit base, there can be no assurance that a significant portion of these deposits will remain on deposit at Synovus subsidiary banks after their final maturity. The possibility of this deposit outflow is a potential liquidity risk. Due to this and other liquidity risks, Synovus expects to maintain an above average short term liquidity cushion, primarily in the form of interest bearing funds with the Federal Reserve Bank.

Synovus subsidiary banks also generate liquidity through the national deposit markets. These subsidiary banks issue longer-term certificates of deposit across a broad geographic base to increase their liquidity and funding positions. For individual Synovus banks, access to these deposits could become more limited if their asset quality and financial performance were to significantly deteriorate. Selected Synovus subsidiary banks have the capacity to access funding through their membership in the FHLB. At December 31, 2009, most Synovus subsidiary banks had access to incremental funding, subject to available collateral and FHLB credit policies, through utilization of FHLB advances.

In addition to bank level liquidity management, Synovus must manage liquidity at the holding company level for various operating needs including capital infusions into subsidiaries, the servicing of debt, the payment of general corporate expenses, and the payment of dividends to shareholders. The primary source of liquidity for Synovus consists of dividends from the subsidiary banks, which are governed by certain rules and regulations of various state and federal banking regulatory agencies. Dividends from subsidiaries in 2009 were, and Synovus expects that dividends from subsidiaries in 2010 will be, significantly lower than those received in previous years. Should Synovus’ subsidiaries continue to require additional capital resources, either due to asset growth or realized losses, Synovus may be required to provide capital infusions to these subsidiaries. During 2009, Synovus was required to provide capital to certain subsidiary banks and expects to continue to do so during 2010. In addition, during 2009, several of Synovus’ subsidiary state chartered banks were required to hold regulatory capital levels in excess of minimum well-capitalized requirements primarily as a result of increases in non-performing assets. See Note 13, Regulatory Capital, in the notes to the consolidated financial statements. There is an increasing possibility that additional Synovus subsidiary banks may be directed by their regulators to increase their capital levels as a result of weakened financial conditions and/or formal or informal regulatory pressures. This may require that Synovus contribute additional capital to these banks at a time when Synovus is not receiving a meaningful amount of dividend payments from its other banks to offset those capital infusions. In addition, current conditions in the public markets for bank holding companies, together with the dividend payments on Series A Preferred Stock and other obligations and expenses of Synovus’ holding company, will likely continue to put further pressure on liquidity.

Synovus’ holding company has historically enjoyed a solid reputation and credit standing in the capital markets and historically has been able to raise funds in the form of either short or long-term borrowings or equity issuances, including the public offering executed in September 2009 as part of the Capital Plan. However, given the weakened economy, current market conditions, Synovus’ recent financial performance, and related credit ratings, there can be no assurance that Synovus would be able to obtain new borrowings or issue additional equity on favorable terms, if at all. See Part I — Item 1A — Risk Factors — of Synovus’ Annual Report on Form 10-K for 2009. Additionally, Synovus may be unable to receive dividends from its subsidiary banks, and may be required to contribute capital to those banks, which could adversely affect liquidity and cause it to raise capital on terms that are unfavorable. Due to these factors, Synovus is currently maintaining a cash position in excess of what it considers to be historically normal levels. In order to enhance this cash position, Synovus sold its ownership in Visa stock and certain private equity investments during the fourth quarter of 2009. For further discussion of these transactions, see Note 18, Visa Shares and Litigation Expense, and the section “Private Equity Investments”, under Note 16, Fair Value Accounting, in the notes to the consolidated financial statements. Synovus also continues to identify, consider, and pursue additional cash management and capital strategies. See “Capital Resources.”

While liquidity is an ongoing challenge for all financial institutions, Synovus presently believes that the sources of liquidity discussed above, including existing liquid funds on hand, are sufficient to meet its anticipated funding needs through the near future. However, if economic conditions or other factors worsen to a greater degree than the assumptions underlying Synovus’ internal financial performance projections, if minimum regulatory capital requirements for Synovus

Management’s Discussion and Analysis

or its subsidiary banks increase as the result of regulatory directives or otherwise, or if Synovus’ capital projections for any reason fail to adequately address some of the more complex dynamics of our current operating structure, then Synovus may be required to seek additional liquidity from external sources. Given the weakened economy, current market conditions and Synovus’ recent financial performance and related credit ratings, there can be no assurance that the additional liquidity will be available on favorable terms, if at all. See Part I — Item 1A — Risk Factors — of Synovus’ Annual Report on Form 10-K for 2009.
Table 32 Contractual Cash Obligations

	Payments Due After December 31, 2009
	1 Year or Less	Over 1 - 3 Years	4 - 5 Years	After 5 Years	Total

(In thousands)
Long-term debt	$620,923	416,610	212,013	460,764	1,710,310
Capital lease obligations	366	820	933	4,146	6,265
Operating leases	20,487	39,834	35,587	125,788	221,696

Total contractual cash obligations	$641,776	457,264	248,533	590,698	1,938,271

Capital Resources

Synovus has always placed great emphasis on maintaining a solid capital base and continues to satisfy applicable regulatory capital requirements. Management is committed to maintaining a capital level sufficient to assure shareholders, customers, and regulators that Synovus is financially sound and to enable Synovus to provide a desirable level of long-term profitability.

The following table presents certain ratios used to measure Synovus’ capitalization:
Table 33 Capitalization

	December 31,	December 31,	December 31,
	2009	2008	2007

(In thousands)
Tier 1 capital	$2,721,287	3,602,848	2,870,558
Tier 1 common equity	1,782,998	2,673,055	2,860,323
Total risk-based capital	3,637,712	4,674,476	3,988,171
Tier 1 capital ratio	10.16%	11.22	9.11
Tier 1 common equity ratio	6.66	8.33	9.08
Total risk-based capital to risk-weighted assets ratio	13.58	14.56	12.66
Leverage ratio	8.12	10.28	8.65
Common equity to assets ratio	5.86	8.01	10.41
Tangible common equity to tangible assets ratio(1)	5.74	7.86	8.90
Tangible common equity to risk-weighted assets(1)	7.03%	8.74	9.19

(1)	See reconciliation of non-GAAP Financial Measures.

As a financial holding company, Synovus and its subsidiary banks are required to maintain capital levels required for a well-capitalized institution, as defined by federal banking regulations. The capital measures used by the federal banking regulators are the total risk-based capital ratio, Tier 1 risk-based capital ratio, and the leverage ratio. Under the regulations, a national or state chartered bank will be well-capitalized if it has a total capital ratio of 10% or greater, a Tier 1 capital ratio of 6% or greater, a leverage ratio of 5% or greater, and is not subject to any written agreement, order, capital

Management’s Discussion and Analysis

directive, or prompt corrective action directive by a federal bank regulatory agency to meet and maintain a specific capital level for any capital measure. However, even if a bank satisfies all applicable quantitative criteria to be considered well-capitalized, the regulations also establish procedures for “downgrading” an institution to a lower capital category based on supervisory factors other than capital. At December 31, 2009, several of Synovus’ subsidiary state chartered banks were required to hold regulatory capital levels in excess of minimum well-capitalized requirements primarily as a result of increases in non-performing assets. Management believes that as of December 31, 2009, Synovus and its subsidiary banks meet all capital requirements to which they are subject.

Since the third quarter of 2007, the credit markets, and the residential and commercial development real estate markets, have experienced severe difficulties and challenging economic conditions. As a result, Synovus’ capital has been negatively impacted by credit costs since mid-2008. Synovus continually monitors its capital position and has taken a number of steps focused on strengthening Synovus’ capital position, as described below. However, credit deterioration, further regulatory directives (including formal or informal increases in minimum capital requirements), and increases in non-performing assets and the allowance for loan losses exceeding current expectations could adversely impact our liquidity position and capital ratios. Accordingly, Synovus continues to actively monitor its capital position and to identify, consider, and pursue additional strategies designed to bolster its capital position.

In December 2008, Synovus issued 967,870 shares of Series A Preferred Stock to the United States Department of the Treasury as part of the Capital Purchase Program (CPP), generating $967.9 million of Tier 1 Capital. See Note 12 Equity in Notes to Consolidated Financial Statements.

During 2009, as Synovus continued to carefully monitor the dramatically evolving financial services landscape in general and its position in that landscape compared to its peers in particular, Synovus considered a number of factors, including, but not limited to: the regulators’ urging for Synovus to bolster its capital position; strategies pursued by Synovus’ peers to improve their capital position; market conditions and the ability to raise available capital; and available strategic opportunities resulting from the distressed banking environment.

In light of these factors, on September 14, 2009, Synovus announced a Capital Plan, (2009 Capital Plan) pursuant to which Synovus implemented certain initiatives that it expected would increase Synovus’ Tier 1 capital and improve its tangible common equity to tangible assets ratio. Synovus has substantially completed the execution of the 2009 Capital Plan as described below:

•	On September 22, 2009, Synovus completed a public offering of 150,000,000 shares of common stock at a price of $4.00 per share, generating net proceeds of $570.9 million.

•	On November 5, 2009, Synovus completed the exchange offer (Exchange Offer) of $29,820,000 in aggregate principal amount of its outstanding 4.875% Subordinated Notes Due 2013 (Notes) for 9.44 million shares of Synovus common stock. The Notes exchanged in the Exchange Offer represent 12.6% of the $236,570,000 aggregate principal amount of Notes outstanding prior to the Exchange Offer. The Exchange Offer resulted in an increase to tangible common equity of approximately $28 million.

•	On November 6, 2009, Synovus completed the sale of its remaining shares of Visa Class B common stock. Synovus recognized a pre-tax gain of $51.9 million on the sale of the Visa Class B common stock during the three months ended December 31, 2009.

As of December 31, 2009, implementation of the 2009 Capital Plan generated an aggregate of approximately $644 million of tangible common equity.

Synovus’ current internal capital projections and assessment of its capital position are based upon a consolidated review of asset quality and operating performance and resulting capital position over an extended period ending December 31, 2011. Synovus continually monitors its capital position, particularly as capital is impacted by current credit conditions, economic conditions and regulatory requirements, and engages in regular discussions with its regulators regarding capital at both the Parent Company and Synovus subsidiary banks. During 2009, Synovus experienced significant declines in the value of collateral for real estate loans and heightened credit losses, which resulted in record levels of non-performing assets, charge-offs, foreclosures, and losses on disposition of the underlying assets. Although Synovus presently expects that certain of these levels will begin to flatten out over the near term, it is difficult to predict the effects of further negative developments in the credit, economic and regulatory environments, which could cause these levels to worsen.

Management currently believes, based on internal capital analysis and projections, that Synovus’ capital position is adequate under current regulatory standards. Synovus continues to monitor economic conditions, actual performance against forecasted credit losses, peer capital levels, and regulatory capital standards and pressures. In light of these factors, as well as continuing discussions with regulators,

Management’s Discussion and Analysis

Synovus is identifying, considering, and pursuing additional strategic initiatives to bolster its capital position. Given current economic and market conditions and Synovus’ recent financial performance and related credit ratings, there can be no assurance that additional capital will be available on favorable terms, if at all. See Part I — Item 1A — Risk Factors — “If economic conditions worsen or regulatory capital rules are modified, we may be required to undertake one or more strategic initiatives to improve our capital position” in Synovus’ Annual Report on Form 10-K for 2009.

Market and Stock Price Information

The table below presents stock price information for the years ended December 31, 2009 and 2008 based on the closing stock price as reported on the New York Stock Exchange.
Table 34 Stock Price Information

	High	Low

2009
Quarter ended December 31, 2009	$3.85	1.49
Quarter ended September 30, 2009	4.43	2.55
Quarter ended June 30, 2009	5.16	2.95
Quarter ended March 31, 2009	8.20	2.47
2008
Quarter ended December 31, 2008	$11.50	6.68
Quarter ended September 30, 2008	11.60	7.56
Quarter ended June 30, 2008	12.84	8.73
Quarter ended March 31, 2008	13.49	10.80

As of February 5, 2010, there were approximately 22,338 shareholders of record of Synovus common stock, some of which are holders in nominee name for the benefit of a number of different shareholders. Table 34 displays high and low stock price quotations of Synovus common stock which are based on actual transactions.

Dividends

Synovus has historically paid a quarterly cash dividend to the holders of its common stock. Management closely monitors trends and developments in credit quality, liquidity, financial markets and other economic trends, as well as regulatory requirements regarding the payment of dividends, all of which impact our capital position, and will continue to periodically review dividend levels to determine if they are appropriate in light of these factors. In the current environment, regulatory restrictions may limit Synovus’ ability to continue to pay dividends. Synovus must inform and consult with the Federal Reserve Board prior to declaring and paying any future dividends, and the Federal Reserve Board could decide at any time that paying any common stock dividends could be an unsafe or unsound banking practice. See “Part I — Business — Supervision, Regulation and Other Factors — Dividends” and “Part I — Item 1A — Risk Factors — “We presently are subject to, and in the future may become subject to additional, supervisory actions and/or enhanced regulation that could have a material negative effect on our business, operating flexibility, financial condition and the value of our common stock” in Synovus’ Annual Report on Form 10-K for 2009.

Synovus’ ability to pay dividends is partially dependent upon dividends and distributions that it receives from its banking and non-banking subsidiaries, which are restricted by various regulations administered by federal and state bank regulatory authorities. Dividends from subsidiaries in 2009 were, and Synovus expects that dividends from subsidiaries in 2010 will be, significantly lower than those received in previous years.

In addition to dividends paid on Synovus’ common stock, Synovus paid dividends of $43.8 million to the Treasury on its Series A Preferred Stock during 2009. There were no dividends paid during 2008 on the Series A Preferred Stock, which was issued on December 19, 2008.

Synovus’ participation in the Capital Purchase Program limits its ability to increase the dividend on Synovus’ common stock (without the consent of the Treasury) until the earlier of December 19, 2011 or until the Series A Preferred Stock has been redeemed in whole or until the Treasury has transferred all of the Series A Preferred Stock to a third party. In addition, Synovus must seek the Federal Reserve’s permission to increase the quarterly dividend on its common stock above $0.01 per common share. Synovus is presently subject to, and in the future may become subject to, additional supervisory actions and/or enhanced regulation that could have a material negative effect on business, operating flexibility, financial condition, and the value of Synovus common stock. See “Part I — Business — Supervision, Regulation and Other Factors — Dividends” and “Part I — Item 1A — Risk factors — “We presently are subject to, and in the future may become subject to, additional supervisory actions and/or enhanced regulation that could have a material negative effect on our business, operating flexibility, financial condition and the value of our common stock” in Synovus’ Annual Report on Form 10-K for 2009.

On September 10, 2008, Synovus announced that its board of directors voted to reduce the quarterly dividend on Synovus’ common stock by 65%, from $0.17 per share to $0.06 per share, to further strengthen Synovus’ financial position by preserving

Management’s Discussion and Analysis

its capital base. On March 10, 2009, Synovus announced that its board of directors voted to further reduce the quarterly dividend by 83%, from $.06 per share to $0.01 per share, to further enable Synovus to preserve its capital base.

The table below presents information regarding dividends on Synovus common stock declared during the years ended December 31, 2009 and 2008.
Table 35 Dividends

		Per Share
Date Declared	Date Paid	Amount

2009
December 15, 2009	January 4, 2010	$.0100
September 14, 2009	October 1, 2009	.0100
June 10, 2009	July 1, 2009	.0100
March 10, 2009	April 1, 2009	.0100
2008
December 9, 2008	January 2, 2009	$.0600
September 10, 2008	October 1, 2008	.0600
June 9, 2008	July 1, 2008	.1700
March 10, 2008	April 1, 2008	.1700

Issuer Purchases of Equity Securities

Synovus’ participation in the Capital Purchase Program restricts its ability to repurchase its common stock. Prior to December 19, 2011, unless Synovus has redeemed the Series A preferred stock or the Treasury has transferred the Series A preferred stock to a third party, the consent of the Treasury will be required for Synovus to redeem, repurchase or acquire its common stock or other equity or capital securities, other than in connection with benefit plans consistent with past practice and certain other limited circumstances.

In prior periods, Synovus received previously owned shares of its common stock in payment of the exercise price of stock options and shares withheld to cover taxes on vesting for non-vested shares granted. No shares of Synovus’ common stock were delivered during the three months ended December 31, 2009. Synovus does not have a publicly announced share repurchase plan in place.

Commitments and Contingencies

Table 36 and Note 11 to the consolidated financial statements provide additional information on short-term and long-term borrowings.

Legal Proceedings

Synovus and its subsidiaries are subject to various legal proceedings and claims that arise in the ordinary course of its business. In the ordinary course of business, Synovus and its subsidiaries are also subject to regulatory examinations, information gathering requests, inquiries, and investigations. Synovus establishes accruals for litigation and regulatory matters when those matters present loss contingencies that Synovus determines to be both probable and reasonably estimable. Based on current knowledge, advice of counsel and available insurance coverage, management does not believe that the eventual outcome of pending litigation and/or regulatory matters, including those described below, will have a material adverse effect on Synovus’ consolidated financial condition, results of operations or cash flows. However, in the event of unexpected future developments, it is possible that the ultimate resolution of these matters, if unfavorable, may be material to Synovus’ results of operations for any particular period.

Synovus is a member of the Visa USA network. Under Visa USA bylaws, Visa members are obligated to indemnify Visa USA and/or its parent company, Visa, Inc., for potential future settlement of, or judgments resulting from, certain litigation, which Visa refers to as the “covered litigation.” Synovus’ indemnification obligation is limited to its membership proportion of Visa USA. See Note 18 for further discussion of the Visa litigation.

As previously disclosed, the FDIC conducted an investigation of the policies, practices and procedures used by Columbus Bank and Trust Company (CB&T), a wholly owned banking subsidiary of Synovus Financial Corp. (Synovus), in connection with the credit card programs offered pursuant to its Affinity Agreement with CompuCredit Corporation (CompuCredit). CB&T issues credit cards that are marketed and serviced by CompuCredit pursuant to the Affinity Agreement. A provision of the Affinity Agreement generally requires CompuCredit to indemnify CB&T for losses incurred as a result of the failure of credit card programs offered pursuant to the Affinity Agreement to comply with applicable law. Synovus is subject to a per event 10% share of any such loss, but Synovus’ 10% payment obligation is limited to a cumulative total of $2 million for all losses incurred.

On June 9, 2008, the FDIC and CB&T entered into a settlement related to this investigation. CB&T did not admit or deny any alleged violations of law or regulations or any unsafe and unsound banking practices in connection with the settlement. As a part of the settlement, CB&T and the FDIC entered into a Cease and Desist Order and Order to Pay whereby CB&T agreed to: (1) pay a civil money penalty in the amount of

Management’s Discussion and Analysis

$2.4 million; (2) institute certain changes to CB&T’s policies, practices and procedures in connection with credit card programs; (3) continue to implement its compliance plan to maintain a sound risk-based compliance management system and to modify them, if necessary, to comply with the Order; and (4) maintain its previously established Director Compliance Committee to oversee compliance with the Order. CB&T has paid the civil money penalty, and that payment is not subject to the indemnification provisions of the Affinity Agreement described above.

CB&T and the FDIC also entered into an Order for Restitution pursuant to which CB&T agreed to establish and maintain an account in the amount of $7.5 million to ensure the availability of restitution with respect to categories of consumers, specified by the FDIC, who activated Aspire credit card accounts issued pursuant to the Affinity Agreement on or before May 31, 2005. The FDIC may require the account to be applied if, and to the extent that, CompuCredit defaults, in whole or in part, on its obligation to pay restitution to any consumers required under the settlement agreements CompuCredit entered into with the FDIC and the Federal Trade Commission (FTC) on December 19, 2008. Those settlement agreements require CompuCredit to credit approximately $114 million to certain customer accounts that were opened between 2001 and 2005 and subsequently charged off or were closed with no purchase activity. CompuCredit has stated that this restitution involves mostly non-cash credits — in effect, reversals of amounts for which payments were never received. In addition, CompuCredit has stated that cash refunds to consumers are estimated to be approximately $3.7 million. This $7.5 million account represents a contingent liability of CB&T. At December 31, 2009, CB&T has not recorded a liability for this contingency. Any amounts paid from the restitution account are expected to be subject to the indemnification provisions of the Affinity Agreement described above. Synovus does not currently expect that the settlement will have a material adverse effect on its consolidated financial condition, results of operations or cash flows.

On May 23, 2008, CompuCredit and its wholly owned subsidiary, CompuCredit Acquisition Corporation, sued CB&T and Synovus in the State Court of Fulton County, Georgia, alleging breach of contract with respect to the Affinity Agreement. This case has subsequently been transferred to Georgia Superior Court, CompuCredit Corp,. v. Columbus Bank and Trust Co., Case No. 08-CV-157010 (Ga. Super Ct.) (the “Superior Court Litigation”). CompuCredit seeks compensatory and general damages in an unspecified amount, a full accounting of the shares received by CB&T and Synovus in connection with the MasterCard and Visa initial public offerings and remittance of certain of those shares to CompuCredit, and the transfer of accounts under the Affinity Agreement to a third-party. The parties are actively engaged in settlement discussions to resolve the Superior Court Litigation. Although no assurances can be given as to whether the litigation will settle, Synovus recorded a contingent liability in the amount of $10.5 million in the third quarter of 2009 relating to this potential settlement. CB&T and Synovus intend to continue to vigorously defend themselves against these allegations. Based on current knowledge and advice of counsel, management does not believe that the eventual outcome of this case will have a material adverse effect on Synovus’ consolidated financial condition, results of operations or cash flows. It is possible, however, that in the event of unexpected future developments the ultimate resolution of this matter, if unfavorable, may be material to Synovus’ results of operations for any particular period.

On October 24, 2008, a putative class action lawsuit was filed against CompuCredit and CB&T in the United States District Court for the Northern District of California, Greenwood v. CompuCredit, et. al., Case No. 4:08-cv-04878 (CW) (“Greenwood”), alleging that the solicitations used in connection with the credit card programs offered pursuant to the Affinity Agreement violated the Credit Repair Organization Act, 15 U.S.C. § 1679 (“CROA”), and the California Unfair Competition Law, Cal. Bus. & Prof. Code § 17200. CB&T intends to vigorously defend itself against these allegations. On January 22, 2009, the court in the Superior Court Litigation ruled that CompuCredit must pay the reasonable attorneys’ fees incurred by CB&T in connection with the Greenwood case pursuant to the indemnification provision of the Affinity Agreement described above. Any losses that CB&T incurs in connection with Greenwood are also expected to be subject to the indemnification provisions of the Affinity Agreement described above. Based on current knowledge and advice of counsel, management does not believe that the eventual outcome of this case will have a material adverse effect on Synovus’ consolidated financial condition, results of operations or cash flows.

On July 7, 2009, the City of Pompano Beach General Employees’ Retirement System filed suit against Synovus, and certain of Synovus’ current and former officers, in the United States District Court, Northern District of Georgia (Civil Action File No. 1 09-CV-1811) (the “Securities Class Action”) alleging, among other things, that Synovus and the named individual defendants misrepresented or failed to disclose material facts that artificially inflated Synovus’ stock price in violation of the federal securities laws, including purported exposure to Synovus’ Sea Island lending relationship and the impact of real estate values as a threat to Synovus’ credit, capital position, and business, and failed to adequately and timely record losses

Management’s Discussion and Analysis

for impaired loans. The plaintiffs in the Securities Class Action seek damages in an unspecified amount.

On November 4, 2009, a shareholder filed a putative derivative action purportedly on behalf of Synovus in the United States District Court, Northern District of Georgia (Civil Action File No. 1 09-CV-3069) (the “Federal Shareholder Derivative Lawsuit”), against certain current and/or former directors and executive officers of Synovus. The Federal Shareholder Derivative Lawsuit asserts that the individual defendants violated their fiduciary duties based upon substantially the same facts as alleged in the Securities Class Action described above. The plaintiff is seeking to recover damages in an unspecified amount and equitable and/or injunctive relief.

On December 1, 2009, the Court consolidated the Securities Class Action and Federal Shareholder Derivative Lawsuit for discovery purposes, captioned In re Synovus Financial Corp., 09-CV-1811-JOF, holding that the two cases involve “common issues of law and fact.”

On December 21, 2009, a shareholder filed a putative derivative action purportedly on behalf of Synovus in the Superior Court of Fulton County, Georgia (the “State Shareholder Derivative Lawsuit”), against certain current and/or former directors and executive officers of Synovus. The State Shareholder Derivative Lawsuit asserts that the individual defendants violated their fiduciary duties based upon substantially the same facts as alleged in the Federal Shareholder Derivative Lawsuit described above. The plaintiff is seeking to recover damages in an unspecified amount and equitable and/or injunctive relief.

Synovus and the individual named defendants collectively intend to vigorously defend themselves against the Securities Class Action and Shareholder Derivative Lawsuit allegations. There are significant uncertainties involved in any potential class action and derivative litigation. Based upon information that presently is available to it, Synovus’ management is unable to predict the outcome of the purported Securities Class Action and Shareholder Derivative Lawsuits and cannot currently reasonably determine the probability of a material adverse result or reasonably estimate a range of potential exposure, if any. Although the ultimate outcome of these lawsuits cannot be ascertained at this time, based upon information that presently is available to it, Synovus’ management presently does not believe that the Securities Class Action or the Shareholder Derivative Lawsuits, when resolved, will have a material adverse effect on Synovus’ consolidated financial condition, results of operations, or cash flows.

Synovus has received a letter from the SEC Atlanta regional office, dated December 15, 2009, informing Synovus that it is conducting an informal inquiry “to determine whether any person or entity has violated the federal securities laws”. The SEC has not asserted, nor does management believe, that Synovus or any person or entity has committed any securities violations. Synovus intends to cooperate fully with the SEC’s informal inquiry. Based upon information that presently is available to it, Synovus’ management is unable to predict the outcome of the informal SEC inquiry and cannot currently reasonably determine the probability of a material adverse result or reasonably estimate a range of potential exposure, if any. Although the ultimate outcome of this informal inquiry cannot be ascertained at this time, based upon information that presently is available to it, Synovus’ management presently does not believe that informal inquiry, when resolved, will have a material adverse effect on Synovus’ consolidated financial condition, results of operations, or cash flows.

Short-Term Borrowings

The following table sets forth certain information regarding federal funds purchased and securities sold under repurchase agreements, the principal components of short-term borrowings.
Table 36  Short-Term Borrowings

(Dollars in thousands)	2009	2008	2007

Balance at December 31	$475,062	725,869	2,319,412
Weighted average interest rate at December 31	0.53%	0.68	3.81
Maximum month end balance during the year	$1,580,259	2,544,913	2,767,055
Average amount outstanding during the year	918,736	1,719,978	1,957,990
Weighted average interest rate during the year	0.42%	2.24	4.75

Income Tax Expense

Income tax benefits from continuing operations amounted to $172.0 million for the year-ended December 31, 2009, up from a benefit of $80.4 million in 2008 and an expense of $182.1 million in 2007. The 2009 effective income tax rate was 10.7%, compared to 12.2% and 35.1% in 2008 and 2007, respectively. During 2009, Synovus increased the valuation allowance on deferred income tax assets by $438.2 million,

Management’s Discussion and Analysis

resulting in a total valuation allowance of $443.3 million at December 31, 2009. The income tax expense of discontinued operations is reflected as a component of “income from discontinued operations, net of taxes and non-controlling interest” in the consolidated statement of income. The deferred tax assets and valuation allowance pertains to continuing operations. See Note 23 to the consolidated financial statements for a detailed analysis of income taxes.

Synovus’ participation in the Troubled Asset Relief Program (TARP) made Synovus ineligible to claim the extended net operating loss carryback period (five year carryback provision) enacted in 2009. If Synovus had been able to carry back net operating losses to all of these years, it would have substantially reduced the valuation allowance for deferred tax assets. Synovus expects to receive federal and state income tax refunds of approximately $339.1 million from filing claims carrying back the 2009 operating loss to prior years. These claims will substantially exhaust Synovus ability to obtain additional income tax refunds from prior years from most taxing jurisdictions.

Synovus reached a three-year cumulative pre-tax loss position during the second quarter of 2009. Cumulative losses in recent years are considered significant negative evidence which was difficult to overcome in assessing the realizability of deferred tax assets. Synovus evaluated all available evidence in considering whether a valuation allowance was needed pursuant to the requirements under ASC 740-30-25. After considering this evidence, Synovus concluded it was necessary to increase its valuation allowance for deferred tax assets by $438.2 million during 2009. Synovus has estimated its realization of deferred tax assets solely based on future reversals of existing taxable temporary differences, taxable income in prior carryback years, and state tax planning strategies. Significant existing taxable temporary differences include depreciation of fixed assets and unrealized gains on investment securities. Changes in market conditions and other factors could periodically impact values assigned to tax planning strategies which would require increases or decreases in the valuation allowance, as well. Management will continuously reassess the need for a valuation allowance for its deferred tax assets each reporting period based on the criteria of ASC 740-30-25.

If additional losses are incurred or if income tax credits are generated in 2010, Synovus will expect to record a deferred tax asset with a corresponding valuation allowance with no impact to current earnings. To the extent that the financial results of the operations improve, Synovus will not recognize an income tax expense, except in certain state jurisdictions, but will rather begin to reduce the valuation allowance. Reversal of the remaining valuation allowance through earnings will occur when the positive evidence considered outweighs the negative evidence and the total of all sources of future taxable earnings are adequate to support its reversal of the remaining deferred tax valuation allowance. Changes in the valuation allowance are subject to considerable judgment. Additionally, regulatory limits could disallow a portion of deferred tax assets for the purpose of determining regulatory capital ratios, even with the reversal of the valuation allowance.

Synovus files income tax returns in the U.S. federal jurisdiction and various state jurisdictions, and is subject to examinations by these taxing authorities until statutory examination periods lapse. Synovus’ U.S. federal income tax return is filed on a consolidated basis. Most state income tax returns are filed on a separate entity basis. Synovus is no longer subject to U.S. federal income tax examinations by the IRS for years before 2005 and, with few exceptions, is no longer subject to income tax examinations from state and local income tax authorities for years before 2006. Currently, there are no years for which a federal income tax return is under examination by the IRS. However, certain state income tax examinations are currently in progress. Although Synovus is unable to determine the ultimate outcome of these examinations, Synovus believes that current income tax accruals are adequate for any uncertain income tax positions relating to these jurisdictions. These income tax accruals reference issues outside the scope of any net operating loss carryback potential that currently exists at December 31, 2009 and, therefore, the establishment of the valuation allowance had no bearing on these income tax accruals.

During the twelve months ended December 31, 2009, Synovus incurred a decrease in the amount of unrecognized income tax benefits of $0.7 million. This decrease was primarily due to state statute expirations and state income tax audits and notices being settled. The total liability for uncertain income tax positions at December 31, 2009 is $5.8 million. Synovus is not able to reasonably estimate the amount by which the liability will increase or decrease over time; however, at this time, Synovus does not expect a significant payment related to these income tax obligations within the next year. Synovus expects that approximately $1.3 million of uncertain income tax positions will be either settled or resolved during the next twelve months.

Inflation

A financial institution’s assets and liabilities are primarily monetary in nature; therefore, inflation can have an important impact on the growth of total assets in the banking industry and may create a need to increase equity capital at higher than normal rates in order to maintain an appropriate equity to assets ratio. Interest rate levels are also significantly influenced by changes in the rate of inflation although they do not

Management’s Discussion and Analysis

necessarily change at the same time or magnitude as the inflation rate. Said changes could adversely impact Synovus’ financial position and profitability. Synovus attempts to mitigate the effects of inflation and changing interest rates by managing its interest rate sensitivity position through its asset/liability management program and by periodically adjusting its pricing of services and banking products in an effort to take into consideration such costs. See “Market Risk and Interest Rate Sensitivity” herein.

Deflation

An extended period of deflation could negatively impact the banking industry and may be associated with lower growth and a general deterioration of the economy. Such a scenario could impair bank earnings and profitability in a variety of ways, including, but not limited to, through decreases in the value of collateral for loans and leases, a diminished ability of borrowers to service their debts, increases in the value of certain bank liabilities, and lessened demand for loans and leases. While these effects cannot be fully accounted for, Synovus attempts to mitigate such risks through prudent underwriting of loans and leases and through the interest rate sensitivity position of its asset/liability management program.

Parent Company

The Parent Company’s assets, primarily its investment in subsidiaries, are funded, for the most part, by shareholders’ equity. It also utilizes short-term and long-term debt. The Parent Company is responsible for providing the necessary funds to strengthen the capital of its subsidiaries, acquire new businesses, fund internal growth, pay corporate operating expenses, and pay dividends to its shareholders. These operations have historically been funded by dividends and fees received from subsidiaries, and borrowings from outside sources. However, as a result of the challenging economic conditions, dividends from subsidiaries were significantly lower in 2009 than in previous years. Additionally, the Parent Company was required to provide higher levels of capital infusions to subsidiaries during 2009, and may be required to do so in 2010. Thus, Synovus has taken a number of steps to strengthen its capital and liquidity positions as described below.

On December 19, 2008, the Parent Company received proceeds of $967.9 million from the sale of preferred stock and warrants to the U.S. Treasury as part of the government’s Capital Purchase Program. On September 22, 2009, the Parent Company received proceeds of $570.9 million, net of issuance costs, from the public offering of 150,000,000 shares of Synovus common stock at a price of $4.00 per share. On November 6, 2009, the Parent Company recognized a gain of $51.9 million from the sale of its remaining shares of Visa Class B common stock. Additionally, during 2009, the Parent Company received proceeds of $65.8 million from the sale of certain private equity investments.

Recently Issued Accounting Standards

In June 2009, the FASB issued SFAS 166, Accounting for Transfers of Financial Assets — an amendment of FASB Statement 140. SFAS 166 removes the concept of a qualifying special-purpose entity from SFAS 140, Accounting for Transfers of Financial Assets, and removes the exception from applying FASB Interpretation 46 (revised December 2003), Consolidation of Variable Interest Entities, to qualifying special-purpose entities. SFAS 166 clarifies that the objective of paragraph 9 of SFAS 140 is to determine whether a transferor and all of the entities included in the transferor’s financial statements being presented have surrendered control over transferred financial assets. This determination must consider the transferor’s continuing involvement in the transferred financial asset, including all arrangements or agreements made contemporaneously with, or in contemplation of, the transfer, even if they were not entered into at the time of the transfer. SFAS 166 modifies the financial-components approach used in SFAS 140 and limits the circumstances in which a financial asset, or portion of a financial asset, should be derecognized when the transferor has not transferred the entire financial asset to an entity that is not consolidated with the transferor in the financial statements being presented and/or when the transferor has continuing involvement. The special provisions of SFAS 140 and SFAS 65, Accounting for Certain Mortgage Banking Activities, for guaranteed mortgage securitizations are removed to require those securitizations to be treated the same as any other transfer of financial assets within the scope of SFAS 140, as amended by SFAS 166. If the transfer does not meet the requirements for sale accounting, the securitized mortgage loans should continue to be classified as loans in the transferor’s statement of financial position. SFAS 166 requires that a transferor recognize and initially measure at fair value all assets obtained (including a transferor’s beneficial interest) and liabilities incurred as a result of a transfer of financial assets accounted for as a sale. Enhanced disclosures are required to provide financial statement users with greater transparency about transfers of financial assets and a transferor’s continuing involvement with transferred financial assets. The provisions of this statement are effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Early application is prohibited. Synovus is currently evaluating the impact of SFAS 166, but does not presently expect that the provisions of SFAS 166

Management’s Discussion and Analysis

will have a material impact on its financial position, results of operations and cash flows.

In June 2009, the FASB issued SFAS 167, Amendments to FASB Interpretation 46(R). The FASB expects SFAS 167 to improve financial reporting by enterprises involved with variable interest entities. The FASB undertook this project to address (1) the effects on certain provisions of FASB Interpretation 46 (revised December 2003), Consolidation of Variable Interest Entities (FIN 46), as a result of the elimination of the qualifying special-purpose entity concept in FASB 166, and (2) constituent concerns about the application of certain key provisions of Interpretation 46(R), including those in which the accounting and disclosures under FIN 46 do not always provide timely and useful information about an enterprise’s involvement in a variable interest entity. SFAS 167 is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. Synovus does not expect that the provisions of SFAS 167 will have a material impact on its financial position, results of operations and cash flows.

In December 2009, the FASB issued ASU 2009-15, Transfers and Servicing (Topic 860): Accounting for Transfers of Financial Assets. This ASU incorporates SFAS 166 into the Codification. Synovus does not expect that the provisions of ASU 2009-15, which are effective as of the beginning of the first annual reporting period that begins after November 15, 2009, will have an impact on its financial position, results of operations or cash flows.

In December 2009, the FASB issued ASU 2009-16, Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities. This ASU incorporates SFAS 167 into the Codification. Synovus does not expect that the provisions of ASU 2009-16, which are effective as of the beginning of the first annual reporting period that begins after November 15, 2009, will have an impact on its financial position, results of operations or cash flows.

Non-GAAP Financial Measures

Non-GAAP Financial Measures

The measures entitled pre-tax, pre-credit costs income; fundamental non-interest expense; net interest margin excluding the negative impact of non-performing assets; average core deposits; the tangible common equity to tangible assets ratio; and the tangible common equity to risk-weighted assets are not measures recognized under GAAP, and therefore are considered non-GAAP financial measures. The most comparable GAAP measures are income (loss) before income taxes, total non-interest expense, net interest margin, average total deposits, and the ratio of total common shareholders’ equity to total assets, respectively.

Management uses these non-GAAP financial measures to assess the performance of Synovus’ core business and the strength of its capital position. Synovus believes that these non-GAAP financial measures provide meaningful additional information about Synovus to assist investors in evaluating Synovus’ operating results, financial strength, and capitalization. These non-GAAP financial measures should not be considered as a substitute for operating results determined in accordance with GAAP and may not be comparable to other similarly titled measures at other companies. Pre-tax, pre-credit costs income is a measure used by management to evaluate core operating results exclusive of credit costs as well as certain non-core expenses such as goodwill impairment charges, restructuring charges, and Visa litigation expense (recovery). Fundamental non-interest expense is a measure used by management to evaluate core non-interest expense exclusive of other credit costs, FDIC insurance expense, restructuring charges, Visa litigation expense (recovery), and goodwill impairment charges. Net interest margin excluding the impact of non-performing assets is a measure used by management to measure the net interest margin exclusive of the impact of non-performing assets and associated net interest charge-offs on the net interest margin. Average core deposits is a measure used by management to evaluate organic growth of deposits and the quality of deposits as a funding source. Total risk-weighted assets is a required measure used by banks and financial institutions in reporting regulatory capital and regulatory capital ratios to federal and state regulatory agencies. The tangible common equity to tangible assets ratio and the tangible common equity to risk-weighted assets ratio are used by management and investment analysts to assess the strength of Synovus’ capital position.

Non-GAAP Financial Measures

The computations of pre-tax, pre-credit costs income; fundamental non-interest expense; net interest margin excluding the impact of non-performing assets; core deposits; the tangible common equity to tangible assets ratio; and the tangible common equity to risk-weighted assets, and the reconciliation of these measures to income (loss) before income taxes, total non-interest expense, net interest margin, total deposits, and the ratio of total common shareholders’ equity to total assets are set forth in the tables below:
Reconciliation of Non-GAAP Financial Measures

	December 31,
(Dollars in thousands)	2009	2008	2007	2006	2005

Tangible Common Equity Ratios:
Total risk-weighted assets	$26,781,973	32,106,501	31,505,022	29,930,284	26,008,797
Total assets	$32,831,418	35,786,269	33,064,481	30,496,950	26,401,125
Goodwill	(24,431)	(39,521)	(519,138)	(515,719)	(338,649)
Other intangible assets, net	(16,649)	(21,266)	(28,007)	(35,693)	(29,263)

Tangible assets	$32,790,338	35,725,482	32,517,336	29,945,538	26,033,213

Total shareholders’ equity	$2,851,041	3,787,158	3,441,590	3,708,650	2,949,329
Goodwill	(24,431)	(39,521)	(519,138)	(515,719)	(338,649)
Other intangible assets, net	(16,649)	(21,266)	(28,007)	(35,693)	(29,263)
Cumulative perpetual preferred stock	(928,207)	(919,635)	—	—	—

Tangible common equity	$1,881,754	2,806,736	2,894,445	3,157,238	2,581,417

Total common shareholders’ equity to total assets(1)	5.86%	8.01	10.41	12.16	11.17
Tangible common equity to tangible assets	5.74%	7.86	8.90	10.54	9.92
Tangible common equity to risk-weighted assets	7.03%	8.74	9.19	10.55	9.93
Average Core Deposits:
Average total deposits	$27,966,863	26,499,070	24,821,390	22,780,062	19,625,819
Average national market brokered deposits	(5,352,963)	(5,130,413)	(3,516,746)	(3,140,840)	(2,257,660)

Average core deposits	$22,613,900	21,368,657	21,304,644	19,639,222	17,368,159

Net Interest Margin Excluding the Negative Impact of Non-performing Assets:
Average earning assets	$31,873,119	31,232,188
Net interest income (taxable equivalent)	$1,015,156	1,082,802
Add: Negative impact of non-performing assets on net interest income(2)	119,149	74,531

Net interest income excluding the negative impact of non-performing assets	$1,134,305	1,157,333

Net interest margin	3.19%	3.47
Add: Negative impact of non-performing assets on net interest margin	0.37	0.24

Net interest margin excluding the negative impact of non-performing assets	3.56%	3.71

(1)	Total shareholders’ equity less preferred stock divided by total assets.

(2)	Represents pro forma interest income on non-performing loans at current commercial loan portfolio yield, carrying cost of ORE, and net interest charge-offs on loans recognized during the quarter.

Non-GAAP Financial Measures

Reconciliation of Non-GAAP Financial Measures

	Years Ended December 31,
(Dollars in thousands)	2009	2008	2007	2006	2005

Pre-Tax Pre-Credit Costs Income:
Income (loss) from continuing operations before income taxes	$(1,605,908)	(660,805)	520,035	638,335	559,425
Add: Provision for losses on loans	1,805,599	699,883	170,208	75,148	82,532
Add: Other credit costs(3)	380,984	162,786	22,355	7,724	7,102
Add: Goodwill impairment	15,090	479,617	—	—	—
Add: Restructuring costs	5,995	16,125	—	—	—
Add: (Subtract) Net litigation contingency expense (recovery)	4,059	(17,473)	36,800	—	—
Less: Gain on sale/redemption of Visa shares	(51,900)	(38,542)	—	—	—

Pre-tax pre-credit costs income	$553,919	641,591	749,398	721,207	649,059

Fundamental Non-Interest Expense:
Total non-interest expense	$1,221,289	1,456,056	830,343	756,747	642,521
Less: Other credit costs(3)	(380,984)	(162,786)	(22,355)	(7,724)	(7,102)
Less: FDIC insurance expense	(71,452)	(20,068)	(4,322)	(2,709)	(2,519)
Less: Restructuring charges	(5,995)	(16,125)	—	—	—
Less: Net litigation contingency (expense) recovery	(4,059)	17,473	(36,800)	—	—
Less: Goodwill impairment expense	(15,090)	(479,617)	—	—	—

Fundamental non-interest expense	$743,709	794,933	766,866	746,314	632,900

(3)	Other credit costs consist primarily of losses on ORE, reserve for unfunded commitments, and charges related to impaired loans held for sale.

Summary of Quarterly Financial Data (Unaudited)

Presented below is a summary of the unaudited consolidated quarterly financial data for the years ended December 31, 2009 and 2008.

	Fourth		Third	Second	First
(In thousands, except per share data)	Quarter		Quarter	Quarter	Quarter

2009
Interest income	$361,685		376,620	384,491	386,393

Net interest income	255,832		254,631	256,608	243,239

Provision for losses on loans	387,114		496,522	631,526 (1)	290,437

Loss from continuing operations before income taxes	(243,929)		(472,476)	(665,651)	(223,852)

Net loss(2)	(268,558)		(439,802)	(584,252)	(136,729)

Net loss available to common shareholders(2)	$(282,848)		(453,805)	(601,154)	(150,864)

Basic earnings per common share:
Net loss from continuing operations available to common shareholders	$(0.58)		(1.32)	(1.83)	(0.46)

Net loss available to common shareholders	(0.58)		(1.32)	(1.82)	(0.46)

Diluted earnings per common share:
Net loss from continuing operations available to common shareholders	$(0.58)		(1.32)	(1.83)	(0.46)

Net loss available to common shareholders	(0.58)		(1.32)	(1.82)	(0.46)

2008
Interest income	$440,337		455,223	458,140	503,881

Net interest income	258,025		267,798	273,421	278,649

Provision for losses on loans	363,867		151,351	93,616	91,049

Income (loss) from continuing operations before income taxes	(742,445	)(3)	(61,611)	19,131	124,119

Net income (loss)	(635,410)		(40,121)	12,099	80,994

Net income (loss) available to common shareholders	$(637,467)		(40,121)	12,099	80,994

Basic earnings per common share:
Net income (loss) from continuing operations available to common shareholders	$(1.94)		(0.13)	0.03	0.24

Net income (loss) available to common shareholders	(1.93)		(0.12)	0.04	0.25

Diluted earnings per common share:
Net income (loss) from continuing operations available to common shareholders	$(1.94)		(0.13)	0.03	0.24

Net income (loss) available to common shareholders	(1.93)		(0.12)	0.04	0.24

(1)	Synovus recognized provision expense for future asset dispositions of $200.0 million during the second quarter of 2009. For further discussion of the provision for loan losses and the associated reserve for future asset dispositions, see the sections within Management’s Discussion and Analysis titled “Critical Accounting Policies” and “Provision and Allowance for Loan Losses”.

(2)	Synovus recognized a valuation allowance recorded against deferred tax assets of $443.3 million during 2009. For a full discussion of the valuation allowance for the deferred tax assets, see Note 23 to the consolidated financial statements and the section within Management’s Discussion and Analysis titled “Income Tax Expense”.

(3)	Synovus recognized a $442.7 million charge for impairment of goodwill during the fourth quarter of 2008. For a full discussion of goodwill impairment, see Note 8 to the consolidated financial statements and the section titled “Goodwill Impairment” in Management’s Discussion and Analysis.

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The Board of Directors recommends you vote FOR the following proposals:
1.	To elect the following 18 nominees as directors:		For	Against	Abstain
	1A.	Daniel P. Amos	☐	☐	☐

1B.	Richard E. Anthony	☐	☐	☐

1C.	James H. Blanchard	☐	☐	☐

1D.	Richard Y. Bradley	☐	☐	☐

1E.	Frank W. Brumley	☐	☐	☐

1F.	Elizabeth W. Camp	☐	☐	☐

1G.	Gardiner W. Garrard, Jr.	☐	☐	☐

1H.	T. Michael Goodrich	☐	☐	☐

1I.	V. Nathaniel Hansford	☐	☐	☐

1J.	Mason H. Lampton	☐	☐	☐

1K.	Elizabeth C. Ogie	☐	☐	☐

1L.	H. Lynn Page	☐	☐	☐

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1O.	Melvin T. Stith	☐	☐	☐

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		For	Against	Abstain

	1Q. William B. Turner, Jr.	☐	☐	☐

	1R. James D. Yancey	☐	☐	☐

2.	To amend Article 4 of the Articles of Incorporation to increase the number of authorized shares of common stock.	☐	☐	☐

3.	To approve the compensation of Synovus’ named executive officers as determined by the Compensation Committee.	☐	☐	☐

4.	To ratify the appointment of KPMG LLP as Synovus’ independent auditor for the year 2010.	☐	☐	☐

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SYNOVUS FINANCIAL CORP.
POST OFFICE BOX 120, COLUMBUS, GEORGIA 31902-0120
2010 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 22, 2010
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